    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 15, 2001

                                                         REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            MASTERCARD INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 7389                                13-4172551
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)               IDENTIFICATION NUMBER

                              2000 PURCHASE STREET
                            PURCHASE, NEW YORK 10577
                                 (914) 249-2000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               ROBERT W. SELANDER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                     MASTERCARD INTERNATIONAL INCORPORATED
                              2000 PURCHASE STREET
                            PURCHASE, NEW YORK 10577
                                 (914) 249-2000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

                  NOAH J. HANFT, ESQ.                                      VINCENT PAGANO, ESQ.
       SENIOR VICE PRESIDENT AND GENERAL COUNSEL                        SIMPSON THACHER & BARTLETT
         MASTERCARD INTERNATIONAL INCORPORATED                             425 LEXINGTON AVENUE
                  2000 PURCHASE STREET                                   NEW YORK, NEW YORK 10017
                PURCHASE, NEW YORK 10577                                      (212) 455-2000
                     (914) 249-2000

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective and after all other conditions to the conversion and integration described herein have been satisfied or waived.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                                  PRO FORMA BOOK            PROPOSED
           TITLE OF EACH CLASS OF              AMOUNT TO BE      VALUE PER SHARE       MAXIMUM AGGREGATE         AMOUNT OF
       SECURITIES TO BE REGISTERED(1)           REGISTERED     AS OF JUNE 30, 2001       OFFERING PRICE     REGISTRATION FEE(2)
--------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value
  $.01 per share............................    84,000,000            $7.82               $656,880,000            $164,220
Class B Common Stock, par value
  $.01 per share............................    16,000,000            $7.82               $125,120,000            $ 31,280
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) The common stock of MasterCard Incorporated being registered is to be offered in connection with the transactions described in this registration statement in which common stock of MasterCard Incorporated will be issued in exchange for (i) the equity rights associated with membership interests in MasterCard International Incorporated and (ii) the capital stock of Europay International S.A.

(2) Since no market for the common stock of MasterCard Incorporated exists, the registration fee is calculated based on book value pursuant to Rule 457(f) under the Securities Act of 1933.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     The proxy statement-prospectus contained in this Registration Statement on Form S-4 is intended to be used by the registrant in connection with:

     - the exchange of the existing membership interests of MasterCard International Incorporated in the conversion (as defined in the proxy statement-prospectus) for shares of class A common stock and of class B common stock of MasterCard Incorporated, the new holding company of MasterCard International Incorporated, and class A membership interests in MasterCard International Incorporated, a non-stock corporation and subsidiary of MasterCard Incorporated; and

     - the exchange of the capital stock of Europay International S.A. and MasterCard/Europay U.K. Limited in the integration (as defined in the proxy statement-prospectus) for shares of class A common stock and of class B common stock of MasterCard Incorporated.

     The underlying documents effecting the conversion and integration have not yet been executed in their definitive form. Therefore, the terms of the conversion and integration, the Agreement and Plan of Merger, the Share Exchange and Integration Agreement, the Share Exchange Agreement and the organizational documents of MasterCard Incorporated and MasterCard International Incorporated, as described in this proxy statement-prospectus, may change. We expect that definitive versions of all of these documents will be finalized before the end of the third quarter of this year.

                           PROXY STATEMENT-PROSPECTUS
                     MASTERCARD INTERNATIONAL INCORPORATED

                                           , 2001

Dear MasterCard International Principal Member:

     You are invited to attend the special meeting of the principal members of
MasterCard International Incorporated to be held on             , 2001, at 9:00
a.m., local time, at MasterCard International Incorporated's offices located at 2000 Purchase Street, Purchase, New York 10577. You are being asked to vote on a proposed plan of conversion of MasterCard International Incorporated. This plan was approved by your board of directors at a meeting held on February 8, 2001. At that same meeting, your board of directors also approved the integration of MasterCard International Incorporated and its European partner, Europay International S.A. The conversion and the integration are important steps in enhancing our position as an integrated, global organization that is able to respond effectively to challenges and opportunities in today's fast-paced payments industry.

     The conversion will be accomplished through a merger. In the conversion, each MasterCard International Incorporated principal member will receive shares of class A and class B common stock of MasterCard Incorporated, a Delaware holding company, and a class A membership interest in MasterCard International Incorporated, a Delaware non-stock corporation and subsidiary of MasterCard Incorporated. The ownership of the class A common stock and class B common stock of MasterCard Incorporated will be distributed among member-stockholders in accordance with the procedures described in the accompanying proxy statement-prospectus. The class A membership interest will represent your continued rights as a licensee to use MasterCard's brands, programs and services. European members of MasterCard International Incorporated will hold the class B common stock of MasterCard Incorporated through a trust, as described more fully in the proxy statement-prospectus.

     We encourage you to read the accompanying proxy statement-prospectus carefully. For purposes of this letter and the proxy statement-prospectus, the principal members of MasterCard International Incorporated are comprised of MasterCard International Incorporated's principal, association and travelers cheque members.

     IN PARTICULAR, PLEASE READ THE SECTION OF THE PROXY STATEMENT-PROSPECTUS ENTITLED "RISK FACTORS" FOR A DISCUSSION OF RISKS THAT YOU SHOULD CONSIDER IN EVALUATING THE TRANSACTIONS DESCRIBED IN THE PROXY STATEMENT-PROSPECTUS.

     The conversion plan requires the approval of at least a majority of the votes cast at the special meeting of MasterCard International principal members at which a quorum is present.

     We do not have any current plans to list the class A or class B common stock of MasterCard Incorporated on an exchange or other trading system. Furthermore, transfers of both classes of common stock and class A membership interests will be subject to restrictions that are described in the proxy statement-prospectus.

     It is important that as many of our principal members as possible be present or represented by proxy at our special meeting of principal members to
be held on             , 2001 to consider and approve the plan of conversion. I
look forward to seeing all of you who attend in person.

                                          Sincerely,

                                          ROBERT W. SELANDER
                                          President and Chief Executive Officer

     NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE CONVERSION AND INTEGRATION, OR DETERMINED IF THE ACCOMPANYING PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement-prospectus is dated             , 2001, and was first
mailed to the principal members of MasterCard International Incorporated and the shareholders of Europay International S.A. and MasterCard/Europay U.K. Limited
on or about             , 2001.

                                                               [MASTERCARD LOGO]
                     MASTERCARD INTERNATIONAL INCORPORATED
                              2000 PURCHASE STREET
                            PURCHASE, NEW YORK 10577
                            ------------------------

                 NOTICE OF SPECIAL MEETING OF PRINCIPAL MEMBERS

                        TO BE HELD ON            , 2001

To the Principal Members of MasterCard International Incorporated:

     The special meeting of principal members of MasterCard International
Incorporated will be held at 9:00 a.m., local time, on             , 2001 at
MasterCard International Incorporated's offices located at 2000 Purchase Street, Purchase, New York 10577 to consider and vote on a plan to convert MasterCard International Incorporated to a private stock corporation. In particular, the board of directors is asking you to consider and approve the merger of MasterCard International Incorporated with MasterCard Merger Sub, Inc., a wholly-owned subsidiary of MasterCard Incorporated formed solely for the purpose of completing the merger. MasterCard International Incorporated will survive this merger and become a subsidiary of MasterCard Incorporated. In the conversion, each MasterCard International Incorporated principal member will receive shares of class A and class B common stock of MasterCard Incorporated, a Delaware holding company, and a class A membership interest in MasterCard International Incorporated, a Delaware non-stock corporation and subsidiary of MasterCard Incorporated. The class A membership interest will represent your continued rights as a licensee to use MasterCard's brands, programs and services. For purposes of this notice and the accompanying proxy statement-prospectus, the principal members of MasterCard International Incorporated are comprised of MasterCard International Incorporated's principal, association and travelers cheque members. European members of MasterCard International Incorporated will hold the class B common stock of MasterCard Incorporated through a trust, as described more fully in the accompanying proxy statement-prospectus.

     We will not transact any other business at the special meeting.

     The close of business on             , 2001 has been fixed as the record
date for determining those members entitled to vote at the special meeting and any adjournments or postponements of the meeting. A list of eligible members of record as of the close of business on the record date will be available at the special meeting for examination by any member or the member's attorney or agent. Please note that by delivering a proxy to vote at the special meeting, you are also granting a proxy voting in favor of any adjournments of the special meeting.

     Whether or not you plan to attend the special meeting, please sign, date and return the enclosed proxy card in the accompanying postage-paid envelope. If you attend the meeting, you may vote in person, which will revoke any signed proxy you have already submitted. You may also revoke your proxy at any time before the meeting by notifying us in writing.

     MasterCard International Incorporated must receive your proxy card by 5:00
p.m., New York time, on             , 2001.

                                          By Order of the Board of Directors,

                                          --------------------------------------
                                          NOAH J. HANFT
                                          Secretary

            , 2001
Purchase, New York

     YOUR VOTE IS VERY IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

     THE BOARD OF DIRECTORS OF MASTERCARD INTERNATIONAL INCORPORATED RECOMMENDS THAT MEMBERS VOTE FOR APPROVAL OF THE CONVERSION PLAN.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Questions and Answers About the
  Conversion..........................    1
Questions and Answers About the
  Integration.........................    3
Summary...............................    6
Risk Factors..........................   17
Cautionary Statement Concerning
  Forward-Looking Statements..........   26
The Special Meeting...................   27
The Conversion........................   29
The Integration.......................   33
Share Allocation and the Global
  Proxy...............................   43
Unaudited Pro Forma Combined Financial
  Statements..........................   51
Capitalization........................   56
Overview of the Global Payments
  Industry............................   57
Business of MasterCard
  International.......................   59
MasterCard Selected Consolidated
  Financial and Other Information.....   78
MasterCard Selected Statistical
  Information.........................   79
MasterCard Management's Discussion and
  Analysis of Financial Condition and
  Results of Operations...............   80
Business of Europay International.....   87
Europay Selected Historical
  Consolidated Financial Data.........   91

                                        PAGE
                                        ----
Europay Management's Discussion and
  Analysis of Financial Condition and
  Results of Operations...............   92
Management............................   98
Security Ownership of Certain
  Beneficial Owners and Management....  109
Certain Relationships and Related
  Transactions........................  110
Description of Capital Stock of
  MasterCard Incorporated.............  111
Comparison of Rights of MasterCard
  International Members Before and
  After the Conversion and
  Integration.........................  115
Federal Income Tax Consequences of the
  Conversion and the Integration......  123
Material Contracts Between MasterCard
  International and Europay...........  126
Legal Matters.........................  126
Experts...............................  126
Other Matters.........................  126
Stockholders Proposals................  127
Where You Can Find More Information...  127
Index to Consolidated Financial
  Statements..........................  F-1

Annex A -- Agreement and Plan of Merger

Annex B -- Share Exchange and Integration Agreement

Annex C -- Share Exchange Agreement

Annex D -- Trust Deed Relating to the Class B Common Stock of MasterCard
           Incorporated

Annex E -- Amended and Restated Certificate of Incorporation of MasterCard Incorporated

Annex F -- Amended and Restated Bylaws of MasterCard Incorporated

Annex G -- Amended and Restated Certificate of Incorporation of MasterCard International Incorporated

Annex H -- Amended and Restated Bylaws of MasterCard International Incorporated
                            ------------------------

In this proxy statement-prospectus, when we refer to:

     - "MasterCard International" we mean MasterCard International Incorporated;

     - "MasterCard Incorporated" we mean the proposed new holding company of MasterCard International under the conversion, as described below;

     - "MasterCard" we mean the MasterCard trademark or the business conducted by MasterCard International prior to the conversion and integration and by MasterCard Incorporated (through its principal subsidiary, MasterCard International) following the conversion and integration;

     - "Europay" or "Europay International" we mean Europay International S.A., which through the integration, as described below, will be acquired by MasterCard Incorporated, if the conditions to the integration are satisfied or waived;

     - "MasterCard International members" or "members" we mean the principal and affiliate members of MasterCard International;

     - "MEPUK" we mean MasterCard/Europay U.K. Limited;

     - "principal member" we mean principal, association and travelers cheque members of MasterCard International; and

     - the terms "we," "our" or similar terms, we mean MasterCard Incorporated or MasterCard International, as the context requires.

     The registered trademarks of MasterCard International include MasterCard(R) and Cirrus(R). Maestro(R) is a registered trademark of Maestro International Incorporated and Mondex(R) is a registered trademark of Mondex International Limited. The registered trademarks of Europay International and its subsidiaries are Eurocard(R), ec eurocheque(R), ec Pictogram(R), Clip(R) and etc euro travellers cheque(R). Upon completion of the conversion and integration, all of these trademarks will be the property of MasterCard Incorporated or its subsidiaries. Other trademarks used in this proxy statement-prospectus are the property of their respective owners.
                            ------------------------

     As of August 13, 2001, the exchange rate between U.S. dollars and euros was
1.11 euros per U.S. dollar. As of June 30, 2001 and December 31, 2000, the period end exchange rate between U.S. dollars and euros was 1.18 and 1.07 euros per U.S. dollar, respectively, while the average exchange rate for the six month period ended June 30, 2001 and the year ended December 31, 2000 was 1.12 and
1.11 euros per U.S. dollar, respectively. The exchange rates referred to above are based on the noon buying rate in New York City for cable transfers in euros as certified for customs purposes by the Federal Reserve Bank of New York. We make no representation that the dollar or euro amounts referred to in this proxy statement-prospectus could have been or could in the future be converted into euros or dollars, as the case may be, at any particular rate or at all.
                            ------------------------

     You should rely only on the information contained in this proxy statement-prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. Information on the Web sites of MasterCard International and Europay International is not part of this document. This proxy statement-prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information in this proxy statement-prospectus may be accurate only as of the date of this proxy statement-prospectus.

                   QUESTIONS AND ANSWERS ABOUT THE CONVERSION

Q. WHAT IS THE CONVERSION?

A. The conversion refers to the process by which MasterCard International will merge with a subsidiary of MasterCard Incorporated, a newly formed stock holding company. After the conversion, MasterCard International will continue as a non-stock corporation and will be a subsidiary of MasterCard Incorporated. As a result of the conversion, MasterCard Incorporated will hold the only class B membership interest in MasterCard International, entitling MasterCard Incorporated to substantially all voting power, and all economic rights, in MasterCard International. In addition, the current principal members of MasterCard International will hold the class A membership interests in MasterCard International and the common stock of MasterCard Incorporated. A diagram showing the structure of MasterCard Incorporated and MasterCard International after the conversion and integration (described below) can be found on page 11.

Q. WHAT WILL HAPPEN TO MY MASTERCARD INTERNATIONAL MEMBERSHIP IN THE CONVERSION?

A. In the conversion, each principal member of MasterCard International will receive shares of class A and class B common stock of MasterCard Incorporated, representing that member's equity interest in MasterCard Incorporated, and a class A membership interest in MasterCard International, representing that member's continued rights to use MasterCard's brands, programs and services under the member's current MasterCard license. See "Comparison of Rights of MasterCard International Members Before and After the Conversion and Integration." The shares of class B common stock attributable to European members of MasterCard International in the conversion will be held by a trust for their benefit. See "The
   Integration -- The Class B Common Stock Trust."

Q. WHAT ARE THE REASONS FOR THE CONVERSION?

A. We believe that the conversion will enhance the value of our business and our future opportunities by aligning more closely the interests of MasterCard and our member-stockholders and providing a more flexible structure to respond to opportunities in the marketplace. In particular, we believe the conversion will help enhance our member-stockholders' commitment to MasterCard because their relative shareholdings in MasterCard Incorporated may increase as they increase their MasterCard business. For more information, see "The
   Conversion -- Reasons for the Conversion," and "Risk Factors -- Risks Relating to the Conversion."

Q. WHY IS MASTERCARD INTERNATIONAL BEING REORGANIZED AS A TWO-TIERED HOLDING COMPANY?

A. The proposed structure will give MasterCard many of the advantages of a stock corporation at the holding company level, while enabling it to maintain the flexibility of a membership association in governing the operations of its global payments programs at the subsidiary level. As is typical of a holding company structure, the holding company, MasterCard Incorporated, will control the voting power of its operating subsidiary, MasterCard International, with regard to nearly all items that currently require a vote of MasterCard International's members.

Q. WILL I CONTINUE TO HAVE VOTING RIGHTS?

A. Yes. As a stockholder of MasterCard Incorporated, you will be able to vote on all matters submitted to the stockholders for a vote, including the election of the board of directors, and extraordinary transactions, such as a merger, consolidation or sale of all or substantially all of the assets or dissolution of MasterCard Incorporated. Each share of class A and class B common stock will be entitled to one vote. Each stockholder, together with its affiliates, will be subject to a 7% voting cap in the election of directors regardless of the number of shares owned. For more information, see "Description of Capital Stock of MasterCard Incorporated."

   The board of directors of MasterCard International will be identical to the board of directors of MasterCard Incorporated. In addition, you will continue to be able to vote on proposed changes to Article I (Membership) of the bylaws of MasterCard International, which will require the approval of the holders of at least two-thirds of the voting power held by the class A members, but you will no longer be entitled to vote directly with respect to any other amendments of the charter or bylaws of MasterCard International. See "Comparison of Rights of MasterCard International Members Before and After the Conversion and Integration."

Q. ARE THERE ANY RESTRICTIONS ON MY ABILITY TO SELL MY SHARES OF CLASS A OR CLASS B COMMON STOCK OR MY CLASS A MEMBERSHIP INTEREST?

A. Yes. Shares of MasterCard Incorporated class A or class B common stock cannot be transferred for three years after the conversion except in connection with a sale of all or substantially all of the stockholder's card portfolio. After three years, each stockholder must maintain an ownership percentage of outstanding common stock not less than 75% nor more than 125% of that stockholder's most recent global proxy calculation. The global proxy calculation is determined by a formula specified in the share exchange and integration agreement. If you do not satisfy these ownership requirements based on the annual calculation of the global proxy, you may be required to purchase or sell shares of MasterCard Incorporated.

   In addition, class A and class B common stock will be permitted to be traded only among institutions holding class A membership interests in MasterCard International. No stockholder, together with its affiliates, may own more than 15% of the outstanding voting stock of MasterCard Incorporated.

   Class A membership interests, like your existing membership interests, are not transferable. For more information, see "Description of Capital Stock of MasterCard Incorporated -- Transfer Restrictions."

Q. WILL THE CONVERSION AFFECT THE RULES FOR QUALIFICATION AS A MEMBER OF MASTERCARD INTERNATIONAL?

A. No. The rules for the qualification of members of MasterCard International following the conversion will be the same as the current rules for the qualification of members of MasterCard International.

Q. WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE CONVERSION?

A. The conversion and integration should be treated as a single, integrated series of transactions for U.S. federal income tax purposes. We, our principal members and the Europay and MEPUK shareholders should not recognize any gain or loss for U.S. federal income tax purposes to the extent that our principal members and the shareholders of Europay and MEPUK are treated for U.S. federal income tax purposes as having received shares of MasterCard Incorporated stock in exchange for property, except that our principal members and the shareholders of Europay and MEPUK may recognize imputed interest income upon the receipt of additional MasterCard Incorporated stock at the end of the three year transition period or thereafter pursuant to the integration agreement. We have requested that the Internal Revenue Service issue a ruling on key aspects of the conversion and integration, and we expect to receive a response before the end of this year. Principal members and Europay and MEPUK shareholders should consult their own tax advisors regarding the U.S. federal, as well as any state, local or non-U.S., tax consequences to them of the conversion and integration. For more information, see "Federal Income Tax Consequences of the Conversion and the Integration."

Q. WHAT ARE THE ACCOUNTING IMPLICATIONS OF THE CONVERSION?

A. Members should consult their financial advisors regarding the potential accounting implications of the conversion to them.

Q. WHEN WILL THE CONVERSION BE COMPLETED?

A. The conversion will be completed as soon as practicable after the conditions to the conversion are satisfied, including approval of the plan of conversion by the members, the expiration or termination of any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we refer to together as the HSR Act, and approval of European antitrust authorities. We anticipate that these conditions will be satisfied and that the conversion will be completed in the fourth quarter of this year or in the first quarter of 2002. Members should consult their advisors to determine whether they are required to make any filings under the HSR Act.

Q. WHAT WILL HAPPEN IF THE MEMBERS DO NOT APPROVE THE PLAN OF CONVERSION?

A. If the members do not approve the plan of conversion, or if the conversion is not completed for any reason, the board of directors of MasterCard International presently intends to continue to operate MasterCard International in its cur-rent form. Completion of the conversion is a condition to the integration. If the conversion does not occur for any reason, MasterCard International will not be able to proceed with the integration.

Q. WILL THE CONVERSION OCCUR EVEN IF THE INTEGRATION WITH EUROPAY IS NOT COMPLETED?

A. No, not in its present form. We will not proceed with the conversion in its present form if the integration will not also be completed. The board of directors of MasterCard International may, however, determine in the future that a conversion in some form is in the best interests of MasterCard International and its members. If so, MasterCard International would, at that time, seek member approval for that transaction.

Q. WHAT ARE MY RIGHTS IF I VOTE AGAINST THE PLAN OF CONVERSION, BUT THE PLAN OF CONVERSION PASSES ANYWAY?

A. You are not entitled to rights of appraisal or similar rights for any matter to be acted on at the meeting.

Q. WHAT VOTE IS REQUIRED FOR THE PLAN OF CONVERSION PROPOSAL TO PASS?

A. The proposal requires the affirmative vote of a majority of the votes cast at the MasterCard International special meeting at which a quorum is present, either in person or by proxy.

Q. WHAT DO I NEED TO DO NOW?

A. After carefully reading and considering the information contained in this proxy statement-prospectus, please indicate on your proxy card how you want to vote and mail your signed and dated form in the enclosed return envelope as soon as possible.

Q. WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A. Just send in a later-dated, signed proxy card to the Secretary of MasterCard International before the special meeting or attend the meeting in person and vote.

Q. WHO CAN HELP ANSWER MY QUESTIONS?

A. If you have more questions about this proxy statement-prospectus you should contact:

   MasterCard International Incorporated
   2000 Purchase Street
   Purchase, New York 10577
   Attention: Noah J. Hanft
               Secretary
   Telephone:  (914) 249-2000
   Facsimile:  (914) 249-4262

or Georgeson Shareholder Communications Inc.
   17 State Street
   10th Floor
   New York, New York 10004
   Telephone:  (212) 440-9800
   Facsimile:  (212) 440-9009

                  QUESTIONS AND ANSWERS ABOUT THE INTEGRATION

Q. WHAT IS THE INTEGRATION?

A. The integration refers to the acquisition of Europay by MasterCard Incorporated and the combination of the businesses of Europay and MasterCard International. In connection with the integration, Europay's shareholders, other than MasterCard International and MEPUK, will exchange their shares of Europay capital stock for shares of class A common stock and class B common stock of MasterCard Incorporated. In a related transaction, shareholders of MEPUK will exchange their shares of MEPUK capital stock for shares of class A common stock and class B common stock of MasterCard Incorporated. Upon completion of the conversion and integration, the European principal members of MasterCard International, including the former MEPUK shareholders, will own 33 1/3% of the outstanding capital stock of MasterCard Incorporated and the non-European principal members will own 66 2/3%, and, as an integral component of the conversion and integration, the shares of class A and class B common stock of MasterCard Incorporated will be reallocated within each of the European and non-European shareholder groups in accordance with the new global proxy calculation described in this proxy statement-prospectus. In addition, these share allocations will be subject to adjustment at the end of a three-year transition period following the closing of the conversion and integration. The shares of class B common stock attributable to European members of MasterCard International and the shareholders of Europay and MEPUK in the integration will be held by a trust for their benefit. See "The Integration -- The Class B Common Stock Trust."

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

   For a summary of the integration, see "The Integration" and "Share Allocation and the Global Proxy." For a description of the related share exchange proposed for shareholders of MEPUK, see "The Integration -- MEPUK."

Q. WHAT ARE THE REASONS FOR THE INTEGRATION?

A. The integration will allow MasterCard and Europay to form an integrated, global company with a single management team and governance structure. Accordingly, we expect that MasterCard Incorporated will be able to respond more effectively to the challenges and opportunities in today's fast-paced global payments industry than either MasterCard International or Europay could separately. We expect that the integration will combine MasterCard International's strengths in global brand building, transaction processing and marketing consulting services with Europay's strengths in debit, mobile commerce and chip-based card programs. As a result, we anticipate that we will be able to manage our collective brands and combined companies more effectively, take advantage of many potential operating synergies between the two companies and reduce costs and thereby improve profitability. For more information, see "The Integration -- Reasons for the Integration," and "Risk Factors -- Risks Related to the Integration."

Q. ARE MASTERCARD INTERNATIONAL PRINCIPAL MEMBERS BEING ASKED TO APPROVE THE INTEGRATION OF MASTERCARD AND EUROPAY?

A. Approval by the members of MasterCard International is not required for the integration of MasterCard and Europay. However, approval of the members is required for the plan of conversion, which is a condition for the integration. Elements of the integration will determine the amount of shares you will receive in the plan of conversion.

Q. HOW MANY SHARES OF MASTERCARD INCORPORATED WILL I RECEIVE?

A. Features of both the conversion and integration will determine the number of shares of MasterCard Incorporated you receive. For more information, see "Share Allocation and the Global Proxy."

Q. WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE INTEGRATION?

A. The conversion and integration should be treated as a single, integrated series of transactions for U.S. federal income tax purposes. We, our principal members and the Europay and MEPUK shareholders should not recognize any gain or loss for U.S. federal income tax purposes to the extent that our principal members and the shareholders of Europay and MEPUK are treated for U.S. federal income tax purposes as having received shares of MasterCard Incorporated stock in exchange for property, except that our principal members and the shareholders of Europay and MEPUK may recognize imputed interest income upon the receipt of additional MasterCard Incorporated stock at the end of the three year transition period or thereafter pursuant to the integration agreement. We have requested that the Internal Revenue Service issue a ruling on key aspects of the conversion and integration, and we expect to receive a response before the end of this year. Principal members and Europay and MEPUK shareholders should consult their own tax advisors regarding the U.S. federal, as well as any state, local or non-U.S., tax consequences to them of the conversion and integration. For more information, see "Federal Income Tax Consequences of the Conversion and the Integration."

Q. WHAT ARE THE ACCOUNTING IMPLICATIONS OF THE INTEGRATION?

A. Members should consult their financial advisors regarding the potential accounting implications of the integration to them.

Q. WHAT ARE THE CONDITIONS TO THE INTEGRATION?

A. The integration will not occur if the conversion is not also completed. In addition, the integration is subject to customary closing conditions, among others. For more information, see "The Integration -- Conditions to Closing of the Integration."

Q. WHEN WILL THE INTEGRATION BE COMPLETED?

A. If the conditions to the integration have been satisfied or waived, we expect to close the integration immediately after the completion of the conversion.

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

Q. WHAT APPROVALS MUST EUROPAY OBTAIN BEFORE PROCEEDING WITH THE INTEGRATION?

A. Europay's board of directors has already approved the integration. However, before proceeding with the integration, Europay shareholders, other than MasterCard International and MEPUK, must agree to exchange their shares in Europay in accordance with the share exchange and integration agreement. MEPUK shareholders must agree to exchange their shares in MEPUK in accordance with a related share exchange agreement, which we refer to as the MEPUK agreement.

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

                                    SUMMARY

     This summary highlights information contained elsewhere in this proxy statement-prospectus. This summary does not contain all of the information you should consider with regard to the transactions described in this proxy statement-prospectus. You should read this summary together with the entire proxy statement-prospectus, including MasterCard International's and Europay's financial statements and the notes to those statements, carefully. See "Where You Can Find More Information." We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary.

MASTERCARD INTERNATIONAL (PAGE 59)

  General

     MasterCard International is a leading global payment solutions company owned by over 1,500 financial institutions worldwide that participate directly in the business of MasterCard International as its principal members. We manage a family of well-known, widely accepted payment card brands including MasterCard, Maestro and Cirrus on behalf of these members and approximately 13,500 affiliate members that participate indirectly in our business. We license our brands to members, provide a sophisticated set of information and transaction processing services to members and establish and enforce rules and standards surrounding the use of cards carrying our brands. We also undertake a variety of marketing activities designed to maintain and enhance the value of our brands. As an industry leader in technological innovation, we are developing highly secure, efficient payment programs for electronic and mobile commerce applications and helping members launch chip-based card programs in countries throughout the world.

     On a global scale, we process transactions denominated in more than 180 currencies. In 2000, our gross dollar volume ("GDV"), which represents gross spending (purchases and cash disbursements) on MasterCard-branded cards for goods and services, including balance transfers and convenience checks, increased 18% to $858 billion from $726 billion in 1999. At the end of 2000, the total number of MasterCard cards in circulation worldwide as reported by our members was 438 million, a 16% increase from 1999, reflecting strong performance in a number of countries. In addition, our members estimate that cards carrying MasterCard brands were accepted at over 21 million locations around the world at the end of 2000.

     Our revenue is comprised of operations fees and member assessments. Operations fees represent user fees for authorization, clearing, settlement and other member services that facilitate transaction and information management among our members on a global basis. Member assessments are based principally upon the GDV of transactions generated by MasterCard-branded cards. In addition to transaction processing and brand building, we also provide a growing set of marketing and technology consulting, card enhancement and loyalty rewards support, and information-based performance analysis services to our members. We do not issue cards, set fees or determine the interest rates that cardholders are charged for use of their cards. In addition, we do not solicit merchants to accept MasterCard cards or establish the discount rate that merchants are charged for card acceptance. These matters are the responsibility of our members.

  Business Strategy

     MasterCard's mission is to add value to our members by working to ensure that our payment programs become the world's best and most preferred way to pay. To this end, we seek to build superior brands that provide high quality, technologically sophisticated and widely accessible payment solutions for consumers and businesses worldwide. We have adopted the following corporate strategy to fulfill our mission:

     - we intend to focus on key financial institutions and countries to increase our share, while offering best-in-class services to all of our members;

     - we will continue to work to strengthen MasterCard's brands, technology and acceptance network;

     - we intend to continue to differentiate MasterCard from our competition by developing innovative payment solutions and customized professional services; and

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

     - we intend to integrate with Europay to form a single global company that combines the separate strengths of MasterCard International and Europay and allows our brands to be managed more effectively.

EUROPAY INTERNATIONAL (PAGE 87)

     Europay International is a leading payment solutions company in Europe. Headquartered in Waterloo, Belgium, Europay is owned and controlled by European financial institutions and serves approximately 1,200 principal members, who participate directly in its card business, and approximately 2,700 affiliate members, who participate in Europay's card business indirectly through a principal member. Europay offers its member financial institutions a full range of payment programs and services, including ec eurocheque, Maestro, Cirrus and Eurocard-MasterCard, which they in turn can provide to their customers -- cardholders and retailers.

     Europay's mission is to be its members' preferred partner in providing innovative payments solutions by offering a tailored range of programs and support services to enable its members to maximize the return on their payment system investment. Europay's primary role is to license the above brands to its members, provide a sophisticated set of information processing and transaction delivery services to members and establish and enforce rules and standards surrounding the use of payment cards carrying the brands. Europay also engages in a variety of marketing activities designed to maintain and enhance the value of the brands, and plays a leading role in the development of new technologies aimed at facilitating and expanding electronic and mobile commerce.

     Europay has a long-standing strategic alliance with MasterCard, originating with Eurocard International's alliance with Interbank Card Association, MasterCard International's predecessor, in 1968 and enhanced by more recent agreements. Europay has been granted exclusive licensing rights in Europe for certain MasterCard brands and is responsible for the marketing of these brands and transaction processing throughout Europe. In addition, Europay and MasterCard are equal partners in Maestro International, a joint venture which oversees the global development of the Maestro debit service.

SHARE ALLOCATION AND THE GLOBAL PROXY (PAGE 43)

     In connection with the conversion and integration, the current principal members of MasterCard International will receive shares of class A common stock and class B common stock of MasterCard Incorporated and class A membership interests in MasterCard International. In the conversion, each principal member of MasterCard International, including each MasterCard International principal member in Europe, will receive a number of shares of class A and class B common stock of MasterCard Incorporated that is proportional to the percentage of the total voting power of MasterCard International that such member held in accordance with the historic global proxy formula in effect for the period ended September 30, 2000. In the integration, each shareholder of Europay and MEPUK (other than MasterCard International) will receive a specified number of shares of class A and class B common stock of MasterCard Incorporated in exchange for its Europay or MEPUK shares, as the case may be. At the closing of the conversion and integration, the shareholders of Europay and MEPUK will be principal members of MasterCard in Europe. Accordingly, the shares issued in the integration, together with the shares issued in the conversion to MasterCard's principal members in Europe, will result in European member-stockholders receiving shares of class A and class B common stock that together represent
33 1/3% of all of the shares of class A common stock and class B common stock together outstanding upon the closing of the conversion and integration. Non-European member-stockholders will hold the remaining shares of class A and class B common stock, representing 66 2/3% of all shares outstanding. Immediately thereafter and as an integral component of the conversion and integration, shares of common stock will initially be reallocated within each of the European and non-European member-stockholder groups in accordance with the new global proxy formula based on the 12 month period ended December 31, 2000, as described in this proxy statement-prospectus.

     The global proxy calculation is determined by a formula specified in the share exchange and integration agreement, and represents an approximation of each member's proportionate share of MasterCard International's total transaction volume and revenues. In connection with the conversion and integration, the global proxy calculation will be adjusted from the historic formula that takes into account only revenue from MasterCard transactions to a new formula that includes transaction volume and revenue earned in connection with MasterCard, Cirrus and Maestro cards.

     Three years after completion of the conversion and integration, all class B common stock, except a limited number of shares relating to ec Pictogram, will be converted into class A common stock. At that time, shares will be reallocated, with European members receiving between 26% and 44% of the total common stock then outstanding, based in part on the aggregate global proxy calculation of European members, and the remainder being allocated to the non-European members. Shares of common stock will then be allocated to each member on the basis of each member's global proxy calculation in effect at that time. The class B shares not converted into class A shares will by their terms become non-voting, and are subject to conversion and reallocation after an additional two-year period. For more information, see "Share Allocation and the Global Proxy."

     The shares of class B common stock attributable to European members of MasterCard International and the shareholders of Europay and MEPUK in the conversion and integration will be held by a trust for their benefit. Upon the conclusion of the three year transition period and thereafter, the class B common stock will be released from the trust and converted into class A common stock to be distributed to the stockholders entitled thereto. The trust will terminate upon the final distribution of the class B common stock. For more information, see "The Integration -- The Class B Common Stock Trust."

     In addition to class A and class B shares, class C shares will be authorized by the MasterCard Incorporated charter, but will not be issued in connection with the conversion and integration.

TRANSFER RESTRICTIONS (PAGE 112)

     No stockholder of MasterCard Incorporated, together with its affiliates, may own more than 15% of MasterCard Incorporated's outstanding voting stock. For three years after completion of the conversion and integration, no transfer of class A or class B common stock will be permitted except in connection with the sale of all or substantially all of a stockholder's card portfolio. After three years, transfers are permitted among stockholders who also own a class A membership interest in MasterCard International, subject to the requirement that each stockholder maintain an ownership percentage of outstanding class A and class B (if any) common stock not less than 75% nor more than 125% of that stockholder's most recent global proxy calculation. Stockholders may be required to purchase or sell shares of MasterCard Incorporated in order to satisfy these requirements. Any sale of MasterCard Incorporated shares would ordinarily constitute a taxable transaction. Class C shares may or may not be subject to transfer restrictions. For a description of restrictions on the transfer of MasterCard Incorporated common stock, see "Description of Capital Stock of MasterCard Incorporated -- Transfer Restrictions."

CONVERSION OF MASTERCARD INTERNATIONAL (PAGE 29)

     The conversion will be accomplished by the following steps:

     - MasterCard International will merge with a wholly-owned subsidiary of MasterCard Incorporated, named MasterCard Merger Sub, Inc. MasterCard Incorporated is a newly formed, stock holding company organized under Delaware law. MasterCard International will survive this merger and become a subsidiary of MasterCard Incorporated.

     - Each issued and outstanding principal membership interest in MasterCard International will be automatically converted by virtue of the merger into a class A membership interest of MasterCard International and a specified number of shares of class A common stock and class B common stock of MasterCard Incorporated. The class A membership in MasterCard International will continue each member's right to use MasterCard International's brands, programs and services under the member's current MasterCard license.

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

     - MasterCard Incorporated will be issued the sole outstanding class B membership interest in MasterCard International. The class B membership interest will entitle MasterCard Incorporated to substantially all of the voting power, and all economic rights, in MasterCard International. MasterCard Incorporated's stockholders will participate indirectly in the voting power and economic rights associated with the class B membership interest through their ownership of the common stock of MasterCard Incorporated.

     The conversion will not take place unless:

     - it is approved by a majority vote of MasterCard International principal members; and

     - the conditions to the integration (other than completion of the conversion) of MasterCard and Europay have been satisfied or waived.

     For a description of the material terms of the conversion, see "The Conversion."

REASONS FOR THE CONVERSION (PAGE 30)

     We believe that conversion will enhance the value of the MasterCard enterprise by:

     - aligning more closely the interests of MasterCard and our member-stockholders and helping to enhance our member-stockholders' commitment to MasterCard;

     - providing a more flexible structure to respond to opportunities in the marketplace;

     - resulting in greater financial transparency for our member-stockholders; and

     - making it easier, if desired, for MasterCard Incorporated to raise financing in the public securities markets.

     For more information, see "The Conversion -- Reasons for the Conversion," and "Risk Factors -- Risks Related to the Conversion."

THE INTEGRATION (PAGE 33)

     MasterCard Incorporated and MasterCard International intend to enter into an integration agreement with Europay that provides for MasterCard Incorporated to acquire, directly and indirectly, Europay's capital stock in exchange for shares of class A and class B common stock of MasterCard Incorporated. Following the integration, Europay will become a consolidated subsidiary of MasterCard Incorporated. As a result, Europe, like MasterCard's other regions, will be managed by a regional board of directors that operates under delegated authority from MasterCard's global board of directors. For a description of the material terms of the transaction with Europay, see "The Integration."

REASONS FOR THE INTEGRATION (PAGE 35)

     The integration will allow MasterCard and Europay to form an integrated, global company with a single management team and governance structure. Accordingly, we expect that MasterCard Incorporated will be able to respond more effectively to the challenges and opportunities in today's fast-paced global payments industry than either MasterCard International or Europay could separately. MasterCard and Europay are expected to benefit from the integration through the establishment of:

     - one global management team and governance structure;

     - improved delivery of customized relationship management and professional services to customers in all key regions, including Europe; and

     - synergies to reduce costs and improve service, thereby improving profitability.

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

     The integration will allow MasterCard to:

     - establish a more consistent global marketing message, particularly in Europe, that is intended to increase MasterCard's presence in Europe and thereby make the European region more attractive to all MasterCard members; and

     - take advantage of Europay's expertise in debit and chip cards and mobile commerce.

     For Europay, the integration represents the opportunity to merge with a well-capitalized industry leader and, as a result, to leverage its own strengths based on the broader resources of the MasterCard brand and organization. Integration with MasterCard provides the opportunity for European members to:

     - participate in the MasterCard system on a much more significant scale than they currently do;

     - utilize MasterCard's expertise in brand building and customer-centered service; and

     - utilize MasterCard's marketing consulting, internet and corporate product management expertise.

     For more information, see "The Integration -- Reasons for the Integration," and "Risk Factors -- Risks Related to the Integration."

STRUCTURE OF MASTERCARD FOLLOWING THE CONVERSION AND INTEGRATION

     The diagrams below show the approximate ownership structure of MasterCard and Europay before and after the conversion and integration. In addition to the information set forth below, MasterCard International owns a 15% interest in EPSS, Europay's transaction processing subsidiary, of which Europay owns the remainder.

                       BEFORE CONVERSION AND INTEGRATION


     Diagram showing (1) Non-European Members owning 93% of MasterCard International, (2) European Members owning 7% of MasterCard International and
87 3/4% of Europay International and (3) MasterCard International owning 12 1/4% of Europay International.

                  IMMEDIATELY AFTER CONVERSION AND INTEGRATION


Diagram showing (1) Non-European Members owning 66 2/3% of MasterCard Incorporated and class A membership interests in MasterCard International, (2) European Members owning 33-1/3% of MasterCard Incorporated and class A membership interests in MasterCard International and (3) MasterCard Incorporated owning 100% of Europay International and the class B membership interest in MasterCard International.

                  THREE YEARS AFTER CONVERSION AND INTEGRATION


Diagram showing (1) Non-European Members owning 56%-74% of MasterCard Incorporated and class A membership interests in MasterCard International, (2) European Members owning 26%-44% of MasterCard Incorporated and class A membership interests in MasterCard International and (3) MasterCard Incorporated owning 100% of Europay International and the class B membership interest in MasterCard International.

 * The percentages indicated include the class B common stock held in trust for the European members. The terms of the trust provide for the pass-through of voting rights and dividends relating to the class B common stock to those members. See "The Integration -- The Class B Common Stock Trust."

** Assumes each Europay shareholder agrees to exchange its shares of Europay, and each shareholder of MEPUK agrees to exchange its shares of MEPUK, for common stock of MasterCard Incorporated as described in this proxy statement-prospectus. MasterCard Incorporated will own Europay shares directly and indirectly through MasterCard International and MEPUK.

BOARDS OF DIRECTORS FOLLOWING THE CONVERSION AND INTEGRATION (PAGE 29)

     The directors and executive officers of MasterCard Incorporated after the conversion and integration will be the same as the directors and executive officers of MasterCard International before the conversion and integration except for the addition of two voting directors who will be affiliated with European members and the addition of Dr. Peter Hoch, currently Chief Executive Officer of Europay, who will be President of MasterCard's Europe region and a non-voting director. The board of directors of MasterCard Incorporated will initially consist of 18 voting members -- six from the U.S., six from Europe, three from Asia/Pacific, one from Canada, one from Latin America and the Caribbean and the President and Chief Executive Officer. The directors will be elected by the stockholders subject to a voting cap and a limit on the number of representatives that may come from any single region.

     The certificate of incorporation of MasterCard International requires that MasterCard Incorporated, as the sole class B member, elect its directors to serve as the directors of MasterCard International.

     In addition to the board of directors, there will be a regional board for each of MasterCard's six operating regions. For a discussion of the regional boards and their governance rights, see "The Conversion -- Effects of the Conversion."

BOARD OF DIRECTORS' AND PRINCIPAL MEMBERS' APPROVAL OF THE CONVERSION AND THE INTEGRATION (PAGE 31)

     On February 8, 2001, the board of directors of MasterCard International approved resolutions recommending the conversion and integration to MasterCard International's principal members. Approval at a special meeting of principal members at which a quorum is present of at least a majority of the votes cast is required to complete the plan of conversion. On February 12, 2001, the board of directors of Europay also approved resolutions recommending the integration to Europay's shareholders. However, approval by the principal members of MasterCard International is not required to complete the integration. If the plan of conversion is approved and the conditions to the integration are satisfied or waived, we will proceed with the conversion and integration.

THE BOARD OF DIRECTORS OF MASTERCARD INTERNATIONAL RECOMMENDS THAT MEMBERS VOTE FOR APPROVAL OF THE PLAN OF CONVERSION.

     Principal members of MasterCard International who are represented on MasterCard International's board of directors are entitled to exercise votes representing approximately 32% of the votes entitled to be cast on the proposal regarding the plan of conversion.

ABSENCE OF APPRAISAL OR DISSENTERS' RIGHTS

     Members who object to the conversion will have no appraisal or dissenters' rights under applicable law.

OVERVIEW OF THE MERGER AGREEMENT EFFECTING THE CONVERSION (PAGE 31)

     The conversion will be effected pursuant to the Agreement and Plan of Merger to be entered into among MasterCard Incorporated, MasterCard International and MasterCard Merger Sub, Inc., which we refer to as the merger agreement. Under the merger agreement, each issued and outstanding principal membership interest in MasterCard International will be automatically converted by virtue of the merger into a class A membership interest of MasterCard International and a specified number of shares of class A common stock and class B common stock of MasterCard Incorporated. The number of shares of class A and class B common stock of MasterCard Incorporated that a principal member receives in the merger will be proportional to the percentage of the total voting power of MasterCard International that such member held in accordance with the historic global proxy formula in effect for the period ended September 30, 2000. Upon completion of the conversion and integration and as an integral component thereof, the shares of class A common stock and class B common stock of MasterCard Incorporated will initially be reallocated within each of the European and non-European member-stockholder groups in accordance with the new global proxy formula based on the 12 month period ended December 31, 2000.

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

     Shares of class A and class B common stock are fully paid, non-assessable voting equity interests in MasterCard Incorporated and vote together as a single class on all matters. Class A membership interests in MasterCard International represent the members' continued rights to use MasterCard's brands, programs and services under the members' current MasterCard license. For more information on the allocation of shares, see "Share Allocation and the Global Proxy." The shares of class B common stock attributable to European members of MasterCard International in the conversion will be held by a trust for their benefit. See "The Integration -- The Class B Common Stock Trust."

     In addition, under the merger agreement, MasterCard Incorporated will receive one class B membership interest in MasterCard International and become the sole principal member of MasterCard International for most matters subject to a vote of members.

     The merger will not close, and your membership interest will not be exchanged as described above, unless a majority of the votes cast at the special meeting at which a quorum is present approve the plan of conversion and the merger agreement. For more information, see "The Conversion -- The Merger Agreement Effecting the Conversion."

OVERVIEW OF THE INTEGRATION AGREEMENT (PAGE 36)

     The integration will be accomplished pursuant to the Share Exchange and Integration Agreement to be entered into by MasterCard Incorporated, MasterCard International and Europay International, which we refer to as the integration agreement. The integration agreement provides for the following:

     - the exchange of shares of Europay and MEPUK for specified numbers of shares of class A common stock and class B common stock of MasterCard Incorporated through (i) individual share exchange agreements between MasterCard Incorporated, MasterCard International and each Europay shareholder (other than MasterCard International and MEPUK), which we refer to collectively as the share exchange agreement, and (ii) the MEPUK agreement;

     - three years following the completion of the integration, the conversion of the class B common stock, other than a limited number of shares relating to ec Pictogram (if any), into class A common stock, and the reallocation of the class A common stock among the stockholders; and

     - restrictions on the conduct of business of each of MasterCard International and Europay prior to the closing of the integration.

     The integration agreement also provides, as an integral component of the conversion and integration, that the shares of class A and class B common stock of MasterCard Incorporated issued to members will initially be reallocated within each of the European and non-European member-stockholder groups in accordance with the new global proxy formula based on the 12 month period ended December 31, 2000, as described in this proxy statement-prospectus. For more information on the allocation of shares, see "Share Allocation and the Global Proxy." See also "The Integration -- The Integration Agreement."

     The shares of class B common stock attributable to European members of MasterCard International and the shareholders of Europay and MEPUK in the integration will be held by a trust for their benefit. See "The
Integration -- The Class B Common Stock Trust."

FORWARD-LOOKING STATEMENTS (PAGE 26)

     Statements in this proxy statement-prospectus include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those expressed in forward-looking statements, depending on a variety of factors discussed more fully in this proxy statement-prospectus. You should carefully review all information, including the financial statements and the notes to the financial statements included in this proxy statement-prospectus.

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

RISK FACTORS (PAGE 17)

     You should carefully consider all of the information provided in this proxy statement-prospectus and, in particular, you should evaluate the specific factors described under "Risk Factors" on page 17 for a description of the risks associated with the conversion and integration.

        MASTERCARD SUMMARY CONSOLIDATED FINANCIAL AND OTHER INFORMATION

     The following table sets forth summary consolidated financial and other information for MasterCard for each of the three years in the period ended December 31, 2000 and as of the end of each such fiscal year, and as of and for the six months ended June 30, 2001 and June 30, 2000, and selected unaudited pro forma financial data for the year ended December 31, 2000 and as of and for the six months ended June 30, 2001. The summary consolidated financial data as of December 31, 2000 and December 31, 1999 and for the fiscal years ended December 31, 2000, December 31, 1999 and December 31, 1998 have been derived from the audited consolidated financial statements of MasterCard International included elsewhere in this proxy statement-prospectus. The summary consolidated financial data as of December 31, 1998 has been derived from the audited consolidated financial statements of MasterCard International that have not been included in this proxy statement-prospectus. The summary consolidated financial data for the six months ended June 30, 2001 and June 30, 2000 and as of June 30, 2001 and June 30, 2000 have been derived from the unaudited consolidated financial statements of MasterCard International, which in the opinion of management include all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair statement of the results of operations and financial position of MasterCard International for the periods and at the dates presented. The results of operations for the six months ended June 30, 2001 are not necessarily indicative of the results to be expected for the full year. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The information set forth below should be read in conjunction with "MasterCard Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements of MasterCard International and the notes thereto, and other financial information, including the pro forma combined financial information, included in this proxy statement-prospectus.

                               SIX MONTHS ENDED JUNE 30,            YEAR ENDED DECEMBER 31,
                               --------------------------    --------------------------------------
                                  2001           2000           2000          1999          1998
                               -----------    -----------    ----------    ----------    ----------
                                               (IN THOUSANDS EXCEPT PER SHARE DATA)
MASTERCARD INTERNATIONAL

INCOME STATEMENT DATA:
  Revenue....................  $  855,622     $  744,913     $1,571,215    $1,389,155    $1,205,968
  Operating Income...........     154,991        155,188        172,472       115,053        18,254
  Net Income.................      99,147         95,065        118,149        86,255        24,183

BALANCE SHEET DATA:
  Total Assets...............  $1,235,835     $1,111,484     $1,181,787    $  972,477    $  871,643
  Long-Term Debt.............      82,517         82,904         82,992        82,682        82,419
  Members' Equity............     563,716        436,866        462,408       341,520       257,248

MASTERCARD INCORPORATED

PRO FORMA DATA:
  Earnings per share, basic
     and diluted.............  $     1.00            N/A     $     1.16           N/A           N/A
  Book value per share.......        7.82            N/A           6.80           N/A           N/A

             EUROPAY SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

     The summary historical consolidated financial data set forth below for Europay for the year ended December 31, 2000 and as of December 31, 2000 has been derived from Europay's audited consolidated financial statements and related notes which were prepared in accordance with accounting principles generally accepted in Belgium ("Belgian GAAP"). The consolidated financial statements have been audited by PricewaterhouseCoopers Reviseurs d'Entreprises, independent accountants, as stated in their report included elsewhere in this proxy statement-prospectus and should be read in conjunction with their report. The summary historical consolidated financial data set forth below for Europay for the two years ended December 31, 1999 and 1998 and as of December 31, 1999 have been derived from Europay's unaudited consolidated financial statements and related notes which were prepared in accordance with Belgian GAAP and are included elsewhere in this proxy statement-prospectus.

     The financial data in the tables below has been derived from Europay's audited and unaudited consolidated financial statements in accordance with Belgian GAAP, which differs in certain significant respects from accounting principles generally accepted in the United States of America ("U.S. GAAP"). These differences have a material effect on net income and the composition of shareholder's equity and are summarized in Note 22 to the Consolidated Financial Statements of Europay included elsewhere in this proxy statement-prospectus.

     This table should be read in conjunction with the "Europay Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Europay and the related notes included elsewhere in this proxy statement-prospectus.

     Since its inception, Europay has not declared or paid any dividends.

                                                         YEAR ENDED DECEMBER 31,
                                   -------------------------------------------------------------------
                                     2000         2000          1999           1999           1998
                                   ---------    ---------    -----------    -----------    -----------
                                              (IN THOUSANDS OF EUROS EXCEPT PER SHARE DATA)
                                                 BELGIAN                      BELGIAN        BELGIAN
                                    US GAAP       GAAP         US GAAP         GAAP           GAAP
                                   (AUDITED)    (AUDITED)    (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
INCOME STATEMENT DATA(1):
  Revenue(2).....................   260,093      364,806       215,034        298,206        245,506
  Operating Profit...............    17,710       18,223         8,660          7,321          5,038
  Net Income.....................     5,657        9,253         8,546          7,641            278
  Earnings per share.............        57           --            85             --             --

BALANCE SHEET DATA(1):
  Total Assets...................   275,625      254,169       156,125        138,896        125,897
  Long-Term Debt.................     3,449           --         5,572          2,533          2,533
  Shareholders' Equity...........    44,930       41,857        39,258         31,986         24,345

---------------
(1) Prior year balances have been translated from Belgian francs into euros using the fixed exchange rate on January 1, 1999 of BEF 40.3399 per euro. See Note 3 to the Consolidated Financial Statements of Europay included elsewhere in this proxy statement-prospectus.

(2) Europay acts as an agent on behalf of MasterCard for the billing and collection of inter-regional transactions with members. Europay does not bear risk and rewards of ownership related to these transactions and therefore, revenue is reported net under U.S. GAAP. See Note 22 to the Consolidated Financial Statements of Europay included elsewhere in this proxy statement-prospectus.

                                  RISK FACTORS

     You should carefully consider the following risk factors, as well as the other information contained in this proxy statement-prospectus, regarding our business, the conversion and the integration before deciding whether to vote on the conversion, if you are a MasterCard member, or execute the share exchange agreement, if you are a Europay shareholder.

RISKS RELATED TO OUR BUSINESS GENERALLY

IF WE ARE UNABLE TO MAINTAIN OUR RELATIONSHIPS WITH OUR MEMBERS, OR IF OUR MEMBERS ARE UNABLE TO MAINTAIN THEIR RELATIONSHIPS WITH CARDHOLDERS OR THE MERCHANTS WHO ACCEPT OUR CARDS FOR PAYMENT, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

     We are and will continue to be significantly dependent on a number of third party relationships, principally our relationships with our issuing and acquiring members and their further relationships with cardholders and merchants, to support our programs and services. Most of our relationships with our members are not exclusive and may be terminated at the convenience of our members. We cannot assure you that our members will not reassess their commitments to us at any time in the future or that they will not develop their own competitive services. In particular, the payments industry is currently undergoing significant consolidations and the merger of one or more of our members with financial institutions aligned with our competitors could have a material adverse impact on our business and prospects.

     We may not be able to maintain or form new relationships with card issuers, card acquirers, technology providers, transaction processors, merchants or others who provide products and services that are important to our success. Accordingly, we cannot assure you that our existing or prospective relationships will result in sustained business relationships or the generation of significant revenues.

     We do not issue cards, set fees or determine the interest rates (if applicable) charged to cardholders carrying MasterCard-branded cards. Each MasterCard issuing member is responsible for determining these and most other competitive card features. In addition, we do not solicit merchants or establish the discount rate that merchants are charged for card acceptance, which are responsibilities of our acquiring members. As a result, much of our business depends on the continued success and competitiveness of our members. In turn, our members' success is dependent upon a variety of factors over which we have little or no influence. In addition, if our members become financially unstable, we may lose the revenue that we generate by charging them operations fees and assessments.

     We rely on the continuing expansion of merchant acceptance of our brands of cards. Although it is our business strategy to invest in strengthening our brands and aggressively expanding our acceptance network, there can be no guarantee that our efforts in these areas will continue to be successful. If the rate of merchant acceptance growth slows or reverses itself, our business could suffer.

OUR OPERATING RESULTS MAY SUFFER BECAUSE OF SUBSTANTIAL AND INCREASINGLY INTENSE COMPETITION WORLDWIDE IN THE GLOBAL PAYMENTS INDUSTRY.

     The global payments industry is highly competitive. We compete with all forms of payment including cash, checks and electronic forms of payment. Among general purpose payment cards, we encounter constant and intense competition from systems such as Visa and its related brands (including Plus, Electron and Interlink), American Express, and JCB. In specific countries, we face significant competition from other competitors such as Discover/Novus, Interac, Bancard and EFTPOS. We also encounter competition from businesses such as retail stores and petroleum (gasoline) companies that issue their own private-label cards, as well as from regional Automated Teller Machine ("ATM") networks such as NYCE, Concord/EFS and others. We also compete against new entrants that have developed alternative payment systems that can reduce the dollar value charged on our cards or the number of transactions for which our cards are used.

     Some of our competitors have, or may develop, substantially greater financial and other resources than we have, may offer a wider range of programs and services than we offer or may use more effective advertising and marketing strategies to achieve broader brand recognition or merchant acceptance than we have. Within the global general purpose card industry, we believe that Visa has approximately twice our purchase volume. In addition, American Express, Discover/Novus and others control proprietary end-to-end payments systems in which they extend credit and charge privileges to consumers and businesses and establish relationships directly with merchants (in our case, both of these functions are the responsibility of our members). These end-to-end systems provide our competitors with certain competitive advantages that we do not enjoy. We may not continue to be able to compete effectively against these threats, and, as a result, our revenues or income may decline. One or more of our members could also seek to merge with, or acquire, one of our competitors, and any such transaction could have a material adverse impact on our business and prospects.

IF WE ARE NOT ABLE TO KEEP UP WITH THE RAPID TECHNOLOGICAL DEVELOPMENTS IN OUR INDUSTRY TO PROVIDE MEMBERS, MERCHANTS AND CARDHOLDERS WITH NEW AND INNOVATIVE PAYMENT PROGRAMS AND SERVICES, THE USE OF MASTERCARD-BRANDED CARDS COULD DECLINE, WHICH WOULD REDUCE OUR REVENUES AND INCOME.

     The payment card industry is subject to rapid and significant technological changes, such as continuing developments of alternative technologies in the areas of smart cards, electronic commerce and mobile commerce, among others. We cannot predict the effect of technological changes on our business. We rely in part on third parties, including some of our competitors and potential competitors, for the development of and access to new technologies. We expect that new services and technologies applicable to the payments industry will continue to emerge, and these new services and technologies may be superior to or render obsolete the technologies we currently use in our card programs and services. Our future success will depend, in part, on our ability to adapt to, or develop, technological changes and evolving industry standards and to provide end to end payment solutions for our members. We may be unable to obtain access to new technologies on acceptable terms or at all, and this may cause us to be unable to offer card programs and services competitively.

     In many circumstances we believe that the payment card industry should create, and we are working to forge, industry standards to allow for the compatibility of various card programs and technologies. The industry, however, may not set standards on a timely basis or at all, or we may develop a program or technology that is not adapted as an industry standard. These risks could have a material adverse effect on our revenues and income.

IF OUR TRANSACTION PROCESSING SYSTEMS ARE DISRUPTED OR WE ARE UNABLE TO PROCESS TRANSACTIONS EFFECTIVELY OR EFFICIENTLY OR AT ALL, OUR REVENUES OR INCOME WOULD BE MATERIALLY REDUCED.

     Our transaction authorization, clearing and settlement systems may experience service interruptions as a result of fire, natural disasters, power loss, disruptions in long distance or local telecommunications access, or the accidental or intentional actions of others. Nearly all of our transaction processing systems are operated out of a single facility, supported by a separate back-up facility. A natural disaster or other problem at our primary and/or back-up facilities or our other owned or leased facilities could interrupt our services. Additionally, we rely on third party service providers, such as AT&T, for the timely transmission of information across our global data transportation network. If a service provider fails to provide the communications capacity or services we require, as a result of natural disaster, operational disruption or any other reason, the failure could interrupt our services and adversely affect our revenues and income.

A BREACH OF OUR SYSTEMS' SECURITY COULD ADVERSELY IMPACT OUR BUSINESS.

     Our security protection measures, including the security of transaction information processed on our systems, may not be sufficient to prevent a disruption of our computer systems as a result of fraud or for other reasons. Unauthorized use of our network could potentially jeopardize the security of confidential information stored in our computer systems or transmitted by our members. These factors may result in liabilities for us or our members, and could reduce our revenues and income.

IN EVERY MASTERCARD CARD TRANSACTION, THERE IS A RISK THAT THE ISSUING OR ACQUIRING MEMBER WILL DEFAULT IN ITS PAYMENT OBLIGATIONS. BECAUSE WE GUARANTEE THE SETTLEMENT OBLIGATIONS OF OUR PRINCIPAL MEMBERS, ONE OR MORE DEFAULTS COULD EXPOSE US TO SIGNIFICANT LOSSES.

     As a secondary obligor for certain card obligations among principal members, we are exposed to settlement risk from our members. Settlement exposure materializes when an issuer or acquirer fails to fund daily settlement obligations due to technical reasons, liquidity shortfall or other reasons. For any member, our settlement exposure is comprised of the estimated dollar value of issuing and chargeback transactions that we would need to fund in order to satisfy the member's MasterCard related obligations to other members. If a principal member is unable to fulfill its settlement obligations to other members, we may bear the loss. Accordingly, one or more member defaults could expose us to significant losses and reduce our revenues and income. See "Business of MasterCard International -- Payment Services -- Transaction Processing -- Member Risk Management."

COMPETITION FOR HIGHLY SKILLED PERSONNEL IS INTENSE AND THE SUCCESS OF OUR BUSINESS DEPENDS ON OUR ABILITY TO ATTRACT, RETAIN AND MOTIVATE KEY PERSONNEL.

     Our future success depends on our continuing ability to attract, retain and motivate highly skilled employees in a competitive labor market. In the past, our inability to provide stock-based compensation has complicated our efforts to attract and retain highly qualified employees, and we may not be successful in doing so in the future. If we do not succeed in attracting sufficient new personnel or retaining and motivating our current personnel, our ability to provide our programs and services in a competitive manner could diminish, which could have a material adverse effect on our business.

CHANGES IN GENERAL ECONOMIC CONDITIONS, ESPECIALLY INTEREST RATES AND BUSINESS CYCLES, MAY AFFECT OUR INCOME AND REVENUES SIGNIFICANTLY.

     The payment card industry is heavily dependent upon the overall level of consumer spending. As a result, any substantial deterioration in general economic conditions, particularly in the United States, or increases in interest rates in key countries in which we operate, may adversely affect our financial performance.

     Furthermore, our business is somewhat seasonal in nature, with the fourth quarter typically representing a proportionally greater percentage of annual revenue from operations. A downturn in general economic conditions or consumer spending may result in a negative impact on our revenues or income.

MASTERCARD CANNOT PREDICT THE OUTCOME OR IMPACT OF ANTITRUST CLAIMS BY THE U.S. DEPARTMENT OF JUSTICE.

     In October 1998, the United States Department of Justice (the "DOJ") filed suit against MasterCard International, Visa U.S.A., Inc. and Visa International Corp. in the U.S. District Court for the Southern District of New York alleging that both MasterCard's and Visa's governance structure and policies violated U.S. federal antitrust laws. First, the DOJ claimed that "dual governance" -- the situation where a financial institution has a representative on the board of directors of MasterCard or Visa while a portion of its card portfolio is issued under the brand of the other association -- was anti-competitive and acted to limit innovation within the payment card industry. At the same time, the DOJ conceded that "dual issuance" -- a term describing the structure of the bank card industry in the United States in which a single financial institution can issue both MasterCard and Visa-branded cards -- was pro-competitive. Second, the DOJ challenged MasterCard's Competitive Programs Policy ("CPP") and a Visa bylaw provision that prohibit financial institutions participating in the respective associations from issuing competing proprietary payment cards (such as American Express or Discover). The DOJ alleged that MasterCard's CPP and Visa's bylaw provision acted to restrain competition. A bench trial concerning the DOJ's allegations was concluded on August 22, 2000. In response to the judge's request for a proposed remedy, the DOJ submitted a proposed order that, if implemented, would require MasterCard to repeal the CPP and Visa to repeal its bylaw. The government's proposed order also would require all financial institutions with representatives on any governing MasterCard board or committee (defined as any body having decision-making authority or access to competitively sensitive information with respect to MasterCard, unless the activities of that board or committee relate solely to activities outside the United States) to (i) with regard to new issuance, issue general purpose cards bearing MasterCard brands exclusively, and (ii) ensure that by 2003 at least 80% of each such institution's total issuing volume in the United States and globally is derived from MasterCard-branded cards. The proposed order would impose parallel requirements on Visa, and would also require that financial institutions that have signed long-term member agreements with MasterCard or Visa have a two-year period to exercise termination rights related to those agreements. As of the date of this proxy statement-prospectus, no decision has been rendered in the trial.

     MasterCard cannot predict the impact that the resolution of this matter will have on our results of operations, financial position or cash flows, although an adverse result could have a material adverse effect on our business, prospects and financial condition. If the CPP is repealed, American Express and potentially other systems are expected to seek to enter into issuing relationships with our members, which may have an adverse impact on our competitive position. If dual governance is eliminated, it is possible that some of our largest members may seek to align themselves with Visa, which has substantially greater transaction volume than we do. Any realignment of this nature could have a significant adverse impact on our business, financial condition and prospects. See "Business of MasterCard International -- Legal Proceedings -- Department of Justice Antitrust Litigation."

MASTERCARD CANNOT PREDICT THE OUTCOME OR IMPACT OF A PUTATIVE CLASS ACTION LAWSUIT BY U.S. MERCHANTS AGAINST MASTERCARD.

     Commencing in October 1996, several putative class action suits were brought by a number of U.S. merchants -- including Wal-Mart Stores, Inc., Sears Roebuck & Co., Inc., The Limited Inc. and Safeway, Inc. -- against MasterCard International and Visa U.S.A., Inc. challenging certain aspects of the payment card industry under U.S. federal antitrust law. Those suits where later consolidated in the U.S. District Court for the Eastern District of New York. The plaintiffs challenge MasterCard's "Honor All Cards" rule (and a similar Visa rule), which ensures universal acceptance for consumers by requiring merchants who accept MasterCard cards to accept for payment every validly presented MasterCard card. Plaintiffs claim that MasterCard and Visa unlawfully have tied acceptance of debit cards to acceptance of credit cards. In essence, the merchants desire the ability to reject off-line, signature-based debit transactions (for example, MasterCard card transactions) in favor of other payment forms, including on-line, PIN-based debit transactions (for example, Maestro or regional ATM network transactions) which generally impose lower transaction costs for merchants. The plaintiffs also claim that MasterCard and Visa have conspired to monopolize what they characterize as the point-of-sale debit card market, thereby suppressing the growth of regional networks such as ATM payment systems. Plaintiffs allege that the plaintiff class has been forced to pay unlawfully high prices for debit and credit card transactions as a result of the alleged tying arrangement and monopolization practices. There are related consumer class actions pending in two state courts that have been stayed pending developments in this matter.

     On February 22, 2000, the district court granted the plaintiffs' motion for class certification. MasterCard and Visa promptly petitioned for an appeal. The Second Circuit Court of Appeals agreed to consider the appeal of the grant of class certification, and a hearing before that court on the appeal was held in February 2001. As of the date of this proxy statement-prospectus, the parties are awaiting a decision of the Second Circuit. Motions seeking summary judgment have been filed by both sides and fully briefed in the district court. Currently, no argument date for summary judgment has been set pending the resolution of the appeal of the class certification decision and no trial date has been set.

     Based upon publicly available information, the plaintiffs previously have asserted damage claims in this litigation of approximately $8 billion, before any trebling under U.S. federal antitrust law. More recent published reports place the plaintiffs' damage claims at approximately $50 billion. In addition, the plaintiffs' damage claims could be materially higher than these amounts as a result of the passage of time and substantive changes in the theory of damages presented by the plaintiffs.

     MasterCard believes that it is not currently possible to estimate the impact, if any, that the ultimate resolution of this matter will have on MasterCard's results of operations, financial position or cash flows. However, an adverse result could have a material adverse effect on our business, prospects and financial condition. See "Business of MasterCard
International -- Legal Proceedings -- Merchant Antitrust Litigation."

BECAUSE WE HAVE SIGNIFICANT INTERNATIONAL OPERATIONS, WE FACE ADDITIONAL RISKS RELATED TO GLOBAL POLITICAL AND ECONOMIC CONDITIONS.

     We operate in and intend to expand our business further in countries throughout the world, including through our integration with Europay. We cannot be sure that we will be able to broaden our global operations in a cost-effective manner or compete effectively in all of our targeted countries. There are risks inherent in conducting business internationally, any of which could adversely affect our operations, including:

     - unexpected changes in regulatory requirements;

     - challenges in staffing and managing foreign operations;

     - reliance on foreign third party service providers;

     - differing technology standards;

     - employment laws and practices in foreign countries;

     - weaker intellectual property protections in certain countries;

     - political, social and economic instability;

     - foreign exchange restrictions and price controls;

     - costs of services tailored to specific markets; and

     - potentially adverse tax consequences.

     If these risks materialize, they could have a material adverse effect on our business. We cannot assure you that we will continue to develop and implement effective policies and strategies in each location where we do business.

ADVERSE CURRENCY FLUCTUATIONS AND FOREIGN EXCHANGE CONTROLS COULD DECREASE REVENUES WE RECEIVE FROM OUR INTERNATIONAL OPERATIONS.

     During 2000, approximately 33% of our revenues were generated from activities outside the United States. The U.S. dollar is the functional currency of MasterCard's business. Some of the revenues we generate outside the United States are therefore subject to unpredictable and indeterminate fluctuations if the values of international currencies change relative to the U.S. dollar. Resulting exchange gains and losses are included in our net income. Our risk management activities provide protection with respect to adverse changes in the value of only a limited number of currencies. Furthermore, we may become subject to exchange control regulations that might restrict or prohibit the conversion of our revenue currencies into U.S. dollars. The occurrence of any of these factors could have a material adverse effect on our business.

RISKS RELATED TO EUROPAY

IF EUROPAY'S MEMBERS ARE UNABLE TO COMPLETE THE TIMELY MIGRATION OF THEIR ATM NETWORKS TO ACCOMMODATE THE INTRODUCTION OF EURO NOTES AND COINS, OR IF MERCHANTS ARE UNABLE TO COMPLETE THE TIMELY MIGRATION OF THEIR POINT-OF-SALE TERMINALS TO ACCOMMODATE EURO-BASED TRANSACTIONS, TRANSACTION VOLUMES MAY DECREASE AND EUROPAY'S REVENUES MAY DECLINE.

     As part of Europe's migration to a single currency, euro notes and coins will be introduced in twelve European countries on January 1, 2002. We cannot assure you that Europay's members will successfully migrate their ATM networks, or that merchants will successfully migrate their point-of-sale terminals, to accommodate the introduction of the euro. If Europay members are unable to accommodate demand for euro notes and coins at their ATMs, or if merchants are unable to accommodate euro-based transactions at their point-of-sale terminals, during the transition period following January 1, 2002, transaction volumes may decrease and Europay's revenues may decline.

EUROPAY'S BUSINESS MAY BE ADVERSELY IMPACTED IF THE EUROPEAN COMMISSION RULES THAT MULTILATERAL INTERCHANGE FEES VIOLATE EUROPEAN COMMUNITY COMPETITION RULES.

     In September 2000, the European Commission issued a "Statement of Objections" challenging Visa International's multilateral interchange fee ("MIF") under European Community competition rules. The MIF is a fee that is paid by the merchant bank, or the "acquirer", to the cardholder bank, or the "issuer", when a payment is made to a merchant using a payment card. The amount of the MIF is set by the payment card system as a default fee that will only apply where the issuer and the acquirer cannot agree on a bilateral interchange fee. Interchange fees represent a sharing of payment system costs. Among other elements, interchange fees cover the processing costs of payment card transactions as well as the costs of the payment guarantee delivered by the issuer.

     Although Europay is not an addressee of the Statement of Objections, its rules also contain a MIF scheme. Europay has therefore requested that the European Commission issue a Statement of Objections in its own case should the European Commission have objections to the Europay MIF. However, the European Commission has to date elected to treat the Visa International case as the "leading" payment card case and has not issued a separate Statement of Objections challenging Europay's MIF.

     The European Commission announced on August 10, 2001 its intention to take a favorable view of Visa's MIF in light of certain changes proposed by Visa, most notably a reduction in the level of fees. On August 11, 2001, the European Commission published a notice containing the details of these changes and invited interested third parties to submit their views to the European Commission, after which it will issue a formal decision. Assuming the European Commission does not change its position, the decision would exempt Visa's modified MIF.

     The European Commission's decision in the Visa case would be addressed only to Visa and would not cover Europay's MIF. However, following its decision in the Visa case, the European Commission may decide to issue a Statement of Objections challenging Europay's MIF or enter into negotiations with Europay seeking changes to Europay's MIF. Alternatively, if the European Commission is satisfied that Europay's MIF does not need to be modified, it could issue an exemption or a comfort letter with respect to Europay's MIF. Because the MIF constitutes an essential element of Europay's payment scheme, changes to it could significantly impact Europay's members. At this time, it is not possible to determine what actions the European Commission will take with respect to Europay's MIF, and therefore the financial impact that any changes would have on Europay cannot be estimated. In addition, even if the European Commission does not formally challenge Europay's MIF, private parties could use the decision in the Visa case to challenge Europay's MIF before national courts or national competition authorities. See "Business of Europay International -- Legal Proceedings -- Multilateral Interchange Fee."

EUROPAY'S TAX RETURNS FOR 1997 AND 1998 ARE CURRENTLY BEING INVESTIGATED BY THE BELGIAN TAX AUTHORITIES, WHICH MAY RESULT IN SIGNIFICANT ADDITIONAL TAX LIABILITIES AND PENALTIES.

     In April 1999, the Belgian tax authorities initiated an investigation of Europay's tax returns for 1997 and 1998. In June 2001, Europay received a notice from the Belgian tax authorities challenging Europay's deduction of certain card-based incentive program costs, which could result in an additional tax liability of up to approximately E16.3 million, including possible penalties and interest accrued to December 31, 2000. If Europay's deduction of such costs in 1999 and 2000 is similarly challenged, this could result in a further additional tax liability of up to approximately E9.5 million, including possible penalties. Although Europay believes that it has reasonable and meritorious arguments in favor of its characterization of these deductions and intends to respond vigorously to the notice, Europay cannot predict the outcome of this matter or any additional matters raised by the Belgian tax authorities in their investigation.

RISKS RELATED TO THE CONVERSION

THERE IS NO EXISTING MARKET FOR OUR COMMON STOCK AND WE DO NOT KNOW IF ONE WILL DEVELOP TO PROVIDE YOU WITH ADEQUATE LIQUIDITY, PARTICULARLY GIVEN THE SIGNIFICANT RESTRICTIONS ON TRANSFER AND OWNERSHIP TO WHICH THE COMMON STOCK WILL BE SUBJECT.

     There is currently no existing market for our class A or class B common stock, and we do not currently anticipate that our class A or class B common stock will be listed on any securities exchange or quoted on any automated quotation systems or electronic communications network.

     Furthermore, the shares of class A and class B common stock that will be issued in connection with the conversion and integration are subject to significant ownership and transfer restrictions. Following the conversion and integration, only holders of class A membership interests in MasterCard International may own or purchase shares of class A and class B common stock of MasterCard Incorporated. If your status as a principal member terminates for any reason within three years of the conversion and integration, MasterCard Incorporated will redeem your shares for their par value of $.01 per share. If your principal membership terminates more than three years after the conversion, MasterCard Incorporated will have the right to redeem your shares for their book value based on MasterCard Incorporated's financial statements most recently filed with the Securities and Exchange Commission. If MasterCard Incorporated does not redeem your shares, you will be required to offer the unpurchased shares to other stockholders in accordance with procedures to be established by the board of directors. No stockholder, together with its affiliates, may own more than 15% of MasterCard Incorporated's outstanding voting stock. In addition, you will not be permitted to transfer any of your shares for a period of three years after the conversion and integration unless you sell all or substantially all of your MasterCard card portfolio, and the class B common stock of European members of MasterCard International will be held in trust prior to being converted to class A common stock. After three years, no stockholder may own common stock representing more than 125% or less than 75% of that stockholder's most recent global proxy calculation. Stockholders may be required to purchase or sell shares of MasterCard Incorporated in order to satisfy these requirements within 12 months of receipt of notice from MasterCard Incorporated that such purchase or sale is required. Any sales of shares would ordinarily constitute taxable transactions.

     Due to the absence of listing on an exchange or quotation on a system or network for our class A and class B common stock and the significant restrictions on transfer to which our class A and class B common stock will be subject, we anticipate that only a limited trading market for our class A and class B common stock will exist following the three year transition period after the conversion and integration.

THE VOTING POWER REPRESENTED BY YOUR SHARES OF MASTERCARD INCORPORATED COMMON STOCK MAY BE LIMITED BECAUSE OWNERSHIP OF A SIGNIFICANT PERCENTAGE OF OUR COMMON STOCK WILL BE CONCENTRATED IN A FEW OF OUR LARGEST STOCKHOLDERS.

     Upon completion of the conversion and integration with Europay, we expect that two of our member-stockholders will own over 5% of our outstanding common stock. Although our certificate of incorporation and bylaws contain ownership and voting restrictions and require a supermajority vote on a number of matters voted upon by stockholders or directors, our largest member-stockholders will continue to have a significant influence over our business.

MOST OF OUR DIRECTORS ARE AFFILIATED WITH OUR MEMBERS AND, THEREFORE, MAY HAVE INTERESTS DIFFERENT FROM THOSE OF MASTERCARD OR OTHER MEMBERS.

     Other than Mr. Selander, our President and Chief Executive Officer, each of our voting directors is affiliated with one of our members. Those directors who are affiliated with our members will have fiduciary duties to MasterCard and its stockholders, but will also have obligations to the companies with which they are affiliated. This may result in a greater likelihood of directors having an interest in matters under consideration and may make decision-making more difficult.

OUR ORGANIZATIONAL DOCUMENTS AND APPLICABLE LAW CONTAIN PROVISIONS THAT MAY MAKE A CHANGE OF CONTROL MORE DIFFICULT.

     There are a number of provisions, including the limitations on stock transfer, the 15% cap on ownership of MasterCard Incorporated voting stock by any single stockholder together with its affiliates, supermajority voting requirements and limitations on the ability of stockholders to call a special meeting in our certificate of incorporation and bylaws that may prevent or discourage takeovers or business combinations that our stockholders might otherwise consider to be in their best interests.

THE BOARD OF DIRECTORS OF MASTERCARD INCORPORATED WILL BE REQUIRED TO ACT ON BEHALF OF THE STOCKHOLDERS OF MASTERCARD INCORPORATED.

     The board of directors of MasterCard Incorporated will be required under Delaware law to make decisions and take actions designed to maximize profits and stockholder value. Initially, the members of MasterCard International and the stockholders of MasterCard Incorporated will be the same. It is possible that, in the future, shares of common stock could be issued to persons who are not members of MasterCard International. If that

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

were to happen, then the stockholder and member groups would diverge and the board of MasterCard Incorporated would be required by its fiduciary duties to act in the best interest of the stockholders. These interests may not always be consistent with the interests of members of MasterCard International.

THE INTERNAL REVENUE SERVICE MAY TREAT A PORTION OF THE MASTERCARD INCORPORATED SHARES RECEIVED BY A PRINCIPAL MEMBER OF MASTERCARD INTERNATIONAL OR A SHAREHOLDER OF EUROPAY OR MEPUK AS TAXABLE INCOME.

     The conversion and integration should be treated as a single, integrated series of transactions for U.S. federal income tax purposes. We, our principal members and the Europay and MEPUK shareholders should not recognize any gain or loss for U.S. federal income tax purposes to the extent that our principal members and the shareholders of Europay and MEPUK are treated for U.S. federal income tax purposes as having received shares of MasterCard Incorporated stock in exchange for property, except that our principal members and the shareholders of Europay and MEPUK may recognize imputed interest income upon the receipt of additional MasterCard Incorporated stock at the end of the three year transition period or thereafter pursuant to the integration agreement. To the extent, however, that the percentage interest in MasterCard Incorporated ultimately allocated to a principal member of MasterCard International or to a shareholder of Europay or MEPUK exceeds the percentage interest of the member or shareholder immediately after the closing of the conversion and the integration (in each case, immediately before any reallocation of MasterCard Incorporated shares), the IRS may decline to treat the excess as having been received in exchange for property. In that event, a principal member of MasterCard International or a shareholder of Europay or MEPUK could be required to recognize income to the extent of the excess.

     We have requested that the Internal Revenue Service issue a ruling on key aspects of the conversion and integration, and we expect to receive a response before the end of this year. Receipt of the ruling is not a condition to the closing of the conversion and the integration. An IRS ruling is generally binding on the IRS, but may, under certain circumstances, be revoked or retroactively modified.

     Principal members and Europay and MEPUK shareholders should consult their own tax advisors regarding the U.S. federal, as well as any state, local or non-U.S., tax consequences to them of the conversion and integration. For more information, see "Federal Income Tax Consequences of the Conversion and the Integration."

MEMBERS AND SHAREHOLDERS MAY INCUR TAX LIABILITIES IN JURISDICTIONS OUTSIDE THE UNITED STATES IN CONNECTION WITH THE CONVERSION AND INTEGRATION.

     Principal members and Europay and MEPUK shareholders may be required to recognize gain or loss in connection with the conversion and integration in jurisdictions outside the United States. Members and shareholders should consult their local tax advisors regarding the potential non-U.S. tax consequences of the conversion and integration.

THE CONVERSION MAY IN THE FUTURE FACILITATE STRATEGIC TRANSACTIONS WHICH MAY REDUCE THE INFLUENCE OF MEMBERS.

     As a result of the conversion, MasterCard Incorporated will be better positioned to engage in future capital raising activities and strategic transactions such as mergers and acquisitions. Transactions of this type would likely involve issuing or selling equity interests in MasterCard Incorporated to non-members. While the bylaws of MasterCard Incorporated provide that class A and class B common stock may be held only by class A members of MasterCard International, the certificate of incorporation of MasterCard Incorporated also provides that class C common stock may be issued to non-members, provided that the approval of two-thirds or 75% of the board of directors is obtained, depending on the circumstances. If these approvals are granted, MasterCard Incorporated may issue voting shares of class C common stock to persons who are not members of MasterCard International. In this case, the influence of members over the affairs of MasterCard Incorporated would be reduced.

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

RISKS RELATED TO THE INTEGRATION

MASTERCARD MAY FAIL TO COMPLETE THE CONVERSION AND INTEGRATION WITH EUROPAY OR, IF THE CONVERSION AND INTEGRATION ARE COMPLETED, MAY FAIL TO REALIZE THE ANTICIPATED BENEFITS OF THE CONVERSION AND INTEGRATION WITH EUROPAY.

     Immediately after completion of the conversion, we expect to complete the purchase of all of the outstanding Europay capital stock that we do not currently own. The completion of the integration of Europay with MasterCard is conditioned upon the satisfaction of several conditions contained in the integration agreement, including that each Europay shareholder other than MasterCard International and MEPUK agrees to exchange its Europay shares for shares of MasterCard Incorporated. If any of the conditions is not satisfied or waived, we will be unable to complete the integration.

     Furthermore, even if we do complete the conversion and integration, our success will depend, in part, on the ability of MasterCard and Europay to coordinate and integrate our operations and business enterprises and realize the anticipated growth opportunities and synergies from combining the two companies. We cannot assure you that we will be able to integrate these businesses in an efficient and timely manner to realize the growth opportunities and synergies we currently expect.

THE INTEGRATION MAY BE SUBJECT TO ADVERSE REGULATORY CONDITIONS.

     Before the integration may be completed, various approvals must be obtained from, or notifications submitted to, competition, antitrust and other regulatory authorities in the United States and other countries. The governmental entities from which approvals are required may impose conditions on the completion of the integration or require changes to the terms of the integration. These conditions or changes could have the effect of delaying or preventing completion of the integration or imposing additional costs on or limiting the revenues of MasterCard Incorporated, any of which may have a material adverse effect on our business and prospects following the integration.

EUROPEAN MEMBER-STOCKHOLDERS WILL BE ALLOCATED AN INCREASED PERCENTAGE OF MASTERCARD INCORPORATED'S COMMON STOCK IN CONNECTION WITH THE CONVERSION AND INTEGRATION.

     Currently, European members of MasterCard International control approximately 7.0% of the total voting power of MasterCard International. Immediately following the conversion and integration, the European members of MasterCard International will be allocated one-third of MasterCard Incorporated's common stock (including the class B common stock held in trust), even if those members would be entitled to less voting stock if calculated solely in accordance with the new global proxy. See "Share Allocation and The Global Proxy -- The Global Proxy" and "-- The Initial Allocation of Shares." In addition, at the end of the three-year transition period when the shares of common stock of MasterCard Incorporated are reallocated, European members are entitled to receive at least 26% of the outstanding class A and class B common stock of MasterCard Incorporated (including any class B common stock held in trust), even if in accordance with the new global proxy they would have been entitled to a smaller percentage of the outstanding common stock. Under other circumstances, European members could receive up to 44% of the outstanding common stock of MasterCard Incorporated at the end of the transition period. See "Share Allocation and the Global Proxy -- Reallocation of Shares at the Conclusion of the Transition Period." As a result of these provisions, the equity stake of non-European members of MasterCard International in MasterCard Incorporated will be significantly diluted when compared to their current percentage of the total voting power of MasterCard International.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This proxy statement-prospectus contains forward-looking statements, which may be identified by the words "believe," "expect," "anticipate," "intend," "aim," "will" and similar words. These statements are contained throughout this proxy statement-prospectus including in the sections titled "Questions and Answers About the Conversion," "Questions and Answers About the Integration," "Summary," "The Conversion," "The Integration," "Business of MasterCard International," "MasterCard Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business of Europay International" and "Europay Management's Discussion and Analysis of Financial Conditions and Results of Operations." These statements relate to our future prospects, developments and business strategies. Many factors and uncertainties relating to our operations and business environment, all of which are difficult to predict and many of which are outside of our control, influence whether any forward-looking statements can or will be achieved. Any one of those factors could cause our actual results to differ materially from those expressed or implied in writing in any forward-looking statements made by us or on our behalf.

     We list below the principal factors we believe are important to our business, the conversion and the integration and that could cause actual results to differ from our expectations. We caution you that although these factors are important, this list should not be considered as exhaustive or as an admission regarding the adequacy of the disclosure:

     - our relationships with our member financial institutions;

     - substantial and increasingly intense competition worldwide in the current or future global payments industry and consolidation in the payments industry;

     - technological developments in the global payment card industry;

     - potential disruptions of our transaction processing computer systems by natural disaster or otherwise;

     - potential breach of our systems' security;

     - risk of settlement default by our members;

     - our ability to attract, retain and motivate key personnel;

     - general economic conditions, especially interest rates and business cycles;

     - the outcome or impact of putative antitrust claims by the U.S. Department of Justice;

     - the outcome or impact of a putative antitrust class action lawsuit by U.S. merchants;

     - risks related to global political and economic conditions;

     - currency fluctuations and foreign exchange controls;

     - the ability of European members and merchants to accommodate the introduction of the euro;

     - the outcome or impact of European Commission proceedings against Visa's multilateral interchange fee;

     - the consequences of the investigation of Europay's 1997 and 1998 tax returns by the Belgian tax authorities;

     - lack of an existing market for our common stock, particularly given the significant restrictions on transfer and ownership to which the common stock will be subject;

     - concentration of ownership of our common stock in a few of our largest stockholders;

     - affiliation of most of our directors with our members;

     - restrictions on a change of control contained in our organizational documents and applicable law;

     - the potential for reduced influence of members in the future;

     - adverse tax consequences; and

     - failure to complete the integration with Europay or failure to realize the anticipated benefits of the integration with Europay.

                              THE SPECIAL MEETING

PROXY STATEMENT-PROSPECTUS

     This proxy statement-prospectus is being furnished to principal members of MasterCard International in connection with the solicitation of proxies by MasterCard International's board of directors in connection with the proposed plan of conversion.

     This proxy statement-prospectus is first being furnished to principal
members of MasterCard International on or about             , 2001.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     The special meeting is scheduled to be held as follows:

                                           , 2001
                             9:00 a.m., local time
                     MasterCard International Incorporated
                              2000 Purchase Street
                            Purchase, New York 10577

PURPOSES OF THE SPECIAL MEETING

     At the MasterCard International special meeting, the principal members of MasterCard International will be asked to approve a plan of conversion that will convert MasterCard International into a non-stock corporation that is a subsidiary of a stock holding company, MasterCard Incorporated. Under the plan, MasterCard Merger Sub, Inc., a wholly-owned subsidiary of MasterCard Incorporated, will merge with and into MasterCard International according to the terms of the merger agreement and each MasterCard International principal member will receive shares of class A common stock and class B common stock of MasterCard Incorporated, a Delaware stock holding company, and a class A membership interest in MasterCard International, a Delaware non-stock corporation and subsidiary of MasterCard Incorporated. As an integral component of the conversion and integration, the shares of class A common stock and class B common stock of MasterCard Incorporated will initially be reallocated within each of the European and non-European member-stockholder groups in accordance with the new global proxy formula based on the 12 month period ended December 31, 2000. European members of MasterCard International will hold their shares of class B common stock of MasterCard Incorporated through a trust. The shares of class A common stock and class B common stock will represent your equity interest in MasterCard Incorporated. The class A membership interest will represent your continued rights as a licensee to use MasterCard's brands, programs and services.

     We will not transact any other business at the special meeting.

RECORD DATE; VOTES REQUIRED FOR APPROVAL

     The MasterCard International board of directors has fixed the close of
business on             , 2001, as the record date for the determination of the
MasterCard International principal members entitled to notice of and to vote at
the MasterCard International special meeting. On             , 2001, there were
     principal members entitled to notice of and to vote at the special meeting. Principal members affiliated with MasterCard International directors are entitled to exercise votes representing approximately 32% of the votes entitled to be cast on the conversion. The conversion requires the affirmative vote of a majority of the votes cast at the MasterCard International special meeting at which a quorum is present. Under the MasterCard International bylaws, the presence, either in person or by proxy, of principal members representing a majority of the votes eligible to be cast constitutes a quorum.

VOTING PROCEDURES

     If a principal member attends the MasterCard International special meeting in person or sends a representative to the meeting with a signed and notarized proxy, that member may vote or its representative may vote on its behalf. However, since many principal members may be unable to attend the MasterCard International special meeting, those members can ensure that their votes are cast at the meeting by signing and dating the enclosed proxy card and returning it in the envelope provided. When a proxy card is returned properly signed and dated, the vote of the MasterCard International principal member will be cast in accordance with the instructions on the proxy card. If a principal member does not return a signed proxy card or attend the meeting in person or by representative and vote, no vote will be cast on behalf of that member.

     Principal members are urged to mark the box on the proxy card to indicate how their vote is to be cast. If a member returns a signed proxy card but does not indicate on the proxy card how it wishes to vote, the vote represented by the proxy card will be cast "FOR" the proposed conversion.

     Any MasterCard International principal member who executes and returns a proxy card may revoke the proxy at any time before it is voted by:

     - notifying in writing Noah J. Hanft, Secretary of MasterCard International, at 2000 Purchase Street, Purchase, New York, 10577;

     - executing and returning a subsequent proxy; or

     - appearing in person or by representative with a signed proxy and voting at the MasterCard International special meeting.

     Attendance in person or by representative at the MasterCard International special meeting will not in and of itself constitute revocation of a proxy.

SOLICITATION OF PROXIES

     MasterCard International will bear the costs of solicitation of proxies, including the cost of preparing, printing and mailing this proxy statement-prospectus. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from MasterCard International members by directors, officers, employees and agents of MasterCard International in person or by telephone, facsimile or other appropriate means of communication. We have engaged Georgeson Shareholder Communications Inc. to solicit proxies on behalf of MasterCard International. The anticipated cost of Georgeson Shareholder's services is estimated to be approximately $120,000. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to directors, officers and employees of MasterCard International in connection with the solicitation. Any questions or requests for assistance regarding this proxy statement-prospectus and related proxy materials may be directed to:

     MasterCard International Incorporated
     Attention: Office of the Corporate Secretary
     2000 Purchase Street
     Purchase, New York 10577
     Attention: Noah J. Hanft
     Telephone: (914) 249-2000
     Facsimile: (914) 249-4262

or   Georgeson Shareholder Communications Inc.
     17 State Street
     10th Floor
     New York, New York 10004
     Telephone: (212) 440-9800
     Facsimile: (212) 440-9009

     OTHER MATTERS

     Pursuant to the current bylaws of MasterCard International, no other business or matter other than the conversion transaction indicated above may be properly presented at the special meeting. Copies of MasterCard International's bylaws are available to members free of charge upon request to the Secretary of MasterCard International at the address given above.

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

                                 THE CONVERSION

OVERVIEW OF THE CONVERSION

     The conversion refers to the process by which MasterCard International will merge with a subsidiary of MasterCard Incorporated, a newly formed stock holding company. After the conversion, MasterCard International will continue as a non-stock corporation and the principal operating subsidiary of MasterCard Incorporated, which will own the sole class B membership interest of MasterCard International. In the conversion, each principal member of MasterCard International will receive shares of class A common stock and class B common stock of MasterCard Incorporated representing that member's equity interest in MasterCard Incorporated, and a class A membership interest in MasterCard International representing that member's continued rights as a licensee to use MasterCard's brands, programs and services. MasterCard International's rules and standards will not be affected by the conversion and integration.

     We expect that the conversion will be completed as soon as practicable after the conditions to conversion are satisfied, including approval of the conversion by the members, the expiration or termination of any waiting period under the HSR Act and approval of European antitrust authorities. We anticipate that these conditions will be satisfied and that the conversion will be completed in the fourth quarter of 2001 or the first quarter of 2002.

EFFECTS OF THE CONVERSION

     As a stockholder of MasterCard Incorporated, you will have the right to vote on all matters submitted to the stockholders for a vote, including the election of the board of directors, and extraordinary transactions, such as a merger, consolidation, or sale of all or substantially all of the assets or dissolution of MasterCard Incorporated. In any vote for the election of directors, no stockholder, together with its affiliates, will be entitled to vote more than 7% of the outstanding shares that are entitled to vote in that election.

     The board of directors of MasterCard International is required to be the same as the board of directors of MasterCard Incorporated. You will have the right to vote on proposed changes to Article I (Membership) of the bylaws of MasterCard International, but you will no longer be entitled to vote with respect to any other amendments of the charter or bylaws of MasterCard International. The rules for the qualification of members of MasterCard International will be the same as the current rules for the qualification of members of MasterCard International.

     The directors and executive officers of MasterCard Incorporated after the conversion and integration will be the same as the directors and executive officers of MasterCard International before the conversion except for the addition of two voting directors who will be affiliated with European members and the addition of Dr. Peter Hoch, currently Chief Executive Officer of Europay, who will be President of MasterCard's Europe region and a non-voting director. The bylaws of MasterCard Incorporated provide that during the three year transition period following the closing of the conversion and integration:

     - one-third of the members of MasterCard Incorporated's board of directors will be representatives of MasterCard Incorporated's European stockholders;

     - one-third of the members of MasterCard Incorporated's board of directors will be representatives of MasterCard Incorporated's U.S. stockholders;

     - the President and Chief Executive Officer of MasterCard Incorporated will be a director; and

     - the remaining directors will be apportioned among the other regions in accordance with the percentage of common stock owned by the stockholders of those regions.

     After the three-year transition period, the President and Chief Executive Officer will continue to be a director and all other directors will be apportioned among the regions according to each region's respective share of the aggregate vote. The integration agreement provides that the allocation of one-third of the board seats to Europe during the transition period may not be altered.

     The board of directors of MasterCard Incorporated will initially consist of 18 voting members -- six from the U.S., six from Europe, three from Asia/Pacific, one from Canada, one from Latin America and the Caribbean and the President and Chief Executive Officer. The directors will be elected by the class A and class B stockholders, voting together as a single class (so long as the class B shares are entitled to vote), with each share entitled to one vote, subject to the following limitations:

     - no more than two representatives from any member (including its affiliates and affiliate members) may sit on the board of directors;

     - no single stockholder, together with its affiliates, may exercise more than 7% of the voting power in any election of directors; and

     - no more than one-third of the board of directors may be representatives from a single region.

     In addition to the MasterCard Incorporated board of directors, there will be a regional board for each of MasterCard's six operating regions:
Asia/Pacific, Canada, Europe, Latin America and the Caribbean, Middle East/Africa and the United States. Each of the regional boards will be elected by the members from that region. Decisions to establish or eliminate a regional board or overrule one of its decisions must be approved by a two-thirds majority vote of the board of directors. In addition, all of the regions will have a regional president, who will be selected by the President and Chief Executive Officer of MasterCard Incorporated in concurrence with the regional board (or otherwise with a two-thirds majority of the global board of directors). MasterCard Incorporated will also establish a Debit Advisory Board to provide guidance with respect to the ongoing development of MasterCard's debit programs. The powers and responsibilities of the regional boards following the conversion and integration are expected to be substantially similar to the powers and responsibilities of those boards before the conversion and integration.

     For a description of the supermajority requirements necessary to revise these governance arrangements, see "Comparison of Rights of MasterCard International Members Before and After the Conversion and Integration -- Vote on Extraordinary Transactions/Supermajority Voting Provisions."

REASONS FOR THE CONVERSION

     By creating a new holding company, MasterCard Incorporated, which will own MasterCard International, we expect to realize many of the advantages of a stock corporation at the holding company level, while maintaining the flexibility of a membership association in governing the operations of our global payments programs at the subsidiary level. As is typical of a holding company structure, the holding company, MasterCard Incorporated, will control the voting power of its operating subsidiary, MasterCard International, with regard to all items that require a vote of MasterCard International's members, except for amendments to Article I (Membership) of the bylaws.

     We believe that the conversion will enhance the value of our business and our future opportunities by providing us some of the benefits of being a public company. Specifically, we believe that the conversion will:

     - align more closely the interests of MasterCard and our member-stockholders. As member-stockholders increase their MasterCard business, their relative shareholdings in MasterCard Incorporated may increase;

     - provide a more flexible structure to respond to opportunities in the marketplace, for example, by permitting us to complete the integration with Europay more efficiently since Europay already has capital stock outstanding or by permitting us to use our class C common stock as acquisition currency in future acquisitions;

     - result in greater financial transparency for our member-stockholders, since after the conversion MasterCard Incorporated will report financial and business information on a quarterly basis in accordance with Securities and Exchange Commission rules and regulations; and

     - make it easier, if desired, for MasterCard Incorporated to raise financing in the public securities markets to fund technological innovations and other projects since MasterCard Incorporated will be a public reporting company.

BOARD OF DIRECTORS' AND PRINCIPAL MEMBERS' APPROVAL

     On February 8, 2001, the board of directors of MasterCard International approved resolutions recommending the conversion to MasterCard International's members. Approval at the special meeting of at least a majority of votes cast is required to complete the plan of conversion; the quorum for the special meeting is the presence in person or by proxy of members representing a majority of the votes eligible to be cast. Notwithstanding member approval, however, the plan of conversion will not be completed if the integration will not also be completed.

     THE BOARD OF DIRECTORS OF MASTERCARD INTERNATIONAL RECOMMENDS THAT MEMBERS VOTE FOR APPROVAL OF THE PLAN OF CONVERSION.

THE MERGER AGREEMENT EFFECTING THE CONVERSION

     We summarize below the material terms and other provisions of the merger agreement. The description is not complete, and we refer you to the merger agreement, which is contained in Annex A of this proxy statement-prospectus and which we have filed as an exhibit to the registration statement of which this proxy statement-prospectus is a part.

CONVERSION OF MEMBERSHIP INTERESTS

     The conversion will be effected pursuant to the Agreement and Plan of Merger to be entered into among MasterCard Incorporated, MasterCard International and MasterCard Merger Sub, Inc., which we refer to as the merger agreement. The merger agreement provides for the merger of MasterCard International and MasterCard Merger Sub, Inc. under Delaware law, with MasterCard International being the surviving entity. Under the merger agreement, each issued and outstanding principal membership interest in MasterCard International will be automatically converted by virtue of the merger into a class A membership interest of MasterCard International and a specified number of shares of class A common stock and class B common stock of MasterCard Incorporated. The number of shares of class A and class B common stock of MasterCard Incorporated that a principal member receives in the merger will be proportional to the percentage of the total voting power of MasterCard International that such member held in accordance with the historic global proxy formula in effect for the period ended September 30, 2000. Upon completion of the conversion and integration and as an integral component thereof, the shares of class A common stock and class B common stock of MasterCard Incorporated will initially be reallocated within each of the European and non-European member-stockholder groups in accordance with the new global proxy formula based on the 12 month period ended December 31, 2000.

     Class A and class B common stock are fully paid, non-assessable voting equity interests in MasterCard Incorporated. The class A membership interest in MasterCard International represents the member's continued rights as a licensee to use MasterCard's brands, programs and services and participate in the MasterCard system. For a description of the allocation of shares resulting from the conversion and integration, see "Share Allocation and the Global Proxy."

     Under the merger agreement, MasterCard Incorporated will receive the sole outstanding class B membership interest in MasterCard International, which will entitle MasterCard Incorporated to substantially all of the voting power, and all economic rights, in MasterCard International. MasterCard Incorporated's stockholders will participate indirectly in the voting power of, and economic rights associated with, the class B membership interest through their ownership of the class A and class B common stock of MasterCard Incorporated.

     The shares of class B common stock attributable to European members of MasterCard International in the conversion will be held by a trust for their benefit. See "The Integration -- The Class B Common Stock Trust."

     The merger will not close, and your existing membership interest will not be modified as described above, unless a majority of the votes cast at the special meeting at which a quorum is present approve the conversion and the merger agreement. The board of directors of each of MasterCard Incorporated, MasterCard International and MasterCard Merger Sub, Inc. may terminate the merger agreement at any time prior to the conversion whether before or after the approval of the members of MasterCard International.

APPLICATION OF THE SECURITIES LAWS TO SHARES RECEIVED

     As a result of the conversion, stockholders of MasterCard Incorporated will be subject to various provisions of the U.S. federal securities laws. Pursuant to Rule 10b-5 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, all stockholders will be prohibited from trading MasterCard Incorporated shares while in possession of any material, non-public information about MasterCard Incorporated. In addition, certain significant stockholders of MasterCard Incorporated may be required to file public reports with respect to their stockholdings. Other reporting obligations may also apply. Responsibility for compliance with these laws will reside with the applicable stockholder, not MasterCard Incorporated.

ACCOUNTING TREATMENT OF THE CONVERSION

     We anticipate that upon our conversion to a stock corporation, our retained earnings will be reallocated to capital stock and additional paid-in capital on issuance of common stock to members in exchange for their member interests. This treatment is consistent with accounting for demutualizations in accordance with accounting principles generally accepted in the United States.

     With respect to the manner in which they account for their equity interest in MasterCard, members should consult their financial advisors regarding the potential accounting implications of the conversion.

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                                THE INTEGRATION

OVERVIEW OF THE INTEGRATION

     The integration refers to the acquisition of Europay by MasterCard Incorporated and the integration of the businesses of Europay and MasterCard International. In the integration, Europay's shareholders other than MasterCard International and MEPUK will exchange their Europay shares (and shareholders of MEPUK will exchange their MEPUK shares) for shares of class A common stock and class B common stock of MasterCard Incorporated. The shares of class B common stock attributable to European members of MasterCard International and the shareholders of Europay and MEPUK in the integration will be held by a trust for their benefit. See "-- The Class B Common Stock Trust." For a description of the allocation of shares resulting from the conversion and integration, see "Share Allocation and the Global Proxy."

BACKGROUND OF THE INTEGRATION

     MasterCard International has a long-standing relationship with Europay, originating with Eurocard International's alliance with Interbank Card Association, MasterCard's predecessor, in 1968. In 1996, MasterCard International and Europay entered into an alliance agreement under which MasterCard International delegated to Europay the authority to manage the MasterCard brand in Europe and to process the licensing of MasterCard's brands to European financial institutions. MasterCard International and Europay are also partners in Maestro International, a joint venture established in 1992 to oversee the global development of the Maestro debit service, and entered into an agreement regarding the Maestro brand in 1997 to further strengthen their cooperation in this area. Each of MasterCard International and Europay own a 50% interest in Maestro International Incorporated, a Delaware corporation which owns the Maestro brand. MasterCard International currently owns approximately 12.25% of the capital stock of Europay and 15.0% of the capital stock of European Payment Systems Services (EPSS), Europay's transaction processing subsidiary. In addition, European members currently own approximately 7.0% of the total voting power, and related economic rights, of MasterCard International.

     As the MasterCard-Europay relationship developed, the managements of the organizations came to believe that they could significantly enhance the value of their alliance if they more fully integrated their organizations and focused their combined efforts on promoting a core set of global brands and services. In November 1999, a subcommittee of the MasterCard International board of directors authorized management to retain the services of Mercer Consulting to advise the board on revisions to MasterCard's corporate governance structure. Among other things, the board charged Mercer with the task of evaluating the existing MasterCard/Europay alliance. During a period of five months, representatives of Mercer met with members of the management teams of both parties and members of their respective boards of directors. The purpose of these meetings was to gather information about the working relationship of the parties and to assess whether improvements could and should be made.

     At a meeting of MasterCard International's board held on March 23, 2000, representatives of Mercer reported that, while the relationship between MasterCard International and Europay under the alliance agreement was generally positive, the parties would be better served by combining their organizations, aligning their interests more directly, focusing their considerable combined resources on promoting MasterCard's core brands and eliminating duplicative functions.

     On March 23, 2000, the MasterCard International board authorized the formation of a committee consisting of Donald L. Boudreau, MasterCard International's then Chairman, and Robert W. Pearce, a director, to enter into preliminary discussions about the possibility of integrating the organizations. On April 13, 2000, the board of directors of Europay designated a counterpart committee consisting of Dr. Kurt Richolt, Europay's then Chairman, Dr. Wolfgang Klein, then a director of Europay, and Baldomero Falcones Jaquotot, a director of Europay and MasterCard International. Dr. Klein served on Europay's negotiating committee until November 2000. Robert Selander, MasterCard International's President and Chief Executive Officer, and Peter Hoch, Europay's Chief Executive Officer, also participated in the discussions to assist the respective committees as needed.

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

     During the next 16 months, the negotiating committees of MasterCard International and Europay met in person or by telephone a number of times to discuss a possible combination of the MasterCard International and Europay businesses. They discussed a wide range of strategic and operational issues, with a particular focus on the following:

     - the valuations of the organizations on a stand-alone and combined basis;

     - ways of measuring the relative contribution of the European members of MasterCard International to the business of the combined company;

     - the merits of a global proxy formula that recognized contributions to MasterCard International's gross dollar volume and gross acquiring volume compared to a formula that was strictly revenue-based;

     - the composition of the board of directors of the combined organization;

     - the level of authority that should be delegated to the regional boards and management;

     - the types of fundamental corporate matters that should not be changed without the approval of a supermajority of the board of directors or stockholders;

     - limitations on the assessability of memberships;

     - the benefits and detriments associated with converting MasterCard International to a stock corporation; and

     - the merits of a holding company structure.

     In July 2000, the boards of directors of MasterCard International and Europay reviewed the progress that had been achieved by the negotiating committees. At these meetings, representatives of Mercer presented a report summarizing the work of the negotiating committees to date. At its July 27, 2000 meeting, the MasterCard International board authorized the MasterCard negotiating committee to continue its work.

     The negotiating teams continued to meet periodically after the board meetings in July 2000 to discuss the proposed transactions and to draft a preliminary term sheet. During this time, representatives from Donaldson, Lufkin & Jenrette (subsequently Credit Suisse First Boston), MasterCard International's financial advisor, and Merrill Lynch & Co., Europay's financial advisor, assisted the negotiating teams in analyzing the companies. The Europay negotiating team advised the MasterCard International team that the Europay shareholders strongly favored a stock conversion and viewed it as a critical part of the overall transaction.

     At a meeting of the MasterCard International board held in November 2000, members of the MasterCard International negotiating team and representatives from Mercer reported that the two sides had made substantial progress. The Mercer representatives made a presentation to the board concerning the latest draft of the term sheet. The board engaged in a discussion about particular aspects of the proposed terms. The board authorized the negotiating team to proceed with the negotiations and to engage in a formal due diligence investigation of Europay. Europay would undertake a similar investigation of MasterCard International.

     The parties began their respective due diligence investigations in December 2000. The parties' due diligence covered financial, accounting, operational, legal, human resources and other areas. Diligence was performed both on-site, at the other party's principal offices, and off-site. The diligence process continued for approximately two months.

     Subsequent to MasterCard International's November board meeting, the MasterCard International and Europay negotiating teams held several more in-person and telephonic meetings in advance of special Europay and MasterCard International board meetings called for February 2000. In addition, during this time the parties substantially completed their respective due diligence investigations and analyses.

     A special meeting of the MasterCard International board was held on February 8, 2001 for the purpose of considering and approving the term sheet. At this meeting, representatives of Mercer made a presentation about the changes made to the term sheet since the November board meeting. MasterCard International's Chief Financial Officer made a presentation regarding the financial, valuation, tax and accounting aspects of

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

the integration and the stock conversion. A representative of MasterCard International's due diligence team presented the findings of the diligence investigation. MasterCard International's senior executive in charge of technology made a presentation regarding plans for integrating the technology systems of the two companies. The board adopted resolutions recommending the conversion and integration to MasterCard International's members and approving the term sheet, and authorized the MasterCard International negotiating team to seek to finalize negotiations with Europay. The board also authorized the conversion of MasterCard International to a stock corporation.

     On February 12, 2001, the board of directors of Europay approved resolutions recommending the integration to Europay's shareholders.

     During the months of February through May 2001, counsel for MasterCard International and Europay prepared definitive documentation to effect the conversion and integration. Numerous telephone conversations and meetings were held among representatives of MasterCard International and Europay and their legal advisors for the purpose of negotiating the definitive agreements.

     Forms of agreements were provided to the MasterCard International and MasterCard Incorporated boards in advance of a special meeting called for May 16, 2001. At this meeting, the MasterCard International and MasterCard Incorporated boards approved the forms of agreements and authorized management to file the registration statement of which this proxy statement-prospectus forms a part with the Securities and Exchange Commission. Subsequently, the managements of MasterCard and Europay finalized the definitive agreements and prepared the registration statement for filing.

REASONS FOR THE INTEGRATION

     The integration represents the opportunity for MasterCard to enhance its global scope and payment programs by acquiring an important partner that operates in a desirable region of the world and has demonstrated success in several key business functions. Specifically:

     - In 2000, the Europe region represented approximately 22.5% of MasterCard's worldwide gross dollar volume, not including Maestro and Cirrus transactions.

     - European countries are among the largest and most sophisticated payments markets in the world and represent a significant portion of the global payments industry.

     - Europay has demonstrated expertise in chip and debit programs and services, and in the ongoing development of new mobile commerce payment applications.

     The integration will also give MasterCard the opportunity to:

     - Establish a more consistent global marketing message, particularly in Europe, that is intended to increase MasterCard's presence in Europe and thereby make the Europe region more attractive to all MasterCard members. Following completion of the integration, MasterCard will be better able to coordinate European marketing programs, enabling us to build our brands in Europe in concert with our global brand-building efforts. We expect that this increased coordination, combined with improved productivity, faster time to market and greater emphasis on customized solutions for members, should strengthen the presence of the MasterCard family of brands both in Europe and around the world.

     - Take advantage of Europay's expertise in debit and chip cards and mobile commerce. Europay and Maestro have established in Europe a significant leadership in the debit and chip card arenas as well as in mobile commerce. Given the increasing use by cardholders globally of these applications, the skills and knowledge already present at Europay in these areas will represent a key strength for MasterCard, permitting the development of new business solutions.

     The integration represents the opportunity for Europay to merge with a well-capitalized industry leader and, as a result, to leverage its own strengths based on the broader resources of the MasterCard brand and organization. For European members of the combined company, integration with MasterCard provides additional opportunities to succeed in an increasingly competitive global business, in which size, an existing

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

network of members, and the ability to develop quickly new and profitable products and services will likely differentiate successful competitors.

     In particular, the integration with MasterCard provides European members with the opportunity to:

     - Participate in the MasterCard system on a much more significant scale than they currently do. After the conversion and integration, the European members will participate in MasterCard Incorporated as holders initially of 33 1/3% of its outstanding common stock, subject to change after the transition period, as more fully described in "Share Allocation and the Global Proxy."

     - Utilize MasterCard's expertise in brand building and customer-centered service. Following completion of the integration, MasterCard's marketing team will coordinate with members and staff in the new Europe region to enhance brand-building efforts in that region. This is expected to result in increased brand awareness and higher usage and acceptance levels, making the European region stronger for all MasterCard members. Furthermore, European members will benefit from the reallocation of MasterCard's resources to deliver more customized relationship management and professional services.

     - Utilize MasterCard's expertise in marketing consulting, Internet and corporate expertise. The integration will permit Europay to take advantage of MasterCard's marketing consulting expertise to further advance the European credit business. In addition, joining MasterCard's Internet experience with Europay's strengths in chip and mobile commerce should lead to the development of more electronic business solutions. Finally, Europay will be able to draw on the corporate resources of the larger MasterCard organization.

     To both MasterCard and Europay, the integration represents the opportunity to merge separate businesses into one organization, with the resulting opportunity to develop a stronger, combined operation and to:

     - Establish a global management team and governance structure. The integration of the companies will provide an opportunity for a more cohesive and consistent global governance and management structure, which is currently divided among the MasterCard, Europay and Maestro organizations, each of which has separate governance requirements. Integrating MasterCard and Europay is also expected to result in a more rapid time to market for products due to enhanced decision-making and coordinated product development and management.

     - Establish improved delivery of customized relationship management and professional services. As a result of the integration, we hope that the combined company will be in a position to deliver to European members more customized relationship management and professional services, such as marketing and operations consulting, to foster the growth and profitability of existing businesses and to facilitate the establishment of new payments programs and applications. In addition, we expect to join the technology operations of MasterCard and Europay to improve the flexibility, speed of change, interoperability and productivity of services provided to members, as well as to reduce costs. Finally, standardizing MasterCard's and Europay's programs and services should improve and make more consistent the quality of services delivered to members.

     - Achieve personnel and system synergies. By combining the two companies, a greater pool of key personnel resources should be available to maintain and enhance our competitive advantages, including a wider array of customer, product and regional knowledge; technologies; marketing support and research; and stronger financial resources. In addition, we expect that, by integrating the two companies, we will be able to realize cost savings from integrating our transaction processing systems, eliminating overlapping staff functions and programs and by taking advantages of economies of scale.

THE INTEGRATION AGREEMENT

     We summarize below the material terms and other provisions of the integration agreement. The description is not complete, and we refer you to the integration agreement, which is contained in Annex B of

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

this proxy statement-prospectus and which we have filed as an exhibit to the registration statement of which this proxy statement-prospectus is a part.

EXCHANGE AND ALLOCATION OF SHARES

     The integration will be made pursuant to the Share Exchange and Integration Agreement to be entered into by MasterCard Incorporated, MasterCard International and Europay International, which we refer to as the integration agreement. In connection with the integration agreement, each shareholder of Europay (other than MasterCard International and MEPUK) will enter into the separate share exchange agreement with MasterCard Incorporated and MasterCard International, pursuant to which it will exchange its Europay shares for a specified number of shares of class A common stock and class B common stock of MasterCard Incorporated. In addition, the shareholders of MEPUK will enter into the MEPUK agreement with MasterCard Incorporated and MasterCard International as described under the heading "-- MEPUK" below, pursuant to which they will exchange their MEPUK shares for a specified number of shares of class A common stock and class B common stock of MasterCard Incorporated. The integration agreement also provides, as an integral component of the conversion and integration, that the shares of class A and class B common stock of MasterCard Incorporated issued to the principal members of MasterCard International and the shareholders of Europay and MEPUK will initially be reallocated within each of the European and non-European member-stockholder groups in accordance with the new global proxy calculation described herein.

     The integration agreement defines how the European members of MasterCard, including those members that are not shareholders of Europay, and the non-European members of MasterCard, will be treated in the conversion and the integration. For a description of the allocation of shares resulting from the conversion and integration, see "Share Allocation and the Global Proxy."

     The shares of class B common stock attributable to European members of MasterCard International and the shareholders of Europay and MEPUK in the integration will be held by a trust for their benefit. See "-- The Class B Common Stock Trust."

CONDUCT OF BUSINESS PRIOR TO CLOSING OF INTEGRATION

     From the date of the integration agreement until the closing of the integration, each of MasterCard Incorporated, MasterCard International and Europay have agreed to conduct their respective businesses in the ordinary course, consistent with past practice, and, among other things, to take all commercially reasonable steps and to act in good faith in cooperation with the other party to obtain all necessary government approvals. The parties also have agreed to the restrictions summarized below.

     Europay has agreed that, except as may be required by law, unless previously disclosed to MasterCard International or agreed to by MasterCard Incorporated, it and its subsidiaries will not, and will not enter into an agreement to, among other things:

     - increase the compensation of its officers, employees or consultants whose compensation is, or after giving effect to any change, would be, $100,000 or more;

     - issue or sell any shares of its capital stock or its other equity interests;

     - declare or pay any dividend or other distribution on its capital stock or its other equity interests or redeem or purchase any of its capital stock or its other equity interests;

     - incur net new debt exceeding E15 million or prepaying any existing debt;

     - make capital expenditures or commitments exceeding E15 million.

     MasterCard Incorporated and MasterCard International have agreed that they and their subsidiaries will not:

     - liquidate or dissolve themselves;

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

     - declare or pay any dividend or other distribution on its capital stock or other equity interests or redeem or purchase any capital stock or other equity interests; or

     - engage in a material business combination transaction unless it has been disclosed in this proxy statement-prospectus.

CONDITIONS TO CLOSING OF THE INTEGRATION

     MasterCard Incorporated's and MasterCard International's obligations, on the one hand, and Europay's obligations, on the other hand, to complete the integration are subject to satisfaction, or waiver by the other side, of the following conditions:

     - each party's representations and warranties must be true on the date of the closing of the integration;

     - each party must have performed or complied with each of its respective agreements contained in the integration agreement;

     - there must not be, on the date of closing of the integration, any order or law prohibiting the closing of the integration or conversion or any action or proceeding to prohibit the integration before any governmental and regulatory authority, and all required consents and approvals with any governmental or regulatory authorities, in form and substance reasonably satisfactory to the other party, must have been obtained;

     - all consents or waivers to the performance by the parties to the integration agreement of their respective obligations under the integration agreement and all consents or waivers relating to contracts of the parties must be obtained in form and substance reasonably satisfactory to the other party;

     - the registration statement of which this proxy statement-prospectus forms a part must have been declared effective by the Securities and Exchange Commission and must not be subject to any stop order or proceeding by the Securities and Exchange Commission relating to a stop order; and

     - each party must have had delivered to the other opinions of counsel, officer's certificates, revised charter and bylaws and tax rulings from relevant tax authorities or related opinions of tax counsel, in each case, as specified in the integration agreement.

     In addition, MasterCard Incorporated's and MasterCard International's obligations to complete the integration are subject to the satisfaction by Europay, or the waiver by MasterCard Incorporated and MasterCard International, of the following additional conditions:

     - the board of directors of Europay must have resigned, effective as of the date of the closing of the integration;

     - certain of the European members must have entered into an intellectual property assignment agreement, as specified in the integration agreement, confirming that Europay is the sole owner of the intellectual property rights associated with its brands;

     - each shareholder of Europay (other than MEPUK) must have entered into the share exchange agreement with MasterCard Incorporated and MasterCard International, as specified in the integration agreement, to transfer its shares of Europay capital stock to MasterCard Incorporated in exchange for class A common stock and class B common stock of MasterCard Incorporated, as summarized above, and the MEPUK agreement described under the caption "-- MEPUK" below must have been entered into; and

     - a satisfactory U.S. tax opinion from counsel or Internal Revenue Service ruling must have been received by MasterCard Incorporated.

     Finally, Europay's obligation to complete the integration is subject to the satisfaction or waiver of the following additional conditions:

     - the merger agreement must have been executed; and

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

     - satisfactory tax opinions or rulings from applicable taxing authorities with respect to the tax consequences of the conversion and integration in certain non-U.S. jurisdictions must have been received.

     The form of the share exchange agreement referred to above is an exhibit to the integration agreement, which is contained in Annex B to this proxy statement-prospectus. We have also separately filed the form of share exchange agreement as Annex C to this proxy statement-prospectus.

POST-CLOSING COVENANTS

     After the closing of the integration, the parties to the integration agreement agree that:

     - MasterCard Incorporated will initiate and maintain a Global Center of Excellence in Waterloo, Belgium as the primary focus of global debit activities for three years, so long as it is commercially reasonable to do so;

     - MasterCard Incorporated will initiate a Global Center of Excellence for mobile commerce and chip products in Waterloo, Belgium for three years, so long as it is commercially reasonable to do so;

     - MasterCard will not prohibit the use of Eurocard as a program name so long as it is used in a manner consistent with any rules of MasterCard concerning the use of program names;

     - subject to the approval of the appropriate internal divisions, the parties intend that members will not experience any adverse impact on pricing or service levels as a result of a technical convergence; and

     - marketing support to the Eurocard brand in connection with its sponsorship of European football will continue until the European Football Championships in 2004.

TERMINATION

     The parties to the integration agreement may terminate it on any of the following bases:

     - by mutual agreement of the parties for any reason;

     - in the event of a material breach by Europay, on the one hand, or MasterCard Incorporated and MasterCard International, on the other hand, that is not cured within five business days following notice of the breach or on notice by one party that the satisfaction of its obligations under the integration agreement has become impossible or impracticable despite the use of commercially reasonable efforts; and

     - at any time after March 31, 2002 if the closing of the integration has not occurred and this failure is not a result of a breach of the integration agreement by the terminating party.

ALLOCATION OF LIABILITY FOR BREACH

     The bylaws of MasterCard International provide that losses and liabilities resulting from a breach of the representations and warranties of MasterCard Incorporated, MasterCard International or Europay contained in the integration agreement will be distributed equitably among MasterCard's six regions as an expense. However, losses and liabilities related to a breach by either of MasterCard Incorporated or MasterCard International of its representations and warranties in the integration agreement exceeding $21 million in the aggregate will be allocated solely to regions other than Europe. Conversely, losses and liabilities related to a breach by Europay of its representations and warranties in the integration agreement exceeding $7 million in the aggregate will be allocated solely to Europe.

SUPERMAJORITY VOTING PROVISIONS

     After completion of the conversion and integration, approval of at least 75% of the directors present at a meeting at which a quorum is present and, in certain cases, the holders of a majority of the outstanding class A

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

common stock and class B common stock voting together as a single class (so long as the class B common stock has voting rights) will be required to, among other things:

     - alter MasterCard Incorporated's status as a stock corporation;

     - amend the certificate of incorporation of MasterCard Incorporated to authorize MasterCard Incorporated to issue stock other than the class A, B or C common stock;

     - sell, lease or exchange all or substantially all of MasterCard Incorporated's assets;

     - approve the sale, lease or exchange of all or substantially all of the assets of MasterCard International;

     - engage in a business combination (merger or consolidation) involving MasterCard Incorporated or MasterCard International;

     - undertake an initial public offering;

     - amend the MasterCard International certificate of incorporation to allow MasterCard International to issue capital stock, to create additional classes of membership interests in MasterCard International, to subject the property of the members of MasterCard International to the obligations of MasterCard International or to subject non-U.S. programs to the satisfaction of any liabilities arising from the current DOJ and merchant antitrust litigations in the United States;

     - amend the provisions of the MasterCard International bylaws relating to special assessments that may be imposed upon the members of MasterCard International;

     - make any modification to the bylaw provision stating the proportion of directors to come from each region;

     - alter MasterCard International's board seating methodology;

     - change the definition of the global proxy calculation;

     - raise the limitation on voting for directors applicable to stockholders and their affiliates to greater than 15% of the outstanding voting stock entitled to be voted;

     - approve the issuance of voting class C common stock or class C common stock that, together with all other issuances of class C common stock made during the immediately preceding two years, represents greater than 5% of the total number of shares of class A and class B common stock outstanding prior to the issuance; and

     - modify any of these supermajority requirements.

     After completion of the conversion and integration, the following actions, among others, will require approval of at least 66 2/3% of the directors present at a meeting at which a quorum is present:

     - establishing or eliminating regional boards;

     - modifying MasterCard's internal regional cost allocation methodology;

     - modifying the bylaw provision setting forth the overall size of the MasterCard Incorporated board of directors;

     - approving the issuance of shares of class C common stock;

     - permitting a stockholder's ownership level to exceed 15%;

     - permitting the issuance of shares of class A or class B common stock of MasterCard Incorporated in excess of the number of shares to which a stockholder would be entitled under the global proxy;

     - deciding to overrule a decision taken by a regional board that was permitted to be taken in accordance with the bylaws;

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

     - deciding to overrule a recommendation made by the Debit Advisory Board that was permitted to be taken in accordance with the bylaws; and

     - modifying any of these supermajority requirements.

     More detailed supermajority voting provisions are contained in the certificates of incorporation and bylaws of each of MasterCard Incorporated and MasterCard International. See "Description of Capital Stock of MasterCard Incorporated" and "Comparison of Rights of MasterCard International Members Before and After the Conversion and Integration."

MEPUK

     One of the shareholders of Europay is MasterCard/Europay U.K. Limited ("MEPUK"), a company formed by certain financial institutions in the United Kingdom for the purpose of holding their shares in Europay. In lieu of the share exchange procedures described elsewhere in this proxy statement-prospectus, the shareholders of MEPUK will enter into a related share exchange agreement with MasterCard Incorporated and MasterCard International pursuant to which they will exchange all their MEPUK shares for shares of common stock of MasterCard Incorporated. As a result of this transaction, MEPUK will become a wholly-owned subsidiary of MasterCard Incorporated and will continue to hold shares of Europay.

     On or before the closing of the integration, MEPUK will distribute to its shareholders or otherwise cause to be discharged any and all assets and liabilities of MEPUK, other than its shares in Europay. In the MEPUK agreement, the MEPUK shareholders will further agree to indemnify MasterCard Incorporated and MasterCard International for any liabilities incurred by MEPUK, or arising with respect to activities undertaken by MEPUK, in the period up to and including the closing of the integration. MasterCard Incorporated will also agree to distribute to the MEPUK shareholders, net of any taxes or liabilities, any assets of MEPUK (other than the Europay shares) not distributed prior to the closing of the integration.

     The MEPUK agreement is filed as an exhibit to the registration statement of which this proxy statement-prospectus forms a part.

THE CLASS B COMMON STOCK TRUST

     The shares of class B common stock attributable to European members of MasterCard International and the shareholders of Europay and MEPUK in the conversion and integration will be held by a trust to be established in the United Kingdom for their benefit. The terms of the trust provide that the voting rights associated with the class B common stock will be passed through to the stockholders entitled thereto on a pro rata basis. Similarly, the trust will distribute any dividends received with respect to the class B common stock to the European stockholders entitled thereto on a pro rata basis.

     Upon the conclusion of the three year transition period and thereafter, the class B common stock will be released from the trust and converted into class A common stock to be distributed to the stockholders entitled thereto. The trust will terminate upon the final distribution of the class B common stock.

     The trust deed relating to the class B common stock trust is included in this proxy statement-prospectus as Annex D.

BRAND MIGRATION

     MasterCard Incorporated, MasterCard International and/or Europay intend to enter into one or more brand migration agreements with principal members in Europe, including EKS in Germany, pursuant to which, among other things, MasterCard and Europay will provide support for marketing initiatives designed to migrate all uses of the Eurocard-MasterCard brand mark on cards, acceptance decals, advertising and other materials to the MasterCard brand mark.

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

ACCOUNTING TREATMENT OF THE INTEGRATION

     We anticipate that the integration will be accounted for under the purchase method of accounting in accordance with accounting principles generally accepted in the United States. The excess of purchase price over the fair value of tangible and identifiable intangible assets less liabilities will be recorded as goodwill. Goodwill and other intangible assets resulting from the integration that have indefinite useful lives will not be amortized, but will be tested for impairment at least annually.

     With respect to the manner in which they account for their equity interest in MasterCard, members should consult their financial advisors regarding the potential accounting implications of the integration.

REGULATORY MATTERS RELATING TO THE INTEGRATION

     We set forth below descriptions of the European jurisdictions that must be notified of the integration and that may require regulatory approval before we can complete the integration.

     Within the European Union, transactions falling under the European Commission's merger regulations require prior notification and regulatory approval. The proposed integration amounts to a concentration within the meaning of the European Commission merger regulations because it will entail a change of control of Europay. However, because the consolidated worldwide revenue of MasterCard and Europay is below the threshold stipulated by the regulations, prior notification and regulatory approval will not be required at the European Commission level. Notwithstanding this, Europay has informed the European Commission of the integration for informational purposes.

     A number of countries within the European Union require notification and prior regulatory approval depending upon whether the national merger control thresholds are met or not. National merger control thresholds can relate to the national and worldwide revenues of the parties and/or to their market share in the country in question, with thresholds for market share ranging from 20% to 35%. National notification will be necessary in Germany and Finland on the basis of revenue and in Spain and Greece on the basis of national market share. If the regulatory authorities in any of these countries determine that the conversion and integration present an issue under applicable competition law, they may delay, impose conditions on or prevent completion of the conversion and integration.

     The consummation of both the conversion and the integration may also be subject to the expiration or termination of all waiting periods for which filings will be made with the U.S. antitrust agencies under the HSR Act, in connection with both transactions. Certain members of MasterCard International and certain shareholders of Europay that receive shares of MasterCard Incorporated in the transactions may be required to make filings under the HSR Act if the fair market value of their MasterCard Incorporated shares exceeds $50 million and they do not intend to hold those shares solely for investment purposes. Members should consult their advisors to determine whether they are required to make any filings under the HSR Act.

                     SHARE ALLOCATION AND THE GLOBAL PROXY

INTRODUCTION

     Since the mid 1990s, the global proxy formula used by MasterCard International to allocate voting power at annual meetings of members has been based solely on revenue received by MasterCard International on MasterCard transactions. In connection with the conversion and integration, MasterCard Incorporated will migrate to a new global proxy formula designed to take a more comprehensive, balanced account of the contributions of member-stockholders to MasterCard's business. In particular, the new global proxy calculation will measure each member-stockholder's contribution to three key elements of MasterCard's business -- gross dollar volume ("GDV"), gross acquiring volume ("GAV") and revenue -- and will also account for revenue and volume earned in connection with MasterCard, Maestro and Cirrus-branded cards. Revenue will account for one half, and GDV and GAV will each account for one fourth, of the new global proxy calculation.

     The new global proxy calculation will be used for three purposes. First, in conjunction with the apportionment of MasterCard Incorporated shares between members within Europe and members outside of Europe described below, it will be used to determine the allocation of shares to member-stockholders upon the closing of the conversion and integration. This will take the form of a reallocation of shares using the new global proxy calculation immediately following, and as an integral component of, the conversion and integration. Second, it will be used to determine the reallocation of MasterCard Incorporated shares among member-stockholders at the end of the three-year transition period following the closing of the conversion and integration, also in conjunction with the apportionment of shares between Europe and non-Europe described below. Finally, it will be used on an ongoing basis to determine the maximum number of shares of MasterCard Incorporated that a member-stockholder may own and the minimum number of shares of MasterCard Incorporated that a member-stockholder will be required to own.

     In connection with the initial allocation of shares, the relevant period for calculating the new global proxy will be the 12 month period ended December 31, 2000. (In contrast, the last global proxy using the historical, revenue-only formula was calculated for the 12 month period ended September 30, 2000.) All subsequent calculations of the new global proxy will be made on the basis of each successive 12 month period beginning on the first business day of the fiscal quarter following the closing of the conversion and integration. All global proxy calculations will be made on an accrual basis of accounting. (In contrast, the historical global proxy formula was calculated on a cash basis of accounting). The board of directors of MasterCard Incorporated is empowered to establish a record date in connection with each global proxy calculation for purposes of determining the stockholders of record whose GDV, GAV and revenue will be included in determining the relevant global proxy. For the initial allocation of shares, the record date will be the closing date of the conversion and integration.

     The new global proxy formula and the regional apportionment of shares are described in the integration agreement and in the by-laws of MasterCard Incorporated. Matters relating to the ec Pictogram shares are described principally in the integration agreement.

     CONSISTENT WITH THE HISTORICAL GLOBAL PROXY CALCULATION, THE NEW GLOBAL PROXY FORMULA WILL ONLY TAKE ACCOUNT OF REVENUES AND VOLUMES CONTRIBUTED BY PRINCIPAL MEMBERS OF MASTERCARD INTERNATIONAL, INCLUDING AFFILIATE MEMBERS WHO PARTICIPATE INDIRECTLY IN THE MASTERCARD BUSINESS THROUGH PRINCIPAL MEMBERS. AFFILIATE MEMBERS WILL NOT RECEIVE ANY SHARES IN THE CONVERSION AND INTEGRATION, BUT PRINCIPAL MEMBERS OF MASTERCARD INTERNATIONAL WILL RECEIVE SHARES BASED ON THE NEW GLOBAL PROXY FORMULA THAT REFLECTS REVENUES AND VOLUMES CONTRIBUTED BY THEIR RESPECTIVE AFFILIATES. FINANCIAL INSTITUTIONS THAT ARE MEMBERS OF MAESTRO INTERNATIONAL INCORPORATED OR CIRRUS SYSTEMS, INC. BUT ARE NOT ALSO PRINCIPAL MEMBERS OR AFFILIATES OF PRINCIPAL MEMBERS OF MASTERCARD INTERNATIONAL WILL NOT RECEIVE ANY SHARES IN THE CONVERSION AND INTEGRATION BUT WILL BE ELIGIBLE TO RECEIVE SHARES AT THE CONCLUSION OF THE TRANSITION PERIOD IF THEY APPLY FOR, AND ARE GRANTED, PRINCIPAL MEMBERSHIP IN MASTERCARD INTERNATIONAL DURING THE TRANSITION PERIOD.

THE GLOBAL PROXY

     The Formula. For each member-stockholder (other than a travelers cheque member), the global proxy calculation will be equal to the sum obtained by adding (A) .25 multiplied by a fraction, the numerator of which is the member-stockholder's GDV and the denominator of which is MasterCard Incorporated's total GDV attributable to all member-stockholders, plus (B) .25 multiplied by a fraction, the numerator of which is the member-stockholder's GAV and the denominator of which is MasterCard Incorporated's total GAV attributable to all member-stockholders, plus (C) .50 multiplied by a fraction, the numerator of which is the revenues paid by the member-stockholder to MasterCard Incorporated and its subsidiaries and the denominator of which is the revenues paid by all member-stockholders to MasterCard Incorporated and its subsidiaries, in each case for the applicable period. Only actual, as opposed to estimated, GDV, GAV and revenues paid will be considered for purposes of the global proxy calculation. In addition, for purposes of the global proxy calculation:

     - GDV. GDV means processed and non-processed issued volumes (including domestic and international retail purchases, cash transactions, convenience checks, on-us transactions, intra-processor transactions, local use only transactions and balance and commercial funds transfers) that occur as a result of one or more of (A) a transaction involving any one of MasterCard Incorporated's brands (e.g., MasterCard, Eurocard, Maestro, Cirrus and ec Pictogram) or (B) a non-MasterCard branded transaction involving a card that includes any one of MasterCard Incorporated's brand logos as well as other payment brand logos, provided that such other payment brands are not in direct competition with any MasterCard brands as determined by MasterCard Incorporated.

     - GAV. GAV means processed and non-processed acquired volumes (including domestic and international retail purchases, cash transactions, on-us transactions, intra-processor transactions and local use only transactions) that occur as a result of one or more of (A) a transaction involving any one of MasterCard Incorporated's brands (e.g., MasterCard, Eurocard, Maestro, Cirrus and ec Pictogram) or (B) a non-MasterCard branded transaction involving a card that includes any one of MasterCard Incorporated's brand logos as well as other payment brand logos, provided that such other payment brands are not in direct competition with any MasterCard brands as determined by MasterCard Incorporated.

     - Revenue. Revenues paid for a particular member-stockholder are, for any period, all revenues of MasterCard Incorporated on a consolidated basis, calculated in accordance with U.S. GAAP, that are generated by the activities of that member-stockholder, other than (1) any fees or other charges associated with the termination of that member-stockholder's membership in MasterCard International, (2) integration-related assessments paid by that member-stockholder, (3) other fees and charges paid by that member-stockholder in its capacity as a member of MasterCard International if those fees and charges were imposed on less than all of the members of MasterCard International (except for fees and charges pertaining to business development, ordinary course of business and other matters deemed to be includable by the management of MasterCard International in management's sole discretion) and (4) fines and penalties paid by that member-stockholder (except as determined includable in the sole discretion of the management of MasterCard International). For purposes of the initial allocation of shares associated with the closing of the conversion and integration, MasterCard intends generally to include fines and penalties in the calculation of revenues paid, except for termination fees.

     GDV and GAV Volume Weightings. In calculating GDV and GAV, each member-stockholder's volume must be broken into four categories, each of which is weighted differently for purposes of the calculation, as described below. The weighted categories are designed to reflect the relative value of different activities to MasterCard's overall business, and provide the highest recognition to transactions that are fully assessed by MasterCard based on volume. Volumes attributable to transactions involving only card-based assessments are accorded relatively lower weight. Volumes are included in the global proxy calculation whether they are assessed directly or the cards to which they relate are subject to card fee assessments of the type contemplated by the applicable category of volume. In addition, for each global proxy calculation performed prior to the expiration of the transition period, volumes in the following categories will be included even if they are not subject to volume-based or card fee assessments.

     - Volumes Weighted at 100%. All of the following volumes are weighted at 100% of actual volume: (1) volumes on cards carrying the MasterCard brand that are subject to volume-based assessments or non de minimis, meaningful card fee assessments, (2) Maestro and Cirrus processed debit volumes and (3) Maestro and Cirrus stand-alone debit assessed volumes so long as Maestro, a brand representing a stored value application that is permitted to be used by members of MasterCard International and/or Cirrus is the sole acceptance brand on the card and the assessments are non de minimis.

     - Volumes Weighted at 75%. All of the following volumes are weighted at 75% of actual volume: ec Pictogram volumes converted to Maestro volumes as the sole acceptance debit brand with bona fide, non de minimis volume-based or card fee assessments and other similar debit volumes with bona fide, non de minimis volume-based or card fee assessments; provided, in each case, that there exists a binding commitment to remove the ec Pictogram brand logo and all other payment brand logos, other than the Maestro brand logo or the logo of a brand representing a stored value application that is permitted to be used by members of MasterCard International, on the cards within five years of the first fiscal quarter beginning after the fiscal quarter in which the closing of the conversion and integration occurs.

     - Sliding Scale of Weightings for Certain Regional Debit Volumes. Volumes for regional debit brands owned solely by MasterCard Incorporated on cards that include a Maestro and/or Cirrus logo are weighted at the following percentages for the period indicated; provided that such cards are subject to non de minimis volume-based or card fee assessments; and provided, further, that for calculations for the last year of the transition period through the year ending on the two year anniversary of the end of the transition period, there is a binding written commitment to remove all payment brand logos, including ec Pictogram, other than the Maestro brand logo or the logo of a brand representing a stored value application that is permitted to be used by members of MasterCard International, on the cards within five years of the first fiscal quarter beginning after the fiscal quarter in which the closing of the conversion and integration occurs:

      - 10% of such volumes for all calculations until the last year of the transition period;

      - 40% of such volumes for the last year of the transition period;

      - 30% of such volumes for the year ending on the one-year anniversary of the end of the transition period;

      - 20% of such volumes for the year ending on the two-year anniversary of the end of the transition period; and

      - 10% of such volumes for subsequent years.

     - Volumes Weighted at 1%. Volumes for regional debit brands not owned by MasterCard Incorporated on cards that include a Maestro and/or Cirrus brand logo (provided that such cards are subject to non de minimis volume-based or card fee assessments) and volumes for balance and commercial funds transfers are weighted at 1%.

     Currency Conversion. In performing the global proxy calculation, all currency conversions, to the extent necessary, will be based on the average exchange rate during the twenty-day period ending on the day prior to the applicable measurement date, which we refer to as the average currency conversion rate, provided that during the transition period and for the two years thereafter the average currency conversion rate shall be $.9565 U.S. = 1 euro for so long as 1 euro is not less than $.9065 U.S. and not greater than $1.0065 U.S. In the event that the average currency conversion rate does not fall within this range, the rate to convert euros to U.S. dollars will be the average currency conversion rate adjusted by the difference between such average currency conversion rate and the upper or lower limit of the range, as applicable.

     Travelers Cheques. MasterCard International's travelers cheque members will calculate the numerator of their respective global proxies using 100% of revenues paid by them to MasterCard Incorporated and its subsidiaries in connection with their travelers cheque programs, but will not account for GDV or GAV in connection with their global proxy calculations.

THE INITIAL ALLOCATION OF SHARES

     The allocation of shares of MasterCard Incorporated to each member-stockholder upon the closing of the conversion and integration will be determined in accordance with the detailed procedures described in the merger agreement, the integration agreement and the by-laws of MasterCard Incorporated.

     Shares Issued in the Conversion. In the conversion, each principal member of MasterCard International, including each MasterCard principal member in Europe, will receive a number of shares of class A and class B common stock of MasterCard Incorporated that is proportional to the percentage of the total voting power of MasterCard International that such member held in accordance with the historic proxy formula in effect for the period ended September 30, 2000.

     Shares Issued in the Integration. In the integration, each shareholder of Europay and MEPUK will receive a number of shares of class A and class B common stock of MasterCard Incorporated in exchange for its shares of Europay or MEPUK, as the case may be, as specified in the share exchange agreement and MEPUK agreement, respectively. Shares of class A and class B common stock issued by MasterCard Incorporated to shareholders of Europay and MEPUK in the integration will have the result of diluting current non-European members' ownership from approximately 93% of MasterCard International before the conversion and integration to 66 2/3% of MasterCard Incorporated after the conversion and integration.

     Initial Reallocation of Shares Pursuant to the Global Proxy
Calculation. At the closing of the conversion and integration, the shareholders of Europay and MEPUK will be principal members of MasterCard in Europe. Accordingly, the share issuances described above in connection with the conversion and integration will produce in the aggregate two pools of shares, one for European member-stockholders and the other for non-European member-stockholders. As an integral component of the conversion and integration, the integration agreement provides that the shares of class A and class B common stock will then initially be reallocated within each of the European and non-European pools of shares in accordance with the new global proxy formula. In Europe, each member-stockholder will be entitled to a percentage of the European shares equivalent to the percentage that its aggregate GDV, GAV and revenue represents of the total GDV, GAV and revenue for Europe, using the methodology of the new global proxy. Similarly, outside of Europe, each member-stockholder will be entitled to a percentage of the non-European shares equivalent to the percentage that its aggregate GDV, GAV and revenue represents of the total GDV, GAV and revenue outside of Europe, using the methodology of the new global proxy.

     Member-stockholders can estimate the aggregate number of class A and class B shares of MasterCard Incorporated to be allocated to them at the closing of the conversion and integration using their own GDV, GAV and revenue data and the following figures:

     For the 12 months ended December 31, 2000:

         Aggregate European GDV:  $
         Aggregate European GAV:  $
         Aggregate European Revenue:  $

         Aggregate non-European GDV:  $
         Aggregate non-European GAV:  $
         Aggregate non-European Revenue:  $

     For principal members other than travelers cheque members, the formula to be applied with these figures is as follows:

(0.25)(Member GDV)       (0.25)(Member GAV)       (0.5)(Revenue paid by Member)
                     +                        +
------------------       ------------------       -----------------------------
  Aggregate GDV            Aggregate GAV                Aggregate Revenue

For purposes of this calculation, European members should use the aggregate European figures and non-European members should use the aggregate non-European figures. This formula produces a percentage that can be multiplied by the number of shares in the applicable pool of shares to derive an estimate of the number of shares to be received in the conversion and integration. A description of the total number of shares allocated to each pool is provided below. MasterCard Incorporated will provide each member-stockholder with the actual number of shares of class A and class B common stock to be issued to it in the conversion and integration in a separate statement distributed contemporaneously with this proxy statement-prospectus.

     For members outside Europe, 84% of the shares received will be in the form of class A common stock and 16% of the shares received will be in the form of class B common stock. For European members, 84% of the shares received will be in the form of class A common stock and the remaining 16% of the shares will be in the form of class B common stock held by a trust for their benefit. In addition, in terms of MasterCard Incorporated's total outstanding shares, the shares issued in the conversion and integration will result in European member-stockholders receiving shares of class A and class B common stock that together represent 33 1/3% of all of the shares of class A common stock and class B common stock together outstanding upon completion of the transactions. The shares of class A common stock issued to the European member-stockholders will represent 28%, and the shares of class B common stock held by a trust for the benefit of the European member-stockholders will represent 5 1/3%, of the respective total number of shares of class A common stock and class B common stock combined outstanding upon the completion of the conversion and integration. The remaining class A and class B common stock, representing in the aggregate 66 2/3% of the class A and class B common stock combined outstanding, will be held by the non-European member-stockholders of MasterCard. The shares of class A common stock issued to the non-European member-stockholders will represent 56%, and the shares of class B common stock issued to the non-European member-stockholders will represent 10 2/3%, of the total number of shares of class A common stock and class B common stock combined outstanding upon the completion of the conversion and integration.

     Accordingly, immediately after the closing of the conversion and integration, shares of MasterCard Incorporated class A and class B common stock will be allocated as follows:

                                                 EUROPEAN      NON-EUROPEAN
                                                  MEMBER          MEMBER       TOTAL SHARE
                                               STOCKHOLDERS    STOCKHOLDERS    DISTRIBUTION
                                               ------------    ------------    ------------
Class A......................................   28,000,000      56,000,000      84,000,000
Class B......................................    5,333,333      10,666,667      16,000,000
                                                ----------      ----------     -----------
          Total..............................   33,333,333      66,666,667     100,000,000
                                                ==========      ==========     ===========

     For the purposes of the global proxy calculation, European member-stockholders constitute those member-stockholders whose revenue and volume is generated from activity from and in Europe. Europe is defined to include the following countries: Albania, Andorra, Armenia, Austria, Azerbaijan, Belarus, Belgium, Bosnia-Herzegovina, Bulgaria, Channel Islands, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Georgia, Germany, Gibraltar, Greece, Hungary, Iceland, Ireland, Israel, Italy, Kazakhstan, Kyrgyzstan, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia (former Yugoslav Republic), Malta, Moldova, Monaco, Netherlands, Norway, Poland, Portugal, Romania, Russian Federation, San Marino, Slovakia, Slovenia, Spain, Sweden, Switzerland, Tajikistan, Turkey, Turkmenistan, Ukraine, United Kingdom, Uzbekistan, Vatican City and Yugoslavia (Serbia and Montenegro).

REALLOCATION OF SHARES AT THE CONCLUSION OF THE TRANSITION PERIOD

     During the three year transition period after the closing of the conversion and integration, the member-stockholders will be entitled to the class A and class B common stock that they held as of the closing of the transaction, regardless of changes in the respective global proxy calculations of those member-stockholders during the transition period, provided that they remain as members of MasterCard International and do not sell all or substantially all of their MasterCard card portfolios. Financial institutions that become principal members of MasterCard International after the period of the global proxy calculation used in connection with the initial allocation of shares will be eligible to be allocated shares at the end of the transition period in accordance with procedures to be determined by the board of directors. Until shares are allocated, those financial institutions will not be entitled to vote at any meetings of stockholders of MasterCard Incorporated.

     The reallocation of shares of MasterCard Incorporated at the conclusion of the three year transition period will be determined according to a multi-step process. First, the number of class B shares that constitute ec Pictogram shares will be determined in accordance with the process described below. Second, the class B shares of European members (other than ec Pictogram shares) will be released from the trust and converted into class A shares on a one-for-one basis, and the converted class A common stock will be distributed to the European members according to their respective entitlements. Third, all class A shares will be reapportioned between Europe and non-Europe using the procedures described below. Fourth, each member-stockholder will be allocated class A shares according to the global proxy, again calculated on both a European and non-European basis, as described in more detail below.

     ec Pictogram Shares. ec Pictogram shares are class B shares that do not convert to class A shares at the conclusion of the transition period. Instead, ec Pictogram shares will convert to class A shares on the second anniversary of the end of the transition period. During that two-year period, ec Pictogram shares will continue to be held in trust for the benefit of the European member-stockholders and will not be reallocated to member-stockholders outside of Europe. This additional two-year holding period is designed to recognize that additional time may be needed before the transaction volumes associated with ec Pictogram, a regional debit program owned by Europay, can be converted to Maestro volumes. All class B shares representing ec Pictogram shares become non-voting at the end of the transition period when the other class B shares convert to class A shares.

     The number of ec Pictogram shares will be calculated at the end of the transition period according to the following procedures:

     - The aggregate global proxy calculation of Europe during the third year of the transition period will be determined.

     - Then, a simulated global proxy will be calculated assuming that certain ec Pictogram transactions are converted to Maestro transactions as of the beginning of the third year of the transition period. Because Maestro transactions are accorded a higher GDV and GAV weighting than ec Pictogram transactions, the simulated result is likely to be higher than the actual European aggregate global proxy calculation. ec Pictogram transactions will be accorded a higher weighting in the simulated proxy if they are associated with binding contracts to convert to Maestro within a two-year period following the end of the transition period.

     - The difference between the actual global proxy and the simulated global proxy results described above, measured in terms of a percentage of the outstanding class A common stock and class B common stock of MasterCard Incorporated, will determine the number of shares of class B common stock that constitutes the ec Pictogram shares. If the simulated global proxy is equal to or less than the actual global proxy (as measured), there will be no ec Pictogram shares.

     - Notwithstanding the preceding paragraph, ec Pictogram shares cannot exceed 5 1/3% of the total shares of MasterCard Incorporated then outstanding. In addition, ec Pictogram shares will be reduced by a percentage equal to the percentage of any over-apportionment of shares to Europe in connection with the thresholds described below under the heading "-- Reapportionment of Shares Between Europe and Non-Europe."

     At the conclusion of the transition period, the ec Pictogram shares will continue to be held in trust for the benefit of the member-stockholders with ec Pictogram volumes on a pro rata basis, according to each member-stockholder's proportion of overall ec Pictogram volumes. See "The Integration -- The Class B Common Stock Trust."

     Reapportionment of Class A Shares Between Europe and Non-Europe. At the end of the three-year transition period, MasterCard Incorporated will determine the global proxy calculation of all member-stockholders (calculated on a single worldwide basis) for the last 12 months of the transition period. The European member-stockholders will be entitled to more or fewer class A shares depending upon their aggregate global proxy calculation, and the non-European member-stockholders will be entitled to the remaining class A shares. The purpose of the reapportionment is to permit the final allocation of shares of MasterCard Incorporated to be based on the relative aggregate global proxy calculations of the European and non-European areas during the last year of the transition period. Specifically:

     - Europe Less than or Equal to 26%. If the global proxy calculation indicates that European member-stockholders in the aggregate represent 26% or less of the worldwide global proxy calculation for the last year of the transition period, then the European member-stockholders will be entitled to an allocation of shares of class A common stock that represents 26% of the number of shares of outstanding class A common stock and class B common stock.

     - Europe Greater than 26% but Less than or Equal to 28%. If the global proxy calculation indicates that European member-stockholders in the aggregate represent greater than 26% but less than or equal to 28% of the worldwide global proxy calculation for the last year of the transition period, then the European member-stockholders will be entitled to an allocation of shares of class A common stock that represents 28% of the number of shares of outstanding class A common stock and class B common stock.

     - Europe Greater than 28%. If the global proxy calculation indicates that European member-stockholders in the aggregate represent greater than 28% of the worldwide global proxy calculation for the last year of the transition period, then the European member-stockholders will be entitled to an allocation of shares of class A common stock that is equal in percentage terms to their aggregate global proxy calculation for the last year of the transition period, up to a maximum amount, when taken together with any ec Pictogram shares, of 44% of the number of shares of outstanding class A common stock and class B common stock.

Because of the conversion of the class B common stock at the end of the transition period, the only class B common stock outstanding at the time of this calculation will be the ec Pictogram shares, if any. In the reapportionment, stockholders of MasterCard Incorporated whose initial share allocations decrease will return shares initially allocated to them to MasterCard Incorporated, which will deliver those shares to stockholders whose initial share allocations increase.

     Each Member-Stockholder's Global Proxy Calculation. As in the case of the allocation of shares at closing, the apportionment of class A shares between Europe and non-Europe described above will produce two pools of class A shares, one for European member-stockholders and the other for non-European member-stockholders. The allocation of class A shares within each pool will be determined according to the global proxy calculated on a regional basis for the last year of the transition period, as described above under the heading "-- The Initial Allocation of Shares -- Initial Reallocation of Shares Pursuant to the Global Proxy Calculation."

CONVERSION AND REALLOCATION OF EC PICTOGRAM SHARES

     At the end of the additional two-year holding period, all ec Pictogram shares will be released from the trust and converted to class A shares, and the class A shares will then be subject to reallocation. European member-stockholders with ec Pictogram volumes that have converted to Maestro volumes will be entitled to some or all of those class A shares depending upon the percentage of ec Pictogram volumes that have actually been converted to Maestro by that time. Non-European member-stockholders will be entitled to the balance, which will be distributed to those member-stockholders in accordance with the new global proxy formula based on the 12 month period ending at the end of the additional two-year holding period. Any reallocation of class A shares resulting from the conversion of ec Pictogram shares will be effected by a return of shares to MasterCard Incorporated and delivery of shares by MasterCard Incorporated.

GLOBAL PROXY CALCULATION FOLLOWING THE TRANSITION PERIOD AND CONVERSION OF THE EC PICTOGRAM SHARES

     Following the transition period and the conversion of the ec Pictogram shares to class A voting shares, the global proxy calculation will be performed on an individual member-stockholder basis according to the procedures described above under the heading "-- The Global Proxy." The European and non-European areas will cease to have any significance in connection with the determination of the global proxy. After the transition period, member-stockholders will be required to maintain an ownership percentage of MasterCard's outstanding common stock of not less than 75% nor more than 125% of that member-stockholder's most recent global proxy calculation.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements combine the historical consolidated balance sheets and statements of income of MasterCard International and Europay and give pro forma effect to the conversion and integration.

     We are providing the following information to aid you in your analysis of the financial aspects of the conversion and integration. We derived this information from the separate audited financial statements of MasterCard International for the year ended December 31, 2000, the audited financial statements of Europay for the year ended December 31, 2000, and the unaudited financial statements of each of MasterCard International and Europay for the six months ended June 30, 2001. The information is only a summary and you should read it in conjunction with our historical financial statements and related notes contained elsewhere in this proxy statement-prospectus.

     MasterCard International's integration with Europay has been accounted for using the purchase method of accounting and accordingly the purchase price has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on June 30, 2001. The fair value of Europay as at June 30, 2001 was determined based upon an independent appraisal obtained by MasterCard International. Identifiable intangible assets other than goodwill were estimated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations". The purchase price in excess of tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill. In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill and other intangible assets resulting from the integration that have indefinite useful lives will not be amortized.

     The unaudited pro forma condensed combined statements of income assume that the conversion and integration were effected on January 1, 2000. The unaudited pro forma condensed combined balance sheet assumes that the conversion and integration were effected on June 30, 2001.

     The unaudited pro forma combined financial information is presented for illustrative purposes only. No separate pro forma adjustment is required for the integration of MEPUK as it will have no assets or liabilities other than shares in Europay at the close of the transaction. You should not rely on the pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been consolidated or the future results that the combined company will achieve after the conversion and integration.

                            MASTERCARD INCORPORATED

                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENTS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                      FOR THE SIX MONTHS ENDED JUNE 30, 2001
                                           -------------------------------------------------------------
                                                                                             PRO FORMA
                                            MASTERCARD                      PRO FORMA        MASTERCARD
                                           INTERNATIONAL    EUROPAY(1)    ADJUSTMENTS(2)    INCORPORATED
                                           -------------    ----------    --------------    ------------
REVENUE..................................    $855,622        $119,815        $   (681)(A)     $973,151
                                                                               (1,605)(F)

OPERATING EXPENSES
General & administrative.................     394,116          66,868            (681)(A)      458,492
                                                                               (1,811)(F)

Advertising & market development.........     274,345          36,856             214(F)       311,415
Depreciation.............................      17,557           6,267            (619)(B)       23,205
Amortization.............................      14,613           1,661           6,531(C)        22,805
                                             --------        --------        --------         --------
          Total Operating Expenses.......     700,631         111,652           3,634          815,917

Other Income and Expense.................       8,068          (1,160)            104(E)         7,012
                                             --------        --------        --------         --------

INCOME BEFORE INCOME TAXES...............     163,059           7,003          (5,816)         164,246
Income Tax...............................      63,912           2,940          (2,365)(D)       64,487
                                             --------        --------        --------         --------
NET INCOME...............................    $ 99,147        $  4,063        $ (3,451)          99,759
                                             ========        ========        ========         ========

NUMBER OF SHARES.........................                                                      100,000(G)
BASIC AND DILUTED EARNINGS PER SHARE.....         N/A                                         $   1.00(H)

                                                       FOR THE YEAR ENDED DECEMBER 31, 2000
                                           -------------------------------------------------------------
                                                                                             PRO FORMA
                                            MASTERCARD                      PRO FORMA        MASTERCARD
                                           INTERNATIONAL    EUROPAY(1)    ADJUSTMENTS(2)    INCORPORATED
                                           -------------    ----------    --------------    ------------
REVENUE..................................   $1,571,215       $234,873        $   (297)(A)    $1,800,241
                                                                               (5,550)(F)

OPERATING EXPENSES
General & administrative.................      742,807        147,084            (297)(A)       882,901
                                                                               (6,693)(F)

Advertising & market development.........      596,539         64,731             542(F)        661,812
Depreciation.............................       34,728         10,869            (236)(B)        45,361
Amortization.............................       24,669          2,977          13,406(C)         41,052
                                            ----------       --------        --------        ----------
          Total Operating Expenses.......    1,398,743        225,661           6,722         1,631,126

Other Income and Expense.................       27,759          1,899             229(E)         29,887
                                            ----------       --------        --------        ----------

INCOME BEFORE INCOME TAXES...............      200,231         11,111         (12,340)          199,002
Income Tax...............................       82,082          6,002          (4,935)(D)        83,149
                                            ----------       --------        --------        ----------
NET INCOME...............................   $  118,149       $  5,109        $ (7,405)          115,853
                                            ==========       ========        ========        ==========

NUMBER OF SHARES.........................                                                       100,000(G)
BASIC AND DILUTED EARNINGS PER SHARE.....          N/A                                       $     1.16(H)

          See notes to unaudited pro forma combined income statements.

NOTES TO UNAUDITED PRO FORMA COMBINED INCOME STATEMENTS (IN THOUSANDS)

(1) Euro amounts are translated into U.S. dollars based on a conversion rate of
    1.1158 and 1.1071 euros per U.S. dollar, the average exchange rates between U.S. dollars and euros for the six month period ended June 30, 2001 and the year ended December 31, 2000, respectively.

(2) The pro forma financial statements have been prepared to reflect the conversion of MasterCard International from a member-based organization to a stock company and the integration of Europay, MEPUK and MasterCard. No separate pro forma adjustment is required for the integration of MEPUK as it will have no assets or liabilities other than shares in Europay at the close of the transaction. Pro forma adjustments are made to reflect:

     (A) the elimination of inter-company revenues and expenses between MasterCard and Europay.

     (B) the change in annual depreciation resulting from adjustments made to the estimated useful lives of property acquired (ranging from three to thirty years), based upon an independent appraisal.

     (C) additional annual amortization of certain intangible assets resulting from the acquisition consisting primarily of software and other technology-related intangibles and trademarks, which are being amortized over their estimated useful lives ranging from three to five years. Amortization for the year ended December 31, 2000 was calculated in accordance with current accounting principles generally accepted in the United States of America. In accordance with SFAS No. 142, goodwill and other intangible assets resulting from the integration that have indefinite useful lives will not be amortized.

     (D) the income tax effect of the pro forma adjustments. This is calculated using a 40% tax rate.

     (E) the elimination of the reduction on Europay's income statement of the minority interest in EPSS held by MasterCard.

     (F) the consolidation of Maestro and EMV Co., entities under the control of the combined company.

     (G) the issuance of stock by MasterCard to its members.

     (H) net income attributable to European and non-European members-stockholders before and after integration with Europay (dollars in millions):

                                                                       POST-
                                                 PRE-INTEGRATION    INTEGRATION       CHANGE
                                                 ---------------    -----------    -------------
     NET INCOME FOR THE SIX MONTH PERIOD ENDED
       JUNE 30, 2001 ATTRIBUTABLE TO:
       Non-European members-stockholders of
          MasterCard(a)........................   $ 93       90%    $ 67     67%   $(26)     (28)%
       European members-stockholders(b)........     10       10%      33     33%     23      230%
                                                  ----      ---     ----    ---    ----
                                                  $103      100%    $100    100%   $ (3)(c)
                                                  ====      ===     ====    ===    ====
     NET INCOME FOR THE YEAR ENDED DECEMBER 31,
       2000 ATTRIBUTABLE TO:
       Non-European members-stockholders of
          MasterCard(a)........................   $111       90%    $ 78     67%   $(33)     (30)%
       European members-stockholders(b)........     12       10%      38     33%     26      217%
                                                  ----      ---     ----    ---    ----
                                                  $123      100%    $116    100%   $ (7)(c)
                                                  ====      ===     ====    ===    ====

     --------------------
     (a) The net income (pre-integration) attributable to non-European members of MasterCard is approximately 93% of MasterCard's net income and approximately 15% of Europay's net income.

     (b) The net income (pre-integration) attributable to European members of MasterCard is approximately 7% of MasterCard's net income and approximately 85% of Europay's net income.

     (c) Decreased consolidated net income is primarily due to additional amortization of intangible assets.

                            MASTERCARD INCORPORATED

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 2001
                                 (IN THOUSANDS)

                                                                                               PRO FORMA
                                               MASTERCARD                    PRO FORMA         MASTERCARD
                                              INTERNATIONAL   EUROPAY(1)   ADJUSTMENTS(2)     INCORPORATED
                                              -------------   ----------   --------------     ------------
ASSETS
Cash and cash equivalents...................   $  215,511      $ 97,504      $   2,994(D)      $  316,009
Investment securities.......................      375,163            --             --            375,163
Property, plant & equipment.................      237,457        51,740          9,002(A)         299,169
                                                                                   970(D)

Other assets................................      395,570       104,815        (17,651)(A)        462,705
                                                                                (3,180)(B)
                                                                                (4,407)(C)
                                                                               (12,442)(D)

Intangible assets...........................       12,134                      263,710(A)         275,844
                                               ----------      --------      ---------         ----------
          TOTAL ASSETS......................   $1,235,835      $254,059      $ 238,996         $1,728,890
                                               ==========      ========      =========         ==========
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities.........................   $  415,896      $191,970      $  (3,180)(B)     $  633,488
                                                                                (8,935)(D)
                                                                                37,737(E)

Long-term liabilities.......................      255,967        15,845         41,161(E)         312,973
                                               ----------      --------      ---------         ----------
          TOTAL LIABILITIES.................      671,863       207,815         66,783            946,461
Minority interest...........................          256         2,733            456(D)             712
                                                                                (2,733)(F)
STOCKHOLDERS' EQUITY
Common stock................................           --            --          1,000(G)           1,000
Paid-in-capital.............................           --        17,832        199,906(A)         776,811
                                                                               559,073(G)

Retained earnings...........................      559,810        31,541       (559,810)(G)
                                                                               (31,541)(H)

Accumulated other comprehensive income
  (loss)....................................        3,906        (5,862)         5,862(H)           3,906
                                               ----------      --------      ---------         ----------
          TOTAL STOCKHOLDERS' EQUITY........      563,716        43,511        174,490            781,717
                                               ----------      --------      ---------         ----------
          TOTAL LIABILITIES &
            STOCKHOLDERS' EQUITY............   $1,235,835      $254,059      $ 238,996         $1,728,890
                                               ==========      ========      =========         ==========

            See notes to unaudited pro forma combined balance sheet.

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET (IN THOUSANDS EXCEPT PER SHARE DATA)

(1) Euro amounts are translated into U.S. dollars based on a conversion rate of
    1.1809 euros per U.S. dollar, the period end exchange rate between U.S. dollars and euros as of June 30, 2001.

(2) The pro forma financial statements have been prepared to reflect the conversion of MasterCard from a member-based organization to a stock company and the integration of Europay, MEPUK and MasterCard. No separate pro forma adjustment is required for the integration of MEPUK as it will have no assets or liabilities other than shares in Europay at the close of the transaction. Pro forma adjustments are made to reflect:

     (A) intangible assets arising out of the preliminary allocation of purchase price as follows:

         Purchase price of 85% of the Europay shares, as determined by an
         independent appraiser................................................    $218,000
         MasterCard International's historical investment for 15% of
           Europay............................................................       4,407
                                                                                  --------
         Total purchase price.................................................    $222,407
         Allocated as follows:
           Historical book value of Europay's assets and
              liabilities............................................  $46,244
           Step-up of the fair value of assets:
              Software and other technology-related intangibles......   35,150
              Trademarks, tradenames and brand names.................   14,000
              Property, plant and equipment..........................    9,002
           Deferred income taxes.....................................  (17,651)
           Liabilities and acquisition related costs (see Note
              2(E))..................................................  (78,898)
         Excess of purchase price over identifiable assets and liabilities
           (goodwill and other intangible assets including customer
           relationships).....................................................    $214,560
                                                                                  ========

          Total intangible assets amount to $263,710 and consist of goodwill and other intangible assets including customer relationships of $214,560; software and other technology-related intangibles of $35,150; and trademarks, tradenames and brand names of $14,000. See Note 2(C) to the Notes to the Unaudited Pro Forma Combined Income Statements for amortization period.

     (B) the elimination of inter-company balances between MasterCard and Europay.

     (C) the elimination of MasterCard's historical investment of $4,407 for 15% of Europay.

     (D) the consolidation of Maestro International and EMV Co., entities under the control of the combined company.

     (E) acquisition related costs including the costs of acquiring and eliminating certain Europay brands and logos totaling $39,700; professional fees relating to the transaction totaling $12,200; severance costs for Europay employees totaling $10,000; costs of eliminating redundant European computer systems totaling $6,400; $8,000 relating to certain other acquisition liabilities; and other miscellaneous costs totaling approximately $2,600. (see Note 2(A)).

     (F) the elimination of the reduction on Europay's balance sheet of the minority interest in EPSS held by MasterCard.

     (G) the conversion of MasterCard International from a member-based institution to a stock corporation and the issuance of 100 million shares of class A and class B common stock of MasterCard Incorporated at a par value of $.01 per share to the MasterCard International members and the Europay and MEPUK shareholders.

     (H) the elimination of Europay's pre-acquisition retained earnings and paid-in-capital.

                                 CAPITALIZATION

     The following table sets forth the capitalization of MasterCard Incorporated as of June 30, 2001 on:

     - an actual basis for MasterCard International; and

     - a pro forma basis for MasterCard Incorporated giving effect to the proposed conversion and integration with Europay International.

     The table should be read in conjunction with "Unaudited Pro Forma Combined Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for each of MasterCard International and Europay included elsewhere in this proxy statement-prospectus. There has been no change to our capitalization since June 30, 2001, other than the impact of current earnings subsequent to June 30, 2001, that would result in a material change to the pro forma capitalization set forth below.

                                                                   AS OF JUNE 30, 2001
                                                              ------------------------------
                                                                            PRO FORMA FOR
                                                                            THE CONVERSION
                                                                                 AND
                                                               ACTUAL       INTEGRATION(1)
                                                              --------    ------------------
                                                                      (IN THOUSANDS
                                                                    EXCEPT SHARE DATA)
Long term debt..............................................  $ 82,517         $ 82,517
Members'/Stockholders' Equity:
  Retained Earnings.........................................   559,810               --
  Common Stock:
  Class A common stock, $.01 par value, 275,000,000 shares
     authorized and 84,000,000 issued.......................        --              840
  Class B common stock, $.01 par value, 25,000,000 shares
     authorized and 16,000,000 issued.......................        --              160
  Class C common stock, $.01 par value, 75,000,000 shares
     authorized and none issued.............................        --               --
  Additional paid-in capital................................        --          776,811
  Accumulated other comprehensive income....................     3,906            3,906
                                                              --------         --------
Total members'-stockholders' equity.........................   563,716          781,717
                                                              --------         --------
Total capitalization........................................  $646,233         $864,234
                                                              ========         ========

---------------
(1) The pro forma data reflects such adjustments as are necessary, in the opinion of management, for a fair presentation of the results of operations and stockholders' equity of MasterCard Incorporated on a pro forma basis. For further detail, see "Unaudited Pro Forma Combined Financial Statements."

                    OVERVIEW OF THE GLOBAL PAYMENTS INDUSTRY

     The global payments industry consists of all forms of payment including:

     - Paper -- personal checks, cash, money orders, official checks, travelers cheques and other paper-based means of transferring value;

     - Cards -- credit cards, charge cards, debit cards (including ATM cards), stored value cards and other types of cards; and

     - Other Electronic -- wire transfers, electronic benefits transfers and preauthorized payments such as Automated Clearing House ("ACH") payments, among others.

     The market for global payments is vast. Worldwide private consumption, which measures the market value of goods and services purchased by households and includes certain housing, public sector and non-profit expenditures, was approximately $18 trillion in 1998, according to the World Development Indicators Book 2000. Within the United States, Nilson Reports estimates that the U.S payments industry completed nearly 105.5 billion transactions valued at nearly $4,863 billion in 1999. According to Nilson, there were 77.8 billion paper transactions, 26.1 billion card transactions and 1.6 billion electronic transactions in the U.S. in 1999, valued at approximately $3,342 billion, $1,355 billion and $166 billion, respectively.

     We believe that the percentage of overall payment transactions conducted with cards has increased in recent years compared to paper forms of payment such as cash and checks. We expect this trend to continue. The relative growth of card-based forms of payment is the result of a number of factors, including:

     - the expansion of card acceptance networks (including MasterCard's);

     - the development of new channels for conducting commercial transactions, such as the Internet and mobile commerce applications, that favor card-based forms of payment;

     - the introduction of globally accepted debit cards usable at the point of sale, and the growth in popularity of debit cards generally;

     - the development of rewards programs to encourage card usage in certain countries; and

     - the growing use of cards by corporations and small businesses for travel, purchasing, fleet management and other functions.

     The most common card-based forms of payment are general purpose cards, which are payment cards carrying logos that permit widespread usage of the cards within countries, regions or around the world. The primary general purpose card brands include the MasterCard family of brands (MasterCard, Maestro and Cirrus); Eurocard; Visa and its related brands (including Plus, Electron and Interlink); American Express; JCB; Diner's Club; and Discover/Novus. In 1999, general purpose cards were used worldwide in approximately 32.7 billion transactions with a GDV of nearly $2,684 billion, an increase of 17.2% and 13.5%, respectively, over the number of transactions and GDV recorded in 1998. GDV is the dollar value of all spending on cards during a given period and is calculated by adding purchase and cash disbursement volume (including, in each case, balance transfers and convenience checks). In addition, the total number of general purpose cards in circulation in 1999 was approximately 1.24 billion, an increase of 9.0% over the number of cards in circulation in 1998. The preceding figures exclude on-line debit programs such as Maestro, which are general purpose cards that typically access a deposit account (as opposed to a line of credit) and use a Personal Identification Number ("PIN") as the primary method for verifying cardholders. In addition, regional or country-specific debit programs or ATM networks, such as NYCE, Concord/EFS and others in the United States, Interac in Canada or EFTPOS in Australia, are properly included in the general purpose card category, although the preceding figures also exclude these programs.

     In addition to general purpose cards, private label cards comprise a significant portion of all card-based forms of payment. Typically, private label cards are issued by a merchant (such as a department store or gasoline (petroleum) retailer) and can be used only at the issuing merchant's locations.

     A number of MasterCard's competitors -- including American Express, JCB and Discover/Novus -- operate proprietary systems in which they generally issue the cards bearing their brands and "acquire" transactions from the merchants who accept their cards for payment. These competitors set their own credit policies and practices and the competitive terms of the cards they issue. In contrast, MasterCard is an open bankcard association, as is Visa. MasterCard is owned by financial institutions that issue cards with global acceptance and/or acquire transactions on behalf of merchants who accept those cards for payment. MasterCard is not a financial institution that issues cards or contracts with merchants to accept cards for payment.

     In most countries throughout the world, including the United States, financial institutions typically issue both MasterCard- and Visa-branded payment cards. This structure is known as "duality." In some countries, however, particularly Canada, card issuers are "non-dual," meaning that they issue either MasterCard or Visa payment cards, but not both. Issuance of MasterCard and Visa debit cards is generally non-dual in the United States as well because of a Visa rule mandating debit exclusivity.

     As the result of consolidation in the banking industry, we expect that the number of financial institutions that issue MasterCard cards will decline, resulting in fewer active member financial institutions for MasterCard. However, MasterCard's remaining members are expected to become correspondingly larger and more global in scope.

                      BUSINESS OF MASTERCARD INTERNATIONAL

     After the conversion, MasterCard International will be a subsidiary of MasterCard Incorporated and the principal members of MasterCard International will own the common stock of MasterCard Incorporated. The following discussion of the business of MasterCard International describes the business that will be conducted by MasterCard Incorporated through MasterCard International after the conversion.

     MasterCard International is a leading global payment solutions company owned by over 1,500 financial institutions worldwide, which are principal members that participate directly in the business of MasterCard International. We manage a family of well-known, widely accepted payment card brands including MasterCard, Maestro and Cirrus on behalf of these members and approximately 13,500 affiliate members that participate indirectly in our business. We license our brands to members, provide a sophisticated set of information and transaction processing services to members and establish and enforce rules and standards surrounding the use of cards carrying our brands. We also undertake a variety of marketing activities designed to maintain and enhance the value of our brands. As an industry leader in technological innovation, we are developing highly secure, efficient payment programs for electronic and mobile commerce applications and helping members launch chip-based card programs in countries throughout the world.

     On a global scale, we process transactions denominated in more than 180 currencies. In 2000, our GDV, which represents gross spending (purchases and cash disbursements) on MasterCard-branded cards for goods and services, including balance transfers and convenience checks, increased 18% to $857.7 billion from $725.6 billion in 1999. At the end of 2000, the total number of MasterCard cards in circulation worldwide as reported by our members was 438 million, a 16% increase from 1999, reflecting strong performance in a number of countries. In addition, our members estimate that cards carrying MasterCard brands were accepted at over 21 million locations around the world at the end of 2000.

     Our revenue is comprised of operations fees and member assessments. Operations fees represent user fees for authorization, clearing, settlement and other member services that facilitate transaction and information management among our members on a global basis. Member assessments are based principally upon the GDV of transactions generated by MasterCard-branded cards. We refer to the financial institutions that issue our cards as "issuers" and those that enroll merchants into programs to accept our cards as "acquirers." We refer to these institutions collectively as "MasterCard licensed financial institutions" or "members." We use the terms "MasterCard-branded cards," "MasterCard brands" and similar terms to refer to all cards carrying our brands, including MasterCard, Maestro, Cirrus and Mondex, unless the context requires otherwise.

     We provide the following services to our members:

     - Payment Services. We provide transaction processing (primarily authorization, clearing and settlement) services for our members via a sophisticated, proprietary, worldwide computer and telecommunications network. Using our transaction processing services, MasterCard members facilitate payment transactions between cardholders and merchants throughout the world, providing merchants with an efficient and secure payment option and consumers with a convenient payment vehicle accepted worldwide. We also provide a growing set of marketing and technology consulting, card enhancement and loyalty rewards support, and information-based performance analysis services to our members. We do not issue cards, set fees or determine the interest rates that cardholders are charged for use of their cards. Issuers have the responsibility for determining these and most other competitive card features. In addition, we do not solicit merchants or establish the discount rate that merchants are charged for card acceptance, which are responsibilities of acquirers.

     - Brand Building. We manage and promote our global brands for the benefit of all MasterCard members through umbrella advertising, promotional and sponsorship initiatives. We also promote our global brands by encouraging affinity and co-branded cards and merchant acceptance initiatives.

     - Rulemaking and Enforcement. We adopt and enforce rules applicable to all MasterCard members relating to a variety of topics where common procedures and standards are needed to ensure the smooth, equitable and secure functioning of our system.

     We were established in 1966 when a group of banks with proprietary or regional card systems formed the Interbank Card Association ("ICA"). In 1968, ICA began to develop a global network by forming associations and alliances with banks outside the United States. In 1969, ICA acquired exclusive rights to the "MasterCharge" name and the interlocking circles device for its members. After over a decade of expansion, ICA changed its name and the name of its trademarks to MasterCard to reflect its growth into a broad payment services company. We acquired Cirrus in 1988. We acquired an interest in Europay's predecessor, EuroCard, in 1985, and together with Europay launched Maestro as the world's first global, on-line, point-of-sale debit network in 1992. Today, we continue to develop the presence of our brands around the world.

     Because our business is global in scope, we have structured our organization to be sensitive to the requirements of the regions and countries in which we operate. Our global board of directors has delegated authority over a variety of matters, including certain rulemaking, enforcement and fee-setting decisions and advertising and marketing activities, to regional boards of directors covering each of the United States, Canada, Latin America and the Caribbean, Middle East/Africa, and Asia/Pacific. We also provide member services on a regional basis. In Europe, our business is currently operated through alliance agreements with Europay, which manages licensing and marketing for the MasterCard family of brands. Following the conversion and integration, our business in Europe will be operated through a European regional board of directors with authority like other regional boards of directors.

BUSINESS STRATEGY

     MasterCard's mission is to add value to our members by working to ensure that our payment programs become the world's best and preferred way to pay. To this end, we seek to build superior brands that provide high quality, technologically sophisticated, widely accessible payment solutions for consumers and businesses worldwide. We have adopted the following corporate strategy to fulfill our mission.

WE INTEND TO FOCUS ON KEY FINANCIAL INSTITUTIONS AND COUNTRIES TO INCREASE OUR SHARE, WHILE OFFERING BEST-IN-CLASS SERVICES TO ALL OF OUR MEMBERS.

     Our strategy is to be a global payment solutions company focused strongly on our customers -- our members. We believe that we can profitably grow share by focusing increased, customized attention on the financial institutions that are the largest participants in the MasterCard business and on countries that are vital to our continued success because of their size or growth prospects. To this end, we have entered into customized agreements with members around the globe, which allow us to support the individual needs of these members in exchange for significant business commitments to MasterCard. We intend to focus on entering into further customized agreements with our key members globally in 2001. At the same time, our strategy is to continue to provide best-in-class service to all our members, irrespective of their size. To this end, we have established dedicated account management teams for key members and teams for other members on a regional basis. We are also redeploying significant cost savings achieved as a result of our corporate "process change" initiative into higher value-added, customer-focused activities. From a regional perspective, we have identified key countries in which to target our brand-building and program development efforts, and will continue to make significant marketing, promotional and program development investments in these countries in 2001.

WE WILL CONTINUE TO WORK TO STRENGTHEN MASTERCARD'S BRANDS, TECHNOLOGY AND ACCEPTANCE NETWORK.

     In light of strong competition in the payments industry, our strategy is to continually invest in strengthening our brands, technology and acceptance network. We will continue to leverage our popular "Priceless" advertising campaign, as well as our sponsorship of major sporting events such as World Cup 2002, the Professional Golf Association Tour, Major League Baseball and the Jordan Grand Prix Formula One racing team, to increase awareness of our brands in countries throughout the world. For consumers, we have positioned the MasterCard brand as "The Best Way to Pay for Everything that Matters"(TM), and our global advertising and marketing activities will continue to stress this message to drive activation, usage and retention of cards carrying our brands.
We also will seek increasingly to integrate our brand building efforts with our development of payment solutions in specific countries. With respect to our technical infrastructure, we are
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three years into the implementation of our "Systems Enhancement Strategy," which is designed to substantially upgrade our core authorization, clearing and settlement systems to enhance their reliability, functionality and flexibility, and to reduce transaction processing costs. We also will continue aggressively to expand the number of merchant locations that accept our brands, in order to maintain the unsurpassed acceptance of MasterCard-branded cards. In 2001, we will focus on acceptance initiatives within merchant categories that have not traditionally accepted cards for payment, and on expanding participation in our successful recurring payments programs.

WE INTEND TO CONTINUE TO DIFFERENTIATE MASTERCARD FROM OUR COMPETITION BY DEVELOPING INNOVATIVE PAYMENT SOLUTIONS AND CUSTOMIZED PROFESSIONAL SERVICES.

     Our strategy is to provide a full range of innovative payment solutions in a rapidly evolving industry. To this end, we are continuing to make significant investments to support our members' initiatives in the areas of electronic and mobile commerce, and we will continue to expand our capabilities in connection with corporate and pre-paid programs. We also seek continually to use technology to enhance our members' satisfaction with our core transaction processing services. We intend to continue our significant efforts to facilitate the introduction of chip-based or "smart" cards in countries throughout the world. Smart cards can offer greater security and are more open to customization than existing magnetic stripe cards, allowing our members to keep pace with changes in technology. As of December 31, 2000, approximately 31 million MasterCard-branded smart cards were issued worldwide. In addition, we provide a growing set of marketing, operations and technology consulting, card enhancement and loyalty rewards support, and information-based performance analysis services to our members on an optional, fee-for-services basis. We intend to focus on expanding the range and scope of these professional services in order to enhance our ability to provide customized services to members.

WE INTEND TO INTEGRATE WITH EUROPAY TO FORM A SINGLE GLOBAL COMPANY THAT COMBINES THE SEPARATE STRENGTHS OF MASTERCARD AND EUROPAY AND ALLOWS OUR BRANDS TO BE MANAGED MORE EFFECTIVELY.

     In 2001, our plan is to conclude the integration of MasterCard and Europay to create a single, cohesive, global organization that will manage the continued growth of our brands. In a rapidly evolving marketplace, we need to position ourselves to respond better to competitive and technological trends and to increase our responsiveness to the unique requirements of our members in Europe. We expect the integration with Europay to allow us to improve efficiency, eliminate duplication and costs associated with a two company structure, and coordinate marketing and brand-building initiatives more closely. We also expect that integration will provide us with greater access to a global pool of talent, permit us to benefit fully from Europay's expertise in chip-based cards, debit programs and mobile commerce, and allow us to expand MasterCard's professional services and Internet-related businesses in Europe.

PAYMENT SERVICES

     We provide payment card transaction processing services to our members through a sophisticated, proprietary, worldwide computer and telecommunications system.

TRANSACTION PROCESSING

     Authorization, Clearing and Settlement. The objective of the authorization, clearing and settlement process is to facilitate the movement of transaction data and funds among members on a global basis in a timely and efficient manner. Together, the clearing and settlement processes are often referred to as "interchange."

     Authorization is the process by which a transaction is approved by the issuer or, in certain circumstances, by MasterCard or others on behalf of the issuer in accordance with the issuer's instructions. We processed over 6.1 billion authorizations in 2000. The MasterCard authorization system is a worldwide network designed to facilitate the authorization needs of MasterCard members, and is devised for the near-instantaneous transmission of card account data and authorization results among issuers, acquirers and other transaction

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processors or networks. In a typical transaction, the merchant or acquirer requests authorization for the transaction from the issuer and permission is given or denied by the issuer based on cardholder account status. Depending on the type of card and transaction value, the relevant authorization criterion may vary. In limited instances, MasterCard will provide stand-in authorization, or authorization on behalf of the issuer, when the issuer is not signed on to our system or cannot be contacted within an established time frame. Typically, our global data transport network, which we refer to as Banknet, routes the authorization requests and responses between issuers and acquirers in less than one quarter of one second (250 milliseconds), with a reliability rate of over 99.7% and an availability rate in excess of 99.99%. Our rules, which vary across regions, establish the circumstances under which merchants and acquirers must seek authorization of transactions.

     Clearing is the exchange of financial transaction information between the issuer and the acquirer after a transaction has been completed. MasterCard transactions are generally "cleared" through our centralized processing system, known as INET, and the related information is typically routed among members via our Banknet data transport network. Clearing involves the movement of transaction data from the acquirer to MasterCard, where individual transactions are sorted and forwarded to the appropriate issuer for posting to cardholder accounts. Each transaction is valued according to our established rules. Data can be submitted 24-hours per day, seven days a week, and there are multiple clearing cycles each day. Data transmission is provided on every U.S. banking business day to facilitate the member settlement process.

     Once transactions have been authorized and cleared, MasterCard provides services in connection with the "settlement" of the transaction -- that is, the exchange of funds along with associated fees. Settlement is provided through our Settlement Account Management system, or SAM. Once clearing is complete, a daily reconciliation is provided to each member, detailing the net amounts by clearing cycle and a final settlement position. The actual exchange of funds takes place between a clearing bank chosen by the member and approved by MasterCard and one of MasterCard's settlement banks. If the member is in a net debit position, its clearing bank transfers funds to MasterCard's settlement bank; the opposite occurs if the member is in a net credit position. In most cases, member settlement occurs in U.S. dollars in accordance with established rules, although we offer non-U.S. dollar settlement to our members electing to receive or pay in other selected currencies.

     We also operate the MasterCard Debit Switch ("MDS"), which supports processing for Cirrus and most Maestro transactions. The MDS switches financial messages between acquiring and issuing members, provides transaction and statistical reporting and performs clearing and settlement between members and other debit transaction processing networks. Unlike the authorization and clearing processes described above, which involve the exchange of transaction data in two discrete messages (once for authorization and again for clearing), the MDS generally operates as a "single message" system in which clearing occurs simultaneously with the initial authorization request.

     Operations and Systems. We provide transaction processing services through our primary operations facility located in St. Louis, Missouri. Our services are available 24 hours per day, 365 days per year. In the event our main facility becomes disabled, we have a back-up system located at a separate facility in Lake Success, New York. We successfully relocated our primary operations center to a new state-of-the-art transaction processing facility in O'Fallon, Missouri in the second quarter of 2001, and expect to complete our operations staff relocation to this facility by the fourth quarter of 2001. Our transaction processing facilities have redundant power supplies to help protect against loss of data during a power failure. In addition, our systems contain back-up processes and redundancies to ensure continued operation in the event that a process or operation stops unexpectedly. We consistently maintain systems availability at a rate in excess of 99.99%.

     Systems Enhancement Strategy. We are three years into our five year Systems Enhancement Strategy ("SES") program, which is designed to upgrade our core processing systems to increase flexibility, achieve operating efficiencies, improve time-to-market for new services and reduce transaction costs.

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     As part of the SES program, we have:

     - migrated our Banknet global data transport network to a "virtual private network" ("VPN") in conjunction with AT&T. Our VPN enhancements have significantly reduced transaction processing times and costs and enhanced data security for members;

     - replaced computer hardware with state-of-the art systems and improved our stand-in authorization systems to increase capacity and improve member risk management; and

     - consolidated settlement functions across all MasterCard brands with enhanced settlement advisement and currency management systems.

     We are also in the process of introducing, among other things, a new clearing system to replace INET called the Global Clearing Management System. This system is intended to be more flexible than its predecessor and to support a richer set of transaction data.

     Member Risk Management. As a secondary obligor for certain card obligations among principal members, we are exposed to member credit risk. Our legal exposure is limited to our approximately 1,500 principal members. These members directly participate in MasterCard activities and are responsible for the settlement and other activities of, and must provide a performance guarantee with respect to, affiliate members (numbering approximately 13,500 in total). Generally, principal members must meet minimum rating agency requirements. If principal members are not rated, they must meet minimum credit standards to avoid maintaining cash collateral accounts or providing financial guarantees.

     To minimize the contingent risk to MasterCard of a member failure, we monitor members' activities, perform traditional credit risk analysis of members' financial strength, evaluate members' economic operating environments and monitor compliance with our rules and standards. If the financial condition of a member or the state of a national economy in which a member operates indicates that a member may not be able to satisfy its settlement obligations to other members, we may require the member to post collateral and provide guarantees sufficient to cover our potential exposure in event of such member's failure. When collateral is required, the amount is generally equal to the member's credit risk exposure. If an issuing bank is potentially unable to meet its obligations to us, we can block authorization of transactions and ultimately terminate membership.

     Our principal member credit risk is settlement exposure, which materializes when an issuer or acquirer fails to fund settlement obligations. For liquidity protection in the event of member settlement failure, we have established a $1.2 billion committed credit facility, which is subject to annual renewal. In addition, we have the right to assess all or a portion of our members for reimbursement for settlement losses, member credit losses or any other operating losses. For a description of our assessment rights following the conversion and integration, see "Comparison of Rights of MasterCard International Members Before and After the Conversion and Integration -- Fees, Expenses and Assessments."

     For a description of the settlement and other risks attributable to our travelers' cheque business, see Note 9 to the audited Consolidated Financial Statements of MasterCard International.

     Anti-Fraud Initiatives. We are continually developing programs and systems to aid our members and merchants in detecting and preventing the fraudulent use of cards carrying our brands. Our most basic anti-fraud initiative is a "warning bulletin" that we prepare, sell and distribute to members showing invalid and other recently terminated account numbers. This bulletin is sold and distributed electronically to members in the United States and is produced in both paper and electronic format for members outside the United States. In addition, our Member Protection Program provides, among other things, a daily report to all card issuers identifying accounts with unusual activity based on the number or size of transactions.

     We have a number of other sophisticated prevention initiatives targeted at fraudulent cardholder activity. As one example, our System to Avoid Fraud Effectively (SAFE) program compiles member-submitted data regarding fraudulent transactions into reports designed to help issuers and acquirers improve fraud detection and prevention. In addition, our Risk Finder system helps members to predict fraud and reduce losses by evaluating transactions using a number of variables. Through our MasterCard Alerts on-line program, we
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facilitate communications among members and law enforcement officials with respect to fraudulent activities on a worldwide basis.

     We also target fraudulent activity at the merchant level. Through our Merchant Profiles program, we identify high risk merchants with significant fraud-related transaction activity and encourage these merchants to implement fraud control procedures. Our Member Alert to Control High-Risk
Merchants -- MATCH(TM) program is a tool designed to assist acquirers to assess risk before signing a merchant into their MasterCard acceptance programs. MATCH contains an updated file of merchants terminated for cause by members or otherwise classified as a special risk. In addition, our Merchant Audit Program audits merchants worldwide once per month, assessing each merchant's fraud to sales ratio. When the ratio exceeds 4% for two consecutive months in a six-month period, the merchant is placed on a special watch. When the ratio exceeds 8% for the same period, acquiring members have the option to terminate the relevant merchant agreement or process all fraudulent activity chargebacks against the merchant for a minimum period of one year. We have also implemented the Common Points of Purchase Program, which helps identify merchants that knowingly or unknowingly may have facilitated the compromise of cardholder account data.

     One of the strongest barriers to increasing electronic commerce is consumer fear for the security of Internet-based transactions. To address this concern, we have developed the Secure Electronic Transaction ("SET") protocol for safeguarding personal information contained on consumers' payment cards. SET uses a digital certificate and encryption software to store account and transaction information as a means of securing Internet transactions. MasterCard is a founding member of SET Co., a consortium of leading companies established to encourage the widespread adoption of the SET security specifications. SET has been adopted in many countries outside of the United States. In addition to SET, MasterCard is developing the Secure Payment Application (SPA) to protect account numbers and authenticate cardholders in electronic and mobile commerce transactions.

     MasterCard RPPS. MasterCard's Remote Payment and Presentment Service ("RPPS"), launched in 1987, is an electronic payment processing service for remote banking services in the United States and Canada. RPPS provides routing, clearing and settlement services between service providers supporting consumer bill payment services (for example, in connection with personal computer-based home banking) and billers. RPPS transmits over 12 million payments valued at approximately $6 billion per month, and represents one of the largest networks for the processing of consumer-to-business electronic payments in the United States.

OTHER PAYMENT SERVICES

     In addition to transaction processing, we provide a growing set of marketing and technology consulting, card enhancement and loyalty rewards support, and information-based performance analysis services to our members. These services are generally provided on an optional, fee-for-services basis, or may be provided to members in connection with customized support agreements.

     Marketing Consulting. Our global marketing consulting group provides customized consulting to members in the area of cardholder marketing, including acquisition, portfolio management and loyalty consulting designed to help expand our members' businesses. Among other things, we undertake strategic reviews of our members' marketing activities, help members to launch new programs and enter new regional markets, develop strategic plans, assist members to build relationships with selected business partners and undertake extensive research. We also develop innovative marketing communications programs (such as direct mail packages, telephone scripts and Internet and television advertisements) to improve our members' ability to acquire card accounts and to stimulate activation of these accounts. In addition, we undertake a range of portfolio segmentation, database marketing and loyalty consulting projects that assist members to better target their cardholders' unique characteristics and requirements, helping to improve acquisition and retention of accounts. We consult with respect to all MasterCard card programs and in all regions of the world.

     Operations Consulting. We have leveraged our significant technical expertise to provide technology-based consulting services to members. Through these services, our experienced operations staff assist members to analyze key operations trends and best industry practices to improve their overall service levels and business
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performance. Our operations consultants provide advice principally in connection with testing practices, program management and change management activities. We also provide consulting services to members regarding risk management and security issues.

     Card Enhancement Services. Our worldwide cardholder services group develops, manages and markets a range of services to members globally to support the features that are offered in connection with certain of our card programs. These services include lost and stolen card reporting, emergency card replacement, emergency cash advance, concierge and travel assistance services. In conjunction with a licensed insurance company, we also support our members' purchase assurance, extended warranty, collision/damage waiver and other insurance-based enhancements.

     Loyalty Rewards Program Services. Our loyalty rewards services group provides members with comprehensive support of their card-based loyalty rewards programs. We have developed a proprietary software program, which we use to track, accumulate and redeem points for cardholders participating in member rewards programs that use our services. Through arrangements with leading travel service providers and rewards vendors, we have established a dedicated call center in St. Louis that accepts cardholder calls to redeem points, answer customer service inquiries, and book travel arrangements.

     Information/Performance Analysis Services. We provide a sophisticated set of software and online decision-support tools to our members and others. These tools rely on aggregated transaction information captured in our clearing and settlement systems to permit members to analyze the performance of their card portfolios and to take action to improve the revenue potential of their businesses. We also provide decision-support tools that allow members to identify, track and evaluate their performance in areas such as authorizations, fraud detection and response, quality and chargeback processing. These tools are principally available in the United States, although we intend to increasingly offer them to members on a global basis where possible.

     Many of our decision support tools are provided to members through MasterCard OnLiNE(TM) , our online messaging system that allows members to conduct a wide range of business with MasterCard through Internet, dial-up, VPN or other connections. In addition to accessing some of the tools described above, members can use MasterCard OnLiNE to obtain new card program approvals, submit periodic statistical performance information, assist in processing chargebacks and receive alerts about fraudulent transaction activity and related information. MasterCard's recently launched on-line information initiative, called MasterCard eService, provides members with access through MasterCard OnLiNE to most MasterCard publications, manuals and bulletins as well as operations forms, information releases and on-line research tools.

BRAND BUILDING

MARKETING ACTIVITIES

     For cardholders, the MasterCard brand stands for "The Best Way to Pay for Everything that Matters(TM)." Our approach to marketing activities combines advertising, sponsorships and promotions as part of an integrated package designed to increase consumer awareness of MasterCard and to drive activation, usage and retention of cards carrying our brands. We also seek to tailor our global marketing messages so that they are optimized for use in individual countries, while maintaining a common global theme.

     Advertising. Our advertising plays a critical role in building brand visibility, usage and loyalty among cardholders globally. Our award-winning "Priceless" advertising campaign launched in the United States in 1997 and has run in more than 36 languages across 80 countries. We believe the "Priceless" campaign represents one of the most successful and flexible global advertising campaigns in use today. The campaign promotes MasterCard's universal acceptance and usage benefits that permit cardholders to pay for what they need, when they need it, and provides MasterCard with a consistent, recognizable message that supports our brand positioning.

     Sponsorships. We seek to increase brand awareness and preference, and to encourage card usage and loyalty, by sponsoring a variety of sports properties that support the "Priceless" campaign and MasterCard brand positioning. Our sports sponsorships constitute unique assets that help build the MasterCard brand,

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while supporting the business of our members and relationships with key customers. In soccer, MasterCard is the exclusive payment system sponsor of the FIFA World Cup, which we believe is the single largest sporting event in the world. We also sponsor other leading soccer events, such as the FIFA Women's World Cup and the FIFA World Youth Championship, as well as both the regional and club championships of Copa America and Copa Libertadores in Latin America, and, through Europay, the European Championship and UEFA Champions League in Europe.

     Our ten year global investment in soccer is complemented by other global and regional sports sponsorships. Globally, we sponsor the Jordan Grand Prix Formula One racing team, part of the prestigious Formula One auto racing circuit. In golf, we are an international sponsor and the preferred card of the PGA Tour, the Senior PGA Tour, the PGA of America, the British Open, the MasterCard Championship Tournament held in Hawaii, and the MasterCard Colonial Tournament held in Texas.

     In North America, we have made major sponsorship investments in baseball, ice hockey and figure skating. In baseball, we are the preferred card of Major League Baseball and a sponsor of both the All-Star Game and the World Series. We have also established separate marketing and sponsorship agreements with nine major league baseball teams. In hockey, we are the preferred card and a sponsor of the National Hockey League, the National Hockey League Players Association and the Canadian Hockey League. We also sponsor a number of specific hockey-related events including the NHL All-Star Weekend, the Stanley Cup Finals, the MasterCard Memorial Cup and the MasterCard Quebec Major Junior Hockey League All-Star Game. In figure skating, we sponsored the 2001 World Figure Skating Championships and other events, including the Skate Canada Organization and the MasterCard Skate Canada International Competition.

     Promotions. In order to increase usage of our cards, we sponsor frequent promotions on a regional and national basis. These promotions typically provide cardholders with a discount, rebate or other special offer, or an entry into a sweepstakes or contest, in connection with the use of a MasterCard-branded card. In the United States, we sponsor MasterCard Exclusives(TM), a collection of promotional programs and select merchant offers that members can insert into their cardholder statements to drive card usage; MasterCard Exclusives Online(TM), a permission-based email and Internet web site program providing cardholders with access to exclusive merchant offers; and periodic national sweepstakes promotions, which typically coincide with peak spending periods such as Christmas or the summer travel season. These promotions are prominently featured on our Internet site, mastercard.com, which contains a variety of materials targeted to consumers.

MERCHANT ACCEPTANCE INITIATIVES

     At the end of 2000, our members estimate that cards carrying MasterCard brands were accepted at over 21 million locations around the world. Our 2000 results were part of a longer-term trend of substantially increasing MasterCard card acceptance. Between 1997 and 2000, our members estimate that the number of MasterCard acceptance locations worldwide increased by over 35%.

     Our acceptance strategy is to maintain the unsurpassed acceptance of MasterCard-branded cards by continuing our aggressive efforts to expand the number of merchant locations worldwide where cardholders can use our cards. Our acceptance efforts are focused on three core initiatives. First, we seek to increase the number of payment channels where MasterCard cards are accepted, such as by introducing MasterCard card acceptance in connection with Internet, mobile commerce and interactive television payment applications. Second, we seek to increase the categories of merchants that accept our cards. In recent years, payment card acceptance has increased in a number of merchant categories that were previously averse to accepting payment cards, such as utilities, doctors offices and supermarkets. In the United States, we are focused presently on expanding acceptance in fast food restaurants and in connection with public sector payments (including in connection with taxes, fees, fines and tolls), among other categories. Outside the United States, where payment card acceptance is growing more rapidly than inside the U.S., we are working to support enhanced card acceptance for electronic commerce, public sector and recurring payments. Third, we seek to increase usage of our cards at selected merchants by sponsoring a range of special offers, sweepstakes, contests and other promotional programs from time to time. We also enter into brand preference agreements with

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merchants, in connection with which merchants commit to expressing their preference for MasterCard-branded cards when accepting payments from consumers.

     Our acceptance initiatives are primarily designed to educate merchants about the benefits and features of accepting MasterCard-branded cards for payment. We also support technical initiatives designed to make card acceptance more attractive for specific merchants, such as our Quick Payment Service, which reduces authorization times and enhances the availability of MasterCard card acceptance for fast food restaurants and other merchants where rapid transactions are required. We are presently working on efforts to support radio frequency identification devices, which are designed to facilitate card acceptance at merchants with dispersed points of interaction with consumers, such as food delivery outlets.

     Finally, we view recurring payments as a significant opportunity to expand MasterCard card acceptance in the United States, and are sponsoring initiatives to encourage consumers to make recurring bill payments in a variety of categories -- including telephone, cable, utilities and insurance -- on their MasterCard-branded cards.

CO-BRANDED/AFFINITY CARDS

     We provide research, marketing support and financial assistance to our members and their partners in connection with the launch and marketing of co-branded and affinity card programs. Co-branded cards are payment cards bearing the logos or other insignia of an issuer and a marketing partner, often a retail merchant. Affinity cards are similar to co-branded cards except that the issuer's marketing partner is typically a charity or similar organization, and a portion of consumer spending on the affinity card is generally allocated to support the charity. MasterCard has supported a number of leading co-branded and affinity card programs in the automobile, mass merchandise retailing and other segments.

RULE MAKING AND ENFORCEMENT

     Membership in MasterCard is open to banks and other regulated and supervised financial institutions. Applicants for membership must be approved by a regional MasterCard board of directors. In general, MasterCard staff grant licenses by territory. To be approved as a member, an applicant must be able to perform all obligations required of members. Credit reviews are conducted on all new members prior to admission, and are updated periodically.

     In exchange for licenses to use our brands, members agree to comply with our by-laws, policies, rules and operating regulations ("Standards"). We are the governing body that establishes and enforces the Standards. The Standards relate to such matters as:

     - membership eligibility and financial soundness criteria;

     - the design and features of cards;

     - the use of MasterCard trademarks;

     - the standards and features applicable to certain card programs;

     - transaction and other reporting requirements;

     - transaction processing obligations and the use of third-party service providers;

     - merchant acquiring activities, including acceptance standards applicable to merchants;

     - cash disbursements;

     - fees;

     - guaranteed settlement, member failures and allocation of losses; and

     - termination of membership.

     To ensure that members conform to the Standards, we run an extensive range of compliance and other programs including reviewing all card programs proposed to be issued by members and requiring members to

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undergo an annual audit by an independent certified public accountant (or similar examination by a regulatory authority). Except as specifically described in this proxy statement-prospectus, the Standards will not be effected by the conversion or integration.

     In connection with enforcement of the Standards, MasterCard regulates disputes between members relating to specific transactions. For example, after a transaction is presented to an issuer, the issuer may determine that the transaction may be invalid for a variety of reasons, including fraud. If the issuer believes there is a defect in a transaction, the issuer may return, or chargeback, the transaction to the acquirer. MasterCard enforces rules relating to chargebacks and acts as an arbitrator of last resort with respect to chargeback disputes.

MASTERCARD PAYMENT PROGRAMS

     MasterCard supports a wide range of payment solutions to enable our members to design, package and implement programs targeted to the specific needs of their consumer and corporate customers. While we permit regional variations in the characteristics and features of our payment programs, all MasterCard cards benefit from MasterCard's worldwide acceptance network and can be used to make purchases or obtain cash wherever the relevant brand logos are displayed indicating acceptance of our cards. The MasterCard acceptance network, together with our Standards and the transaction processing services we provide, ensure that all MasterCard payment programs are integrated into a network that facilitates payments across the globe.

     Our principal payment programs, which are facilitated through our brands -- MasterCard, Maestro, Cirrus and Mondex -- are listed below:

CATEGORY                 PROGRAM
--------                 -------
Consumer Programs        - Standard MasterCard
                         - Gold MasterCard
                         - Platinum MasterCard
                         - World MasterCard
                         - MasterCard debit
                         - Gold MasterCard debit
                         - Platinum MasterCard debit
                         - Maestro (online debit cards)
                         - MasterCard/Cirrus/Maestro ATM Network

Corporate Payment        - MasterCard Corporate
  Solutions              - MasterCard Corporate Executive
                         - MasterCard Corporate Purchasing
                         - MasterCard Corporate Fleet
                         - MasterCard Corporate Multi Card
                         - MasterCard BusinessCard
                         - MasterCard Executive BusinessCard
                         - MasterCard BusinessCard debit

Stored Value Programs    - Pre-paid programs
                         - Mondex (stored value cards)
                         - MasterCard Travelers Cheques

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CONSUMER PROGRAMS

     MasterCard administers a number of consumer credit programs that are designed to meet the needs of our members for tailored, customized programs addressed to specific consumer segments. Standard MasterCard cards are general purpose credit cards targeted to consumers with basic needs for a credit card. Gold MasterCard cards are targeted to consumers typically requiring a higher line of credit or spending limit and one or more card enhancement services associated with a card. Platinum MasterCard cards are generally targeted to more upscale consumers and are offered with still higher minimum credit lines or spending limits. Platinum MasterCard cards also provide a full range of card enhancement services. World MasterCard cards are a highly flexible payment program that combines the absence of a preset spending limit with the option to revolve a designated portion of the charges made. These cards are targeted principally for travel and entertainment use and are accompanied by best-in-class enhancement services and loyalty rewards programs. All MasterCard cards, including business/corporate cards discussed below, permit cardholders to obtain cash from bank branches or through the MasterCard/Cirrus/Maestro ATM network, as well as to make purchases at the point of sale.

     The services provided in connection with all MasterCard credit cards include lost/stolen card reporting, emergency card replacement and emergency cash advance. MasterAssist(TM) enhancement services are provided in connection with most Gold, Platinum and World MasterCard cards, as well as certain Standard MasterCard cards, and include emergency travel assistance and referral services, as well as retail-related insurance such as purchase protection and extended warranty coverage. MasterRental(TM) vehicle rental insurance is also provided in the United States in connection with all Gold, Platinum and World MasterCard cards (MasterRental(TM) is a required benefit in Canada, but members can use independent vendors to provide the service). In addition, concierge services and airport lounge access are required benefits for World MasterCard cards in the United States, and are typical features associated with most Platinum and World MasterCard cards. Cardholders can access these and other services through MasterCard Global Service(TM), a worldwide customer service program delivered through a call center operated by MasterCard and accessible via a network of country-specific, toll-free or collect telephone numbers.

     MasterCard's rules also permit our members to issue "secured" MasterCard cards, in which all or a portion of the cardholder's line of credit is secured by collateral, typically a cash deposit made by the cardholder.

     In addition, MasterCard supports a range of payment solutions that allow our members to provide consumers with convenient access to funds on deposit in checking, demand deposit and other accounts. Transactions processed on a debit card generally withdraw available funds directly from a cardholder's account in accordance with terms established by the issuer of the card, and in some cases involve an extension of credit. MasterCard's debit programs may be branded with the MasterCard, Maestro and/or Cirrus marks, and can be used to obtain cash in bank branches or at ATMs. In addition, MasterCard- and Maestro-branded debit cards may be used to make purchases at the point of sale. All MasterCard debit programs are designed to enhance our members' programs and services by providing consumers with greater access to their funds by leveraging the strengths of MasterCard's extensive global acceptance network and the MasterCard/Cirrus/ Maestro ATM network. Debit cards carrying the MasterCard brand allow cardholders to validate transactions at the point of sale either by signing a sales receipt or, if the relevant card also bears a Maestro or regional ATM network mark and the merchant has the necessary equipment, by entering a PIN at a terminal. Like our consumer credit programs, we support Gold MasterCard debit cards and Platinum MasterCard debit cards that members can offer as premium services to cardholders. Members can also provide enhancement services and loyalty rewards programs in connection with debit cards carrying our brands; in the United States, all MasterCard debit cards benefit from the same core enhancements available on MasterCard credit cards.

     Maestro is MasterCard's leading online debit program, with more participating issuers, cards and acceptance locations in more countries than any other on-line debit brand. Typically, Maestro cards allow cardholders to verify themselves by entering a PIN, although in certain countries, cardholders are required to sign a sales receipt. Maestro cards are issued, and Maestro transactions are processed, pursuant to a set of rules and procedures that are separate from the rules applicable to MasterCard credit and debit transactions.

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International travel services including emergency cash disbursement, lost and stolen card reporting as well as access to card issuers are available on an optional basis to Maestro cardholders through Maestro Global Service from MasterCard(TM).

     We believe that the MasterCard/Cirrus/Maestro ATM Network is the world's largest global ATM network, with more than 600,000 participating cash dispensing locations around the globe. Any cardholder with a card bearing the MasterCard, Maestro or Cirrus logo may use a network ATM to access funds on deposit in his or her account or to take a cash advance (if a MasterCard credit card is used). The network is available twenty four hours a day, seven days a week, 365 days a year.

     We make the Cirrus brand available to members to provide global cash access through the MasterCard/ Cirrus/Maestro ATM Network for our members' proprietary ATM cards. Cirrus transactions are validated by entering a PIN. As with Maestro cards, Cirrus cards are issued and processed pursuant to a set of rules and procedures that are separate from the rules applicable either to MasterCard or Maestro transactions.

CORPORATE PAYMENT SOLUTIONS

     MasterCard's corporate payment solutions assist corporations, mid-sized companies, small businesses and public sector organizations to streamline their payment processes, manage information and reduce administrative costs. We have a long history of innovation in the corporate segment, having developed the first business card issued by a financial institution, the first fleet card platform and the first multi-purpose card.

     Inherent in each corporate payment solution is a combination of rich transaction data, purchasing controls and sophisticated reporting alternatives that are customizable to the needs of the user. The MasterCard Corporate card is designed to allow organizations to manage employee travel and entertainment expenses. MasterCard Corporate Executive cards, marketed in such countries as the United States, Canada, Chile and France, are targeted at senior executives and offer increased spending limits, concierge services and worldwide, 24-hour customer service. MasterCard Corporate Purchasing cards, marketed globally, are designed to assist in the reengineering of the corporate purchasing process, enhancing companies' financial controls while reducing administrative costs. MasterCard Corporate Fleet cards provide companies with a way to manage the expenses of a commercial fleet. Finally, the MasterCard Corporate Multi Card provides customers with an integrated card that combines the functionality of one or more of our MasterCard corporate programs -- travel, purchasing or fleet -- into a single card or account, thereby reducing the costs of managing multiple card programs. We also administer a variety of payment programs for public sector entities that are similar to the travel, purchasing, fleet and Multi cards offered to corporations.

     The MasterCard BusinessCard and Executive BusinessCard, marketed globally, are targeted at the small-business segment, offering cardholders the ability to extend payments and separate business expenses from personal expenses. MasterCard's Small Business Connections, currently offered in the United States, Canada, and the United Kingdom, is a web-based community for small businesses. It includes the Business Savings Club that offers discounts on products and services, Business Bonuses, a rewards program, as well as Market Access, a marketplace site where small businesses are able to buy and sell over the web.

     A key driver of growth in corporate payment solutions, particularly outside of the United States, is Smart Data Online, our web-based reporting tool. Implemented in all regions of the world, Smart Data Online is a state-of-the-art software product developed and supported by MasterCard. It is available in ten languages and requires only a web browser to access. It allows organizations ranging from small businesses to large corporations to display cardholder statements, prepare management reports and integrate charge data into their financial systems.

     Recognizing the rapid growth in business-to-business electronic commerce, MasterCard's Corporate Payment Solutions group has a team dedicated to the development and deployment of an overall electronic business-to-business strategy. Core to the strategy will be leveraging MasterCard's infrastructure and ubiquitous brand to become the payment method of choice for both buyers and sellers in electronic business-to-business transactions. As an example, we recently launched the MasterCard Global Trading Program(TM),

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which expands the functionality of the MasterCard Purchasing card to become a payment vehicle for cross border trade.

STORED VALUE PROGRAMS

     Unlike debit, charge or credit programs -- where the consumer or business/corporate customer is obligated to pay at the same time as, or later than, the relevant transaction -- "stored value" programs involve a balance account that is funded with monetary value prior to use. For MasterCard pre-paid cards, this balance account is maintained on the issuer's or MasterCard's host computer, and the account is accessed through a MasterCard-branded plastic payment card using magnetic stripe technology. For travelers cheques, the balance account is reflected in the value of the paper cheques "purchased" by a consumer prior to use. For Mondex cards, the balance account is maintained in an electronic "purse" application contained on a computer chip embedded into the payment card itself.

     Pre-paid. MasterCard's pre-paid card platform is a flexible tool that permits our members to develop, launch and manage host-based, magnetic stripe-enabled pre-paid card programs customized to the needs of unique consumer segments. Pre-paid cards can be issued in connection with our MasterCard, Maestro and/or Cirrus brands according to the issuing member's requirements, and are accepted anywhere the relevant brand is accepted. There are a variety of MasterCard-branded pre-paid card programs in operation in the United States, Asia/Pacific and other regions. In the United States, we launched a MasterCard gift card program in 2000 using our pre-paid card platform, which allows consumers to purchase and replenish MasterCard-branded gift cards over the Internet.

     Travelers Cheques. Travelers cheques are a paper-based, prepaid form of payment for use at the point of sale. MasterCard-branded travelers cheques, which are available in a number of international currencies including the euro, are refundable worldwide and can be replaced if lost or stolen. MasterCard-branded travelers cheques are issued by a number of members around the world. For a description of MasterCard's guarantee obligations relating to travelers cheques, see Note 13 to the Consolidated Financial Statements of MasterCard International.

     Mondex. The Mondex electronic cash program, a chip-based, stored value payment application, allows monetary value to be stored in an electronic "purse" directly on Mondex-branded payment cards. Up to five currencies can be loaded on a Mondex card at any one time. The value stored on a Mondex card can be used as payment for goods or services at retailers who accept Mondex cards, or transferred to other Mondex cards, using specialized card readers. Mondex cards permit the immediate transfer of value to a merchant or between cards without the transaction being authorized, cleared or settled through a central computer system. Mondex cards are primarily marketed to consumers as a convenient, technologically advanced and secure alternative to payment by cash or check, principally in connection with low-value purchases. For merchants and banks, Mondex cards can also reduce the risks and costs associated with processing cash and check payments.

     The Mondex purse application is commercialized through a franchise system operated by Mondex International Limited ("MXI"). All MasterCard members have the right to obtain licenses from franchisees of MXI to issue Mondex cards in the countries in which they operate. To date, the Mondex purse application has been franchised or directly licensed to financial institutions in most major national markets. Full scale Mondex electronic cash programs have been implemented in Hong Kong and in connection with a number of universities and an Internet retailer in the United Kingdom and Venezuela. In addition, Mondex cards are currently in pilot trials in Canada and New Zealand.

     For a description of our investment in MXI, the owner and licensor of the Mondex electronic cash program, see Note 11 to the Consolidated Financial Statements of MasterCard International.

     On June 29, 2001, MasterCard International acquired all of the outstanding stock of MXI that it did not previously own. As a result of assuming full ownership of MXI, MasterCard International now directly controls all of MXI's operations and management. This transaction will not have a material impact on the financial statements of MasterCard International. Through MXI, MasterCard International presently expects to continue providing support to Mondex franchisees and licensees, providing services to the MULTOS

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consortium (described below), and managing the Mondex electronic cash, security and certificate authority applications.

GLOBAL E-BUSINESS AND EMERGING TECHNOLOGIES

     Through our Global e-Business and Emerging Technologies group, MasterCard is supporting innovation in the payments industry with a number of initiatives, including developments in the areas of electronic commerce, mobile commerce and smart cards. We seek to ensure that MasterCard-branded payment cards play an important role in payment channels that are developing as a result of new technologies (including the Internet, wireless channels and cable). We also seek to develop payment programs that utilize these technologies (including, among others, person-to-person payments, micropayments and payments via television set-top boxes).

     Electronic and Mobile Commerce. Our Global e-Business group seeks to ensure that MasterCard cards can be securely and conveniently used for all kinds of payments involving new or developing technologies, such as the Internet, wireless devices, digital wallets, interactive television and personal digital assistants. We are planning or developing MasterCard payment solutions in each of these areas through alliances with electronic commerce vendors and service providers. We are also participating in the establishment of industry standards for both electronic and mobile commerce.

     We are also working to develop mobile commerce standards and programs that will allow consumers to securely conduct their financial transactions using a variety of wireless devices. Mobile commerce is the term applied to online financial transactions -- shopping or the electronic transfer of funds -- using a mobile device. Our global mobile commerce team works with standards organizations such as WAP, the Global Mobile Commerce Interoperability Group (GMCIG), ETSI and others to establish wireless payment standards, and has entered into alliances with Motorola, 724 Solutions, Sonera Smart Trust, MobileWay and other members of the mobile commerce chain to develop secure wireless payment solutions.

     Smart Cards. We are working with our members to help them replace traditional payment cards relying solely on magnetic stripe technology with smart, or chip-enabled, payment cards. Smart cards provide for more secure transactions and offer members the opportunity to provide their cardholders with value-added, customized relationship services associated with the card. Smart cards can perform many different functions, such as storing cardholders' personal and purchasing information and allowing banks to provide individualized rewards programs and merchants to offer personalized incentives. Additionally, smart cards may offer greater security protections in certain circumstances than magnetic stripe cards because electronic proof of a cardholder's identity is carried on the smart card and encrypted before transmission to the issuer, allowing secure purchases.

     We provide an end-to-end strategy for helping our members migrate from magnetic stripe cards to smart cards in a manner and timeframe that works best for them. Our chip migratory strategy is based on two fundamental principles:

     - ensuring that our chip programs work the same way around the globe; and

     - providing choice in terms of which applications and operating systems are available to our members.

     To support the movement to chip-based cards, we have developed The Complete Chip Solution(TM), a turnkey strategy for helping our members migrate their MasterCard cards to a chip platform. The Complete Chip Solution is a support program offering members a suite of payment applications for smart cards, including debit, credit, stored value and digital identification, which can operate on MULTOS(TM), Java(TM) and other smart card operating platforms. In addition, we have developed M/Chip(TM), an integrated credit/debit application that allows our members to issue chip-based MasterCard, Maestro, and Cirrus-branded cards that are fully compatible with the EMV (Europay-MasterCard-Visa) standard. We offer an M/Chip application specifically designed for the MULTOS platform, and a platform neutral version of M/Chip for JavaCard and proprietary chip operating systems. We also manage the Chip Vendor Services Program, through which we coordinate MasterCard's chip strategies with leading smart card vendors and assist members in implementing chip-based programs.
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     While our strategy is to allow members to choose their own operating system for their chip programs, we (together with our Mondex affiliate) have played a leading role in the development of MULTOS, an open, industry-controlled, high-security, multi-application operating system for smart cards. With MULTOS, members issuing smart cards are able to combine payment applications from any service provider (such as credit, debit, stored value and loyalty programs) with applications from outside the financial services industry (such as security or storage of personal information). MULTOS is actively promoted by MAOSCO, a consortium in which we play a significant role. We have also joined with Europay and Visa to establish EMVCo, a joint working group created to facilitate the introduction of chip technology in a global payments environment.

     As of December 31, 2000, approximately 31 million MasterCard-branded smart cards were issued worldwide. MYCAL, the fourth largest retailer in Japan, successfully launched the first MasterCard smart card program using the MULTOS operating system and M/Chip in 1998, and over one million cards were issued in connection with this program in 1999. Significant chip migration activities are now occurring in Brazil, the United Kingdom and other countries, and M/Chip implementations are taking place in Japan, Korea and South Africa.

INTELLECTUAL PROPERTY

     We own a number of valuable trademarks that are essential to our business, including MasterCard and Cirrus. We own the Maestro trademark through our joint venture with Europay. MXI owns the Mondex wordmark and we license the interlocking circles device that, together with the wordmark, make up the Mondex logo. Through license agreements with our member financial institutions, we authorize the use of our trademarks in connection with our members' card issuing and merchant acquiring businesses. Trademarks remain valid so long as they are used properly for identification purposes, and we emphasize the correct use of our trademarks both within our company and by our members. In addition, we own a number of patents relating to payments solutions, transaction processing, smart cards, security systems and other matters.

COMPETITION

     MasterCard programs compete against all forms of payment, including paper-based transactions (principally cash and checks) and electronic transactions such as wire transfers and ACH payments. While we believe we have gained share versus cash and checks in recent years, these forms of payment still capture the largest overall percentage of worldwide transaction volume.

     Within the general purpose payment card industry, we face substantial and increasingly intense competition worldwide from systems such as Visa, American Express and JCB, among others. In specific countries, we face significant competition from other competitors such as Discover/Novus (United States), Interac (Canada) and Bancard and EFTPOS (Australia). We also encounter competition from businesses such as retail stores and petroleum (gasoline) companies that issue their own payment cards, as well as from regional ATM networks such as NYCE, Concord/EFS and others. Some of our competitors have substantially greater capital and resources than we have.

     In addition, we compete against new entrants that have developed alternative payment systems, such as PayPal Inc., PayBox, Billpoint and others. Among other things, these competitors provide Internet currencies that can be used to buy and sell goods on-line, "virtual checking" programs that permit the direct debit of consumer checking accounts for on-line payments, and services that support payments to and from proprietary accounts for Internet, mobile commerce and other applications. A number of these new entrants rely principally on the Internet to support their services, and may enjoy lower costs than we do as a result of our fixed transaction processing and data transport networks.

     We also face competition from transaction processors such as First Data Corporation, some of whom are seeking to build networks that link issuers directly with point-of-sale devices for payment card transaction authorization and processing services. These networks may threaten to disintermediate our own transaction processing functions.

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     We believe that the principal factors affecting our competitive position in the global payments industry are:

     - our relationships with our members;

     - the relative prices of services and products offered;

     - the acceptance base, reputation and brand recognition of the payment cards;

     - the quality of transaction processing;

     - the number of issued cards and the extent of consumer and business spending with the cards;

     - the success of marketing and promotional campaigns;

     - the integrity of our transaction processing systems and our guarantee of our principal members' settlement obligations; and

     - the ability to develop and implement new card programs, systems and technologies in both physical and virtual environments.

     For additional information on our competitive position, see "Overview of the Global Payments Industry."

EMPLOYEES

     As of June 30, 2001, we employed approximately 3,100 persons, of which approximately 475 were employed outside the United States. We consider our relationship with our employees to be good.

PROPERTIES

     As of June 30, 2001, MasterCard and its subsidiaries owned or leased 44 properties. These facilities primarily consist of corporate and regional headquarters offices, as well as our operations centers.

     Our corporate headquarters is a three story, 472,600 square foot building located at 2000 Purchase Street in Purchase, New York. We own the building and there is no outstanding debt on the facility. Currently, MasterCard leases four operations centers in St. Louis, Missouri, totaling 361,000 square feet. These facilities are being replaced by a 528,000 square foot global technology and operations center known as "Winghaven," which is currently under construction in O'Fallon, Missouri. Certain areas of the facility have been occupied upon completion. We plan to fully occupy the facility at the anticipated completion date in the fourth quarter of 2001. The term of the lease on this new facility is 10 years commencing on August 31, 1999.

     In addition to our corporate headquarters and operations centers noted above, MasterCard leases a total of 36 other facilities. These facilities include the following: 32 regional or country offices, 3 operations centers, 1 public affairs office and 2 storage facilities. Included in these totals are 25 facilities outside of the United States. See Note 9 to the audited Consolidated Financial Statements of MasterCard International.

     We believe that our facilities are suitable and adequate for the business that we currently conduct. However, we periodically review our space requirements and may acquire new space to meet the needs of our business, or consolidate and dispose of facilities that are no longer required.

LEGAL PROCEEDINGS

     MasterCard is a party to litigation with respect to a variety of matters in the ordinary course of business. Except as described below, MasterCard does not believe that any litigation to which it is a party may have a material adverse impact on our business or prospects.

DEPARTMENT OF JUSTICE ANTITRUST LITIGATION

     In October 1998, the DOJ filed suit against MasterCard International, Visa U.S.A., Inc. and Visa International Corp. in the U.S. District Court for the Southern District of New York alleging that both MasterCard's and Visa's governance structure and policies violated U.S. federal antitrust laws. First, the DOJ
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claimed that "dual governance" -- the situation where a financial institution has a representative on the board of directors of MasterCard or Visa while a portion of its card portfolio is issued under the brand of the other association -- was anti-competitive and acted to limit innovation within the payment card industry. At the same time, the DOJ conceded that "dual issuance" -- a term describing the structure of the bank card industry in the United States in which a single financial institution can issue both MasterCard and Visa-branded cards -- was pro-competitive. Second, the DOJ challenged MasterCard's CPP and a Visa bylaw provision that prohibit financial institutions participating in the respective associations from issuing competing proprietary payment cards (such as American Express or Discover). The DOJ alleged that MasterCard's CPP and Visa's bylaw provision acted to restrain competition.

     MasterCard denies the DOJ's allegations and believes that both "dual governance" and the CPP are pro-competitive and fully consistent with U.S. federal antitrust law.

     A bench trial concerning the DOJ's allegations was concluded on August 22, 2000. In response to the judge's request for a proposed remedy, the DOJ submitted a proposed order that, if implemented, would require MasterCard to repeal the CPP and Visa to repeal its bylaw. The government's proposed order also would require all financial institutions with representatives on any governing MasterCard board or committee (defined as any body having decision-making authority or access to competitively sensitive information with respect to MasterCard, unless the activities of that board or committee relate solely to activities outside the United States) to (i) with regard to new issuance, issue general purpose cards bearing MasterCard brands exclusively, and
(ii) ensure that by 2003 at least 80% of each such institution's total issuing volume in the United States and globally is derived from MasterCard-branded cards. The proposed order would impose parallel requirements on Visa, and would also require that financial institutions that have signed long-term member agreements with MasterCard or Visa have a two-year period to exercise termination rights related to those agreements. MasterCard has objected to the DOJ's proposed order and believes that the remedies reflected in the order are, among other things, inconsistent with the evidence of intense competition offered throughout the trial as well as the testimony of the DOJ's own expert economist. As of the date of this proxy statement-prospectus, no decision has been rendered in the trial.

MERCHANT ANTITRUST LITIGATION

     Commencing in October 1996, several putative class action suits were brought by a number of U.S. merchants -- including Wal-Mart Stores, Inc., Sears Roebuck & Co., Inc., The Limited Inc. and Safeway, Inc. -- against MasterCard International and Visa U.S.A., Inc. challenging certain aspects of the payment card industry under U.S. federal antitrust law. Those suits were later consolidated in the U.S. District Court for the Eastern District of New York. The plaintiffs challenge MasterCard's "Honor All Cards" rule (and a similar Visa rule), which ensures universal acceptance for consumers by requiring merchants who accept MasterCard cards to accept for payment every validly presented MasterCard card. Plaintiffs claim that MasterCard and Visa unlawfully have tied acceptance of debit cards to acceptance of credit cards. In essence, the merchants desire the ability to reject off-line, signature-based debit transactions (for example, MasterCard card transactions) in favor of other payment forms, including on-line, PIN-based debit transactions (for example, Maestro or regional ATM network transactions) which generally impose lower transaction costs for merchants. The plaintiffs also claim that MasterCard and Visa have conspired to monopolize what they characterize as the point-of-sale debit card market, thereby suppressing the growth of regional networks such as ATM payment systems. Plaintiffs allege that the plaintiff class has been forced to pay unlawfully high prices for debit and credit card transactions as a result of the alleged tying arrangement and monopolization practices. There are related consumer class actions pending in two state courts that have been stayed pending developments in this matter.

     MasterCard denies the merchant allegations and believes that the "Honor All Cards" rule and MasterCard practices with respect to debit card programs in the United States are pro-competitive and fully consistent with U.S. federal antitrust law.

     On February 22, 2000, the district court granted the plaintiffs' motion for class certification. MasterCard and Visa promptly petitioned for an appeal. The Second Circuit Court of Appeals agreed to consider the

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appeal of the grant of class certification, and a hearing before that court on the appeal was held in February 2001. As of the date of this proxy statement-prospectus, the parties are awaiting a decision of the Second Circuit. Motions seeking summary judgment have been filed by both sides and fully briefed in the district court. Currently, no argument date for summary judgment has been set pending resolution of the appeal of the class certification decision and no trial date has been set.

     Based upon publicly available information, the plaintiffs previously have asserted damage claims in this litigation of approximately $8 billion, before any trebling under U.S. federal antitrust law. More recent published reports place the plaintiffs' damage claims at approximately $50 billion. In addition, the plaintiffs' damage claims could be materially higher than these amounts as a result of the passage of time and substantive changes in the theory of damages presented by the plaintiffs. MasterCard believes that it is not currently possible to estimate the impact, if any, that the ultimate resolution of this matter will have on MasterCard's results of operations, financial position or cash flows.

CURRENCY CONVERSION LITIGATION

     MasterCard, together with Visa U.S.A., Inc. and Visa International Corp., are defendants in two lawsuits that allege that MasterCard and Visa wrongfully imposed an asserted one percent currency conversion "fee" on every credit card transaction by U.S. MasterCard and Visa cardholders involving the purchase of goods or services in a foreign country, and that such "fee" is an unfair, unlawful and deceptive business practice. The first of these actions, Schwartz
v. Visa Int'l Corp., et al., was brought in the Superior Court of California in February 2000, purportedly on behalf of the general public. The second action, Senequier v. Visa Int'l Corp., et al. was commenced in January 2001 in the Supreme Court of the State of New York and is a purported class action. A trial date of March 18, 2002 has been set for the Schwartz matter. No trial date has been set for the Senequier matter. Both these actions claim that the alleged fee grossly exceeds any costs the defendants might incur in connection with currency conversions relating to credit card transactions made in non-U.S. countries, is not properly disclosed to cardholders and is part of an unreasonable restraint on trade. Plaintiffs seek to prevent the defendants from continuing to engage in, use or employ the alleged practice of charging and collecting the assessed one percent currency conversion "fee" and from charging any type of purported currency conversion "fee" without providing a clear, obvious and comprehensive notice that a fee will be charged. Plaintiffs also request an order (1) requiring defendants to fund a corrective advertising campaign; (2) awarding restitution of the monies allegedly wrongfully acquired by imposing the purported currency conversion "fee"; and (3) requiring disgorgement of monies allegedly wrongfully obtained. The complaint asserts that, during the four-year period that preceded the lawsuit, MasterCard collected approximately $200 million as a result of allegedly imposing the claimed one percent currency conversion "fee." MasterCard denies these allegations.

     MasterCard, Visa U.S.A., Inc., Visa International Corp., several member banks including Citibank, Chase Manhattan Bank and Bank of America, and Diners Club are defendants in a number of federal putative class actions that allege, among other things, violations of federal antitrust laws based on the asserted one percent currency conversion "fee." The complaints also allege violations of the Truth-In-Lending Act against the member banks. Six of the actions, Ross, et al. v. Visa U.S.A., Inc., et al., Kune v. Visa U.S.A., Inc., et al., Chatham v. Visa U.S.A., Inc., et al., Steinlauf v. Visa U.S.A., Inc., et al., Finkelman v. Visa U.S.A., Inc., et al., and Lipner v. Visa U.S.A., Inc., et al., were brought in the United States District Court for the Eastern District of Pennsylvania in 2001. Five other actions, Cooper v. Visa U.S.A., Inc., et al., Ramsey v. Visa U.S.A., Inc., et al., La Place v. Visa U.S.A., Inc., et al., Salvagio v. Visa U.S.A., Inc., et al., and Javier, et al. v. Visa U.S.A., Inc. et al., were brought in the United States District Court for the Northern District of California in 2001. Five class actions, Wood v. Visa U.S.A., Inc., et al., Oshry
v. Visa U.S.A., Inc., et al., Inducon Park Assocs. Inc. v. Visa U.S.A., Inc., et al., Matthews v. Visa U.S.A., Inc., et al. and Silberman et al. v. Visa U.S.A., Inc. were recently brought in the United States District Court for the Southern District of New York. The plaintiffs in the Javier action have made a motion before the judicial panel on multidistrict litigation to transfer the Javier and Ross cases to a single district court and to consolidate those pending federal actions. As against MasterCard, the plaintiffs seek damages for an alleged conspiracy to fix and maintain prices in violation of the Sherman Antitrust Act. The complaints allege that MasterCard's and Visa's system of dual governance inhibits competition between the associations and provides each association with the ability and incentive to collude and fix the asserted currency conversion "fee" in violation of antitrust laws. The Silberman action also alleges violations of the Truth-in-Lending Act against MasterCard. MasterCard denies these allegations.

     MasterCard believes that it is not currently possible to estimate the impact, if any, that the ultimate resolution of theses matters will have on its results of operations, financial position or cash flows.

MARKET INFORMATION

     There is no established public trading market for our common stock, and we do not currently anticipate that our common stock will be listed on any securities exchange or quoted on any automated quotations system or electronic communications network.

        MASTERCARD SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION

     The following table sets forth selected consolidated financial and other information for MasterCard for each of the five years in the period ended December 31, 2000 and as of the end of each such fiscal year, and as of and for the six months ended June 30, 2001 and June 30, 2000 and selected unaudited pro forma financial data for the year ended December 31, 2000 and as of and for the six months ended June 30, 2001. The selected consolidated financial data as of December 31, 2000 and December 31, 1999 and for the fiscal years ended December 31, 2000, December 31, 1999 and December 31, 1998 have been derived from the audited consolidated financial statements of MasterCard International included elsewhere in this proxy statement-prospectus. The selected consolidated financial data as of December 31, 1998, December 31, 1997 and December 31, 1996 and for the fiscal years ended December 31, 1997 and December 31, 1996 have been derived from the audited consolidated financial statements of MasterCard International that have not been included in this proxy statement-prospectus. The selected consolidated financial data for the six months ended June 30, 2001 and June 30, 2000 and as of June 30, 2001 and June 30, 2000 have been derived from the unaudited consolidated financial statements of MasterCard International, which in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, that are necessary for a fair statement of the results of operations and financial position of MasterCard International for the periods and at the dates presented. The results of operations for the six months ended June 30, 2001 are not necessarily indicative of the results to be expected for the full year. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The information set forth below should be read in conjunction with "MasterCard Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements of MasterCard International and the notes thereto, and other financial information, including the pro forma consolidated financial information, included elsewhere in this proxy statement-prospectus.

                        SIX MONTHS ENDED JUNE 30,                      YEAR ENDED DECEMBER 31,
                        -------------------------   -------------------------------------------------------------
                           2001           2000         2000         1999         1998         1997         1996
                        ----------     ----------   ----------   ----------   ----------   ----------    --------
                                                  (IN THOUSANDS EXCEPT PER SHARE DATA)
MASTERCARD
  INTERNATIONAL

INCOME STATEMENT DATA:
  Revenue.............  $  855,622     $  744,913   $1,571,215   $1,389,155   $1,205,968   $1,077,099    $949,684
  Operating Income....     154,991        155,188      172,472      115,053       18,254       36,253      52,564
  Net Income..........      99,147         95,065      118,149       86,255       24,183       44,283(a)   78,781(b)

BALANCE SHEET DATA:
  Total Assets........  $1,235,835     $1,111,484   $1,181,787   $  972,477   $  871,643   $  715,986    $638,228
  Long-Term Debt......      82,517         82,904       82,992       82,682       82,419       11,467          --
  Members' Equity.....     563,716        436,866      462,408      341,520      257,248      232,396     189,799

MASTERCARD
  INCORPORATED

PRO FORMA DATA:
  Earnings per share,
    basic and
    diluted...........  $     1.00            N/A   $     1.16          N/A          N/A          N/A         N/A
  Book value per
    share.............        7.82            N/A         6.80          N/A          N/A          N/A         N/A

---------------
(a) Includes a net gain of $8,162 recognized in conjunction with the sale of MasterCard International's wholly owned subsidiary, Monetary Transfer Systems L.L.C. ("MTS"), to Honor Technologies, Inc. and Honor Services, Inc. in October 1997. MTS owned and operated the Bankmate(R) ATM and point-of-sale debit network.

(b) Includes a net gain of $66,836 recognized in conjunction with MasterCard International's sale of MasterCard Automated Point-of-Sale Processing ("MAPP") to National Data Corporation ("NDC") in April 1996. This agreement included the formation of a new payment processing company called Global Payments Systems L.L.C. ("GPS") which consisted of MAPP and NDC's payment services, point-of-sale, and back-office services. Also included in net income is $27,000 in net expense associated with an agreement with Access Brand Ltd. to acquire the Access(R) brand and to collaboratively market the MasterCard brand in the United Kingdom.

                  MASTERCARD SELECTED STATISTICAL INFORMATION

     The table below sets forth, for the year ended December 31, 2000, our GDV, purchase volume and cash volume and the number of purchase transactions, cash transactions, accounts and cards on a regional basis. For purposes of the table:
GDV represents purchase volume plus cash volume and includes the impact of balance transfers and convenience checks; purchase volume means the aggregate dollar amount of purchases made with MasterCard-branded cards for the relevant period; and cash volume means the aggregate dollar amount of cash disbursements obtained with MasterCard-branded cards for the relevant period. Maestro, Cirrus and Mondex transactions are not included in the following table.

     The data set forth in the GDV, Purchase Volume, Purchase Transactions, Cash Volume and Cash Transactions columns below are derived from information provided by the members of MasterCard International that is subject to logical and statistical verification by MasterCard's Global Statistics Unit and cross-checking against information provided by MasterCard's transaction processing systems. The data set forth in the Accounts and Cards columns below are derived from information provided by the members of MasterCard International and certain limited logical and statistical verification by MasterCard's Global Statistics Unit. A portion of the data set forth in the table below is estimated.

                                                              FOR THE YEAR ENDED DECEMBER 31, 2000
                                  --------------------------------------------------------------------------------------------
                                                PURCHASE      PURCHASE        CASH          CASH
                                     GDV         VOLUME     TRANSACTIONS     VOLUME     TRANSACTIONS    ACCOUNTS      CARDS
                                  (BILLIONS)   (BILLIONS)    (MILLIONS)    (BILLIONS)    (MILLIONS)    (MILLIONS)   (MILLIONS)
                                  ----------   ----------   ------------   ----------   ------------   ----------   ----------
ALL PROGRAMS EXCEPT ON-LINE
  DEBIT PROGRAMS
Middle East/Africa..............    $  6.5       $  4.4          95.3        $  2.1          17.3          2.2          2.5
Asia/Pacific....................     182.1        110.3         894.8          71.8         164.4         75.4         85.1
Europe..........................     193.8        147.3       2,517.3          46.5         563.3         60.9         68.3
Latin America and Caribbean.....      27.5         22.6         474.6           4.9          57.7         24.5         29.6
Canada..........................      25.0         20.8         366.3           4.2          16.4         12.7         16.9
United States...................     422.8        328.1       4,516.0          94.8         314.4        187.2        235.3
Worldwide.......................    $857.7       $633.5       8,864.3        $224.3       1,133.5        362.9        437.7

               MASTERCARD MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with MasterCard's Consolidated Financial Statements and the accompanying notes included elsewhere in this proxy statement-prospectus.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO SIX MONTHS ENDED JUNE 30, 2000

     Revenue was $856 million for the six months ended June 30, 2001 compared to $745 million for the six months ended June 30, 2000, an increase of $111 million or 15%. Our revenue is comprised of operations fees and member assessments.

     Operations fees represent user fees for authorization, clearing, settlement and other member products and services that facilitate transaction and information management among our members on a global basis. Operations fees were $517 million for the six months ended June 30, 2001 compared to $457 million for the six months ended June 30, 2000, an increase of $60 million or 13%. The increase in operations fees was attributable partially to an 18% increase in the number of transactions processed, offset by lower average pricing based on our pricing structure, which rewards members with lower prices for incremental volume.

     Member assessments were $338 million for the six months ended June 30, 2001 compared to $288 million for the six months ended June 30, 2000, an increase of $50 million or 17%. The increase in member assessments was attributable primarily to a 13% increase in gross dollar volume ("GDV") between the periods, which represents gross spending on MasterCard cards for goods and services as well as cash disbursements. The growth in GDV was driven primarily by a 19% increase in the number of MasterCard cards issued by members between the periods. For the six months ended June 30, 2001, member assessments revenue growth exceeded GDV growth due to a greater percentage of international volume growth, which is assessed at higher rates. Furthermore, revenues increased as a result of a shift in the prior year's balance transfer volume to retail sales volume, for which we receive higher assessable revenues. Balance transfers represent the movement of credit card balances by a cardholder from one account to another account, held by a different institution. Increases in member assessments in the first six months of 2001 were partially offset by lower average pricing based on our pricing structure, which rewards members with reduced prices for incremental volume.

     Operating expenses were $701 million for the six months ended June 30, 2001 compared to $590 million for the six months ended June 30, 2000, an increase of $111 million or 19%. Our operating expenses are comprised of general and administrative, advertising and market development, depreciation and amortization expenses.

     General and administrative expenses consist primarily of personnel, telecommunications, data processing, travel and professional fees. General and administrative expenses were $394 million for the six months ended June 30, 2001 compared to $361 million for the six months ended June 30, 2000, an increase of $33 million or 9%. This increase was primarily attributable to increases in personnel costs of $30 million resulting from increases in headcount and compensation. As a percentage of revenue, general and administrative expenses declined from 48% to 46% for the six months ended June 30, 2000 and 2001, respectively.

     In the six months ended June 30, 2001, we made significant investments in advertising and market development to support and build value in the MasterCard family of brands, and to develop new and distinct programs to differentiate ourselves from our competition. Advertising and market development expenses were $274 million for the six months ended June 30, 2001 compared to $202 million for the six months ended June 30, 2000, an increase of $72 million or 36%. This increase was attributable primarily to additional costs of $23 million associated with strong performance in card-based and other long-term member incentive programs as well incremental merchant acceptance initiatives. The increase was also attributable to increases in network television costs of $13 million associated with new media buys during the SuperBowl and the Grammy Awards. Finally, our promotions and sponsorship fees increased $24 million primarily as a result of incremental promotions in the six months ended June 30, 2001, such as the National Hockey League

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

Celebrity Cup Face-off, as well as increased contractual sponsorship fees associated with the World Cup, Copa America, the National Hockey League, Major League Baseball and PGA Golf organizations.

     Depreciation expense was $18 million for the six months ended June 30, 2001 compared to $17 million for the six months ended June 30, 2000, an increase of $1 million or 6%, primarily due to purchases of equipment in 2001.

     Amortization expense was $15 million for the six months ended June 30, 2001 compared to $10 million for the six months ended June 30, 2000, an increase of $5 million or 45%. This increase was primarily the result of additional amortization of capitalized computer software, partially offset by a decrease in the amortization of franchise rights in 2001 due to the write-down of Mondex China Pte., Ltd. and Mondex India Pte., Ltd. and Mondex Asia Pte., Ltd. franchise rights to their estimated fair value in 2000.

     Other income and expense was $8 million for the six months ended June 30, 2001 compared to $7 million for the six months ended June 30, 2000, an increase of $1 million or 11%. Other income and expense comprises primarily interest, dividend and other investment income related to the portfolio of investments held, as well as interest expense and minority interest. The increase in other income and expense was primarily the result of additional investment income associated with our available-for-sale portfolio of securities.

     The effective tax rates for the six months ended June 30, 2001 and June 30, 2000 were 39.2% and 41.5%, respectively. The lower rate for the six months ended June 30, 2001 was due to a larger amount of tax-exempt interest income than in the six months ended June 30, 2000 and from the tax benefits of a realized capital loss that occurred in the six months ended June 30, 2001.

     As a result of the foregoing, our net income was $99 million for the six months ended June 30, 2001 compared to $95 million for the six months ended June 30, 2000, an increase of $4 million or 4%.

     In addition, EBITDA, which we define as operating earnings before interest, taxes, depreciation and amortization, was $187 million for the six months ended June 30, 2001 compared to $182 million for the six months ended June 30, 2000, an increase of $5 million or 3%. EBITDA, as defined, is not intended to replace generally accepted accounting principles, including such measures as net income, operating income and cash flow. We believe that EBITDA enhances management's ability to evaluate and direct its business.

     On June 29, 2001, MasterCard International acquired all of the outstanding stock of Mondex International Ltd. ("MXI") that it did not previously own. As a result of assuming full ownership of MXI, MasterCard International now directly controls all of MXI's operations and management. This transaction did not have a material impact on the financial statements of MasterCard International.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     Revenue was $1.571 billion for the year ended December 31, 2000 compared to $1.389 billion for the year ended December 31, 1999, an increase of $182 million or 13%.

     Operations fees were $969 million for the year ended December 31, 2000 compared to $851 million for the year ended December 31, 1999, an increase of $118 million or 14%. The increase in operations fees was attributable primarily to an 18% increase in the number of transactions processed, which increased to 10 billion in 2000 compared to 8.5 billion in 1999. The increase in operations fees was also the result of the introduction of new services and acceptance programs, including the implementation of merchant investment fees that are reinvested in acceptance initiatives. These fees generated $31 million in additional revenue for the year ended December 31, 2000. Increases in operations fees in 2000 were partially offset by lower average pricing based on our pricing structure, which rewards members with lower prices for incremental volume. Operations fee rebates provided to our members also increased $23 million from 1999 to 2000.

     Member assessments were $602 million for the year ended December 31, 2000 compared to $538 million for the year ended December 31, 1999, an increase of $64 million or 12%. The increase in member assessments was attributable primarily to an increase in GDV between the periods. GDV was $858 billion for the year ended December 31, 2000 compared to $726 billion for the year ended December 31, 1999, an increase of $131 billion or 18%. The growth in GDV was driven by many factors, one of which was an increase
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

in the number of MasterCard cards issued by members. At December 31, 2000, there were 438 million MasterCard cards in circulation worldwide compared to 379 million at December 31, 1999, an increase of 59 million or 16%. In addition, the average spending per card increased 3% between 1999 and 2000. The increase in GDV was also a result of an increase in balance transfer volume, for which we do not receive tiered member assessment revenue. Increases in member assessments in 2000 were partially offset by lower average pricing based on our pricing structure, which rewards members with lower prices for incremental volume. Member assessment rebates provided to our members also increased $29 million from 1999 to 2000.

     Operating expenses were $1.399 billion for the year ended December 31, 2000 compared to $1.274 billion for the year ended December 31, 1999, an increase of $125 million or 10%.

     General and administrative expenses were $743 million for the year ended December 31, 2000 compared to $730 million for the year ended December 31, 1999, an increase of $13 million or 2%. This increase was primarily attributable to increases in personnel costs of $43 million resulting from increased headcount and compensation increases between 1999 and 2000, offset by reduced professional fees of $30 million resulting primarily from the delay in the merchant antitrust litigation over the same period. In addition, asset impairments of approximately $19 million and $18 million at December 31, 2000 and 1999, respectively, were recorded to write-down certain investments. These write-downs were determined by an impairment analysis prepared by management based on recoverability, primarily of Mondex Asia Pte., Ltd. in 2000, and Mondex China Pte., Ltd. and Mondex India Pte., Ltd. in 1999. As a percentage of revenue, general and administrative expenses declined from 53% to 47% for the years ended December 31, 1999 and 2000, respectively.

     In 2000, we made significant expenditures in advertising and market development to support and build value in the MasterCard family of brands, and to develop new and distinct programs to differentiate ourselves from our competition. Advertising and market development expenses were $597 million for the year ended December 31, 2000 compared to $491 million for the year ended December 31, 1999, an increase of $106 million or 21%. This increase was attributable primarily to additional costs of $59 million associated with card-based and other long-term member incentive programs used to support and develop customized card programs and other acceptance programs. The increase was also attributable to increases in network television and print costs of $46 million, which were associated with the expansion of our global advertising campaign in many countries and in support of new payment channels, such as e-commerce and pre-paid programs. Finally, the comparability between 2000 and 1999 was affected by a $21 million reduction in member incentive accruals in 1999.

     Depreciation expense was $35 million for the year ended December 31, 2000 compared to $32 million for the year ended December 31, 1999, an increase of $3 million or 10%. This increase was primarily attributable to depreciation associated with our corporate headquarters building, which was purchased in January 2000 for $70 million.

     Amortization expense was $25 million for the year ended December 31, 2000 compared to $22 million for the year ended December 31, 1999, an increase of $3 million or 14%. This increase was primarily the result of additional amortization of capitalized computer software, partially offset by decreases in the amortization of franchise rights in 2000 due to the write-down of Mondex China Pte., Ltd. and Mondex India Pte., Ltd. franchise rights to their estimated fair value in 1999.

     Other income and expense was $28 million for the year ended December 31, 2000 compared to $34 million for the year ended December 31, 1999, a decrease of $6 million or 18%. The decrease in other income and expense was primarily the result of minority interest, which reflects a decrease in the net loss associated with Mondex Asia Pte., Ltd., a consolidated MasterCard subsidiary. This decrease was partially offset by interest expense. Interest expense largely comprises interest related to our $80 million subordinated debt issuance that has been outstanding since 1998. See Note 9 of the audited Consolidated Financial Statements of MasterCard International for additional information.

     The effective tax rates for 2000 and 1999 were 41% and 42%, respectively. The lower rate in 2000 was principally due to the effects of foreign taxes, income and losses. In 2000 compared to 1999, we had greater taxable income effectively taxed at a rate lower than the United States statutory rate.

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

     As a result of the foregoing, our net income was $118 million for the year ended December 31, 2000 compared to $86 million for the year ended December 31, 1999, an increase of $32 million or 37%.

     In addition, EBITDA was $232 million for the year ended December 31, 2000 compared to $168 million for the year ended December 31, 1999, an increase of $64 million or 38%. The EBITDA margin percentage was 15% in 2000 compared to 12% in 1999.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Revenue was $1.389 billion for the year ended December 31, 1999 compared to $1.206 billion for the year ended December 31, 1998, an increase of $183 million or 15%.

     Operations fees were $851 million for the year ended December 31, 1999 compared to $737 million for the year ended December 31, 1998, an increase of $114 million or 15%. The increase in operations fees was attributable primarily to a 14% increase in the number of transactions processed, which increased to
8.5 billion in 1999 compared to 7.4 billion in 1998. Increases in operations fees in 1999 were partially offset by lower average pricing based on our pricing structure, which rewards members with lower prices for incremental volume. Operations fee rebates provided to our members increased $13 million from 1998 to 1999.

     Member assessments were $538 million for the year ended December 31, 1999 compared to $469 million for the year ended December 31, 1998, an increase of $69 million or 15%. The increase in member assessments was attributable primarily to an increase in GDV between the periods. GDV was $726 billion for the year ended December 31, 1999 compared to $650 billion for the year ended December 31, 1998, an increase of $75 billion or 12%. The growth in GDV was driven by many factors, one of which was an increase in the number of MasterCard cards issued by members. At December 31, 1999, there were 379 million MasterCard cards in circulation worldwide compared to 357 million at December 31, 1998, an increase of $22 million or 6%. In addition, the average spending per card increased 5% between 1998 and 1999. The increase in GDV was also the result of stronger financial performance in the Asia/Pacific region, which began to recover from its economic crisis in 1998. In 1999, larger international volume growth resulted in increased pricing and member assessment revenue which exceeded the growth rate of GDV as compared to the prior year. The increases in volume growth, and accordingly in member assessment revenue, were partially offset by a lower domestic pricing structure, which rewards members with lower prices for incremental volume. Member assessment rebates provided to our members increased $12 million from 1998 to 1999.

     Operating expenses were $1.274 billion for the year ended December 31, 1999 compared to $1.188 billion for the year ended December 31, 1998, an increase of $86 million or 7%. This increase was primarily due to additional expenditures for global brand building and member support, as well as investments in personnel and technology.

     General and administrative expenses were $730 million for the year ended December 31, 1999 compared to $665 million for the year ended December 31, 1998, an increase of $65 million or 10%. This increase was primarily attributable to increases in personnel costs of $62 million resulting from increased headcount and compensation increases and professional fees of $25 million resulting from increased litigation expenses over the period primarily in connection with developments in the DOJ and merchant antitrust litigations. These increases were partially offset by other operating costs of $43 million primarily associated with decreased costs related to the purchase of the MasterCard Debit Switch, additional settlement reserves recorded in 1998 primarily due to the Asian financial crisis and reduced costs related to publications. In addition, asset impairments of $18 million at December 31, 1999, were recorded to write-down investments primarily in Mondex China Pte., Ltd. and Mondex India Pte., Ltd. As a percentage of revenue, general and administrative expenses declined from 55% to 53% for the years ended December 31, 1998 and 1999, respectively.

     Advertising and market development expenses were $491 million for the year ended December 31, 1999 compared to $477 million for the year ended December 31, 1998, an increase of $14 million or 3%. The increase was attributable primarily to additional advertising expense of $49 million associated with the expansion of our global advertising campaign, which was launched in 1997. These increases were partially offset by decreased expenditures from the prior year largely due to a $21 million reduction in member incentive accruals in 1999.

     Depreciation expense was $32 million for the year ended December 31, 1999 compared to $31 million for the year ended December 31, 1998, an increase of $1 million or 3%. This increase was attributable primarily to our continued investment in new technology.

     Amortization expense was $22 million for the year ended December 31, 1999 compared to $15 million for the year ended December 31, 1998, an increase of $6 million or 40%. This increase was primarily the result of additional amortization expense associated with the capitalization of computer software in accordance with Statement of Position ("SOP") 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" which was adopted in 1998. This increase was partially offset by decreased amortization expense in 1999 versus 1998 due to the write-down of Mondex China Pte., Ltd. and Mondex India Pte., Ltd. franchise rights to their estimated fair value in 1999.

     Other income and expense was $34 million for the year ended December 31, 1999 compared to $22 million for the year ended December 31, 1998, an increase of $12 million or 54%. This increase was primarily the result of increases in investment income and unrealized gains and losses on the portfolio of investments held, as well as higher minority interest which reflects an increase in the net loss associated with Mondex China Pte., Ltd. and Mondex India Pte., Ltd., consolidated MasterCard subsidiaries. These increases were partially offset by increased interest expense in 1999 associated with our subordinated debt issuance in 1998. The 1998 interest expense reflected a partial year of expense for the subordinated debt issue versus a full year in 1999.

     The effective tax rates for 1999 and 1998 were 42% and 40%, respectively. The higher 1999 rate was principally due to substantially higher pretax income, resulting in less tax-exempt income as a percentage of pretax income.

     As a result of the foregoing, our net income was $86 million for the year ended December 31, 1999 compared to $24 million for the year ended December 31, 1998, an increase of $62 million or 257%.

     In addition, EBITDA was $168 million for the year ended December 31, 1999 compared to $64 million for the year ended December 31, 1998, an increase of $104 million or 162%. The EBITDA margin percentage was 12% in 1999 compared to 5% in 1998.

LIQUIDITY AND CAPITAL RESOURCES

     We need substantial capital resources and liquidity to fund our global developments, to finance our capital expenditures and any future acquisitions and to service the payments of principal and interest on our outstanding debt. We expect that the cash generated from operations, working capital and our borrowing capacity will be sufficient to meet our capital needs in 2001.

     For the six months ended June 30, 2001, net cash provided by operating activities was $84 million compared to $148 million for the six months ended June 30, 2000. A lower amount of operating cash was generated primarily due to a decrease in accrued legal expenses and an acceleration of payments associated with member incentives. In addition, there was a decrease in accrued expenses in connection with the implementation of a new financial accounting system in 2000, which temporarily delayed payments. The smaller increase in deferred income taxes was a result of increased recognition, for income tax purposes, of tax deductible expenses that were recorded for financial reporting purposes in earlier periods.

     Net cash used in investing activities was $62 million and $213 million for the six months ended June 30, 2001 and 2000, respectively. The decrease between periods was primarily the result of reduced cash outlays for capital expenditures and investment securities available-for-sale. The decrease in capital expenditures was due principally to the purchase of our corporate headquarters building located in Purchase, New York during the first quarter of 2000 for $70 million. Purchases of investment securities available-for-sale decreased as a result of decreased funds from operating activities between periods.

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

     At December 31, 2000, net cash provided by operating activities was $250 million compared to $77 million and $130 million for the years ended December 31, 1999 and 1998, respectively. The significant increase in 2000 primarily reflects an increase in net income and a larger increase in accounts payable and accrued expenses, which was partially offset by increases in accounts receivable. The increase in accounts payable and accrued expenses were primarily driven by an increase in accrued expenses related to long-term member incentive agreements and other expenses, primarily advertising. The increase in accounts receivable was primarily due to increases in settlement and other member receivables. The decrease from 1998 to 1999 reflects the impact of higher levels of accounts receivable at year-end 1999, resulting from increased settlement receivables and revenue, and decreased expenses related to accrued long-term member incentive agreements and reserves.

     Net cash (used in) provided by investing activities was $(318) million, $34 million and $(204) million for the years ended December 31, 2000, 1999 and 1998, respectively. The decrease in 2000 was primarily the result of cash outlays for capital expenditures and investments in securities available-for-sale. The increase in capital expenditures was due principally to the purchase of our corporate headquarters building located in Purchase, New York during the first quarter of 2000 for $70 million. Investment securities available-for-sale increased as a result of investments made with excess funds. The change between 1999 and 1998 reflected reduced purchases of investment securities available-for-sale due to decreased cash provided by operating activities in 1999.

     For the year ended December 31, 1998, net cash provided by financing activities of $34 million was due primarily to our issuance of $80 million of subordinated debt in June 1998, offset by loan principal and interest repayments of $49 million associated with the borrowing from the MXI transaction. See Note 9 of the Consolidated Financial Statements of MasterCard International for additional information.

     Our financial position continues to reflect strong liquidity. Working capital, consisting of current assets less current liabilities, was $442 million at June 30, 2001, $362 million at December 31, 2000, and $312 million at December 31, 1999, a working capital ratio of 2.1 to 1 compared to 1.8 to 1 and
1.7 to 1, respectively.

     To facilitate liquidity management, we maintain a committed credit facility from certain financial institutions, which we renew annually. Pursuant to this facility, we have the right to borrow funds to provide liquidity for material member settlement failures. On June 5, 2001, we renewed the facility for an additional one year period and increased its amount to $1.2 billion, from $1.0 billion in the prior period. Facility adequacy is regularly reviewed and increases are obtained as necessary. As of the date of this proxy statement-prospectus we have not borrowed under this credit facility. In addition to the committed credit facility, we can draw upon other sources of liquidity such as emergency borrowings from members, special assessments, and member letters of credit or guarantees.

ECONOMIC FLUCTUATIONS

     Although we cannot precisely determine the impact of inflation on our operations, we do not believe our operations have been significantly affected by inflation. For the most part, we have utilized technology and operating efficiencies to offset increased operating expenses. In addition, a portion of our revenues is based upon a percentage of GDV processed, which partially insulates operating margins on these revenues from the effects of inflation.

     Portions of our business are seasonal. Our revenue is favorably affected by progressively increased card purchasing volume throughout the year, particularly in the fourth quarter during the holiday shopping period.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk is the potential for economic losses to be incurred on market risk sensitive instruments arising from adverse changes in market indices such as interest rates and foreign currency exchange rates. We have limited exposure to market risk from changes in both interest rates and foreign exchange rates. Management establishes and oversees implementation of board of director approved policies governing our funding,

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investments, and use of derivative financial instruments and monitors aggregate risk exposures on an ongoing basis. There have been no material changes in our market risk exposures at June 30, 2001 as compared to December 31, 2000 and 1999.

     We enter into foreign exchange forward and swap contracts to minimize risk associated with anticipated revenues and expenses and assets and liabilities denominated in foreign currencies. This activity minimizes our exposure to transaction gains and losses resulting from fluctuations of foreign currencies against the U.S. dollar. The terms of the contracts are generally less than 18 months. At December 31, 2000 and 1999, foreign currency forward contracts were both sold (with notional amounts of $43 million and $28 million, respectively) and purchased (with notional amounts of $60 million and $67 million, respectively) to manage a majority of anticipated cash flows in major overseas markets for the subsequent year.

     Our settlement activities may be subject to foreign exchange risk resulting from foreign exchange rate fluctuations. This risk is limited to the extent that setting the timing of the foreign exchange rate for financial transactions and the clearing of settlement positions is typically one business day and is limited to eleven stable transaction currencies. The remaining 173 transaction currencies are settled in U.S. dollars or require local settlement netting arrangements that eliminate our foreign exchange exposure.

     Based on the year-end 2000 and 1999 foreign exchange positions, excluding the currency and interest rate swap since they are no longer outstanding as of 2000, the effect of a hypothetical 10 percent strengthening of the U.S. dollar is estimated to be a loss valued at $1 million and $3 million at December 31, 2000 and December 31, 1999, respectively.

     Our interest sensitive assets are our debt instruments rated AA or above, which primarily consist of fixed rate short and medium-term notes. With respect to fixed maturities, our general policy is to invest in high quality securities, while providing adequate liquidity and maintaining diversification to avoid significant exposure. Based on the net present value of expected future cash flows, a 100 basis point increase in interest rates, assuming a parallel shift of the yield curve, would result in fair value changes and a related pre-tax loss effect of $10 million and $3 million for 2000 and 1999, respectively.

     Additionally, we own trading securities, which are composed of equity securities held in connection with an executive compensation plan. The effect of a hypothetical 10 percent change in market value would result in a $6 million gain or loss for December 31, 2000 and December 31, 1999, respectively. Offsetting gains or losses would be recorded in compensation expense.

     At December 31, 2000, we had a $1.0 billion committed credit facility from member banks to provide liquidity for material member settlement failures. A variable rate is applied to the borrowing based on terms and conditions set forth in the agreement. While we have never utilized this facility, it would be subject to interest rate fluctuation.

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                       BUSINESS OF EUROPAY INTERNATIONAL

     Europay is a leading payment solutions company in Europe. Headquartered in Waterloo, Belgium, Europay is owned and controlled by European financial institutions and serves approximately 1,200 principal members, who participate directly in its card business, and approximately 2,700 affiliate members, who participate in Europay's card business indirectly through a principal member. Europay offers its member financial institutions a full range of payment programs and services, including ec eurocheque, Maestro, Cirrus and Eurocard-MasterCard, which they in turn can provide to their customers -- cardholders and retailers.

     Europay's mission is to be its members' preferred partner in providing innovative payments solutions by offering a tailored range of programs and support services to enable its members to maximize the return on their payment system investment. Europay's primary role is to license the above brands to its members, provide a sophisticated set of information processing and transaction delivery services to members and establish and enforce rules and standards surrounding the use of payment cards carrying the brands. Europay also engages in a variety of marketing activities designed to maintain and enhance the value of the brands, and plays a leading role in the development of new technologies aimed at facilitating and expanding electronic and mobile commerce.

     Europay has a long-standing strategic alliance with MasterCard, originating with Eurocard International's alliance with Interbank Card Association, MasterCard International's predecessor, in 1968 and enhanced by more recent agreements. Europay has been granted exclusive licensing rights in Europe for certain MasterCard brands and is responsible for the marketing of these brands and transaction processing throughout Europe. MasterCard owns a 12.25% equity interest in Europay and a 15% equity interest in European Payment Systems Services (EPSS), Europay's transaction processing subsidiary. In addition, Europay and MasterCard are equal partners in Maestro International, a joint venture which oversees the global development of the Maestro debit service.

     Europay's revenue is comprised principally of operations fees and assessment fees charged to members. Operations fees represent user fees for authorization, clearing, settlement, and other member services that facilitate transaction and information management for Europay members on a global basis. Member assessment fees are based principally upon the gross volume of international transactions processed on Europay branded cards.

     Europay provides the following services to its members:

     - Credit Programs. Europay's credit programs include Eurocard-MasterCard premium, standard and corporate cards, as well as affinity, co-branded, and revolving credit cards. Europay recently launched the Eurocard-MasterCard virtual card program in response to growing consumer demand for payment solutions on the Internet and in other "remote" environments where a physical card is not required to validate a transaction. Europay is also playing a leading role in the migration of credit payment programs to chip-based technologies.

     - Debit Programs. Europay currently manages the Maestro brand in Europe. Maestro is a leading online debit program with participating issuers, cards and acceptance locations in 80 countries throughout the world. Maestro cards are accepted both at the point of sale and at ATMs. Europay's other debit programs include Cirrus, for use at ATMs worldwide, ec Pictogram, for use at ATMs within Europe, and ec eurocheque, the guaranteed paper cheque accepted at retailers throughout Europe and around the Mediterranean sea. Europay is also playing a leading role in the migration of debit payment programs to chip-based technologies.

     - Pre-paid Programs. In response both to technological advances in the area of pre-paid payment solutions, including mobile telephony, Internet and pay-per-use television, and to their increasing popularity among young customers, Europay has developed a number of pre-paid solutions for use in the physical and virtual world, including Clip, a stored-value card or electronic "purse." Europay recently introduced the Maestro Pre-paid Card, a stored-value card accepted wherever Maestro cards are accepted. In addition, Europay supports the euro travelers/Thomas Cook/MasterCard travelers

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

       cheque, a pre-paid, paper check distributed by Thomas Cook and available in pre-determined denominations in major travel destination currencies that can be replaced if lost or stolen.

     - e-Business. e-Business presents Europay and its members with the opportunity of developing new, more convenient payment solutions and acceptance channels, such as mobile commerce. Europay seeks to increase its share of the electronic commerce and mobile commerce payments market, improve the profitability of members' electronic commerce and mobile commerce transactions and support the development and implementation of e-business solutions while controlling the risks of doing business in the virtual world. A core challenge in this area is to develop security solutions to address the perceived insecure nature of transactions carried out over the Internet or wireless networks. Europay is currently focused on four key areas to support its members:

       - enhancing the security of online credit transactions;

      - launching Maestro on the Internet and facilitating secure online debit transactions;

      - expanding existing acceptance channels and developing new acceptance channels for Eurocard-MasterCard and Maestro, such as wireless devices; and

      - developing e-trust services such as digital signatures, secure messaging and controlled access to on-line systems.

     - Payment Services. Europay provides transaction processing services, consisting primarily of authorization, clearing and settlement, for its members via its own European Payment Systems Network, or EPS-Net. EPS-Net is a telecommunications network for data transfer which operates 184 modules, or connection points, at 131 sites in 38 countries. EPS-Net interfaces with the MasterCard BankNet network for worldwide retail payment and ATM transaction interchange. Using Europay's transaction processing services, Europay members facilitate payment transactions between cardholders and merchants throughout Europe.

     - Licensing and Rules. Members of Europay must enter into a license agreement with respect to Europay programs and services to be offered by the member. In addition, Europay adopts and enforces rules applicable to all Europay members relating to a variety of topics where common procedures and standards are needed to ensure the efficient, equitable and secure functioning of its system. To ensure that members conform to its rules, Europay runs an extensive range of compliance and other programs including reviewing all card programs proposed to be issued by members. Europay also approves applications for membership in MasterCard in Europe under authority delegated to it by MasterCard International.

     - Security. Europay is continually developing programs and systems to aid its members and merchants in detecting and preventing the fraudulent use of Europay branded cards. These include activities such as fraud investigations and case management, information gathering, analysis and dissemination, cooperation with domestic and international law enforcement agencies, and compliance and audit programs for members and merchants. In order to more effectively assess and respond to fraud risks, Europay has risk services managers located in each of its regional offices who promote and support these programs and services. In addition to its anti-fraud initiatives, Europay provides its members with a variety of risk management products and services, including security risk management advice and training for members and law enforcement officials, the dissemination of information to members relating to potential risks to the Europay payment system, risk analysis in connection with the development of new Europay programs and services, and the enforcement of member compliance with minimum security standards through a mandated Risk Assessment Management Program (RAMP). Europay also cooperates with other payment schemes in identifying and addressing common fraud and security threats.

     - Brand Marketing and Sponsorship. Europay offers a fully integrated and wide ranging marketing package to its member financial institutions. Sponsorship of the Union of European Football Association (UEFA) Champions League(TM) and the UEFA EURO 2000(TM) European soccer champion-

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

       ships along with the Eurocard-MasterCard and Maestro communications campaigns are designed to transcend regional boundaries and increase the attractiveness of, and loyalty to, Europay brands. These campaigns also provide platforms for members to exploit their targeted sales strategies and increase card acquisition and use.

     Europay's origins stem from the mid-1960s, when Europe's modern payments system began to take shape with the emergence of two principal payment solution providers: ec eurocheque, a cheque guarantee and paper clearing system, and Eurocard, a credit card-based payments system. Each of eurocheque and Eurocard were owned by a separate consortium of European financial institutions, although both groups included many of the same financial institutions.

     By the mid-1980s, the development of magnetic stripe technology, enabling the portable storage of bank and account information, service codes and security measures, and the growing demand for an electronic infrastructure to support magnetic stripe usage signaled the need for a more integrated payments solution. In 1984, eurocheque began to engage in cross-border ATM transactions. In 1985, Eurocard created its own electronic authorization and data clearing system. In 1989, eurocheque acquired a 15% equity interest in a new technology company created to run the Eurocard electronic network, EPSS. By the late 1980s, the maturing of the card industry and increasing demand for more sophisticated products and programs convinced European member financial institutions to combine eurocheque and Eurocard, including EPSS, into a single organization. In 1992, Europay International S.A., a Belgian corporation, was established following the merger of eurocheque International S.C., eurocheque International Holdings S.A. and Eurocard International S.A.

     As of June 30, 2001, Europay employed approximately 638 persons. Europay's owned and leased properties consist primarily of its corporate headquarters in Waterloo, Belgium and ten regional offices located in London, England; Frankfurt, Germany; Stockholm, Sweden; Madrid, Spain; Rome, Italy; Budapest, Hungary; Prague, Czech Republic; Istanbul, Turkey; Warsaw, Poland; and Moscow, Russia.

LEGAL PROCEEDINGS

     Europay is a party to litigation with respect to a variety of matters in the ordinary course of business. Except as described below, Europay does not believe that any litigation to which it is a party may have a material adverse impact on its business or prospects.

MULTILATERAL INTERCHANGE FEE

     In September 2000, the European Commission issued a "Statement of Objections" challenging Visa International's multilateral interchange fee ("MIF") under European Community competition rules. The MIF is a fee that is paid by the merchant bank (the "acquirer") to the cardholder bank (the "issuer") when a payment is made to a merchant using a payment card. The amount of the MIF is set by the payment card system as a default fee that will only apply where the issuer and the acquirer cannot agree on a bilateral interchange fee. Interchange fees represent a sharing of payment system costs. Among other elements, interchange fees cover the processing costs of payment card transactions as well as the costs of the payment guarantee delivered by the issuer.

     Although Europay is not an addressee of the Statement of Objections, its rules also contain a MIF scheme. Europay has therefore requested that the European Commission issue a Statement of Objections in its own case should the Commission have objections to the Europay MIF. However, the European Commission has to date elected to treat the Visa International case as the "leading" payment card case and has not issued a separate Statement of Objections challenging Europay's MIF.

     In its Statement of Objections, the European Commission took the view that the MIF constitutes a "price-fixing" agreement between the banks participating in the payment card system, and is tantamount to a "tying" arrangement since the MIF covers both the processing costs of a payment card transaction and the costs of the payment guarantee delivered by the issuers to the merchants, and thus "forces" merchants to accept the payment guarantee. On this basis, the European Commission argued that the MIF could not be exempted from European Community competition rules and should be eliminated. Europay and MasterCard

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

disagreed with the European Commission's characterization of the MIF. In their written submissions and at the February 2001 hearing, Europay and MasterCard sought to demonstrate that (1) the MIF is not a restrictive price agreement but a necessary and efficient mechanism for allocating the costs of a four-party card payment system between issuers and acquirers, and (2) the payment guarantee is essential to ensuring universal card usage, benefits merchants, and cannot be unbundled.

     The European Commission announced on August 10, 2001 its intention to take a favorable view of Visa's MIF in light of certain changes proposed by Visa, most notably a reduction in the level of fees. On August 11, 2001, the European Commission published a notice containing the details of these changes and invited interested third parties to submit their views to the European Commission, after which it will issue a formal decision. Assuming the European Commission does not change its position, the decision would exempt Visa's modified MIF.

     The European Commission's decision in the Visa case would be addressed only to Visa and would not cover Europay's MIF. However, following its decision in the Visa case, the European Commission may decide to issue a Statement of Objections challenging Europay's MIF or enter into negotiations with Europay seeking changes to Europay's MIF. Alternatively, if the European Commission is satisfied that Europay's MIF does not need to be modified, it could issue an exemption or a comfort letter with respect to Europay's MIF. Because the MIF constitutes an essential element of Europay's payment scheme, changes to it could significantly impact Europay's members. At this time, it is not possible to determine what actions the European Commission will take with respect to Europay's MIF, and therefore the financial impact that any changes would have on Europay cannot be estimated. In addition, even if the European Commission does not formally challenge Europay's MIF, private parties could use the decision in the Visa case to challenge Europay's MIF before national courts or national competition authorities.

INVESTIGATION BY BELGIAN TAX AUTHORITIES

     In April 1999 the Belgian tax authorities initiated an investigation of Europay's tax returns for 1997 and 1998. In June 2001, Europay received a notice from the Belgian tax authorities challenging Europay's deduction of certain card-based incentive program costs which could result in an additional tax liability of up to approximately E16.3 million, including possible penalties and interest accrued to December 31, 2000. If Europay's deduction of such costs in 1999 and 2000 is similarly challenged, this could result in a further additional tax liability of up to approximately E9.5 million, including possible penalties.

     Europay is required to respond to the notice by August 27, 2001 prior to any assessment being levied by the tax authorities. Europay believes that it has reasonable and meritorious arguments in favor of its characterization of these deductions and intends to respond vigorously to the notice. However, Europay cannot predict the outcome of this matter or any additional matters raised by the Belgian tax authorities in their investigation.

     In the event that Europay is unsuccessful in appealing the findings of the Belgian tax authorities in their investigation, under certain circumstances MasterCard International could, under its bylaws, levy an assessment upon its European members for the additional tax liability to the extent that it, together with other losses and liabilities arising out of the representations and warranties of Europay in the draft integration agreement, exceeds $7 million in the aggregate.

MARKET INFORMATION

     There is no established public trading market for the common stock of Europay International.

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

            EUROPAY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The selected historical consolidated financial data set forth below for Europay for the year ended December 31, 2000 and as of December 31, 2000 has been derived from Europay's audited consolidated financial statements and related notes which were prepared in accordance with Belgian GAAP. The consolidated financial statements have been audited by PricewaterhouseCoopers Reviseurs d'Entreprises, independent accountants, as stated in their report included elsewhere in this proxy statement-prospectus and should be read in conjunction with their report. The selected historical consolidated financial data set forth below for Europay for the two years ended December 31, 1999 and 1998 and as of December 31, 1999 have been derived from Europay's unaudited consolidated financial statements and related notes which were prepared in accordance with Belgian GAAP and are included elsewhere in this proxy statement-prospectus. The selected historical consolidated statement of income data of Europay set forth below for the two years ended December 31, 1997 and 1996 and consolidated balance sheet data as of December 31, 1998, 1997 and 1996 have been derived from Europay's unaudited consolidated financial statements not included in this proxy statement-prospectus.

     The financial data in the tables below has been derived from Europay's audited and unaudited consolidated financial statements in accordance with Belgian GAAP, which differs in certain significant respects from U.S. GAAP. These differences have a material effect on net income and the composition of shareholder's equity and are summarized in Note 22 to the Consolidated Financial Statements of Europay included elsewhere in this proxy statement-prospectus.

     This table should be read in conjunction with the "Europay Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Europay and the related notes included elsewhere in this proxy statement-prospectus.

     Since its inception, Europay has not declared or paid any dividends.

                                                                        YEAR ENDED DECEMBER 31,
                                      -------------------------------------------------------------------------------------------
                                        2000        2000         1999          1999          1998          1997          1996
                                      ---------   ---------   -----------   -----------   -----------   -----------   -----------
                                                             (IN THOUSANDS OF EUROS EXCEPT PER SHARE DATA)
                                                   BELGIAN                    BELGIAN       BELGIAN       BELGIAN       BELGIAN
                                       US GAAP      GAAP        US GAAP        GAAP          GAAP          GAAP          GAAP
                                      (AUDITED)   (AUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
INCOME STATEMENT DATA(1):
  Revenue(2)........................   260,093     364,806      215,034       298,206       245,506       153,486       123,490
  Operating Profit..................    17,710      18,223        8,660         7,321         5,038         4,350         2,696
  Net Income........................     5,657       9,253        8,546         7,641           278         1,566           159
  Earnings per share................        57          --           85            --            --            --            --

BALANCE SHEET DATA(1):
  Total Assets......................   275,625     254,169      156,125       138,896       125,897        79,914        87,905
  Long-Term Debt....................     3,449          --        5,572         2,533         2,533         2,533         2,533
  Shareholders' Equity..............    44,930      41,857       39,258        31,986        24,345        24,067        22,502

---------------
(1) Prior year balances have been translated from Belgian francs into euros using the fixed exchange rate on January 1, 1999 of BEF 40.3399 per euro. See Note 3 to the Consolidated Financial Statements of Europay included elsewhere in this proxy statement-prospectus.

(2) Europay acts as an agent on behalf of MasterCard for the billing and collection of inter-regional transactions with members. Europay does not bear risk and rewards of ownership related to these transactions and therefore, revenue is reported net under U.S. GAAP. See Note 22 to the Consolidated Financial Statements of Europay included elsewhere in this proxy statement-prospectus.

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

                EUROPAY MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with Europay's financial statements and the accompanying notes included elsewhere in this proxy statement-prospectus. Europay prepares its financial statements in accordance with Belgian GAAP, which differs in certain significant respects from U.S. GAAP. For an explanation of the material differences between Belgian GAAP and U.S. GAAP, See Note 22 to the Consolidated Financial Statements of Europay.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     Revenue consists of operations fees and assessment fees charged to members. Total revenue was E364.8 million for the year ended December 31, 2000 compared to E298.2 million for the year ended December 31, 1999, an increase of E66.6 million or 22%.

     Operations fees represent user fees for authorization, clearing and settlement and other member services. Operations fees increased E16.0 million, or 11%, from E142.9 million for the year ended December 31, 1999 to E158.9 million for the year ended December 31, 2000. The increase in operations fees was attributable primarily to increases in authorization and clearing transactions processed of 26% and 33%, respectively, from 637 million authorization and 678 million clearing transactions for the year ended December 31, 1999 to 802 million authorization and 903 million clearing transactions for the year ended December 31, 2000.

     Assessment fees represent primarily fees charged to issuers and acquirers based on the gross euro volume of transactions (GEV), as well as card and currency conversion fees charged to issuers. Assessment fees increased E36.8 million, or 22%, from E170.0 million for the year ended December 31, 1999 to E206.8 million for the year ended December 31, 2000. This increase was attributable primarily to the increase in GEV associated with the increase in clearing transactions processed mentioned above as well as a 14% increase in the total number of cards issued by members.

     There was also a positive variance in the volume discount of E13.8 million that offsets revenue, as in 2000 Europay began granting specific, performance-based discounts under agreements with individual members rather than an overall price discount to all members, which was the case in 1999. The total of such member incentive discounts was E0.9 million in 2000.

     Capitalization of intangible assets consists primarily of the capitalization of internally developed software amounting to E7.6 million for the year ended December 31, 2000.

     Services and other goods consist primarily of MasterCard costs, marketing and advertising expenses, professional fees, information technology costs, and general, administrative, occupancy and travel costs. Services and other goods increased E55.6 million, or 25%, from E226.8 million for the year ended December 31, 1999 to E282.4 million for the year ended December 31, 2000. This increase was primarily due to increases in MasterCard costs and marketing, advertising and sponsorship costs.

     In accordance with the terms of its alliance agreement with MasterCard, Europay is required to fund MasterCard's costs assigned to the Europe region plus an agreed profit contribution. MasterCard invoices Europay in U.S. dollars for approximately 99% of the Europe region charges. MasterCard costs increased E20.7 million, or 25%, from E83.2 million for the year ended December 31, 1999 to E103.9 million for the year ended December 31, 2000. A 13.1% rise in the average U.S. dollar to euro exchange rates utilized to record MasterCard U.S. dollar charges in Europay's books of account from 1999 to 2000 accounted for E12.5 million, or 61%, of the total increase. The balance of the increase was due primarily to increases in the costs of global functions, products and services provided to European members and the profit contribution, which were partially offset by a decrease in global technology operation costs.

     Marketing and advertising expenses increased E27.5 million, or 47%, from E58.5 million for the year ended December 31, 1999 to E86.0 million for the year ended December 31, 2000. This increase was primarily due to additional costs of E11.4 million for member card issuance and acceptance incentives and brand

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

development programs, which reflects Europay's continuing efforts to build issuance, acceptance and brand value, and an increase of E8.9 million for extended sponsorship of the UEFA European soccer championships. Increased region and country-specific marketing and advertising efforts, consumer brand and advertising awareness studies conducted in Europe, pan-European coordination of regional advertising agencies for the MasterCard advertising campaign and increased card issuance and acceptance development efforts together accounted for a further E6.8 million of the increase.

     Remuneration, social security and pension costs amounted to E58.9 million for the year ended December 31, 2000 compared to E50.7 million for the year ended December 31, 1999, an increase of E8.2 million or 16%. This increase was primarily attributable to an increase in salary expense and social security costs related to increases in employee head count together with annual staff performance salary increases and bonus payments made to management and staff for meeting performance targets.

     Depreciation and amortization expense was E11.1 million for the year ended December 31, 2000 compared to E9.3 million for the year ended December 31, 1999, an increase of E1.8 million or 20%. The increase in 2000 versus 1999 was primarily due to Europay's continuing investment in information technology equipment and expansion of buildings and facilities to accommodate increases in staff and equipment as well as the capitalization of internally developed software.

     Financial income decreased E7.3 million, or 95%, from E7.7 million for the year ended December 31, 1999 to E0.4 million for the year ended December 31, 2000. This decrease was primarily due to scaled back hedging activity in light of the volatility of the euro to U.S. dollar exchange rate throughout 2000.

     The E1.4 million provision for extraordinary liabilities and charges for the year ended December 31, 2000 represented primarily employee severance provisions.

     The effective tax rates for 2000 and 1999 were 44% and 46%, respectively. The variance with the statutory tax rate of 40% for both years was primarily due to expenses that are partially or fully non-deductible under Belgian income tax regulations, such as leased car costs, entertainment expenses incurred in Belgium, and gifts.

     As a result of the foregoing, Europay's net income increased to E9.7 million for the year ended December 31, 2000 compared to E7.9 million for the year ended December 31, 1999. Net income attributable to the Europay Group (Europay and its consolidated subsidiaries), reflecting after tax adjustments for net income/(loss) from equity investments and minority interest, increased to E9.3 million for the year ended December 31, 2000 compared to E7.6 million for the year ended December 31, 1999.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Total revenue was E298.2 million for the year ended December 31, 1999 compared to E245.5 million for the year ended December 31, 1998, an increase of E52.7 million or 21%.

     Operations fees increased E30.1 million, or 27%, from E112.8 million for the year ended December 31, 1998 to E142.9 million for the year ended December 31, 1999. The increase in operations fees was attributable primarily to increases in authorization and clearing transactions processed of 25% and 19%, respectively, from 509 million authorization and 567 million clearing transactions for the year ended December 31, 1998 to 637 million authorization and 678 million clearing transactions for the year ended December 31, 1999. The growth in operations fees also includes increases of E7.5 million in user pay fees and E6.5 million in risk management fees. The increase in user pay fees resulted primarily from the introduction of new services in 1999, including chip card and terminal support services, upper market card services, a risk assessment management program, and global services. The increase in risk management fees, which represent fees charged for usage of fraud prevention services such as stop-lists and warning bulletins used for card blockage, was driven by increases in the number of credit cards in issue, fraud, and usage by issuers of our stop-list and warning bulletin services.

     Assessment fees increased E37.3 million, or 28%, from E132.7 million for the year ended December 31, 1998 to E170.0 million for the year ended December 31, 1999. This increase was attributable primarily to the

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increase in GEV associated with the increase in transactions processed mentioned above, the introduction of a new currency conversion charge in 1999 and a 12% increase in the total number of cards issued by members.

     The increases in revenues described above were offset by a one-time volume discount of E14.7 million granted to members in 1999 in response to competitive pressures in the European market. There were no volume discounts granted in 1998.

     Other operating income decreased by E10.2 million, or 91%, from E11.2 million for the year ended December 31, 1998 to E1.0 million for the year ended December 31, 1999. This decrease was primarily attributable to E9.8 million of non-recurring revenues from MasterCard for debit switch and chip development cost sharing and marketing program funding, exhibition and other fees from a European members' meeting and ticket sales for the 1998 World Cup in France.

     Services and other goods consist primarily of MasterCard costs, marketing and advertising expenses, professional fees, information technology costs, and general, administrative, occupancy and travel costs. Services and other goods increased E28.0 million, or 14%, from E198.8 million for the year ended December 31, 1998 to E226.8 million for the year ended December 31, 1999. This increase was primarily due to increases in MasterCard costs, marketing advertising and sponsorship expenses and professional fees.

     MasterCard costs increased E18.1 million, or 28%, from E65.1 million for the year ended December 31, 1998 to E83.2 million for the year ended December 31, 1999. This increase was primarily due to increases in the costs of global functions, global technology operation costs, products and services provided to European members and the profit contribution, coupled with a 3.7% rise in the average U.S. dollar to euro exchange rates utilized to record MasterCard U.S. dollar charges in Europay's books of account from 1998 to 1999.

     Marketing and advertising expenses increased E4.3 million, or 8%, from E54.2 million for the year ended December 31, 1998 to E58.5 million for the year ended December 31, 1999. This increase was attributable primarily to E10.8 million of additional spending for developing Maestro card activation, acceptance, communication, PIN migration and transaction service quality, increases in region and country-specific marketing and advertising efforts and expanded sponsorship of the UEFA European soccer championships. These increases were offset by E6.7 million in cost reductions due mainly to a European members' meeting that took place in 1998 but not in 1999, and a decrease in member conversion costs to the new Europay-MasterCard brand.

     Professional fees increased E5.8 million, or 21%, from E28.1 million for the year ended December 31, 1998 to E33.9 million for the year ended December 31, 1999. This increase was attributable primarily to increased usage of contractors and consultants in the areas of chip technology development and migration, strategy, projects and member training programs.

     Remuneration, social security and pension costs increased E9.7 million, or 24%, from E41.0 million for the year ended December 31, 1998 to E50.7 million for the year ended December 31, 1999. This increase was primarily attributable to an increase in salary expense and social security costs related to increases in employee head count together with annual staff performance salary increases and retention bonuses paid to information technology staff due to market demand.

     Depreciation and amortization expense increased E1.0 million, or 12%, from E8.3 million to E9.3 million in 1999. The increase in 1999 versus 1998 was primarily due to Europay's continuing investment in information technology equipment as well as an expansion of buildings and facilities to accommodate increases in staff and equipment.

     Financial income increased E7.6 million from E0.1 million in 1998 to E7.7 million in 1999. This increase was primarily due to a net gain of E5.5 million on a 12-month forward exchange contract for the purchase of U.S. dollars, which matured in December 1999. Europay bought this contract at the time of the introduction of the euro in January 1999 to cover the currency exposure on the U.S. dollar-based MasterCard costs noted above.

     In 1998 Europay owned but no longer occupied its former premises located in Brussels. In 1998 an independent valuation was made of the building, based on which Europay made an impairment provision of
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E3.1 million to reflect a permanent diminution in the value of the building. In
July 1999 this building was sold at a loss of E0.1 million, which was included in the net gain/(loss) on disposal of fixed assets in 1999.

     The effective tax rates for 1999 and 1998 were 46% and 86%, respectively. The higher rate for 1998 and the variance with the statutory tax rate of 40% for 1999 and 1998 were primarily due to expenses that are partially or fully non-deductible under Belgian income tax regulations, such as leased car costs, entertainment expenses and gifts.

     As a result of the foregoing, our net income increased to E7.9 million in 1999 compared to E0.3 million in 1998. Net income attributable to the Europay Group (Europay and its consolidated subsidiaries), reflecting after tax adjustments for net income from equity investments and minority interest, increased to E7.6 million in 1999 compared to E0.3 million in 1998.

LIQUIDITY AND CAPITAL RESOURCES

     Europay expects that cash generated from operations, working capital and its borrowing capacity will be sufficient to meet our operational and capital needs in 2001.

     Net cash provided by/(used in) operating activities for the year ended December 31, 2000 was E62.1 million, as compared to E43.7 million and (E0.7) million for the years ended December 31, 1999 and 1998, respectively. In addition to the increase in net income before taxation, the E18.4 million increase in 2000 was attributable primarily to a significant increase in other amounts payable and a larger decrease in deferred soccer sponsorship charges, offset by an increase in trade debtors attributable to the 22% increase in revenues, an increase in other amounts receivable and a smaller increase in suppliers versus 1999. The increase in other amounts payable was primarily due to continuing increases in member settlement security deposits and member settlement payables related to the introduction in 2000 of a same day settlement service called "Euro D0" for euro-currency transactions. This new service results in settlement receivables and payables arising from the two-day delay in the settlement of issued and acquired transactions between euro-currency members that settle on a same-day basis and non-euro currency members that settle two days later. The increase in other amounts receivable was primarily due to member settlement receivables related to the Euro D0 settlement service introduced in 2000, partially offset by a decrease in value added tax (VAT) receivable. The E44.4 million increase in 1999 was attributable primarily to an increase in net income before taxation, a decrease in trade debtors and deferred soccer sponsorship charges versus increases in both in 1998 and a larger increase in other amounts payable, partially offset by an increase in other amounts receivable due mainly to two quarters of recoverable VAT receivable at the end of 1999 rather than one, as was the case in 1998, and a smaller increase in suppliers versus 1998. The decrease in trade debtors was attributable to payments received on receivables from MasterCard and Maestro partially offset by an increase in receivables from trade customers arising from the 16% increase in revenues. The increase in other amounts payable was mainly due to the increase of member settlement security deposits.

     Net cash used in investing activities was E17.9 million, E16.8 million and E13.2 million for the years ended December 31, 2000, 1999 and 1998, respectively. The E1.1 million increase from 1999 to 2000 was principally due to the capitalization of internally developed software for E7.6 million, offset by the redemption of a short-term cash deposit for E7.0 million. The E3.6 million increase from 1998 to 1999 was principally due to the investment in a short-term cash deposit for E7.0 million, partially offset by proceeds from the sale of Europay's former premises in Brussels of E3.8 million.

     Net cash provided by/(used in) financing activities for the years ended December 31, 2000, 1999 and 1998 was E34.8 million, (E19.4) million and E19.3 million, respectively. The E54.2 million increase from 1999 to 2000 was the result of a E36.6 million net increase in the bank overdraft, which is primarily attributable to Euro D0 settlement activity, and a E19.8 million payment on the short-term bank loan that was required in 1999 with none in 2000. These increases were partially offset by the reclassification of stockholder loans totaling E2.5 million to other amounts payable in current liabilities as the loans will be repaid in 2001. The (E38.7) million decrease from 1999 to 2000 was attributable primarily to the 1999 repayment of a E19.8 million short-term bank loan taken in 1998.

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     Europay's financial position continues to reflect satisfactory liquidity.
Cash flow generated from operations provides a significant source of liquidity to meet Europay's needs. Working capital, consisting of current assets less current liabilities, was E4.8 million at December 31, 2000 and E3.4 million at December 31, 1999. Europay has substantially no long-term debt. In addition, Europay can draw upon other sources of liquidity, such as a E35 million credit line for short term corporate cash requirements, a E40 million credit line to cover day-to-day positions involved in member settlement activity, emergency borrowings from members and special assessments. In addition, Europay may draw on member settlement deposits, letters of credit and guarantees in connection with certain member failures.

ECONOMIC FLUCTUATIONS

INFLATION

     Due to the worldwide shortage of information technology skills, information technology personnel costs are increasing faster than inflation. However, these costs are to a great extent offset by productivity gains. Otherwise, Europay does not believe inflation has a significant impact on its operations, as both its costs and revenues will be impacted in a similar manner.

ECONOMIC GROWTH

     Europay revenues depend heavily on cross-border transactions and volume, which are influenced by card issuance, cardholder travel and expenditure patterns. Cross-border travel, both business and leisure, is sensitive to the economic context. High interest rates tend to discourage cardholder spending. A slowdown of the economy will negatively impact cross-border traffic, and therefore the growth of Europay's revenues. However, Europay has not identified a clear correlation between GDP growth and card transactions. Europay believes the reason for this is that the overriding drivers for transaction growth in the last ten years have been (i) the growth of cards issued, with double digit year-on-year growth, and (ii) a steady increase of the share of payments by card versus other payment instruments (mainly cash and checks).

SEASONAL BUSINESS

     Two seasonal patterns are evident in Europay's business. Cross-border card transaction traffic shows a peak in the summer holiday months, with August being the peak month, and domestic traffic shows a peak in December, which is attributable to Christmas shopping.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk is the potential for economic losses to be incurred on market risk sensitive instruments arising from adverse changes in market indices such as interest rates and foreign currency exchange rates. Europay has exposure to market risk arising from fluctuations in interest rates and foreign exchange rates. Europay management's policy is to monitor Europay's foreign exchange risk relating to the primary transaction currencies, specifically the U.S. dollar, Swiss franc and pound sterling, and to budget annual expenditures in these currencies based on forecasted euro exchange rates. Derivative financial instruments are utilized to mitigate the risk associated with variances to the forecasted exchange rate. In accordance with management policies, the finance department has responsibility for monitoring and mitigating the exposure to foreign exchange risk, including the use of derivative financial instruments. As a result of changes in international settlement procedures implemented during 2000 to reduce the processing time for the clearing and settlement of credit card transactions, Europay has increased risk exposure relating to fluctuations in foreign currency exchange rates for the year ended December 31, 2000 as compared to December 31, 1999.

     Europay is primarily exposed to the foreign exchange risk arising from the translation of foreign currency transactions into the euro. Based on Europay's year end foreign exchange position, the effect of a ten percent weakening in the value of the euro is estimated to be a loss of E20.3 million and E13.2 million at December 31, 2000 and December 31, 1999, respectively.

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     Included in the foreign exchange risk discussed above is Europay's exposure to changes in the U.S. dollar versus euro exchange rate related to the obligation under its alliance agreement with MasterCard. Europay utilizes foreign currency option contracts to reduce the foreign exchange risk associated with the U.S. dollar denominated anticipated expenses under this agreement.
These transactions seek to minimize the exposure of Europay to losses resulting from a strengthening of the U.S. dollar against the euro. At December 31, 2000 Europay had outstanding purchased foreign currency option contracts with a notional amount of E53.2 million. As of December 31, 2000, Europay's exposure with respect to these foreign currency option contracts, assuming a ten percent increase/(decrease) in the U.S dollar versus euro exchange rate, was (E1.3 million) and E3.7 million, respectively. There were no derivative contracts outstanding as of December 31, 1999.

     Europay utilizes written foreign currency option contracts to offset the cost of hedging transactions. These instruments do not meet the requirements for hedge accounting under U.S. GAAP and therefore are classified as trading securities. Europay is exposed to the risk of loss on these contracts resulting from movements in the U.S. dollar versus euro exchange rate. As of December 31, 2000, a ten percent increase in this exchange rate would result in a loss of E4.8 million while a ten percent decrease in the exchange rate would generate a loss of E1.9 million.

     Europay's international settlement activities are subject to foreign exchange risk resulting from foreign exchange rate fluctuations. This risk is limited to the extent that the timing difference between the setting of the foreign exchange rate for financial transactions and the clearing of settlement positions is typically one business day and is limited to nine foreign currencies plus the euro. The remaining 174 transaction currencies are settled in one of these ten payment currencies. As of December 31, 2000, a ten percent fluctuation of the exchange rate for these foreign settlement currencies would result in a loss of E2.2 million. The majority of this exposure relates to the settlement of Swiss francs, pound sterling and U.S. dollars. The risk of loss, assuming a ten percent movement of the exchange rate, related to these currencies as of December 31, 2000 was E0.5 million, E0.4 million and E1.1 million, respectively. As of December 31, 1999, there were no timing differences between the setting of the foreign exchange rate for transactions and the clearing of settlement positions. As a result there was no risk exposure to fluctuations in the foreign currency exchange rates relating to international settlement activities.

     Europay has a E35 million credit line with a bank to cover short-term cash needs. As of December 31, 2000 and December 31, 1999, no funding was obtained from this credit line. Europay has limited market risk related to changes in interest rates as borrowings and deposits are for relatively small amounts and generally have a maturity of less than one month.

     During 2001, Europay has obtained an additional E40 million credit line from its principal bankers to cover the technical overdrafts created by the introduction of same day settlement for the euro. On average, about E25 million of this credit line is used. A variable rate is applied to the borrowing, based on terms and conditions set forth in the agreement. While Europay is subject to interest rate fluctuation on this credit line, an agreement was reached with the members that the cost of this credit line can be recovered from the members.

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                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of MasterCard Incorporated after the conversion and integration will be the same as the directors and executive officers of MasterCard International before the conversion and integration, except for the addition of two voting directors affiliated with European members and the addition of Dr. Peter Hoch, currently Chief Executive Officer of Europay, who will be President of MasterCard's Europe region and a non-voting director. The certificate of incorporation of MasterCard International requires MasterCard Incorporated, as the sole class B member, to elect the directors of MasterCard Incorporated to serve as the directors of MasterCard International. MasterCard Incorporated will have a board comprised of 18 voting directors. The two voting board positions that are currently vacant will be filled by persons affiliated with European members who will be appointed by the existing board of MasterCard Incorporated in its discretion. The terms of all directors expire at the annual meeting of stockholders in 2002.

     The following table sets forth certain information regarding the executive officers and directors of MasterCard Incorporated and MasterCard International after the conversion and integration.

NAME                                   AGE                           POSITION
----                                   ---                           --------
Lance L. Weaver......................  46    Chairman of the Board and Director
Baldomero Falcones Jaquotot..........  54    Vice Chairman and Director
Donald L. Boudreau...................  60    Chairman Emeritus and non-voting Director
Robert W. Selander...................  50    President, Chief Executive Officer and Director
William F. Aldinger..................  54    Director
Hiroshi Arai.........................  71    Director
David A. Coulter.....................  54    Director
William R.P. Dalton..................  57    Director
Augusto M. Escalante Juanes..........  52    Director
Jan A.M. Hendrikx....................  55    Director
Jean-Pierre Ledru....................  62    Director
Norman C. McLuskie...................  56    Director
John Francis Mulcahy.................  51    Director
Robert W. Pearce.....................  46    Director
Robert B. Willumstad.................  55    Director
Mark H. Wright.......................  56    Director
Ronald N. Zebeck.....................  46    Director
Denise K. Fletcher...................  52    Executive Vice President and Chief Financial Officer
Noah J. Hanft........................  48    Senior Vice President, General Counsel and Secretary
Alan J. Heuer........................  60    Senior Executive Vice President, Customer Group
Peter Hoch...........................  61    President, MasterCard Europe region and non-voting
                                             Director
Jerry McElhatton.....................  62    Senior Executive Vice President, Global Technology &
                                             Operations
Michael W. Michl.....................  55    Executive Vice President, Central Resources
Christopher D. Thom..................  52    Senior Executive Vice President, Global Development
                                             Group
Spencer Schwartz.....................  34    Senior Vice President and Controller

BOARD OF DIRECTORS

     Biographies of the directors of MasterCard Incorporated after the conversion and integration are set forth below. All of the following persons are currently directors or non-voting advisory directors of MasterCard International. With the exception of Mr. Selander, the President and Chief Executive Officer of MasterCard

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Incorporated, Mr. Boudreau, the Chairman Emeritus, and Mr. Hoch, the Chief
Executive Officer of Europay, all MasterCard Incorporated directors are presently employees of members of MasterCard International.

     Lance L. Weaver is a Senior Vice Chairman of MBNA America Bank, N.A. and Chairman of the board of MasterCard Incorporated. Mr. Weaver was first elected to the MasterCard International board of directors in 1997 and was elected chairman of the board of MasterCard International in 2001. Before joining MBNA America Bank in 1991, Mr. Weaver held various management positions with Wells Fargo and Citicorp/ Citibank. He is director of MBNA America Bank and MBNA Information Services. He also serves on the board of directors of the Christiana Care Corporation and the Wilmington Renaissance Corporation. He is a member of the Georgetown University Board of Regents and the Tower Hill School Board of Trustees.

     Baldomero Falcones Jaquotot is Director General of Banco Santander Central Hispano and a member of its Executive Committee, and Vice Chairman of the board of MasterCard International. He has been a member of the MasterCard International board of directors since 1997. Mr. Falcones also serves as Chairman of Sistemas Espanoles de Tarjetas Inteligentes (S.E.T.I.), Chairman of Europay Espana, Chairman of Aquanima Holding, S.A. and Aquanima Iberica, S.A. and as a director and a member of the Executive Committee of Europay International S.A. He is a director of Union Fenosa, S.A., La Estrella, S.A. de Seguros, Central Hispano Vida, S.A., Central Hispano Seguros Generales, S.A., Sistema 4B, S.A., Universia, S.A. and B2BF, S.A.

     Donald L. Boudreau is Chairman Emeritus and a non-voting advisory director of MasterCard Incorporated. Mr. Boudreau has served on the MasterCard International board of directors since 1997 and was the Chairman of the MasterCard International board of directors from April 1998 to March 2001. Mr. Boudreau recently retired as a Vice Chairman of The Chase Manhattan Corporation and The Chase Manhattan Bank, where he was a member of the Executive Committee. Mr. Boudreau served in a variety of positions during his 40 year career at Chase, and most recently was responsible for all of Chase's small and consumer and middle market businesses. Mr. Boudreau is Chairman of the New York City Blood Donor campaign, a member of the board of directors of the New York City Blood Center, and a member of the board of trustees of the New York Presbyterian Hospital, Pace University, the National Urban League and the United Way of Tri-State.

     Robert W. Selander will be President and Chief Executive Officer of MasterCard Incorporated and presently holds the same position at MasterCard International. Mr. Selander has served on the MasterCard International board of directors since 1997. Prior to his election as President and Chief Executive Officer of MasterCard International, Mr. Selander was an Executive Vice President and President of the MasterCard International Europe, Middle East/Africa and Canada regions. He also currently serves as a director of Hartford Financial Services Group and Europay International. Before joining MasterCard in 1994, Mr. Selander spent two decades with Citicorp/Citibank, N.A.

     William F. Aldinger is the Chairman and Chief Executive Officer of Household International. Mr. Aldinger was first elected to the MasterCard International board of directors in 1998 and is a former member of MasterCard International's U.S. region board of directors. Mr. Aldinger joined Household International in 1994, and prior to that time served in various positions at Wells Fargo Bank, including Vice Chairman. Mr. Aldinger is a member of the boards of directors of Illinois Tool Works, Inc. and Evanston Northwestern Healthcare. He is a member of the combined boards of directors of Children's Memorial Medical Center/Children's Memorial Hospital and the Children's Memorial Foundation located in Chicago. Mr. Aldinger is also a member of the board of trustees of Northwestern University and the J.L. Kellogg Graduate School of Management.

     Hiroshi Arai is the Chairman of the Board of Orient Corporation, a position he has held since 1999. Mr. Arai has been a member of the MasterCard International board of directors since 1999 and is currently a member of MasterCard International's Asia/Pacific region board of directors. Prior to joining Orient Corporation in 1993, Mr. Arai was employed for forty years with Dai-ichi Kangyo Bank, where he held various positions including Deputy President.

     David A. Coulter is Vice Chairman of J.P. Morgan Chase & Co. and head of its retail and middle market business, as well as its Internet initiatives. Mr. Coulter has been a member of MasterCard International's

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board of directors since 2001. Prior to the merger between J.P. Morgan and The
Chase Manhattan Corporation, Mr. Coulter was Vice Chairman of The Chase Manhattan Corporation and The Chase Manhattan Bank. In 1999 and 2000, Mr. Coulter was a partner of The Beacon Group. From 1996 to 1998, Mr. Coulter was Chairman and Chief Executive Officer of BankAmerica Corporation. He is a director of PG&E Corporation and Pacific Gas and Electric Company. Mr. Coulter also serves on the boards of directors of the San Francisco Art Institute, the Asia Society and the National Mentoring Partnership, and is a member of The Business Council. He is also a trustee of Carnegie Mellon University and the Public Policy Institute of California.

     William R. P. Dalton is Chief Executive of HSBC Bank plc (formerly Midland Bank plc) and a director of HSBC Holdings plc. Mr. Dalton was first elected to the MasterCard International board of directors in 1998. Prior to joining HSBC Bank plc, Mr. Dalton served as President and Chief Executive Officer of HSBC Bank Canada. Mr. Dalton is Chairman of HSBC Asset Finance (UK) Limited and Deputy Chairman of Merrill Lynch HSBC Limited and is also a director of HSBC Investment Bank Holdings plc and Credit Commercial de France. He is President of the Chartered Institute of Bankers and Chairman of Young Enterprise in the United Kingdom. In addition, Mr. Dalton is a Fellow of the Institute of Canadian Bankers and a Fellow of the Chartered Institute of Bankers.

     Augusto M. Escalante Juanes is Deputy President, Consumer Product and Marketing Areas, Banco Nacional de Mexico, S.A. Mr. Escalante Juanes was elected to the MasterCard International board of directors in 2001 after having previously served on the board from April 1998 to March 1999, and is currently chairman of MasterCard International's Latin America and Caribbean region board of directors. At Banco Nacional de Mexico, Mr. Escalante Juanes is responsible for all consumer products, both deposit and credit, and all marketing and advertising for the Financial Group of Banco Nacional de Mexico. He was previously Deputy President, Bank Card and Electronic Services Area, and Deputy President, Consumer Loans Area of Banco Nacional de Mexico.

     Jan A.M. Hendrikx is Chief Executive Officer of EURO Kartensysteme. Mr. Hendrikx was first elected to the MasterCard International board of directors in 2001. Mr. Hendrikx joined EURO Kartensysteme in 1997 as chief executive officer and prior to that time served as a consultant for Gemini Consulting in London and in senior positions in the European offices of Visa International and Citibank. He has served on the Europay International board of directors since 1998.

     Jean-Pierre Ledru is Senior Executive Vice President of Caisse Nationale de Credit Agricole. He has served on the MasterCard International board of directors since 1991. In addition, Mr. Ledru is Chairman of Cedicam, Chairman and C.E.O. of Europay France, Chairman of Europay International, and Vice Chairman of the Groupement des Cartes Bancaires. In addition, Mr. Ledru is Executive Vice Chairman of BMS (Billetique Monetique Services) and a member of the board of directors of AROP (Association pour le Rayonnement de l'Opera National de Paris).

     Norman C. McLuskie is a Director of The Royal Bank of Scotland Group plc, The Royal Bank of Scotland plc and National Westminister Bank plc. Mr. McLuskie was first elected to the MasterCard International board of directors in 2000. Following the acquisition of Natwest by the Royal Bank of Scotland in March 2000, he was appointed Chief Executive of Retail Direct, a division of the Royal Bank of Scotland Group encompassing its card and consumer finance businesses, among others. Mr. McLuskie's other directorships include: Chairman of RoyScot Financial Services Ltd, Chairman of RBS Advanta, Chairman of RBS Cards Ltd, Chairman of the Trustees of the RBS Pension Fund, Chairman of Virgin Direct Personal Finance Ltd, Deputy Chairman of Tesco Personal Finance and Director of Worldpay Group plc. Mr. McLuskie is also Vice Chairman of Europay International.

     John Francis Mulcahy is Head of Australian Financial Services Division, Commonwealth Bank of Australia. He has served on the MasterCard International board of directors since 1998 and is currently a member of MasterCard International's Asia/Pacific region board of directors. Prior to joining the Commonwealth Bank of Australia in 1995, Mr. Mulcahy was Chief Executive Officer of Lend Lease Property Investment Services. He currently serves as a director of IPAC Securities Limited, EDS Australia Pty. Limited and TCNZ Australia Pty Limited.
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     Robert W. Pearce is President of Distribution in the Personal & Commercial
Client Group for Bank of Montreal. He has served on the MasterCard International board of directors since 1999. He previously served as Executive Vice-President of North American Electronic Banking Services for Bank of Montreal and was responsible for Bank of Montreal's MasterCard Cardholder and Merchant Services lines of business, Debit Card business, and Electronic Banking.

     Robert B. Willumstad is Chief Executive Officer of Citigroup's Consumer Group, overseeing its North American cards businesses, Citibanking North America, CitiFinancial, Citigroup's Mortgage Banking business, Primerica Financial Services, and its international consumer finance business, and has product responsibility for global cards and its e-consumer unit that provides Internet payment solutions and financial services offerings across all the consumer businesses. Mr. Willumstad has served on the MasterCard International board of directors since 1999. Mr. Willumstad was Vice Chairman of Travelers Group prior to the merger between Citicorp and Travelers Group, where he has been for fourteen years. Prior to joining Travelers Group, Mr. Willumstad served in various positions with Chemical Bank for twenty years, last holding the position of President of Chemical Technologies Corporation.

     Mark H. Wright is President and Chief Executive Officer of USAA Federal Savings Bank, and serves as Vice Chairman of USAA Federal Savings Bank's board of directors. He also serves as Chairman of the Board of USAA Savings Bank. Mr. Wright has been a member of the MasterCard International board of directors since 1996, is chairman of the audit committee of MasterCard International's board, and is currently a member of MasterCard International's U.S. region board of directors. He is on the board of the Alamo Bowl in San Antonio. Mr. Wright also serves as a trustee on the board of Our Lady of the Lake University in San Antonio. Mr. Wright is a member and Vice President of the Thrift Institutions Advisory Council appointed by the Federal Reserve Bank.

     Ronald N. Zebeck is Chairman and Chief Executive Officer of Metris Companies Inc., as well as Chief Executive Officer of Direct Merchants Credit Card Bank. Mr. Zebeck has served on the MasterCard International board of directors since 1997 and is currently a member of MasterCard International's U.S. Region board of directors. Prior to joining Metris Companies Inc. in 1994, Mr. Zebeck held various credit card related positions at Citicorp, Advanta and General Motors.

EXECUTIVE OFFICERS

     Biographies of the executive officers of MasterCard Incorporated and MasterCard International after the conversion and integration other than Mr. Selander are set forth below. Each of the following officers currently hold the same position with MasterCard International before the conversion and integration that they will hold in MasterCard Incorporated and MasterCard International after the conversion and integration, except for Dr. Peter Hoch, who is currently the Chief Executive Officer of Europay International.

     Denise K. Fletcher will be Executive Vice President and Chief Financial Officer of MasterCard Incorporated and a member of MasterCard's Executive Management Group. Ms. Fletcher will be responsible for the corporate finance, planning, audit, purchasing and new markets and investments functions at MasterCard. Prior to joining MasterCard in 2000, Ms. Fletcher spent four years as Senior Vice President and Chief Financial Officer of Bowne & Company, the world's largest financial printer, with responsibility for finance and strategy. She serves on the boards of directors of Girl Scouts USA and the YWCA of the City of New York.

     Noah J. Hanft will be Senior Vice President, General Counsel and Secretary of MasterCard Incorporated. Mr. Hanft has served in various increasingly senior legal positions at MasterCard since 1984, except for 1990 to 1993, when Mr. Hanft was Senior Vice President and Assistant General Counsel at AT&T Universal Card Services. Prior to joining MasterCard, Mr. Hanft was associated with the intellectual property law firm of Ladas & Parry in New York.

     Alan J. Heuer will be Senior Executive Vice President of MasterCard Incorporated and a member of MasterCard's Executive Management Group. Mr. Heuer will be responsible for MasterCard's Customer Group, which encompasses all member relations, global marketing and consulting/cardholder services functions, as well as MasterCard's regional activities. Mr. Heuer joined MasterCard in 1995. Prior to that time, Mr. Heuer served as Executive Vice President, Retail Banking, for the Bank of New York.

     Dr. Peter Hoch will be President of MasterCard's Europe region and a member of MasterCard's Executive Management Group. Dr. Hoch will also be a non-voting, advisory director of MasterCard Incorporated. Dr. Hoch was a Vice Chairman of Europay International from 1992 until 2000, and became Europay's Chief Executive Officer in November 2000. From 1984 to 1999, Dr. Hoch was a member of the board of management of Hypo-Bank AG, responsible for information technology and payment systems, among other things. He helped to oversee the merger between Hypo-Bank and Bayerische Vereinsbank to form Hypo Vereinsbank, and served on the management board of Hypo Vereinsbank in 1998 and 1999. Dr. Hoch is currently a member of the board of directors of Giesecke & Devrient.

     Jerry McElhatton will be Senior Executive Vice President of MasterCard Incorporated and a member of MasterCard's Executive Management Group. Mr. McElhatton will be responsible for MasterCard's Global Technology and Operations group, which includes the St. Louis transaction processing facility. Before joining MasterCard in 1994, Mr. McElhatton was President and Chief Executive Officer of Dallas-based Payment Systems Technology & Consulting, Inc. Mr. McElhatton currently serves on the board of directors of Ignite Sales, Inc. and Mascon, a development firm based in India; the board of directors of St. Louis University; the board of directors of the Regional Commerce and Growth Association in St. Louis; the National Council for the Olin School of Business of Washington University in St. Louis; and the boards of directors of Rainbow Village in St. Louis and the United Way (St. Louis).

     Michael W. Michl will be Executive Vice President of MasterCard Incorporated and will be a member of MasterCard's Executive Management Group. Mr. Michl will be responsible for MasterCard's Central Resources unit, encompassing the communications, global human resources and corporate services functions. Mr. Michl joined MasterCard in 1998 from Avon Products, where he was Vice President of Human Resources.

     Christopher D. Thom will be Senior Executive Vice President of MasterCard Incorporated and a member of MasterCard's Executive Management Group. Mr. Thom will be responsible for MasterCard's Global Development Group, which manages the brand and program development functions at MasterCard, as well as MasterCard's initiatives in the areas of electronic commerce, mobile commerce and chip-based smart cards. Prior to joining MasterCard in 1995, Mr. Thom served in a variety of positions at HSBC Group in the United Kingdom, including as general manager, Strategic Development and general manager, Retail. In the latter position, Mr. Thom was responsible for the core banking services and products delivered through HSBC's branch network, as well as HSBC's card service, private banking and other businesses. Mr. Thom is a director of Global Payment Systems LLC and MXI.

     Spencer Schwartz will be Senior Vice President and Controller for MasterCard Incorporated. Mr. Schwartz will be primarily responsible for all accounting and financial control functions at MasterCard. Prior to assuming the Controller position for MasterCard International in 2000, Mr. Schwartz was the Vice President of Taxation for MasterCard International. Before joining MasterCard in 1996, Mr. Schwartz headed the tax department for Carl Zeiss, Inc., operated his own accounting and tax firm and held various positions with Price Waterhouse.

COMMITTEES OF THE BOARD

     The board of MasterCard Incorporated is authorized to designate from among its members an executive committee, which will have all the authority of the board of directors, and other committees. The Chairman of the board will be an ex officio member of all committees. The board of MasterCard Incorporated will have the same committees with the same functions and members as MasterCard International had before the conversion. In addition, the board of MasterCard Incorporated may appoint additional regular committees of the board of MasterCard Incorporated. The committees of the board are described below.

     EXECUTIVE. The executive committee may exercise the authority of the board of directors when the board is not in session, as permitted by law and the bylaws of MasterCard Incorporated. At present, the board of MasterCard Incorporated does not expect to appoint an executive committee.

     AUDIT. The audit committee will assist the board of directors in fulfilling its oversight responsibilities. Among other things, it will review the activities, results and effectiveness of internal and external auditors, confirm the independence of the external auditors and recommend to the board of directors the appointment of the external auditors. The audit committee will also review MasterCard Incorporated's key risks and controls and its quarterly and annual financial statements. The members of the audit committee are expected to be Messrs. Weaver, Wright, Boudreau, McLuskie, Pearce and Zebeck.

     COMPENSATION. The compensation committee will establish the compensation policies and criteria of the Chief Executive Officer and other executive officers of MasterCard Incorporated. The members of the compensation committee are expected to be Messrs. Weaver, Aldinger, Boudreau and Falcones.

     NOMINATING. The nominating committee will consider and nominate individuals to serve as directors of MasterCard Incorporated for approval by the class A and class B stockholders at the annual meeting of stockholders, based upon proposals made by each regional board of MasterCard Incorporated. The members of the nominating committee are expected to be Messrs. Weaver, Aldinger, Boudreau, Dalton, Falcones, Ledru and Willumstad.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table shows the before-tax compensation for the Chief Executive Officer and the four next highest paid executive officers of MasterCard International at the end of 2000, which we collectively refer to as the named executive officers.

                                                                         LONG-TERM
                                       ANNUAL COMPENSATION              COMPENSATION
                              --------------------------------------    ------------
                                                            (1)                             (2)
                                                        OTHER ANNUAL        LTIP         ALL OTHER
NAME AND PRINCIPAL POSITION    SALARY       BONUS       COMPENSATION      PAYOUTS       COMPENSATION
---------------------------   --------    ----------    ------------    ------------    ------------
Robert W. Selander..........  $700,000    $2,000,000      $198,760           $0           $419,360
  President & CEO
Alan J. Heuer...............  $575,000    $  800,000      $137,796           $0           $174,317
  Senior Executive VP
Jerry McElhatton............  $575,000    $  725,000      $133,849           $0           $375,758
  Senior Executive VP
Christopher D. Thom.........  $500,000    $  700,000      $116,470           $0           $129,283
  Senior Executive VP
Michael W. Michl............  $330,000    $  425,000      $ 36,165           $0           $ 50,107
  Executive VP

---------------
(1) Amounts principally represent reimbursement for tax obligations in connection with non-qualified retirement benefits.

(2) Includes $20,535 contributed as matching contributions under MasterCard International's 401(k) plan for each named executive officer; company contributions to both a non-qualified defined benefit and defined contribution plan -- Annuity Bonus Plan (Mr. Selander -- $176,597; Mr. Heuer -- $110,662; Mr. McElhatton -- $117,530; Mr. Thom -- $77,265; Mr.
    Michl -- $9,150); the full amount of all premiums paid by MasterCard International for executive life insurance coverage (Mr. Selander -- $32,232; Mr. Heuer -- $3,120; Mr. McElhatton -- $3,524; Mr. Thom -- $1,232;
    Mr. Michl -- $1,928); company contributions to a deferred compensation plan -- Rabbi Trust (Mr. Selander -- $150,000; Mr. McElhatton -- $200,000); and cash payments in lieu of executive perquisites (Mr. Selander --

    $39,996; Mr. Heuer -- $40,000; Mr. McElhatton -- $34,169; Mr.
    Thom -- $30,251; Mr. Michl -- $18,494).

LONG-TERM INCENTIVE PLAN-AWARDS IN FISCAL YEAR 2000

     The following table lists grants of performance units in 2000 to the executive officers named below:

                            NUMBER OF
                              UNITS       PERFORMANCE OR OTHER
NAME                        AWARDED(1)   PERIOD UNTIL MATURATION   THRESHOLD($)   TARGET($)   MAXIMUM($)
----                        ----------   -----------------------   ------------   ---------   ----------
Robert W. Selander........    28,475      1/1/2000 - 12/31/2002     1,423,750     2,847,500   5,695,000
  President & CEO
Alan J. Heuer.............    21,350      1/1/2000 - 12/31/2002     1,067,500     2,135,000   4,270,000
  Senior Executive VP
Jerry McElhatton..........    16,375      1/1/2000 - 12/31/2002       818,750     1,637,500   3,275,000
  Senior Executive VP
Christopher D. Thom.......    15,475      1/1/2000 - 12/31/2002       773,750     1,547,500   3,095,000
  Senior Executive VP
Michael W. Michl..........     8,175      1/1/2000 - 12/31/2002       408,750       817,500   1,635,000
  Executive VP

---------------
(1) The performance units were granted under MasterCard International's Executive Incentive Plan. Each performance unit has a target value equal to $100. The actual value of each unit will be calculated based on MasterCard International's performance over a three-year period based on a combination of qualitative and quantitative measures that include: improving profitable share with key members in key markets, achieving corporate financial targets, implementing corporate strategy, improving customer focus and value added delivery and enhancing organizational capabilities. Each unit will be valued at target ($100) if, on a weighted-average basis, target performance is achieved for all of the performance measures. Each unit will be valued at threshold ($50) if, on a weighted-average basis, threshold performance is achieved. Each unit will be valued at maximum ($200) if, on a weighted-average basis, maximum performance is achieved. For performance between threshold and target or target and maximum, the value of the units will increase on a straight line basis. The units will have no value if performance is below threshold.

     The performance units described in the preceding table are subject to the following vesting schedule:

                                                                  % OF
ANNIVERSARY OF DATE OF GRANT                                  UNITS VESTED
----------------------------                                  ------------
First.......................................................     26.33%
Second......................................................     52.67%
Third.......................................................        80%
Fourth......................................................        80%
Fifth.......................................................       100%

     Upon completion of the three-year performance period, participants will receive a payout equal to 80% of the award earned. The remaining 20% of the award will be paid upon completion of two additional years of service, (i.e., 5 years of service in total). Participants who retire (with at least six months of service during the performance period), die or become permanently disabled prior to the end of the 3-year performance period and/or prior to the end of the 5-year performance period are eligible for 100% vesting of their units, and receive a payout equal to the number of units granted for the period multiplied by the per unit value determined by MasterCard. If a participant is terminated for cause, all units will be forfeited. Upon any other termination, only unvested units will be forfeited and vested units will be paid at the lower of target or the most recent annual performance score.

RETIREMENT BENEFITS

MASTERCARD ACCUMULATION PLAN (MAP)

     Employees who participate in the MAP earn benefits under the MAP as soon as they become an employee of MasterCard. Benefits generally vest after four years of service. For each plan year after January 1, 2000, participants are credited with a percentage of their compensation for the plan year in accordance with the table below:

                                                              PAY CREDIT
                                                              FOR CURRENT
COMPLETED YEARS OF SERVICE AT DECEMBER 31 OF PRIOR PLAN YEAR   PLAN YEAR
------------------------------------------------------------  -----------
 0 -  4.....................................................      4.50%
 5 -  9.....................................................      5.75%
10 - 14.....................................................      8.00%
15 - 19.....................................................     10.00%
20 - 29.....................................................     12.00%

     Compensation is defined as base pay plus annual incentive compensation. These accounts also receive investment credits. Participants elect to allocate their account balance prior to the start of each plan year, during open enrollment, based on the following allocation options:

                                                              S&P 500
THIRTY-YEAR TREASURY ACCOUNT                                  ACCOUNT
----------------------------                                  -------
100%........................................................      0%
80%.........................................................     20%
50%.........................................................     50%
20%.........................................................     80%
0%..........................................................    100%

     The annual investment credits on the Standard & Poor's 500 Account are restricted to a minimum of 0% and a maximum of 15%. No election can be made for plan years beginning after December 31, 2002. When a participant terminates employment, the amount credited to the participant's account is paid in a lump sum or converted into an annuity.

SUPPLEMENTAL RETIREMENT BENEFITS

     Supplemental retirement benefits are provided to all named executive officers and to certain other participants under various funded and unfunded nonqualified plans. Benefits are provided to certain employees whose benefits are limited by compensation or amount under applicable federal tax laws and regulations. Designated employees may also receive an annual benefit at retirement equal to a designated percentage of their final average base compensation reduced by the amount of all benefits received under the MAP and other qualified and nonqualified arrangements.

ESTIMATED ANNUAL RETIREMENT BENEFITS PAYABLE TO CERTAIN EXECUTIVE OFFICERS

     The following table shows the estimated annual retirement benefits, including supplemental retirement benefits under the plans applicable to the individuals, which would be payable to each executive officer listed if he were to retire at age 65 at his 2000 base salary and payments were made for the life of each participant.

                                                          YEAR OF 65TH    ESTIMATED ANNUAL
NAME                                                        BIRTHDAY         BENEFIT(1)
----                                                      ------------    -----------------
Robert W. Selander......................................      2015            $700,000
Alan J. Heuer...........................................      2006            $460,000
Jerry McElhatton........................................      2004            $460,000
Christopher D. Thom.....................................      2013            $400,000
Michael W. Michl........................................      2010            $130,000

---------------
(1) Assumes MAP and Annuity Bonus Plan account balance increases with annual salary credits and interest credits projected at 6% per year.

     Included in the Estimated Annual Benefit in the table above is the MAP Conversion Annuity, part of MasterCard's nonqualified defined benefit plan, which was applicable to all executives with earnings exceeding the Internal Revenue Code section 401(a)(17) limit. This annuity was designed to cover certain early retirement subsidies applicable under the former pension plan to all plan participants. The aggregate annuity for certain named executive officers exceeded $100,000 (Mr. Selander -- $194,693, Mr. Heuer -- $136,696, Mr. Thom -- $114,057, Mr. McElhatton -- $130,514).

401(K) SAVINGS PLAN

     Employees who participate in the 401(k) plan may contribute from 2% to 6% of base pay on a tax-deferred basis. In addition, after-tax contributions are permitted, and employees may also contribute supplemental tax-deferred and after-tax amounts from 1% to 5%. Internal Revenue Service limits apply to all tax-deferred contributions. MasterCard matches employee contributions up to 6% of pay at 217%. Employees must contribute to the 401(k) plan to receive matching contributions. Matching contributions are 100% vested after 4 years of service under a graded vesting schedule. Loans and certain types of withdrawals are permitted.

COMPENSATION OF DIRECTORS

     Members of the board of MasterCard Incorporated will receive the same compensation as members of the board of MasterCard International before the conversion as set forth below. The board of MasterCard Incorporated does not intend to establish any compensation for members of the board of MasterCard International.

     In fiscal year 2000, directors who were not employees of MasterCard International were paid an annual retainer of $25,000. In addition, the chairman of the board received an annual retainer of $30,000. Non-employee directors also received an annual retainer of $5,000 for serving as a chairperson of a standing committee; a $1,500 meeting fee for attendance at global and regional board meetings; a $1,000 meeting fee for attendance at committee meetings and a $500 meeting fee for telephonic meetings. In addition, customary expenses for attending board and committee meetings were reimbursed.

     Under the MasterCard Deferral Plan, up to 100% of non-employee director's meeting fees and annual retainer may be deferred and invested among several investment return options. In general, deferred amounts are not paid until after the director retires from the board. The amounts are then paid, at the director's option, either in a lump sum or in ten annual installments.

EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

EMPLOYMENT AGREEMENTS

     MasterCard International is party to an employment agreement with Mr. Selander. Under the terms of the agreement, Mr. Selander's employment shall automatically terminate if he: (1) retires or becomes eligible to receive retirement benefits; (2) dies or (3) becomes disabled, as defined under the agreement. In addition, both he and MasterCard can terminate the agreement for any reason upon ninety (90) days' prior written notice. Further, the employment agreement may be terminated by MasterCard for cause as defined under the agreement. During the employment term, Mr. Selander is eligible to participate in MasterCard's compensation, benefit and perquisite plans and arrangements on a level commensurate with his position.

     The agreement also provides that if Mr. Selander's employment is terminated either by MasterCard other than for cause or by him for certain specified reasons, he shall receive any earned, but unpaid base salary, a pro rata portion of his target bonus through the date of termination and additional pay in the form of base salary continuation, his average annual incentive bonus received over the prior three years, and certain additional benefits payable for a period of thirty-six (36) months, or recalculated to an amount equivalent to such continued pay and benefits due to be received over a thirty-six (36) month period, payable until he is eligible to retire, whichever period is longer. Mr. Selander is also subject to non-competition and non-solicitation covenants for a minimum period of six (6) months, up to the full length of the additional pay period, under certain circumstances.

     Pursuant to the agreement, Mr. Selander is eligible for annual company contributions of up to $150,000 to a rabbi trust or other tax deferred investment vehicle. $50,000 of this amount is guaranteed and the remaining $100,000 is based upon MasterCard attaining certain threshold and target performance goals. Generally, the vested portion of the assets is payable at the later of age 55 or his termination of employment.

CHANGE-IN-CONTROL ARRANGEMENTS

     MasterCard recently approved a change in control agreement for certain of its executive officers, including all of the named executive officers. Under the agreement, if an executive officer's employment is terminated without "cause" or for "good reason" (as defined in the plan) during the six-month period preceding or the two-year period following a "change in control" of MasterCard International, the executive will be entitled to the following:

     - a severance payment equal to 2x average base salary and bonus (3x in the case of the CEO), payable over a 24-month period (36 months in the case of the CEO), subject to recalculation to be payable over the period until the executive is eligible to retire (without any increase in the amount payable);

     - continued coverage under the executive's individual long-term disability plan for the 24- or 36-month period;

     - continued coverage in the medical, dental, hospitalization and vision care plans for up to eighteen months;

     - accelerated vesting of performance units granted prior to the change in control under the executive incentive plan, with payout at 125% of target;

     - accelerated vesting of appreciation of share units granted under the value appreciation plan;

     - accelerated vesting of special award, nonqualified retirement and deferred compensation benefits;

     - lump sum payment equal to the value of unvested qualified plan benefits;

     - outplacement assistance; and

     - an excise tax gross-up for any taxes incurred as a result of Section 4999 of the Internal Revenue Code.

     The executive would be subject to a covenant not to compete and not to solicit employees for up to 24-months (36 in the case of the CEO).

     For purposes of the plan, a "change in control" is defined as follows:

          (a) as long as MasterCard International is a non-stock membership corporation or it or any of its affiliates is a private share corporation, if (1) at any time three members have become entitled to cast at least 45 percent of the votes eligible to be cast by all the members of MasterCard International (or all the shareholders of such private share corporation) on any issue, (2) at any time, a plan or agreement is approved by the members or shareholders, as the case may be, to sell, transfer, assign, lease or exchange substantially all of MasterCard International's (or such private share corporations') assets, or (3) at any time, a plan is approved by the members of MasterCard International (or the shareholders of such private share corporation) for the sale or liquidation of MasterCard International or such private share corporation. The foregoing notwithstanding, a reorganization in which the members continue to have all of the ownership rights in the continuing entity shall not in and of itself be deemed a "change of control" under (2) and/or (3), and a reorganization to convert MasterCard International from a membership to a stock company or a transaction resulting in the integration of Europay and MasterCard International shall not in and of itself constitute a "change of control;"

          (b) if MasterCard International becomes a stock corporation, the approval of its stockholders of (1) any consolidation or merger in which it is not the continuing or surviving corporation or pursuant to which shares of stock would be converted into cash, securities or other property, other than a merger in which the holders of stock immediately prior to the merger will have the same proportionate ownership interest (i.e., still own 100% of total) of common stock of the surviving corporation immediately after the merger, (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of its assets, or (3) adoption of any plan or proposal for its liquidation or dissolution;

          (c) any "person" (as defined in Section 13(d) of the Securities Exchange Act of 1934), other than MasterCard International or a subsidiary or employee benefit plan or trust maintained by MasterCard International or any of its subsidiaries, becoming (together with its "affiliates" and "associates," as defined in Rule 12b-2 under the Exchange Act) the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 25% of the stock outstanding at the time, without the prior approval of the board of directors; or

          (d) a majority of the voting directors proposed on a slate for election by the members are rejected by a vote of those members.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The table below sets forth certain information, as of the date immediately following the completion of the conversion and integration, with respect to the beneficial ownership of our class A common stock and class B common stock by each person who is known by us to be the beneficial owner of more than 5% of any class or series of our capital stock. None of the directors or executive officers of MasterCard Incorporated will beneficially own any of our class A or class B common stock following the conversion and integration. Each beneficial owner of class A common stock and class B common stock has sole voting power and sole investment power with respect to all of the class A and class B shares that it owns. This table does not give effect to shares that may be acquired pursuant to options because no shares may be so acquired within 60 days from the date of this proxy statement-prospectus.

     Information in the following table is estimated based on a current calculation of the new global proxy formula and is subject to amendment. The number of actual shares to be allocated to member-stockholders upon the closing of the conversion and integration will be determined by MasterCard Incorporated on the basis of the new global proxy formula. See "Share Allocation and the Global Proxy."

                                                      AFTER CONVERSION AND INTEGRATION
                                  ------------------------------------------------------------------------
                                                                                               PERCENT OF
                                   SHARES OF      PERCENT OF     SHARES OF      PERCENT OF       TOTAL
                                    CLASS A        CLASS A        CLASS B        CLASS B      OUTSTANDING
                                  COMMON STOCK   COMMON STOCK   COMMON STOCK   COMMON STOCK   COMMON STOCK
NAME AND ADDRESS                  BENEFICIALLY   BENEFICIALLY   BENEFICIALLY   BENEFICIALLY   BENEFICIALLY
OF BENEFICIAL OWNER                  OWNED          OWNED          OWNED          OWNED          OWNED
-------------------               ------------   ------------   ------------   ------------   ------------
Citicorp Credit Services,           5 million         6%          1 million         6%             6%
  Inc...........................
  14700 Citicorp Drive
  Hagerstown, MD 21742
Chase Manhattan Bank USA........  4.2 million         5%        0.8 million         5%             5%
  1 Chase Manhattan Plaza
  17th Floor
  New York, NY 10081

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to an agreement, dated as of March 1, 1999, among MasterCard International and Citibank, N.A., including certain of its affiliates, Citibank has agreed, among other things, to increase, and then maintain, the overall percentage of payment cards issued by Citibank that are MasterCard branded, in exchange for certain pricing terms. MasterCard and Europay provide authorization, clearing and settlement services in connection with transactions for which Citibank or its affiliates act as issuer or acquirer. In addition, Citibank uses several of MasterCard's fee-for-service products. A portion of MasterCard International's $1.2 billion dollar credit facility is syndicated to Citibank, N.A., for which Citibank and its affiliates receive a fee; Citibank is the administrative agent of that facility and Salomon Smith Barney Inc., an affiliate of Citibank, is the lead arranger and book manager of that facility. Additional amounts are paid by MasterCard International for these services. Another insurance affiliate of Citibank is a creditor of MasterCard International in connection with a portion of the $149 million lease financing for our O'Fallon, Missouri operations facility. In addition, Citibank and its affiliates receive fees from MasterCard for cash management, asset management and investment banking services. Citibank also acts as issuer of MasterCard's corporate purchasing cards. For 2000, fees earned from Citibank, net of contractual obligations under the agreement described above, were approximately $130 million. Robert B. Willumstad, a member of our board of directors, is the Chief Executive Officer of Citigroup's Global Consumer Group, an affiliate of Citibank, N.A. As a result of the conversion and integration, Citibank, N.A., and its affiliates are expected to own approximately 6% of our class A and class B common stock on a combined basis.

     Pursuant to an agreement, dated as of July 1, 1999, between MasterCard and The Chase Manhattan Bank, The Chase Manhattan Bank has agreed, among other things, to continue to increase, and then maintain, the annual percentage of payment cards issued by Chase that are MasterCard branded, in exchange for certain pricing terms. MasterCard and Europay provide authorization, clearing and settlement services in connection with transactions for which The Chase Manhattan Bank or its affiliates act as issuer or acquirer. In addition, The Chase Manhattan Bank uses several of MasterCard's fee-for-service products. A portion of MasterCard International's $1.2 billion dollar credit facility is syndicated to The Chase Manhattan Bank, for which the The Chase Manhattan Bank receives a fee. In addition, The Chase Manhattan Bank and its affiliates receive amounts from MasterCard for cash management services. The Chase Manhattan Bank acts as issuer of MasterCard's corporate cards and provides a variety of banking services for MasterCard employees pursuant to arrangements entered into with MasterCard. MasterCard provides certain financial and other incentives to The Chase Manhattan Bank for co-branded and affinity card programs issued by Chase. For 2000, fees earned from The Chase Manhattan Bank, net of contractual obligations under the agreement described above, were approximately $100 million. David A. Coulter, a member of our board of directors, is Vice Chairman of J.P. Morgan Chase & Co., of which The Chase Manhattan Bank is an affiliate, and Donald L. Boudreau, our Chairman Emeritus, is a former executive officer of The Chase Manhattan Bank. As a result of the conversion and integration, The Chase Manhattan Bank and its affiliates are expected to own approximately 5% of our class A and class B common stock on a combined basis.

            DESCRIPTION OF CAPITAL STOCK OF MASTERCARD INCORPORATED

     The following summary of MasterCard Incorporated's capital stock describes the material terms of the stock. For a complete description, we refer you to MasterCard Incorporated's charter and bylaws, which are attached as Annexes E and F to this proxy statement-prospectus.

GENERAL

     Capitalization. The authorized capital stock of MasterCard Incorporated consists of:

     - 275 million shares of class A common stock, par value $.01 per share;

     - 25 million shares of class B common stock, par value $.01 per share; and

     - 75 million shares of class C common stock, par value $.01 per share.

     Immediately following the conversion and integration, 84 million shares of class A common stock will be issued and outstanding, 16 million shares of class B common stock will be issued and outstanding and no shares of class C common stock will be issued and outstanding. MasterCard Incorporated may only issue the class B common stock in connection with the transactions contemplated by the integration agreement.

     Transition Period Reallocation. Each share of class B common stock, except shares that constitute ec Pictogram shares, will automatically be converted into one share of class A common stock on the third anniversary of the first day of the first fiscal quarter beginning after the fiscal quarter in which the closing of the conversion and integration occurs. Shares of class B common stock that are ec Pictogram shares will automatically be converted into one share of class A common stock on the second anniversary of the day on which all of the other shares of class B common stock were converted and some or all of these shares will be allocated among the members of MasterCard responsible for ec Pictogram volumes in accordance with the terms of the integration agreement. See "Share Allocation and the Global Proxy."

     Fractional Shares. No fractional shares of class A or class B common stock will be issued or delivered by MasterCard Incorporated. Any fractional share interests will be rounded to a whole share in such manner as the management of MasterCard Incorporated may determine in its sole discretion.

VOTING RIGHTS, DIVIDEND RIGHTS AND LIQUIDATION RIGHTS

     Voting Rights. Each holder of class A and class B common stock has the right to cast one vote for each share of class A and class B common stock held of record on all matters submitted to a vote of stockholders of MasterCard Incorporated, including the election of directors, provided that in any vote for the election of directors, no stockholder, together with its affiliates, will be entitled to vote more than 7% of the shares that are entitled to vote in that election. This provision may be altered by a majority vote of the MasterCard Incorporated board of directors or by a majority of the holders of the class A common stock and class B common stock voting together as a single class (so long as the class B stock has voting rights). However, approval of at least 75% of the directors present at a meeting at which a quorum is present is required to raise the limitation on voting for directors to more than 15% of the shares that are entitled to vote in the election of directors. The above provisions may be amended only with the approval of 75% of the directors present at a meeting at which a quorum is present and the approval of the holders of a majority of the outstanding class A and class B common stock voting together as a single class (so long as the class B stock has voting rights).

     Dividend Rights. The holders of shares of class A and class B common stock are entitled to share ratably in dividends or distributions, if, as and when dividends or distributions are declared by the board of directors of MasterCard Incorporated at its discretion. MasterCard Incorporated has no current plans to pay cash dividends on the common stock.

     Liquidation Rights. Upon dissolution, liquidation or winding-up of MasterCard Incorporated, holders of class A and class B common stock are entitled to share ratably in the net assets available for distribution to stockholders after the payment of debts and other liabilities, subject to the prior rights of any issued preferred shares.

     Other Rights. Other than as otherwise described herein, holders of class A and class B common stock do not have any rights to purchase additional shares of stock from MasterCard Incorporated, to have their common stock converted into or exchanged for other securities (except for the conversion of class B shares into class A shares as described above), to have their common stock repurchased by MasterCard Incorporated or to receive a preferred return on their shares of common stock.

     Class C Common Stock. Shares of class C common stock may be issued from time to time with voting powers, designations, preferences and other rights to be determined by the MasterCard Incorporated board of directors, provided that no shares of class C common stock may be entitled to voting rights, dividends or rights to participate in the proceeds of a liquidation that are greater than the corresponding rights of the class A common stock. The MasterCard Incorporated certificate of incorporation provides that any issuance of class C common stock requires the approval of two-thirds of the board of directors, and that any issuance of voting class C common stock or class C common stock that, together with all other issuances of class C common stock made during the immediately preceding two years, represents greater than 5% of the total number of class A shares and class B shares outstanding prior to the issuance requires the approval of 75% of the board of directors. These provisions may be amended only with the approval of 75% of the directors present at a meeting at which a quorum is present and the approval of the holders of a majority of the outstanding class A and class B common stock voting together as a single class (so long as the class B stock has voting rights).

TRANSFER RESTRICTIONS

     For three years following the conversion, no transfer of shares of common stock and no assignment of the right to receive shares will be permitted except in connection with a transfer of all or substantially all of the stockholder's card portfolio. After three years, each stockholder must maintain an ownership percentage of MasterCard Incorporated common stock that is no less than 75% and no more than 125% of the stockholder's most recent global proxy calculation. Stockholders may be required to purchase or sell shares of MasterCard Incorporated in order to satisfy these requirements within 12 months of receipt of notice from MasterCard Incorporated that such purchase or sale is required. Any sales of shares would ordinarily constitute taxable transactions. In addition:

     - only class A members of MasterCard International may own shares of class A and class B common stock of MasterCard Incorporated;

     - unless otherwise approved by a two-thirds vote of the MasterCard Incorporated board of directors, no stockholder together with its affiliates may own more than 15% of the outstanding shares of voting stock of MasterCard Incorporated; and

     - the class B common stock of European members of MasterCard International will be held in trust prior to being converted to class A common stock.

     Following the three year transition period, MasterCard Incorporated intends to facilitate trading of its common stock among class A members of MasterCard International according to procedures to be established by the board of directors of MasterCard Incorporated.

TRANSFER AGENT

     Initially, MasterCard Incorporated will be the transfer agent and registrar of the common stock.

LIMITATIONS ON A CHANGE OF CONTROL

     We summarize below several provisions of our certificate of incorporation and bylaws and the Delaware General Corporation Law. These provisions could have the effect of delaying, deferring or preventing a change in control of MasterCard Incorporated or deterring potential acquirers from making an offer to our stockholders. This could be the case even though a majority of our stockholders might benefit from such a change in control or offer. These descriptions are not complete and we refer you to the documents that we have filed as exhibits to this proxy statement-prospectus and to the Delaware General Corporation Law.

     Supermajority Vote of the Board of Directors. Our certificate of incorporation requires the approval of 75% of the directors present at a meeting at which a quorum is present and the approval of the holders of a majority of the outstanding class A and class B common stock voting together as a single class (so long as the class B common stock has voting rights) to: alter our status as a stock corporation; amend our certificate of incorporation to authorize MasterCard Incorporated to issue stock other than class A, B or C common stock; sell, lease or exchange all or substantially all of MasterCard Incorporated's assets; approve the sale, lease or exchange of all or substantial all of the assets of MasterCard International; engage in a business combination (merger or consolidation) involving either MasterCard Incorporated or MasterCard International; undertake an initial public offering; amend the MasterCard International certificate of incorporation to allow MasterCard International to issue capital stock, to create additional classes of membership interests in MasterCard International, to subject the property of the members of MasterCard International to the obligations of MasterCard International or to subject non-U.S. programs to the satisfaction of any liabilities arising from the current DOJ and merchant antitrust litigations in the United States; or amend the provisions of the MasterCard International bylaws relating to special assessments that may be imposed upon the members of MasterCard International. Other provisions of the certificates of incorporation and by-laws of MasterCard Incorporated and MasterCard International may be modified only if certain supermajorities are achieved, and these provisions may have the effect of deterring potential acquirors. See "Comparison of Rights of MasterCard International Members Before and After the Conversion and Integration."

     Ability to Call Special Meetings. Special meetings of MasterCard Incorporated stockholders may be called at any time for any purpose by written request of the chairman of the board of directors or the President and Chief Executive Officer of MasterCard Incorporated. Special meetings may also be called by the Secretary upon the written request of at least 33 1/3% of the board of directors or the holders of at least 25% of the outstanding shares entitled to vote on the action being proposed. Notice of a special meeting must state the time, place and date of the meeting, the name of the person or persons calling the meeting, the purpose for which the meeting is called and the means of acceptable remote participation. The business transacted at the special meeting is limited to the purpose described in the notice.

DELAWARE ANTI-TAKEOVER STATUTE

     Under Section 203 of the business combination statute of Delaware law, a corporation is prohibited from engaging in any business combination with an interested stockholder who, together with its affiliates or associates, owns 15% or more of the corporation's voting stock for a three year period following the time the stockholder became an interested stockholder, unless:

     - prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon completion of the transaction which resulted in the stockholder becoming an interested stockholder; or

     - at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least
       66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

     A business combination generally includes:

     - mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

     - specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

     - other transactions resulting in a disproportionate financial benefit to an interested stockholder.

     The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or by-laws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

     Although MasterCard Incorporated does not plan to "opt out" of this provision, Section 203 will not apply as long as we have fewer than 2,000 stockholders. In addition, the provision may not be meaningful as a result of certain provisions of our certificate of incorporation and bylaws, including the provision prohibiting stockholders from holding more than 15% of our outstanding common stock.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

     Delaware law provides that a corporation may include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty, except for:

     - a breach of the duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - payment of a dividend or the repurchase or redemption of stock in violation of Delaware law; or

     - any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation provides that, to the fullest extent Delaware law permits the limitation or elimination of the liability of directors, none of our directors will be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our bylaws require, among other things, that we indemnify our officers and directors against all expenses, including attorney's fees, incurred in any action, suit or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of MasterCard Incorporated. We are also permitted to advance to the officers and directors all related expenses, subject to reimbursement if it is determined subsequently that indemnification is not permitted.

            COMPARISON OF RIGHTS OF MASTERCARD INTERNATIONAL MEMBERS
                BEFORE AND AFTER THE CONVERSION AND INTEGRATION

     The rights of members are currently governed by the certificate of incorporation, bylaws and rules of MasterCard International and the Delaware General Corporation Law. On completion of the conversion and integration, the rights of member-stockholders will be governed, regarding their ownership of class A common stock and class B common stock, by the certificate of incorporation and bylaws of MasterCard Incorporated and by the Delaware General Corporation Law, and regarding their class A membership interest, by the revised certificate of incorporation and bylaws of MasterCard International and by the Delaware General Corporation Law.

     We summarize below the principal differences between your current rights as a member of MasterCard International, which is to say before the conversion and integration, with what your rights will be as a stockholder of MasterCard Incorporated and as a class A member of MasterCard International after the conversion and integration. The following comparison is not complete and we refer you to the certificate of incorporation and bylaws of MasterCard Incorporated and MasterCard International, each of which will be adopted or revised, as the case may be, on completion of the conversion and integration, and which are contained as Annexes E, F, G and H of this proxy statement-prospectus. We have also filed them as exhibits to the registration statement of which this proxy statement-prospectus is a part.

     The provisions of the bylaws of MasterCard International relating to a member's (including an affiliate member's) participation in MasterCard's global payments programs, as well as the Standards described under the heading "Business of MasterCard International -- Rule Making and Enforcement," are unchanged by the conversion and integration.

                                                                        MASTERCARD INTERNATIONAL CLASS A
                                                                    MEMBERSHIPS AND MASTERCARD INCORPORATED
                      MASTERCARD INTERNATIONAL MEMBERSHIPS        CLASS A AND CLASS B COMMON STOCK (AFTER THE
                    (BEFORE THE CONVERSION AND INTEGRATION)               CONVERSION AND INTEGRATION)
                 ----------------------------------------------  ----------------------------------------------
DIVIDENDS        The Delaware General Corporation Law permits    The board of each corporation has the
                 the payment of dividends by MasterCard          discretion to determine whether and when to
                 International. MasterCard International has     declare and distribute dividends to the
                 never paid any dividends.                       stockholders or, in the case of MasterCard
                                                                 International, the class B member. The class A
                                                                 members of MasterCard International will have
                                                                 no right to receive dividends or distributions
                                                                 under the certificate of incorporation of
                                                                 MasterCard International.
AUTHORIZED       The restated certificate of incorporation and   The certificate of incorporation of MasterCard
CAPITAL          bylaws of MasterCard International permit an    Incorporated authorizes the issuance of up to
                 unlimited number of memberships.                275 million shares of class A common stock, 25
                                                                 million shares of class B common stock and 75
                                                                 million shares of class C common stock.
                                                                 The certificate of incorporation of MasterCard
                                                                 International authorizes an unlimited number
                                                                 of class A memberships and one class B
                                                                 membership.
MEMBER           MasterCard International principal members      All economic and voting rights in MasterCard
INTERESTS        hold membership interests representing          International are held by MasterCard
                 economic and voting rights in MasterCard        Incorporated in the form of one class B
                 International.                                  membership except for the right to vote on
                                                                 certain amendments to the governing documents
                                                                 of MasterCard International.
                                                                 Class A members of MasterCard International
                                                                 hold class A and class B common stock in
                                                                 MasterCard Incorporated representing economic
                                                                 and voting rights in MasterCard Incorporated,
                                                                 which represent indirect economic and voting
                                                                 rights in MasterCard International.
MEMBER           MasterCard International members are limited    The eligibility criteria for class A members
ELIGIBILITY      to certain regulated financial institutions or  of MasterCard International remain unchanged.
                 such other institutions as the board of
                 directors may permit, generally with a
                 two-thirds majority.

                                                                        MASTERCARD INTERNATIONAL CLASS A
                                                                    MEMBERSHIPS AND MASTERCARD INCORPORATED
                      MASTERCARD INTERNATIONAL MEMBERSHIPS        CLASS A AND CLASS B COMMON STOCK (AFTER THE
                    (BEFORE THE CONVERSION AND INTEGRATION)               CONVERSION AND INTEGRATION)
                 ----------------------------------------------  ----------------------------------------------
LIQUIDITY AND    Members of MasterCard International may not     Shares of MasterCard Incorporated common stock
TRANSFERABILITY  transfer their memberships.                     cannot be transferred for three years after
                                                                 the conversion except in connection with a
                                                                 sale of all or substantially all of the
                                                                 stockholder's card portfolio. In addition, the
                                                                 class B common stock of European members of
                                                                 MasterCard International will be held in trust
                                                                 prior to being converted to class A common
                                                                 stock. After three years, each stockholder
                                                                 must maintain an ownership percentage of
                                                                 outstanding common stock not less than 75% nor
                                                                 more than 125% of the percentage represented
                                                                 by that stockholder's most recent global proxy
                                                                 calculation. In addition, after three years,
                                                                 class A and class B common stock may be traded
                                                                 only among institutions that also hold a class
                                                                 A membership in MasterCard International, and
                                                                 no stockholder, together with its affiliates,
                                                                 may own more than 15% of the outstanding
                                                                 common stock of MasterCard Incorporated. See
                                                                 "Description of Capital Stock of MasterCard
                                                                 Incorporated -- Transfer Restrictions."
                                                                 Following the three year transition period,
                                                                 MasterCard Incorporated intends to facilitate
                                                                 trading of its common stock among class A
                                                                 members of MasterCard International according
                                                                 to procedures to be established by the board
                                                                 of directors of MasterCard Incorporated.
                                                                 There is no public market for MasterCard
                                                                 International class A memberships. Members may
                                                                 not transfer their memberships.
GLOBAL PROXY     The global proxy calculation takes into         The global proxy calculation includes GDV, GAV
CALCULATION      account only revenue received from MasterCard   and revenue from MasterCard, Cirrus and
                 transactions and travelers cheques.             Maestro branded cards, and revenue from
                                                                 travelers cheques. In calculating GDV and GAV,
                                                                 the volumes associated with different cards
                                                                 will be assigned different weightings. See
                                                                 "Share Allocation and the Global Proxy."
VOTING RIGHTS    Members receive a number of votes equal to the  Each class A and class B stockholder of
                 total U.S. dollar amount of assessments and     MasterCard Incorporated is entitled to one
                 fees paid to MasterCard International in the    vote per share on all matters presented to the
                 12 months ended on the September 30 preceding   stockholders, provided that no holder of
                 the meeting at which the vote takes place,      common stock, together with its affiliates,
                 provided that no member may cast more than 15%  may exercise voting power in excess of 7% of
                 of the total votes of all the members or less   the outstanding shares of MasterCard
                 than 1,200 votes. Each member of MasterCard     Incorporated in an election of directors.
                 International also has the right to approve     Following the transition period, the class B
                 proposed amendments to MasterCard               common stock will have no voting rights.
                 International's bylaws.
                                                                 The class B membership held by MasterCard
                                                                 Incorporated has the sole voting right on all
                                                                 matters relating to MasterCard International,
                                                                 except that class A members have the right to
                                                                 vote on amendments to Article
                                                                 I -- "Membership" of the bylaws by a
                                                                 two-thirds vote of the class A members present
                                                                 at a meeting at which there is a quorum. The
                                                                 class B member is required to elect the
                                                                 persons who are directors of MasterCard
                                                                 Incorporated as directors of MasterCard
                                                                 International. Any director of MasterCard
                                                                 Incorporated who ceases to be a director of
                                                                 MasterCard Incorporated will also cease to be
                                                                 a director of MasterCard International.
                                                                 In addition, a number of provisions of the
                                                                 certificate of incorporation and bylaws of
                                                                 MasterCard Incorporated

                                                                        MASTERCARD INTERNATIONAL CLASS A
                                                                    MEMBERSHIPS AND MASTERCARD INCORPORATED
                      MASTERCARD INTERNATIONAL MEMBERSHIPS        CLASS A AND CLASS B COMMON STOCK (AFTER THE
                    (BEFORE THE CONVERSION AND INTEGRATION)               CONVERSION AND INTEGRATION)
                 ----------------------------------------------  ----------------------------------------------
                                                                 and MasterCard International impose
                                                                 supermajority voting requirements. See
                                                                 "-- Vote on Extraordinary
                                                                 Transactions/Supermajority Voting Provisions"
                                                                 below.
VOTE ON          Delaware law requires that a merger,            In addition to the Delaware law provisions,
EXTRAORDINARY    consolidation, sale of all or substantially     which apply to both MasterCard Incorporated
TRANSACTIONS/    all of the assets or a dissolution must be      and MasterCard International, the MasterCard
SUPERMAJORITY    approved by an affirmative vote of holders of   Incorporated certificate of incorporation
VOTING           at least a majority of the memberships having   requires the approval of 75% of the directors
PROVISIONS       the right to vote for the election of           present at a meeting at which a quorum is
                 directors.                                      present and the approval of the holders of a
                                                                 majority of the outstanding class A common
                                                                 stock and class B common stock voting together
                                                                 as a single class (so long as class B common
                                                                 stock has voting rights) at a meeting at which
                                                                 a quorum is present to: alter MasterCard
                                                                 Incorporated's status as a stock corporation;
                                                                 amend the certificate of incorporation to
                                                                 authorize MasterCard Incorporated to issue
                                                                 stock other than the class A, B or C common
                                                                 stock; sell, lease or exchange all or
                                                                 substantially all of MasterCard Incorporated's
                                                                 assets; approve the sale, lease or exchange of
                                                                 all or substantially all of the assets of
                                                                 MasterCard International; engage in a business
                                                                 combination (merger or consolidation)
                                                                 involving MasterCard Incorporated or
                                                                 MasterCard International; undertake an initial
                                                                 public offering; amend the MasterCard
                                                                 International certificate of incorporation to
                                                                 allow MasterCard International to issue
                                                                 capital stock, to subject the property of the
                                                                 members of MasterCard International to the
                                                                 obligations of MasterCard International or to
                                                                 subject non-U.S. programs to the satisfaction
                                                                 of any liabilities arising from the current
                                                                 DOJ and merchant antitrust litigations in the
                                                                 United States; or amend the provisions of the
                                                                 MasterCard International bylaws relating to
                                                                 special assessments that may be imposed upon
                                                                 the members of MasterCard International.
                                                                 The MasterCard Incorporated certificate of
                                                                 incorporation also provides that the approval
                                                                 of 75% of the directors present at a meeting
                                                                 at which a quorum is present is required to
                                                                 amend the global proxy formula or the
                                                                 requirement that no more than one-third of all
                                                                 MasterCard Incorporated directors come from
                                                                 any single region. This supermajority
                                                                 provision may be amended only with the
                                                                 approval of 75% of the directors present at a
                                                                 meeting at which a quorum is present and the
                                                                 approval of the holders of a majority of the
                                                                 outstanding class A and class B common stock
                                                                 voting together as a single class (so long as
                                                                 the class B stock has voting rights).
                                                                 The MasterCard Incorporated certificate of
                                                                 incorporation also provides that the 7% voting
                                                                 limitation for the election of directors may
                                                                 be altered by a majority vote of the
                                                                 MasterCard Incorporated board of directors or
                                                                 by a majority of the holders of the class A
                                                                 common stock and class B common stock voting
                                                                 together as a single class (so long as the
                                                                 class B stock has voting rights) at a meeting
                                                                 at which a quorum is present. However,
                                                                 approval of at least 75%

                                                                        MASTERCARD INTERNATIONAL CLASS A
                                                                    MEMBERSHIPS AND MASTERCARD INCORPORATED
                      MASTERCARD INTERNATIONAL MEMBERSHIPS        CLASS A AND CLASS B COMMON STOCK (AFTER THE
                    (BEFORE THE CONVERSION AND INTEGRATION)               CONVERSION AND INTEGRATION)
                 ----------------------------------------------  ----------------------------------------------
                                                                 of the directors present at a meeting at which
                                                                 a quorum is present is required to raise the
                                                                 limitation on voting for directors to more
                                                                 than 15% of the shares that are entitled to
                                                                 vote in the election of directors. The
                                                                 foregoing provisions may be amended only with
                                                                 the approval of 75% of the directors present
                                                                 at a meeting at which a quorum is present and
                                                                 the approval of the holders of a majority of
                                                                 the outstanding class A and class B common
                                                                 stock voting together as a single class (so
                                                                 long as the class B stock has voting rights).
                                                                 The MasterCard Incorporated certificate of
                                                                 incorporation also provides that any issuance
                                                                 of class C common stock requires the approval
                                                                 of two-thirds of the board of directors
                                                                 present at a meeting at which a quorum is
                                                                 present, and that any issuance of voting class
                                                                 C common stock or class C common stock that,
                                                                 together with all other issuances of class C
                                                                 common stock made during the immediately
                                                                 preceding two years, represents greater than
                                                                 5% of the total number of shares of class A
                                                                 and class B common stock outstanding prior to
                                                                 the issuance requires the approval of 75% of
                                                                 the board of directors present at a meeting at
                                                                 which a quorum is present. The foregoing
                                                                 provisions may be amended only with the
                                                                 approval of 75% of the directors present at a
                                                                 meeting at which a quorum is present and the
                                                                 approval of the holders of a majority of the
                                                                 outstanding class A and class B common stock
                                                                 voting together as a single class (so long as
                                                                 the class B stock has voting rights).
                                                                 The MasterCard Incorporated certificate of
                                                                 incorporation also provides that approval of
                                                                 at least two-thirds of the board of directors
                                                                 present at a meeting at which a quorum is
                                                                 present is required to permit any stockholder
                                                                 of MasterCard Incorporated, together with its
                                                                 affiliates, to own more than 15% of the
                                                                 outstanding voting stock of MasterCard
                                                                 Incorporated. This provision may be amended
                                                                 only with the approval of two-thirds of the
                                                                 directors present at a meeting at which a
                                                                 quorum is present and the approval of the
                                                                 holders of a majority of the outstanding class
                                                                 A and class B common stock voting together as
                                                                 a single class (so long as the class B stock
                                                                 has voting rights).
                                                                 The MasterCard Incorporated bylaws require the
                                                                 approval of (1) 75% of the directors present
                                                                 at a meeting at which a quorum is present or
                                                                 the holders of a majority of the votes cast at
                                                                 a meeting of stockholders at which a quorum is
                                                                 present to alter MasterCard International's
                                                                 board seating methodology or (2) two-thirds of
                                                                 the directors present at a meeting at which a
                                                                 quorum is present or the holders of a majority
                                                                 of the votes cast at a meeting of stockholders
                                                                 at which a quorum is present to establish or
                                                                 eliminate regional boards, modify MasterCard's
                                                                 internal regional cost allocation methodology,
                                                                 modify the overall size of MasterCard
                                                                 Incorporated's board of directors, permit the
                                                                 issuance of any shares of class A or class B
                                                                 common

                                                                        MASTERCARD INTERNATIONAL CLASS A
                                                                    MEMBERSHIPS AND MASTERCARD INCORPORATED
                      MASTERCARD INTERNATIONAL MEMBERSHIPS        CLASS A AND CLASS B COMMON STOCK (AFTER THE
                    (BEFORE THE CONVERSION AND INTEGRATION)               CONVERSION AND INTEGRATION)
                 ----------------------------------------------  ----------------------------------------------
                                                                 stock of MasterCard Incorporated in excess of
                                                                 the number of shares to which a stockholder
                                                                 would be entitled under the global proxy, or
                                                                 overrule a properly authorized decision of a
                                                                 regional board or overturn a recommendation of
                                                                 MasterCard Incorporated's Debit Advisory
                                                                 Board. These supermajority provisions may be
                                                                 amended only with the approval of a vote of
                                                                 the board of directors equivalent to the
                                                                 required supermajority percentage or the
                                                                 approval of the holders of a majority of the
                                                                 outstanding class A and class B common stock
                                                                 voting together as a single class (so long as
                                                                 the class B stock has voting rights).
                                                                 The MasterCard International certificate of
                                                                 incorporation requires the approval of
                                                                 two-thirds of the directors present at a
                                                                 meeting at which a quorum is present to create
                                                                 additional classes of membership interests in
                                                                 MasterCard International. The MasterCard
                                                                 International certificate of incorporation
                                                                 also requires the approval of MasterCard
                                                                 Incorporated and the holders of a majority of
                                                                 the outstanding voting stock of MasterCard
                                                                 Incorporated to amend provisions of the
                                                                 certificate of incorporation of MasterCard
                                                                 International relating to the authority of
                                                                 MasterCard International to issue capital
                                                                 stock, the creation of additional classes of
                                                                 membership interests in MasterCard
                                                                 International, the ability of MasterCard
                                                                 International to subject the property of its
                                                                 members to its debts or other obligations, the
                                                                 allocation of assessment liability for the
                                                                 current merchant antitrust actions, the
                                                                 modification of director eligibility
                                                                 requirements of MasterCard International, the
                                                                 liquidation provisions for MasterCard
                                                                 International and the certificate of
                                                                 incorporation amendment provisions of
                                                                 MasterCard International.
AMENDMENT OF     The members may amend the bylaws by a majority  The class B member of MasterCard
GOVERNING        vote except that any amendment to Article I --  International, MasterCard Incorporated, has
DOCUMENTS        "Membership" must be approved by a two-thirds   the sole vote on changes to the certificate of
                 vote.                                           incorporation and bylaws of MasterCard
                                                                 International except that the class A members
                 Amendments to the certificate of incorporation  of MasterCard International have the right to
                 need not be approved by the members.            amend Article I -- "Membership" of the bylaws
                                                                 by a two-thirds vote of the class A members
                                                                 present at a meeting at which there is a
                                                                 quorum. In addition, either the class B member
                                                                 or the board of directors may amend the bylaws
                                                                 of MasterCard International, provided that the
                                                                 consent of a 75% supermajority of the
                                                                 MasterCard International board and the
                                                                 approval of the holders of a majority of the
                                                                 outstanding class A and class B common stock
                                                                 voting together as a single class (so long as
                                                                 the class B stock has voting rights) is
                                                                 required to modify the bylaw provision
                                                                 limiting special assessments to two times
                                                                 MasterCard Incorporated's worldwide annual
                                                                 revenue, and the approval of two-thirds of the
                                                                 directors of MasterCard International present
                                                                 at a meeting at which a quorum is present is
                                                                 required to modify the bylaw provision
                                                                 limiting special assessments imposed on less
                                                                 than all members to eight times the revenues
                                                                 paid by a member to MasterCard Incorporated.

                                                                        MASTERCARD INTERNATIONAL CLASS A
                                                                    MEMBERSHIPS AND MASTERCARD INCORPORATED
                      MASTERCARD INTERNATIONAL MEMBERSHIPS        CLASS A AND CLASS B COMMON STOCK (AFTER THE
                    (BEFORE THE CONVERSION AND INTEGRATION)               CONVERSION AND INTEGRATION)
                 ----------------------------------------------  ----------------------------------------------
                                                                 See also "-- Vote on Extraordinary
                                                                 Transactions/ Supermajority Voting Provision"
                                                                 above.
ANNUAL MEETINGS  The bylaws of MasterCard International provide  The bylaws of MasterCard Incorporated provide
                 for annual meetings to be held in March or      that annual meetings may be held at any time
                 April of each year on such date as the board    or place fixed by the board of directors.
                 of directors determines.
                                                                 The bylaws of MasterCard International provide
                                                                 that annual meetings may be held at any time
                                                                 or place fixed by the board of directors.
FEES, EXPENSES   Each member must pay the joining fee,           Shares of MasterCard Incorporated are
AND ASSESSMENTS  operating fees and other fees (including        nonassessable. The class B membership interest
                 termination fees) established from time to      of MasterCard International is also
                 time by the board of directors, or such other   nonassessable.
                 fees described in commercial agreements
                 between MasterCard International and the        Each class A member of MasterCard
                 member subject to overall parameters            International must pay the joining fee,
                 determined by the board of directors.           operating fees and other fees (including
                                                                 termination fees) established from time to
                 The board of directors may impose assessments   time by the board of directors, or such other
                 on any or all of the members from time to       fees described in commercial agreements
                 time, in its sole discretion for any portion    between MasterCard International and the
                 of the expenses or liabilities of MasterCard    member subject to overall parameters
                 International or for a violation of the bylaws  determined by the board of directors.
                 or other rules or policies of MasterCard
                 International.                                  The board of directors of MasterCard
                                                                 International may impose assessments on any or
                                                                 all of the members of MasterCard International
                                                                 from time to time (other than the class B
                                                                 member, MasterCard Incorporated), in its sole
                                                                 discretion for any portion of the expenses or
                                                                 liabilities relating to the ordinary
                                                                 activities of MasterCard International or for
                                                                 a violation of the bylaws or other rules or
                                                                 policies of MasterCard International.
                                                                 In addition, the board of directors of
                                                                 MasterCard International may impose special
                                                                 assessments on any or all of the members of
                                                                 MasterCard International from time to time
                                                                 (other than the class B member, MasterCard
                                                                 Incorporated) for expenses and liabilities
                                                                 arising out of extraordinary events. However,
                                                                 the certificate of incorporation of MasterCard
                                                                 International provides that, with respect to
                                                                 any liabilities arising from the current DOJ
                                                                 and merchant litigations in the United States
                                                                 described elsewhere in this proxy statement-
                                                                 prospectus, no assessment may be made directly
                                                                 or indirectly against members based upon card
                                                                 issuing or acquiring programs operated outside
                                                                 the United States.
                                                                 In no event will the aggregate cumulative
                                                                 liability of all members for special
                                                                 assessments exceed two times MasterCard
                                                                 Incorporated's worldwide annual revenue. In
                                                                 addition, with respect to a special assessment
                                                                 that is imposed on less than all of the
                                                                 members, no member shall be required to
                                                                 contribute greater than eight times its latest
                                                                 annual revenue paid to MasterCard Incorporated
                                                                 and its subsidiaries. These limitations on
                                                                 special assessments apply on a prospective
                                                                 basis only, and do not apply to assessments
                                                                 relating to the DOJ and merchant antitrust
                                                                 litigations or to assessments made to
                                                                 compensate for losses and liabilities relating
                                                                 to any breach of the representations,
                                                                 warranties, covenants or agreements contained
                                                                 in the integration agreement.

                                                                        MASTERCARD INTERNATIONAL CLASS A
                                                                    MEMBERSHIPS AND MASTERCARD INCORPORATED
                      MASTERCARD INTERNATIONAL MEMBERSHIPS        CLASS A AND CLASS B COMMON STOCK (AFTER THE
                    (BEFORE THE CONVERSION AND INTEGRATION)               CONVERSION AND INTEGRATION)
                 ----------------------------------------------  ----------------------------------------------
                                                                 The imposition of a special assessment
                                                                 requires the approval of two-thirds of the
                                                                 board of directors of MasterCard International
                                                                 if the aggregate assessment is greater than
                                                                 one times (but less than or equal to two
                                                                 times) MasterCard Incorporated's worldwide
                                                                 annual revenue; otherwise a simple majority of
                                                                 the board is required to impose a special
                                                                 assessment.
                                                                 The bylaws of MasterCard International provide
                                                                 that losses and liabilities resulting from a
                                                                 breach of the representations, warranties,
                                                                 agreements and covenants of MasterCard
                                                                 Incorporated, MasterCard International or
                                                                 Europay contained in the integration agreement
                                                                 will be distributed equitably among
                                                                 MasterCard's six regions as an expense.
                                                                 However, losses and liabilities related to a
                                                                 breach by either of MasterCard Incorporated or
                                                                 MasterCard International exceeding $21 million
                                                                 in the aggregate will be allocated solely to
                                                                 regions other than Europe. Conversely, losses
                                                                 and liabilities related to a breach by Europay
                                                                 exceeding $7 million in the aggregate will be
                                                                 allocated solely to Europe.
REDEMPTION       The bylaws of MasterCard International do not   If, within three years after the conversion, a
                 provide for redemption rights, but do provide   stockholder of MasterCard Incorporated ceases
                 for involuntary termination of membership       to be a member of MasterCard International,
                 under certain circumstances.                    MasterCard Incorporated will redeem that
                                                                 stockholder at par value. If more than three
                                                                 years have elapsed since the conversion and a
                                                                 stockholder of MasterCard Incorporated ceases
                                                                 to be a member of MasterCard International,
                                                                 MasterCard Incorporated may, at its option,
                                                                 redeem that stockholder for the book value of
                                                                 its shares based on MasterCard Incorporated's
                                                                 financial statements most recently filed with
                                                                 the Securities and Exchange Commission. If
                                                                 MasterCard Incorporated does not redeem the
                                                                 stockholder's shares, the stockholder will be
                                                                 required to offer the unpurchased shares to
                                                                 the other stockholders in accordance with
                                                                 procedures to be established by the board of
                                                                 directors.
                                                                 The bylaws of MasterCard International do not
                                                                 provide for redemption rights, but do provide
                                                                 for involuntary termination of membership
                                                                 under certain circumstances. If a member is
                                                                 voluntarily, involuntarily or automatically
                                                                 terminated from membership in MasterCard
                                                                 International, the redemption provisions
                                                                 described above will be implicated.
APPRAISAL        The organizational documents of MasterCard      Delaware law provides for appraisal rights for
RIGHTS           International do not provide for appraisal      stockholders of MasterCard Incorporated in the
                 rights.                                         case of certain mergers or other
                                                                 consolidations involving MasterCard
                                                                 Incorporated.
                                                                 The organizational documents of MasterCard
                                                                 International do not provide for appraisal
                                                                 rights.
LIQUIDATION      MasterCard International principal members are  Stockholders of MasterCard Incorporated are
RIGHTS           entitled to share ratably in any liquidation    entitled to share ratably in any liquidation
                 distributions.                                  distributions. Holders of class A memberships
                                                                 of MasterCard International are not entitled
                                                                 to any liquidation distributions. The holder
                                                                 of the class B membership, MasterCard
                                                                 Incorporated, has the right to any liquidation
                                                                 distributions of MasterCard International.

                                                                        MASTERCARD INTERNATIONAL CLASS A
                                                                    MEMBERSHIPS AND MASTERCARD INCORPORATED
                      MASTERCARD INTERNATIONAL MEMBERSHIPS        CLASS A AND CLASS B COMMON STOCK (AFTER THE
                    (BEFORE THE CONVERSION AND INTEGRATION)               CONVERSION AND INTEGRATION)
                 ----------------------------------------------  ----------------------------------------------
ELECTION OF      The members of MasterCard International are     Each class A and class B stockholder of
DIRECTORS        entitled to vote for the election of the        MasterCard Incorporated is entitled to cast
                 directors.                                      one vote per share for the election of the
                                                                 directors (so long as the class B stock has
                                                                 voting rights), provided that no holder of
                                                                 class A or class B common stock, together with
                                                                 its affiliates, will be entitled to vote more
                                                                 than 7% of the outstanding shares that are
                                                                 entitled to vote in that election. Elections
                                                                 need not be by written ballot.
                                                                 As to MasterCard International, the class B
                                                                 member, MasterCard Incorporated, is required
                                                                 to appoint the directors of MasterCard
                                                                 Incorporated as directors of MasterCard
                                                                 International. Any director who leaves the
                                                                 board of MasterCard Incorporated is required
                                                                 to leave the board of MasterCard
                                                                 International. See also "The
                                                                 Conversion -- Effects of the Conversion."
GOVERNANCE       MasterCard International is governed by a       MasterCard Incorporated will be governed by a
PROVISIONS       global board of directors that supervises       global board of directors that supervises
                 regional boards of directors in the U.S.,       regional boards of directors in the U.S.,
                 Canada, Latin America and the Caribbean,        Canada, Europe, Latin America and the
                 Middle East/Africa and Asia/Pacific. Europay    Caribbean, Middle East/Africa and Asia/
                 International is a separate company governed    Pacific, as well as the Debit Advisory Board.
                 by its own board of directors. The global
                 MasterCard International board of directors     MasterCard International will be governed by a
                 has delegated certain authority to Europay      board of directors that will mirror the board
                 International in the European region.           of directors of MasterCard Incorporated.
TAXATION         MasterCard International is treated as a        MasterCard Incorporated will be treated as a
                 corporation for U.S. federal income tax         corporation for U.S. federal income tax
                 purposes, and is the common parent of an        purposes, and will be the common parent of an
                 affiliated group of corporations filing a U.S.  affiliated group of corporations, including
                 consolidated federal income tax return. The     MasterCard International, filing a U.S.
                 group's taxable income is taxed at regular      consolidated federal income tax return. The
                 corporate income tax rates. Members may be      group's taxable income will be taxed at
                 subject to taxation on any dividends they       regular corporate income tax rates.
                 receive depending upon the applicable tax laws  Stockholders may be subject to taxation on any
                 of their respective taxing jurisdictions.       dividends they receive depending upon the
                                                                 applicable tax laws of their respective taxing
                                                                 jurisdictions.
LIMITED          Under the charter of MasterCard International,  Stockholders of MasterCard Incorporated are
LIABILITY        members are not subject to personal liability   not subject to personal liability for the
                 for the payment of debts or any other           debts, obligations or liabilities of
                 obligations of MasterCard International.        MasterCard Incorporated. In addition, the
                 MasterCard International may assess its         common stock of MasterCard Incorporated is
                 members pursuant to the provisions of its       nonassessable.
                 bylaws.
                                                                 MasterCard International members are subject
                                                                 to the assessment provisions of MasterCard
                                                                 International's charter and bylaws.
INDEMNIFICATION  Delaware law permits indemnification of         MasterCard Incorporated and MasterCard
                 officers and directors against all expenses,    International will indemnify all officers and
                 including attorney's fees) incurred in any      directors to the fullest extent permitted by
                 action, suit or proceeding by reason of the     Delaware law.
                 fact that the person is or was a director,
                 officer, employee or agent of the company. It
                 is also permitted to advance to the officers
                 and directors all related expenses, subject to
                 reimbursement if it is determined subsequently
                 that indemnification is not permitted.
                 MasterCard International will indemnify all
                 officers and directors to the fullest extent
                 permitted by Delaware law.

               FEDERAL INCOME TAX CONSEQUENCES OF THE CONVERSION
                              AND THE INTEGRATION

     The following is a discussion of the material U.S. federal income tax consequences of the conversion or the integration, or both, as the case may be, to the principal members of MasterCard International, the shareholders of Europay and MEPUK, MasterCard International and MasterCard Incorporated. Insofar as it relates to matters of law and legal conclusions, this discussion constitutes the opinion of Pillsbury Winthrop LLP, our special tax counsel.

     This discussion does not address all U.S. federal income tax considerations that may be relevant to a specific member of MasterCard International or shareholder of Europay or MEPUK in light of its particular circumstances. This discussion also does not address the special U.S. federal income tax rules that may apply to certain members or shareholders (including insurance companies, dealers or traders in securities or currencies, tax-exempt entities or persons that "mark to market" their securities). Further, this discussion does not address any state, local or non-U.S. tax consequences of the conversion or the integration.

     This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated under the Code, and administrative rulings and pronouncements and judicial decisions, in each case as of the date of this proxy statement-prospectus. All of these authorities are subject to change, possibly with retroactive effect.

     This discussion is also based on factual statements and representations made by us in this proxy statement-prospectus, in a request for an Internal Revenue Service ("IRS") private letter ruling, described below, and in a separate representation letter addressed to Pillsbury Winthrop LLP.

     WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS ABOUT THE PARTICULAR TAX CONSEQUENCES OF THE CONVERSION OR THE INTEGRATION, OR BOTH, TO YOU, INCLUDING THE EFFECTS OF U.S. FEDERAL, AS WELL AS ANY STATE, LOCAL OR NON-U.S. OR OTHER, TAX LAWS.

     Based on the foregoing, to the extent that the principal members of MasterCard International and the shareholders of Europay and MEPUK are treated for U.S. federal income tax purposes as having received shares of MasterCard Incorporated stock in exchange for property, and except to the extent that a portion of any additional shares of MasterCard Incorporated stock received by a member or shareholder at the end of the three year transition period or thereafter pursuant to the integration agreement is treated as imputed interest, the material U.S. federal income tax consequences of the conversion or the integration, or both, as the case may be, to the principal members of MasterCard International, the shareholders of Europay and MEPUK, MasterCard International and MasterCard Incorporated, should be as follows:

     - Each principal member of MasterCard International should be treated as having exchanged (A) the equity rights associated with its current membership interest in MasterCard International for an interest in the class B membership interest in MasterCard International and (B) its rights to use MasterCard's brands, programs and services under its current MasterCard license for a class A membership in MasterCard International (collectively, the "recapitalization").

     - Pursuant to the conversion, each principal member of MasterCard International should be treated as having transferred its interest in the class B membership interest in MasterCard International to MasterCard Incorporated solely in exchange for shares of MasterCard Incorporated class A and class B common stock.

     - The equity rights associated with a current membership interest in MasterCard International and the class B membership interest in MasterCard International should each be treated as stock of MasterCard International.

     - Insofar as it relates to the deemed exchange of equity rights associated with current membership interests in MasterCard International for an interest in the class B membership interest in MasterCard International, the recapitalization should qualify as a reorganization within the meaning of Section 368(a)(1)(E) of the Code. MasterCard International should be a party to a reorganization within the meaning of Section 368(b) of the Code.

     - No gain or loss should be recognized by a principal member of MasterCard International as a result of the deemed exchange of the equity rights associated with its current membership interest in MasterCard International for an interest in the class B membership interest in MasterCard International.

     - No gain or loss should be recognized by a principal member of MasterCard International as a result of the exchange of its rights to use MasterCard's brands, programs and services under its current MasterCard license for a class A membership in MasterCard International.

     - The basis of a principal member of MasterCard International in its interest in the class B membership interest in MasterCard International should equal the member's basis in the equity rights associated with its current membership interest in MasterCard International immediately before the recapitalization.

     - The holding period of a principal member of MasterCard International for its interest in the class B membership interest in MasterCard International should include the period during which the member held the equity rights associated with its current membership interest in MasterCard International, provided that those equity rights are held as a capital asset on the date of the recapitalization.

     - No gain or loss should be recognized by MasterCard International as a result of the recapitalization.

     - No gain or loss should be recognized by a principal member of MasterCard International on the deemed transfer of its interest in the class B membership interest in MasterCard International, or by a shareholder of Europay or MEPUK on the transfer of its shares of Europay or MEPUK stock, to MasterCard Incorporated in exchange for shares of MasterCard Incorporated class A and class B common stock, taking into consideration any surrender of shares, or any receipt of additional shares, of MasterCard Incorporated class A or class B common stock as a result of a reallocation of MasterCard Incorporated stock.

     - No gain or loss should be recognized when shares of MasterCard Incorporated class B common stock are converted to class A common stock.

     - No gain or loss should be recognized by MasterCard Incorporated on the receipt of the class B membership interest in MasterCard International and the shares of Europay and MEPUK stock in exchange for shares of MasterCard Incorporated class A and class B common stock.

     - The basis of a principal member of MasterCard International or a shareholder of Europay or MEPUK in the shares of MasterCard Incorporated class A and class B common stock received should be the same as the basis of the member in its deemed interest in the class B membership interest or the shareholder in the shares of Europay or MEPUK stock, as the case may be, immediately before the transfer.

     - The holding period for the shares of MasterCard Incorporated class A and class B common stock received by a principal member of MasterCard International or a shareholder of Europay or MEPUK should include the period during which the interest in the class B membership interest was deemed held, or the shares of Europay or MEPUK stock were held, provided that the interest in the class B membership interest is deemed held, or the shares of Europay or MEPUK stock are held, as capital assets on the date of the transfer.

     A portion of any additional shares of MasterCard Incorporated stock received by a principal member of MasterCard International or a shareholder of Europay or MEPUK at the end of the three year transition period or thereafter pursuant to the integration agreement should be treated as imputed interest as to which the member or shareholder may be required to recognize income. The amount treated as interest will be determined by discounting the fair market value of the additional shares from the date of receipt back to the closing date, using the applicable federal rate determined under Section 1274 of the Code. If a member or shareholder is not a United States person for U.S. federal income tax purposes, MasterCard Incorporated may be required to withhold U.S. federal income tax at a rate of 30% or, if applicable, a lower treaty rate. You should consult your own tax advisors regarding the possible recognition of interest income on receipt of any additional shares, as well as the basis, holding period and withholding tax consequences of receiving those shares.

     On July 6, 2001, Pillsbury Winthrop LLP filed with the IRS on our behalf a request for a private letter ruling concluding that the conversion and integration will have the U.S. federal income tax consequences described in the bullet-point paragraphs above. Because of the novelty and complexity of the conversion and integration, it is unclear whether the IRS will issue a ruling in the form requested. If the IRS issues a ruling in the form requested, the material U.S. federal income tax consequences of the conversion and integration will be as described in the bullet-point paragraphs above. To the extent, however, that the percentage interest in MasterCard Incorporated ultimately allocated to a principal member of MasterCard International or to a shareholder of Europay or MEPUK exceeds the percentage interest of the member or shareholder immediately after the closing of the conversion and the integration (in each case, immediately before any reallocation of MasterCard Incorporated shares), the IRS may decline to treat the excess as having been received in exchange for property. In that event, a principal member of MasterCard International or a shareholder of Europay or MEPUK could be required to recognize income to the extent of the excess. A member or shareholder that is not a United States person for U.S. federal income tax purposes would be required to recognize such income only to the extent that the income was considered to be effectively connected with a trade or business of the member or shareholder in the United States and, if required by an applicable income tax treaty, as attributable to a permanent establishment maintained by the member or shareholder in the United States.

     An IRS private letter ruling is generally binding on the IRS, but may, under certain circumstances, be revoked or retroactively modified.

     BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES OF THE CONVERSION OR THE INTEGRATION, OR BOTH, AS THE CASE MAY BE, TO A PRINCIPAL MEMBER OF MASTERCARD INTERNATIONAL OR A SHAREHOLDER OF EUROPAY OR MEPUK MAY DIFFER FROM THOSE DESCRIBED ABOVE OR BE AFFECTED BY MATTERS NOT DISCUSSED ABOVE, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR ABOUT YOUR PARTICULAR CIRCUMSTANCES AND ABOUT THE TAX CONSEQUENCES TO YOU OF THE CONVERSION OR THE INTEGRATION, OR BOTH, AS THE CASE MAY BE, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AND ANY PROPOSED CHANGES IN APPLICABLE TAX LAWS.

                     MATERIAL CONTRACTS BETWEEN MASTERCARD
                           INTERNATIONAL AND EUROPAY

     We summarize below the material contracts between MasterCard International and Europay before the conversion and integration. If the conversion and integration are completed, these agreements will be terminated.

ALLIANCE AGREEMENT

     MasterCard International and Europay are parties to an Alliance Agreement, dated as of November 14, 1996, that provides for a broad alliance between the two companies and sets forth the terms and conditions under which MasterCard International and Europay agreed to improve the acceptance, visibility, brand awareness and technological support of the MasterCard brand in Europe.

     Under the Alliance Agreement, MasterCard International agreed to grant Europay the exclusive right to elect new European members for the non-exclusive use of the MasterCard brand marks in Europe and agreed to approve and execute new member agreements and/or licenses on a non-exclusive basis for newly elected European members and/or licensees for use of the MasterCard brand marks in Europe.

MAESTRO AGREEMENT

     MasterCard International and Europay are also parties to a Maestro Agreement, dated as of June 19, 1997, that provides for the joint development, promotion and management by MasterCard International and Europay of Maestro International Incorporated. Maestro International Incorporated is 50% owned by MasterCard International and 50% owned by Europay. Maestro International grants licenses to use and to grant sublicenses for the Maestro brands to MasterCard and Europay for each of the regions of the world.

                                 LEGAL MATTERS

     The validity of the common stock offered by this proxy statement-prospectus will be passed upon for MasterCard Incorporated by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

     The consolidated financial statements of MasterCard International and subsidiaries as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in this proxy statement-prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Europay International S.A. and subsidiaries as of December 31, 2000 and for the year then ended included in this proxy statement-prospectus have been so included in reliance on the report of PricewaterhouseCoopers Reviseurs d'Entreprises, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                 OTHER MATTERS

     MasterCard International does not currently intend to bring any matters other than those described in this proxy statement-prospectus before its special meeting. Further, MasterCard International has no knowledge of any other matters that may be introduced by other persons. If any other matters do properly come before our special meeting or any adjournment or postponement of our special meeting, the persons named in the enclosed proxy form will vote the proxies in keeping with their judgment on such matters.

                             STOCKHOLDERS PROPOSALS

     Pursuant to Rule 14a-8 under the Exchange Act, as amended, stockholders may present proper proposals for inclusion in a company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the company in a timely manner.

     MasterCard Incorporated will hold an annual meeting in the year 2002 only if the conversion has already been completed. If the annual meeting is held, stockholder proposals will be eligible for inclusion in MasterCard Incorporated's proxy statement relating to the 2002 annual meeting of stockholders if the stockholder proposals are received no later than November 15, 2001. To be considered for presentation at the MasterCard Incorporated annual meeting, although not included in the proxy statement, proposals must be received no later than February 1, 2002. All stockholder proposals should be marked for the attention of Secretary, MasterCard Incorporated, 2000 Purchase Street, Purchase, New York 10577.

                      WHERE YOU CAN FIND MORE INFORMATION

     MasterCard International has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 with respect to the shares of common stock of MasterCard Incorporated being offered in the conversion and integration. This proxy statement-prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement. Some items of information are contained in exhibits to the registration statement, as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this proxy statement-prospectus as to the content of any contract, agreement or other document filed or incorporated by reference as an exhibit to the registration statement are not necessarily complete. With respect to those statements, you should refer to the corresponding exhibit for a more complete description of the matter involved and read all statements in this proxy statement-prospectus in light of that exhibit.

     Following completion of the conversion, MasterCard International will be required to file reports and other information with the Securities and Exchange Commission on an ongoing basis. We intend to furnish holders of the common stock of MasterCard Incorporated with annual reports containing audited financial statements with a report thereon by MasterCard Incorporated's independent certified public accountants.

     MasterCard Incorporated filings are available to the public at the Securities and Exchange Commission's web site at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
MASTERCARD INTERNATIONAL INCORPORATED
  As of December 31, 2000 and December 31, 1999 and for the
  years ended December 31, 2000, 1999 and 1998
     Report of Independent Auditors.........................   F-2
     Consolidated Statements of Income......................   F-3
     Consolidated Balance Sheets............................   F-4
     Consolidated Statements of Cash Flows..................   F-5
     Consolidated Statements of Comprehensive Income........   F-6
     Consolidated Statements of Changes in Members'
      Equity................................................   F-6
     Notes to Consolidated Financial Statements.............   F-7

  As of June 30, 2001 and December 31, 2000 and for the six
  months ended June 30, 2001 and 2000 (Unaudited)
     Consolidated Interim Statements of Income..............  F-24
     Consolidated Interim Balance Sheets....................  F-25
     Consolidated Interim Statements of Cash Flows..........  F-26
     Consolidated Interim Statements of Comprehensive
      Income................................................  F-27
     Consolidated Interim Statements of Changes in Members'
      Equity................................................  F-27
     Notes to Consolidated Interim Financial Statements.....  F-28

EUROPAY INTERNATIONAL S.A.
  As of December 31, 2000 and December 31, 1999 (Unaudited)
  and for the years ended December 31, 2000, 1999
  (Unaudited) and 1998 (Unaudited)
     Report of Independent Accountants......................  F-34
     Consolidated Balance Sheets............................  F-35
     Consolidated Statements of Income......................  F-36
     Consolidated Statements of Cash Flows..................  F-37
     Notes to Consolidated Financial Statements.............  F-38

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Members of MasterCard International Incorporated:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, changes in members' equity, and cash flows present fairly, in all material respects, the financial position of MasterCard International Incorporated and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

New York, New York
April 11, 2001

                     MASTERCARD INTERNATIONAL INCORPORATED

                       CONSOLIDATED STATEMENTS OF INCOME

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            2000          1999          1998
                                                         ----------    ----------    ----------
                                                                     (IN THOUSANDS)
REVENUE................................................  $1,571,215    $1,389,155    $1,205,968

OPERATING EXPENSES
General and administrative.............................     742,807       729,957       664,874
Advertising and market development.....................     596,539       491,027       476,877
Depreciation...........................................      34,728        31,525        30,594
Amortization...........................................      24,669        21,593        15,369
                                                         ----------    ----------    ----------
  Total operating expenses.............................   1,398,743     1,274,102     1,187,714
                                                         ----------    ----------    ----------
  Operating income.....................................     172,472       115,053        18,254

OTHER INCOME AND EXPENSE
Investment income......................................      30,380        32,182        21,549
Interest expense.......................................      (9,652)      (11,198)       (5,087)
Minority interest......................................       7,031        12,994         5,589
                                                         ----------    ----------    ----------
  Total other income and expense.......................      27,759        33,978        22,051
                                                         ----------    ----------    ----------
Income before taxes....................................     200,231       149,031        40,305
Income tax expense.....................................      82,082        62,776        16,122
                                                         ----------    ----------    ----------
NET INCOME.............................................  $  118,149    $   86,255    $   24,183
                                                         ==========    ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                     MASTERCARD INTERNATIONAL INCORPORATED

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  2000            1999
                                                              ------------    ------------
                                                                     (IN THOUSANDS)
ASSETS
Cash and cash equivalents...................................   $  193,304       $261,244
Investment securities, at fair value:
  Available-for-sale........................................      316,507        146,839
  Trading...................................................       54,958         64,102
Accounts receivable.........................................      218,882        187,768
Prepaid expenses and other current assets...................       42,863         37,201
Deferred income taxes.......................................       18,142         38,716
                                                               ----------       --------
  TOTAL CURRENT ASSETS......................................      844,656        735,870
Property, plant and equipment, at cost (less accumulated
  depreciation of $273,479 and $222,151)....................      206,196        105,482
Deferred income taxes.......................................       59,975         44,835
Intangible assets, net......................................       13,427         27,715
Investments in affiliates...................................       41,583         41,291
Investment securities held-to-maturity......................        8,050          8,775
Other assets................................................        7,900          8,509
                                                               ----------       --------
TOTAL ASSETS................................................   $1,181,787       $972,477
                                                               ==========       ========
LIABILITIES AND MEMBERS' EQUITY

LIABILITIES
Accounts payable............................................   $  196,221       $143,364
Accrued expenses............................................      256,728        236,525
Other current liabilities...................................       29,222         44,219
                                                               ----------       --------
  TOTAL CURRENT LIABILITIES.................................      482,171        424,108
Other liabilities...........................................      152,344        115,264
Long-term debt..............................................       82,992         82,682
                                                               ----------       --------
  TOTAL LIABILITIES.........................................      717,507        622,054

Minority interest...........................................        1,872          8,903

Commitments and contingencies (Note 9)

MEMBERS' EQUITY
Retained earnings...........................................      460,663        342,514
Accumulated other comprehensive income (loss), net of tax:
  Cumulative translation adjustment.........................         (345)           (17)
  Net unrealized gain (loss) on investment securities
     available-for-sale.....................................        2,090           (977)
                                                               ----------       --------
Total accumulated other comprehensive income (loss).........        1,745           (994)
                                                               ----------       --------
  TOTAL MEMBERS' EQUITY.....................................      462,408        341,520
                                                               ----------       --------
  TOTAL LIABILITIES AND MEMBERS' EQUITY.....................   $1,181,787       $972,477
                                                               ==========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     MASTERCARD INTERNATIONAL INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                          -----------------------------------
                                                            2000         1999         1998
                                                          ---------    ---------    ---------
                                                                    (IN THOUSANDS)
OPERATING ACTIVITIES
  Net income............................................  $ 118,149    $  86,255    $  24,183
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation.......................................     34,728       31,525       30,594
     Amortization.......................................     24,669       21,593       15,369
     Write down of franchise rights.....................      8,609       15,334           --
     Deferred income tax................................      5,434      (32,794)     (38,040)
     Loss (gain) on disposal of property, plant and
       equipment, net...................................         50        1,385           (8)
     Amortization of premiums and discounts, net........      1,779        1,299           97
     Minority interest..................................     (7,031)     (12,994)      (5,589)
     Changes in operating assets and liabilities:
       Trading securities...............................      9,144       (6,517)     (19,803)
       Accounts receivable..............................    (31,114)     (54,192)      24,816
       Prepaid expenses and other current assets........     (9,476)      (6,690)      (3,676)
       Accounts payable.................................     52,857       18,633       30,896
       Accrued expenses.................................     20,203      (11,722)      47,971
       Other current liabilities........................    (14,997)     (35,070)     (17,240)
       Net change in other assets and liabilities.......     36,933       61,163       39,946
                                                          ---------    ---------    ---------
Net cash provided by operating activities...............    249,937       77,208      129,516

INVESTING ACTIVITIES
  Purchases of property, plant and equipment, net.......   (153,715)     (54,264)     (38,448)
  Purchases of investment securities
     available-for-sale.................................   (480,849)    (183,536)    (309,903)
  Proceeds from sales of investment securities
     available-for-sale.................................    308,628      251,597      127,435
  Proceeds from principal pay-downs and maturities of
     investment securities..............................      4,725        9,507        4,633
  Payments received on affiliate franchise sales........      3,626       18,993        9,848
  Purchase of investment securities held-to-maturity....         --       (8,775)          --
  Investment in affiliates..............................       (292)         263        2,720
                                                          ---------    ---------    ---------
Net cash (used in) provided by investing activities.....   (317,877)      33,785     (203,715)

FINANCING ACTIVITIES
  Proceeds from borrowings..............................         --           --       83,136
  Payments on borrowings................................         --           --      (49,324)
                                                          ---------    ---------    ---------
Net cash provided by financing activities...............         --           --       33,812
                                                          ---------    ---------    ---------
  Net (decrease) increase in cash and cash
     equivalents........................................    (67,940)     110,993      (40,387)
  Cash and cash equivalents -- beginning of year........    261,244      150,251      190,638
                                                          ---------    ---------    ---------
  Cash and cash equivalents -- end of year..............  $ 193,304    $ 261,244    $ 150,251
                                                          =========    =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                     MASTERCARD INTERNATIONAL INCORPORATED

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                2000         1999        1998
                                                              ---------    --------    --------
                                                                       (IN THOUSANDS)
NET INCOME..................................................  $118,149     $86,255     $24,183
Other comprehensive income (loss), net of tax:
  Foreign currency translation adjustments..................        20          --         343
  Income tax effect.........................................      (348)       (188)         --
                                                              --------     -------     -------
                                                                  (328)       (188)        343
  Net unrealized gain (loss) on investment securities
     available-for-sale arising during the year.............     5,383      (4,278)        496
  Income tax effect.........................................    (2,220)      1,731        (223)
                                                              --------     -------     -------
                                                                 3,163      (2,547)        273
  Reclassification adjustment for net (gain) loss
     realized on investment securities available-for-sale...      (162)      1,299          97
  Income tax effect.........................................        66        (547)        (44)
                                                              --------     -------     -------
                                                                   (96)        752          53
                                                              --------     -------     -------
  Other comprehensive income (loss).........................     2,739      (1,983)        669
                                                              --------     -------     -------
COMPREHENSIVE INCOME........................................  $120,888     $84,272     $24,852
                                                              ========     =======     =======

                     MASTERCARD INTERNATIONAL INCORPORATED

             CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY

                                                           ACCUMULATED
                                                              OTHER
                                                          COMPREHENSIVE    RETAINED
                                                          INCOME (LOSS)    EARNINGS     TOTAL
                                                          -------------    --------    --------
                                                                     (IN THOUSANDS)}
BALANCE AT JANUARY 1, 1998..............................     $   320       $232,076    $232,396
Net income..............................................          --         24,183      24,183
Other comprehensive income..............................         669             --         669
                                                             -------       --------    --------
BALANCE AT DECEMBER 31, 1998............................         989        256,259     257,248
Net income..............................................          --         86,255      86,255
Other comprehensive loss................................      (1,983)            --      (1,983)
                                                             -------       --------    --------
BALANCE AT DECEMBER 31, 1999............................        (994)       342,514     341,520
Net income..............................................          --        118,149     118,149
Other comprehensive income..............................       2,739             --       2,739
                                                             -------       --------    --------
BALANCE AT DECEMBER 31, 2000............................     $ 1,745       $460,663    $462,408
                                                             =======       ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     MASTERCARD INTERNATIONAL INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1. ORGANIZATION

     Organization -- MasterCard International Incorporated ("MasterCard") is a nonstock company, owned by certain of its member financial institutions and incorporated under the laws of Delaware, United States of America. MasterCard and its consolidated subsidiaries (the "Company") promote the interests of their members by providing credit, debit, smart card, travelers cheque, electronic cash, and Automated Teller Machine services, and by promoting the Company's brands. The Company enters into transactions with its members in the normal course of business, and operates a system for authorizing, clearing and settling payment transactions among its members. The Company is governed by a global board of directors, comprised principally of officers of member financial institutions and of the President and Chief Executive Officer of the Company, who are elected by the membership. The global board is responsible for managing the business of the Company, including the approval of a budget that provides for funding of operations and technology support, program and service development, and strategy execution, among other things.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Consolidation and basis of presentation -- The Company follows accounting principles generally accepted in the United States of America. Certain prior period amounts have been reclassified to conform to 2000 classifications.

     The consolidated financial statements include the accounts of MasterCard and its majority-owned subsidiaries. All significant intercompany transactions are eliminated in consolidation. Investments in entities for which the equity method of accounting is appropriate are reported as investments in affiliates on the balance sheet. MasterCard's share of net earnings of these entities is included in the consolidated statements of income. Investments in affiliates for which the equity method is not appropriate are accounted for using historical cost. Management evaluates all investments for impairment on an ongoing basis primarily using cash flow analyses.

     Use of estimates -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results may differ from these estimates.

     Revenue recognition -- Revenues are recognized when services are performed and when products are sold.

     Advertising expense -- Advertising and promotional items are expensed at the time the event occurs.

     Cash and cash equivalents -- Cash and cash equivalents include certain highly liquid investments with a maturity of three months or less from the date of purchase. Such investments are recorded at cost, which approximates fair value.

     Investment securities -- The Company classifies debt securities as either "held-to-maturity," "available-for-sale" or "trading" and equity securities as "trading." Investments for which management has the intent, and the Company has the ability, to hold them to maturity are carried at cost adjusted for amortization of premium and accretion of discount. Amortization and accretion are calculated principally using the interest method. Securities bought and held primarily for the purpose of selling them in the near term are classified as "trading" and reported at fair value. Changes in unrealized gains and losses on "trading" securities are recognized in the consolidated statements of income. Securities classified as "available-for-sale" are reported at fair value. Changes in unrealized gains and losses for "available-for-sale" securities, net of applicable taxes, are recorded as a separate component in the statement of comprehensive income. Quoted market values, when

                     MASTERCARD INTERNATIONAL INCORPORATED

                                 (IN THOUSANDS)

available, are used to determine the fair value of "available-for-sale" securities. The Company also has publicly traded securities, which are connected to an executive compensation plan. These securities are accounted for as trading securities and carried at fair value. The specific identification method is used to determine realized gains and losses. All net realized and unrealized gains and losses on these securities are recognized in other income and expense and a corresponding offset is recorded in compensation expense. Investment securities are evaluated for permanent impairment on a periodic basis.

     Property, plant and equipment -- Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation on computer equipment and furniture and fixtures is computed under the straight-line method over the related estimated useful lives of the assets, generally ranging from two to five years. Amortization of leasehold improvements is computed under the straight-line method, using the shorter of the estimated useful lives of the improvements or the terms of the related leases. Capital leases are amortized over the lives of the leases. Depreciation on buildings is calculated under the straight-line method over an estimated useful life of 30 years.

     On January 1, 1998, the Company adopted the provisions of Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." In accordance with the provisions of this statement, eligible direct internal and external costs related to the application development stage are capitalized and, upon completion of the project, are amortized using the straight-line method over the estimated useful life of the software, not to exceed three years.

     Intangible assets -- Intangible assets are comprised of goodwill and other intangibles. Intangible assets acquired in business combinations accounted for by the purchase method of accounting are capitalized and amortized over their expected useful life as a non-cash charge against future results of operations. The Company amortizes goodwill on a straight-line method over an estimated useful life, not to exceed twenty years. Other intangibles consist of shareholder franchise rights which are being amortized on a straight-line basis over their estimated useful lives, none of which exceed seven years. The realizability of goodwill and other intangibles is evaluated on an ongoing basis to determine the recoverability of carrying amounts. The evaluation, based on various analyses including cash flow and profitability projections, addresses the impact on the existing Company business. The evaluation necessarily involves management judgment.

     Derivative financial instruments -- The Company enters into foreign exchange forward and swap contracts to minimize the risk of anticipated revenues and expenses, and assets and liabilities denominated in foreign currencies. This activity minimizes the Company's exposure to transaction gains and losses resulting from fluctuations of foreign currencies against the U.S. dollar. The terms of the forward contracts are generally less than 18 months. Foreign exchange forward and swap contracts are recorded at fair value and any unrealized gains and losses are recognized in income.

     Income taxes -- The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." In accordance with SFAS No. 109, deferred tax assets and liabilities are established for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using enacted tax rates. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

     Foreign currency translation -- The U.S. dollar is the functional currency for the majority of MasterCard businesses except its Mondex International operations, where the local currency is the functional currency. Where the U.S. dollar is considered the functional currency, monetary assets and liabilities are translated to U.S. dollars using current exchange rates in effect at the balance sheet date; non-monetary assets and liabilities are translated at historical exchange rates; and revenue and expense accounts are translated at a weighted average exchange rate for the period. Resulting exchange gains and losses are included in net income. For businesses where the local currency is the functional currency, translation to U.S. dollars is

                     MASTERCARD INTERNATIONAL INCORPORATED

                                 (IN THOUSANDS)

performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate for the period. Resulting translation adjustments are reported as a component of other comprehensive income.

     Pension and other postretirement plans -- The compensation cost of an employee's pension benefit is recognized on the projected unit credit method over the employee's approximate service period. The aggregate cost method is utilized for funding purposes.

     New accounting standards -- In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended in June 1999 by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," and in June 2000, by SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133" (collectively, "SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts. The statement requires that all derivatives be recognized in the balance sheet, as either assets or as liabilities, and measured at fair value. Additionally, changes in a derivative's fair value will be recognized in current earnings unless specific hedge accounting criteria are met. For the Company, SFAS No. 133 is effective January 1, 2001. The adoption of this pronouncement did not have a material effect on the Company's consolidated financial statements.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin 101 ("SAB 101"), "Revenue Recognition in Financial Statements," which provides guidance related to revenue recognition and disclosure in the financial statements. SAB 101, as amended by SAB 101A and SAB 101B, was required to be implemented in the Company's fourth quarter of 2000, retroactive to the beginning of the year. It requires companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation in accordance with Accounting Principles Board Opinion 20, "Accounting Changes." The adoption of SAB 101 did not have a material effect on the Company's financial position or results of operations.

     In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," ("SFAS No. 140") replacing FASB Statement No. 125. SFAS No. 140 revises the standard for accounting and reporting for transfers and servicing of financial assets and extinguishments of liabilities. The new standard is based on consistent application of a financial-components approach that recognizes the financial and servicing assets controlled and the liabilities incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. SFAS No. 140 provides consistent guidelines for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Company was required to adopt SFAS No. 140 by March 31, 2001. SFAS No. 140 did not have a material impact on the Company's consolidated financial statements.

3. INVESTMENT SECURITIES

     The amortized cost and estimated fair value of investment securities available-for-sale are as follows:

                                                           GROSS UNREALIZED
                                              AMORTIZED    ----------------
DECEMBER 31, 2000                               COST       GAINS     LOSSES    FAIR VALUE
-----------------                             ---------    ------    ------    ----------
Municipal bonds.............................  $307,952     $3,681    $(217)     $311,416
Corporate securities........................     5,000         91       --         5,091
                                              --------     ------    -----      --------
                                              $312,952     $3,772    $(217)     $316,507
                                              ========     ======    =====      ========

                     MASTERCARD INTERNATIONAL INCORPORATED

                                 (IN THOUSANDS)

                                                           GROSS UNREALIZED
                                              AMORTIZED    ----------------
DECEMBER 31, 1999                               COST       GAINS    LOSSES     FAIR VALUE
-----------------                             ---------    -----    -------    ----------
U.S. Treasury securities....................  $    570       --     $    (5)    $    565
Municipal bonds.............................   142,935     $141      (1,802)     141,274
Corporate securities........................     5,000       --          --        5,000
                                              --------     ----     -------     --------
                                              $148,505     $141     $(1,807)    $146,839
                                              ========     ====     =======     ========

     The maturity distribution based on contractual terms of investment securities available-for-sale at December 31, 2000, is as follows:

                                                              AMORTIZED
                                                                COST       FAIR VALUE
                                                              ---------    ----------
Due within 1 year...........................................  $ 14,322      $ 14,406
Due after 1 year through 5 years............................   278,107       281,313
Due after 5 years through 10 years..........................    20,523        20,788
                                                              --------      --------
                                                              $312,952      $316,507
                                                              ========      ========

     The Company holds a 5.25 percent Missouri Development Bond due August 1, 2009, as an investment security held-to-maturity. The amortized cost of this security was $8,050 and $8,775 at December 31, 2000 and 1999, respectively. Principal and interest payments are received on a semi-annual basis with a final maturity date of August 1, 2009. The fair market value of this security approximates amortized cost.

     Components of investment income are as follows for the years ended December 31:

                                                       2000        1999        1998
                                                     --------    --------    --------
Interest income....................................  $ 23,811    $ 19,083    $ 14,800
Dividend income....................................     2,799       3,571       2,799

Investment securities available-for-sale:
Gross realized gains...............................       306          63          44
Gross realized losses..............................      (144)     (1,362)       (141)

Trading Securities:
Gross unrealized gains.............................    16,633      19,605      22,234
Gross unrealized losses............................   (16,251)    (15,435)    (20,879)
Gross realized gains...............................     3,973       5,407       3,473
Gross realized losses..............................    (1,449)        (97)     (1,864)

All other investment income........................       702       1,347       1,083
                                                     --------    --------    --------
Total investment income............................  $ 30,380    $ 32,182    $ 21,549
                                                     ========    ========    ========

                     MASTERCARD INTERNATIONAL INCORPORATED

                                 (IN THOUSANDS)

4. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following at December 31:

                                                                2000         1999
                                                              ---------    ---------
Equipment...................................................  $ 222,693    $ 192,727
Capitalized software........................................     79,629       38,740
Building and land...........................................     71,166          866
Furniture and fixtures......................................     57,446       55,090
Leasehold improvements......................................     48,741       40,210
                                                              ---------    ---------
                                                                479,675      327,633
                                                              ---------    ---------
Less accumulated depreciation and amortization..............   (273,479)    (222,151)
                                                              ---------    ---------
                                                              $ 206,196    $ 105,482
                                                              =========    =========

     For the years ended December 31, 2000, 1999 and 1998, depreciation and amortization expense aggregated $52,951, $42,439 and $35,333, respectively. Included in these amounts was $12,000, $5,774 and $523 in 2000, 1999 and 1998, respectively, of amortization of capitalized software.

     On January 12, 2000, MasterCard exercised its option to purchase the corporate headquarters building in Purchase, New York, for $70,000, in accordance with the provisions of its lease agreement.

5. INCOME TAXES

     The income tax provision for the years ended December 31 is composed of the following components:

                                                       2000        1999        1998
                                                      -------    --------    --------
CURRENT
Federal.............................................  $68,650    $ 74,702    $ 45,809
State and local.....................................    8,505       8,192       7,710
Foreign.............................................    2,350       1,959         910
                                                      -------    --------    --------
                                                       79,505      84,853      54,429
DEFERRED
Federal.............................................    2,200     (20,770)    (34,201)
State and local.....................................      377      (1,307)     (4,106)
                                                      -------    --------    --------
                                                        2,577     (22,077)    (38,307)
                                                      -------    --------    --------
Total tax provision.................................  $82,082    $ 62,776    $ 16,122
                                                      =======    ========    ========

     For the year ended December 31, 2000, domestic operations contributed approximately $214,000 to earnings before income taxes and foreign operations resulted in a loss before income taxes of approximately $14,000.

                     MASTERCARD INTERNATIONAL INCORPORATED

                                 (IN THOUSANDS)

     The provision for income taxes differs from the amount of income tax determined by applying the appropriate statutory U.S. federal income tax rate to pretax income for the years ended December 31, as a result of the following:

                                                              2000    1999    1998
                                                              ----    ----    ----
Federal statutory tax rate..................................  35.0%   35.0%   35.0%
State tax, net of Federal benefit...........................   3.1     3.0     4.9
Foreign tax effect, net of Federal benefit..................   2.5     3.7     6.2
Non-deductible expenses and other differences...............   2.9     3.1     1.2
Tax-exempt income...........................................  (2.5)   (2.7)   (7.3)
                                                              ----    ----    ----
Effective tax rate..........................................  41.0%   42.1%   40.0%
                                                              ====    ====    ====

     Deferred tax assets and liabilities represent the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. The net deferred tax asset at December 31 is composed of the following:

                                                        ASSETS (LIABILITIES)
                                          ------------------------------------------------
                                                   2000                      1999
                                          ----------------------    ----------------------
                                          CURRENT    NON-CURRENT    CURRENT    NON-CURRENT
                                          -------    -----------    -------    -----------
Accrued liabilities.....................  $23,322      $   501      $42,143      $   501
Changes in tax methods..................   (4,490)      (4,490)      (4,495)      (8,990)
Deferred compensation and benefits......      974       42,076          844       31,326
Excess foreign losses...................       --       12,487           --        8,574
Gains/losses included in comprehensive
  income................................   (1,465)         463          690          124
Intangible assets.......................       --       13,699           --        9,656
Prepaid state tax credits...............      176        8,050          155        8,775
Property, plant and equipment...........       --       (6,583)          --       (1,576)
Other items.............................     (375)       2,111         (621)       1,780
Valuation allowance.....................       --       (8,339)          --       (5,335)
                                          -------      -------      -------      -------
                                          $18,142      $59,975      $38,716      $44,835
                                          =======      =======      =======      =======

     The valuation allowance relates primarily to the ability to recognize tax benefits associated with foreign operations. The valuation allowance was $3,602 at December 31, 1998. The valuation allowance increased in each year as a result of additional foreign losses incurred during that year, the benefits of which may not be recognized.

     Cash paid for income taxes for the years ended December 31, 2000, 1999 and 1998 was $81,854, $83,406 and $35,029, respectively.

6. PENSION, SAVINGS PLAN AND OTHER BENEFITS

     The Company has a trusteed, noncontributory defined benefit pension plan covering substantially all of its employees. Prior to 2000, individual benefits were based on years of service, average pay during the last five years of employment and age at retirement. Effective January 1, 2000, the Company converted the plan to a noncontributory cash balance plan. Participants are credited with a percentage of their compensation for the plan year based on completed years of service. The Company's funding policy is to contribute annually an amount, based on actuarial present value computations, which satisfies the U.S. Internal Revenue Service's funding standards.

                     MASTERCARD INTERNATIONAL INCORPORATED

                                 (IN THOUSANDS)

     At December 31, 2000 and 1999, a MasterCard member was the plan trustee. Plan assets are invested in U.S. government and agency securities, corporate debt instruments, common stocks, foreign investments and certain funds of the plan's investment managers. Certain investments may be in corporate debt or common stock of MasterCard members and certain funds may hold securities of MasterCard members.

     The following table sets forth the plan's funded status and amounts recognized in the Company's balance sheet at December 31:

                                                                2000        1999
                                                              --------    --------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year.....................  $ 56,779    $ 56,645
Service cost................................................     9,854       8,562
Interest cost...............................................     5,619       3,685
Actuarial (gain) or loss....................................    17,675      (8,359)
Benefits paid...............................................    (5,297)     (3,754)
                                                              --------    --------
Benefit obligation at end of year...........................  $ 84,630    $ 56,779
                                                              ========    ========
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year..............  $ 42,850    $ 35,887
Adjustment..................................................       (44)         --
Actual return on plan assets................................     2,128       6,610
Employer contributions......................................     8,241       4,107
Benefits paid...............................................    (5,297)     (3,754)
                                                              --------    --------
Fair value of plan assets at end of year....................  $ 47,878    $ 42,850
                                                              ========    ========
RECONCILIATION OF FUNDED STATUS
Funded status...............................................  $(36,752)   $(13,929)
Unrecognized actuarial (gain) or loss.......................     9,951      (6,902)
Unrecognized transition (asset).............................      (148)       (264)
Unrecognized prior service cost.............................    (1,372)     (1,594)
                                                              --------    --------
(Accrued) benefit cost......................................  $(28,321)   $(22,689)
                                                              ========    ========

     Net pension expense included the following components for the years ended December 31:

                                                         2000       1999       1998
                                                        -------    -------    -------
Service cost..........................................  $ 9,854    $ 8,562    $ 7,695
Interest cost.........................................    5,619      3,685      3,284
Expected return on plan assets........................   (2,775)    (2,455)    (2,323)
Amortization of prior service cost....................     (223)      (132)      (132)
Amortization of transition (asset)....................     (116)      (116)      (116)
Recognized actuarial loss.............................    1,513        823        820
                                                        -------    -------    -------
Net periodic benefit cost.............................  $13,872    $10,367    $ 9,228
                                                        =======    =======    =======

     Assumptions used to measure the accumulated and projected benefit obligation included a weighted average discount rate of 7.75 percent for both 2000 and 1999. An assumed rate of increase in future compensation levels for 2000 and 1999 was 7.0 percent, and an expected long-term rate of return on plan assets was 8.5 percent and 9.5 percent for 2000 and 1999, respectively.

                     MASTERCARD INTERNATIONAL INCORPORATED

                                 (IN THOUSANDS)

     The Company has an employee savings plan, whereby eligible employees may contribute a portion of their base compensation and the Company contributes an amount in excess of the participant's contribution. The Company's contribution aggregated $17,180, $16,125 and $14,562 in 2000, 1999 and 1998, respectively.
Participating employees can invest contributions among several fund alternatives. Certain of these funds may hold securities in MasterCard members.

     The Company has a Value Appreciation Program ("VAP"), which is an incentive program established in 1995. Annual awards were granted to VAP participants from 1995 through 1998, which entitled participants to the net appreciation on a portfolio of securities of member banks. The plan states that participants vest at a rate of 20% for each year of service. If a participant is not fully vested and redeems their shares, the appreciation that he/she forfeits is returned to MasterCard. In 1999, VAP was replaced by an Executive Incentive Plan arrangement. Although contributions to VAP have been discontinued effective 1999, plan assets remain intact and participants are entitled to the net appreciation on the plan assets in accordance with plan provisions. The Company's liability at December 31, 2000 and 1999 related to VAP was $15,871 and $18,978, respectively.

     MasterCard's Executive Incentive Plan ("EIP"), effective January 1999, is a performance unit plan, where a participant receives a grant of units with a target value contingent on the achievement of MasterCard's long-term performance goals. The end value of the units will vary based upon the level of performance achieved. Earned incentive awards are paid in the form of cash. Employees who are designated Senior Vice President or higher are eligible for participation in any performance period provided they have achieved the minimum performance evaluation rating and have been designated to the appropriate level by March 1 of the calendar year. The Compensation Committee and/or the President and Chief Executive Officer may also designate any other employee as eligible to participate in the plan.

     Performance units were granted under the EIP with an actual value that will be calculated based on the Company's performance over a three-year period. Each unit will be valued at threshold ($50), target ($100) or maximum ($200) if, on a weighted-average basis, threshold, target or maximum performance is achieved for all of the performance measures. The units will have no value if performance is below the threshold. Upon completion of the three-year performance period, participants will receive a payout equal to 80% of the award earned. The remaining 20% of the award will be paid upon completion of two additional years of service. The performance units vest over a period of five years from the date of grant. The Company's liability related to EIP at December 31, 2000 and December 31, 1999 was $45,307 and $17,857, respectively.

7. POSTRETIREMENT HEALTH AND LIFE INSURANCE BENEFITS

     MasterCard has a combined defined benefit/defined contribution plan for providing postretirement medical, dental and life insurance benefits. The plan provides each employee with a notional account, which grows with an annual credit (twelve hundred dollars) and an interest credit (3%). Upon retirement, the account is converted to a lifetime medical subsidy expressed as a percentage of estimated future premiums. The medical account is MasterCard's contribution toward medical coverage. MasterCard currently does not fund its retiree medical obligation.

     Regular full-time employees not eligible for grandfathering are eligible for MasterCard's account plan after the earlier of the completion of 5 years of vesting service or attainment of age 40. All active employees who, as of January 1, 1993, were 50 years old or age 45 with at least 10 years of vesting service were grandfathered when the account-based plan was implemented. Full coverage is provided for all grandfathered employees.

     Effective July 1, 2001 MasterCard intends to modify certain provisions of the current design based on certain business objectives. The new design better aligns with MasterCard's account-based pension plan by

                     MASTERCARD INTERNATIONAL INCORPORATED

                                 (IN THOUSANDS)

providing flat dollar annual contributions based upon employee service. The new program does not apply to benefits applicable to former grandfathered employees and also provides full coverage for career employees with proportionally less for early retirees. A portion of MasterCard's retiree medical obligation becomes funded when the new design is implemented as these accounts are vested and are portable subaccounts within MasterCard's pension plan.

     In adopting Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," MasterCard elected to defer and amortize the $11,592 transition obligation through the year 2013.

     The following table presents the status of the Company's postretirement benefit plan at December 31:

                                                                2000        1999
                                                              --------    --------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year.....................  $ 17,895    $ 17,961
Service cost................................................     2,309       2,162
Interest cost...............................................     1,657       1,243
Actuarial (gain) or loss....................................     3,766      (3,252)
Benefits paid...............................................      (172)       (219)
                                                              --------    --------
Benefit obligation at end of year...........................  $ 25,455    $ 17,895
                                                              ========    ========
CHANGE IN PLAN ASSETS
Employer contributions......................................  $    172    $    219
Benefits paid...............................................      (172)       (219)
                                                              --------    --------
Fair value of plan assets at end of year....................  $     --    $     --
                                                              ========    ========
RECONCILIATION OF FUNDED STATUS
Funded status...............................................  $(25,455)   $(17,895)
Unrecognized actuarial (gain)...............................    (6,850)    (10,900)
Unrecognized transition obligation..........................     6,955       7,535
                                                              --------    --------
(Accrued) benefit cost......................................  $(25,350)   $(21,260)
                                                              ========    ========

     The Company's postretirement benefit plan is currently unfunded. Net periodic postretirement benefit cost for the years ended December 31, 2000, 1999 and 1998 included the following components:

                                                            2000      1999      1998
                                                           ------    ------    ------
Service cost.............................................  $2,309    $2,162    $1,771
Interest cost............................................   1,657     1,243     1,017
Amortization of transition obligation....................     580       580       580
Recognized actuarial gain................................    (284)     (324)     (381)
                                                           ------    ------    ------
Net periodic benefit cost................................  $4,262    $3,661    $2,987
                                                           ======    ======    ======

     Assumptions used in determining the postretirement defined benefit obligation included a weighted average discount rate of 7.75 percent for both 2000 and 1999, and a rate of increase in future compensation levels of 7.0 percent for both 2000 and 1999.

     For net postretirement benefit cost measurement purposes, an annual rate of increase in the per capita cost of covered medical benefits of 8.0 percent was assumed for 2000. The rate was assumed to decrease gradually to 6.0 percent by 2004 and remain at that level thereafter. Increasing (decreasing) the assumed

                     MASTERCARD INTERNATIONAL INCORPORATED

                                 (IN THOUSANDS)

health care cost trend rates by 1.0 percent in each year would increase (decrease) the accumulated postretirement defined benefit obligation and the aggregate of the service and interest cost components of net periodic postretirement benefit as follows:

                                                              1% INCREASE    1% DECREASE
                                                              -----------    -----------
Postretirement benefit obligation...........................    $2,898         $(2,366)
Service and interest cost components........................       592            (475)

8. DEBT

     At December 31, 2000, the Company had a $1 billion ($742,500 at December 31, 1999) committed credit facility from banks, some of whom are members. Pursuant to this facility, the Company has the right to borrow funds at a variable rate calculated in accordance with the provisions of the agreement, to provide liquidity for member settlement failures. As of December 31, 2000, the Company has not borrowed under this credit facility. Commitment and other fees associated with this credit facility totaled $1,279, $1,055 and $550 for each of the years ended December 31, 2000, 1999 and 1998, respectively.

     On June 30, 1998, the Company issued $80,000 in subordinated debt ("the Notes") fixed at 6.67 percent per annum. The terms of the Notes require MasterCard to repay the principal amount on June 30, 2008. The Company has the option to prepay the Notes with a "make-whole" payment to the investors, if market interest rates are lower at the time of prepayment. Interest expense aggregated $5,336 for each of the years ended December 31, 2000 and 1999. Interest expense for the year ended December 31, 1998 totaled $2,668.

     Cash paid for interest during the years ended December 31, 2000, 1999 and 1998 was $5,750, $5,593 and $5,034, respectively. The fair value of subordinated debt is estimated at $78,117 and $73,528 at December 31, 2000 and 1999, respectively.

     The terms of the borrowing facilities include various covenants including, but not limited to, limitations on liens and the maintenance of minimum net worth. The Company was in compliance with such covenants at December 31, 2000.

9. COMMITMENTS AND CONTINGENT LIABILITIES

     On August 31, 1999, the Company entered into a ten-year operating lease agreement for a global technology and operations center that will be constructed in O'Fallon, Missouri. The lease may be extended for one ten-year term for annual payments of $100 per year subject to the repayment of the principal on the senior secured notes described below. The Company plans to occupy the facility at the anticipated completion date in the fourth quarter of 2001. In conjunction with the lease agreement, the owner of the property leased the land to the MCI O'Fallon 1999 Trust. The Trust financed the operations center through a combination of an equity investment and the issuance of 7.36 percent Series A Senior Secured Notes in the amount of $149,380. In the event that additional financing is needed to complete the facility, the Trust may issue its Series B Senior Secured Notes in an aggregate amount not to exceed $5,000. Rent is payable in amounts equal to interest payments on the Notes plus a return of 2.75 percent. The lease agreement permits the Company to purchase the facility upon 180 days notice at a purchase price equal to the aggregate outstanding principal amount of the Series A Senior Secured Notes, including any accrued and unpaid interest and investor equity, along with any accrued and unpaid amounts due to the investor under the lease agreement. In conjunction with the lease agreement, the Company executed a Guarantee of 85.73 percent of the Series A Senior Secured Notes outstanding. Additionally, upon the occurrence of specific events of default, the Company will guarantee repayment of the total outstanding principal and interest on the Series A Senior Secured Notes.

                     MASTERCARD INTERNATIONAL INCORPORATED

                                 (IN THOUSANDS)

     Rental expense for office space aggregated approximately $16,254, $18,940 and $18,827 for the years ended December 31, 2000, 1999 and 1998, respectively. Rental of computer equipment, communications lines, and office equipment aggregated $31,064, $31,096 and $33,442 for the years ended December 31, 2000, 1999 and 1998, respectively.

     The future minimum lease payments under non-cancellable operating leases at December 31, 2000 are as follows:

2001........................................................  $ 24,939
2002........................................................    18,554
2003........................................................    16,322
2004........................................................    15,715
2005........................................................    15,140
Thereafter..................................................    48,285
                                                              --------
Total minimum lease payments................................  $138,955
                                                              ========

     On March 6, 1996, the Company entered into an agreement whereby a vendor will design and monitor a virtual private network to support the Company's data networking needs. At December 31, 2000, the remaining cost associated with this agreement was approximately $40,600 to be paid over six years, subject to certain termination provisions. Additionally, the agreement calls for certain variable costs to be paid annually. The Company also leases certain communications lines on a monthly basis. These are cancelable without penalty upon 30 days' notice.

     MasterCard has guaranteed the payment of settlement obligations between members should a member institution fail to settle their transactions. See Note 13 for a description of settlement credit risk.

     MasterCard has also guaranteed the payment of MasterCard branded travelers cheques outstanding. MasterCard had outstanding travelers cheques of $1,480,279 and $1,676,771 at December 31, 2000 and 1999, respectively. MasterCard has obtained an unlimited guarantee in the amount of $1,399,663 and $1,487,608 at December 31, 2000 and 1999, respectively, from a financial institution in order to cover most of the exposure of outstanding travelers cheques.

     Maestro International Incorporated ("Maestro") was formed in July 1992 as a joint venture of MasterCard and Europay International S.A. ("Europay"). Maestro owns the Maestro name mark and uses the blue and red interlocking circle mark as part of the Maestro logo, pursuant to a license from MasterCard. Europay is the regional licensor for the Maestro brand in Europe, while MasterCard, through its wholly owned subsidiaries, is the regional licensor for the Maestro brand elsewhere in the world. Under the terms of their agreement, the Company is required to reimburse Maestro for its share of net expenses.

10. LEGAL PROCEEDINGS

     MasterCard is a party to litigation with respect to a variety of matters in the ordinary course of business. Except as described below, MasterCard does not believe that any litigation to which it is a party may have a material adverse impact on the Company's business or prospects.

DEPARTMENT OF JUSTICE ANTITRUST LITIGATION

     In October 1998, the United States Department of Justice ("DOJ") filed suit against MasterCard, Visa U.S.A., Inc. and Visa International Corp. in the U.S. District Court for the Southern District of New York alleging that both MasterCard's and Visa's governance structure and policies violated U.S. federal antitrust laws. First, the DOJ claimed that "dual governance" -- the situation where a financial institution has a

                     MASTERCARD INTERNATIONAL INCORPORATED

                                 (IN THOUSANDS)

representative on the board of directors of MasterCard or Visa while a portion of its card portfolio is issued under the brand of the other association -- was anti-competitive and acted to limit innovation within the payment card industry. At the same time, the DOJ conceded that "dual issuance" -- a term describing the structure of the bank card industry in the United States in which a single financial institution can issue both MasterCard and Visa-branded cards -- was pro-competitive. Second, the DOJ challenged MasterCard's Competitive Programs Policy ("CPP") and a Visa bylaw provision that prohibit financial institutions participating in the respective associations from issuing competing proprietary payment cards (such as American Express or Discover). The DOJ alleged that the CPP and bylaw provision acted to restrain competition.

     MasterCard denies the DOJ's allegations and believes that both "dual governance" and the CPP are pro-competitive and fully consistent with U.S. federal antitrust law.

     A bench trial concerning the DOJ's allegations was concluded on August 22, 2000. In response to the judge's request for a proposed remedy, the DOJ submitted a proposed order that, if implemented, would require MasterCard to repeal the CPP and Visa to repeal its bylaw. The government's proposed order also would require all financial institutions with representatives on any governing MasterCard board or committee (defined as any body having decision-making authority or access to competitively sensitive information with respect to MasterCard, unless the activities of that board or committee relate solely to activities outside the United States) to (i) with regard to new issuance, issue general purpose cards bearing MasterCard brands exclusively, and
(ii) ensure that by 2003 at least 80% of each such institution's total issuing volume in the United States and globally is derived from MasterCard-branded cards. The proposed order would impose parallel requirements on Visa, and would also require that financial institutions that have signed long-term member agreements with MasterCard or Visa have a two-year period to exercise termination rights related to such agreements. MasterCard has objected to the DOJ's proposed order and believes that the remedies reflected in the order are, among other things, inconsistent with the evidence of intense competition offered throughout the trial as well as the testimony of the DOJ's own expert economist. As of December 31, 2000, no decision has been rendered in the trial.

MERCHANT ANTITRUST LITIGATION

     Commencing in October 1996, several putative class action suits were brought by a number of U.S. merchants -- including Wal-Mart Stores, Inc., Sears Roebuck & Co., Inc., The Limited Inc. and Safeway, Inc. -- against MasterCard and Visa U.S.A., Inc. challenging certain aspects of the payment card industry under U.S. federal antitrust law. Those suits were later consolidated in the U.S. District Court for the Eastern District of New York. The plaintiffs challenge MasterCard's "Honor All Cards" rule (and a similar Visa rule), which ensures universal card acceptance for consumers by requiring merchants who accept MasterCard cards to accept for payment every validly presented MasterCard card. Plaintiffs claim that MasterCard and Visa unlawfully have tied acceptance of debit cards to acceptance of credit cards. In essence, the merchants desire the ability to reject off-line, signature-based debit transactions (for example, MasterCard card transactions) in favor of other payment forms, including on-line, PIN-based debit transactions (for example, Maestro or regional ATM network transactions) which generally impose lower transaction costs for merchants. The plaintiffs also claim that MasterCard and Visa have conspired to monopolize what they characterize as the point-of-sale debit card market, thereby suppressing the growth of regional networks such as ATM payment systems. Plaintiffs allege that the plaintiff class has been forced to pay unlawfully high prices for debit and credit card transactions as a result of the alleged tying arrangement and monopolization practices. There are related consumer class actions pending in two state courts that have been stayed pending developments in this matter.

                     MASTERCARD INTERNATIONAL INCORPORATED

                                 (IN THOUSANDS)

     MasterCard denies the merchant allegations and believes that the "Honor All Cards" rule and MasterCard practices with respect to debit card programs in the United States are pro-competitive and fully consistent with U.S. federal antitrust law.

     On February 22, 2000, the district court granted plaintiffs' motion for class certification. MasterCard and Visa promptly appealed. The Second Circuit Court of Appeals subsequently agreed to consider the appeal of the grant of class certification. As of December 31, 2000, the parties were awaiting a hearing before that court to consider the appeal. Motions seeking summary judgment have been filed by both sides and fully briefed in the district court. Currently, no argument date for summary judgment has been set pending resolution of the appeal of the class certification decision and no trial date has been set.

     Management believes that it is not currently possible to estimate the impact, if any, that the ultimate resolution of the DOJ and merchant antitrust litigations will have on the Company's results. MasterCard's policy is to accrue probable estimated legal fees in defending these claims.

11. MONDEX

     On February 21, 1997, the Company completed a transaction with Mondex International, Ltd. ("MXI") and MXI's shareholders. MXI, which is based in London, England, owns and licenses to franchisees and to others the rights to implement Mondex's "smart card" technology of which the initial use is in the Mondex electronic cash system. The Company acquired a 51 percent interest in MXI for $16,720 (L10,333) and agreed (i) to pay its proportionate share of fees assessed by MXI in exchange for global support services and (ii) until February 20, 2002, to pay fees assessed against minority shareholders for global support services up to L56,400 subject to certain adjustments primarily related to franchise sales and the net present value of amounts paid under (i) above. With respect to the amount paid pursuant to (ii), MasterCard members and others will have the right to obtain licenses in regions in which they operate to participate in the MXI electronic cash system and to participate in other applications of the MXI technology in chip-based programs. The Company recognized expense associated with MXI assessments of $25,771, $28,086 and $32,370 in 2000, 1999 and 1998, respectively. Through subsequent investments in affiliates, the Company obtained an incremental beneficial interest in MXI of
7.2 percent.

     In the MXI transaction, MasterCard also paid $43,691(L27,000) in exchange for a right to receive up to an equivalent amount from Mondex's sales of franchise rights to exploit MXI technology in territories that remained unsold at the time of the agreement. Such rights to proceeds from MXI franchise sales are included in current and long-term assets in the consolidated balance sheet. From the sale of franchises, MasterCard received $3,626, $18,993 and $9,848 in 2000, 1999 and 1998, respectively.

     The MXI acquisition described above was accounted for as a purchase and, accordingly, the results of MXI's operations have been included in the consolidated financial statements since the date of acquisition. The excess of purchase price over book value, which approximated fair value, was recorded as an intangible asset. The investment is accounted for on a consolidated basis.

     On October 22, 1997, the Company purchased a 51% ownership interest in three regional Mondex Franchises, Mondex Asia Pte., Ltd. ("Mondex Asia"), Mondex China Pte., Ltd. ("Mondex China"), and Mondex India Pte., Ltd. ("Mondex India") for $24,511. These acquisitions were accounted for under the purchase method and, accordingly, the results of acquired operations have been included in the consolidated financial statements since the date of acquisition. The investments are accounted for on a consolidated basis.

                     MASTERCARD INTERNATIONAL INCORPORATED

                                 (IN THOUSANDS)

12. INTANGIBLE ASSETS

     The following table sets forth net intangible assets at December 31:

                                                                2000        1999
                                                              --------    --------
Goodwill....................................................  $ 28,469    $ 28,469
Shareholder franchise rights................................    49,527      49,527
                                                              --------    --------
                                                                77,996      77,996
                                                              --------    --------
Less:
Accumulated amortization....................................   (40,626)    (34,947)
Accumulated impairment......................................   (23,943)    (15,334)
                                                              --------    --------
                                                              $ 13,427    $ 27,715
                                                              ========    ========

     Amortization expense related to intangible assets was $5,679, $9,508 and $9,725 in 2000, 1999 and 1998, respectively.

     In conjunction with the October 22, 1997 acquisition of a 51 percent ownership interest in Mondex Asia, Mondex China and Mondex India, the Company recorded shareholder franchise rights to develop and exploit the MXI technology in 13 Asian countries. These rights, totaling $47,985, are being amortized on a straight-line basis over seven years. During 2000 and 1999, the Company evaluated the recoverability of these franchise rights. Government restrictions and slower than expected development in these countries limit future cash streams in the foreseeable future. Accordingly, the Company adjusted the carrying value of franchise rights associated with Mondex Asia, Mondex China and Mondex India resulting in an impairment loss of $8,609 and $15,334 for the years ended December 31, 2000 and 1999, respectively.

     The acquisition of MXI on February 21, 1997, resulted in approximately $6,400 of goodwill, which was fully amortized over the three-year period ending December 31, 1999.

     The 1988 acquisition of Cirrus System, Inc. resulted in $22,048 of goodwill, which is being amortized on a straight-line basis over 20 years.

13. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

     On February 17, 1999, the Company entered into an interest rate swap with a notional amount of $55,000 that matured on February 17, 2000. This swap paid a floating rate of interest based upon the BMA Municipal Swap Index and received a fixed rate of 3.24% in order to reduce interest rate risk on that portion of the Company's short term municipal investment portfolio which earned a floating rate.

     On June 30, 1998, the Company entered into two foreign currency swaps totaling L24,700 to hedge the Mondex franchise receivable which is denominated in U.K. pounds sterling. One currency swap expired on June 30, 2000 (L4,000) and the other currency swap was originally contracted to expire on June 30, 2001 (L20,700). The two contracts called for the sale of pounds sterling into U.S. dollars at a rate of $1.665 to L1.0. On July 19, 2000, the Company elected to terminate the remaining contract of L20,700. During 2000, the Company realized a net gain of $1,385 as a result of the maturity and termination of these currency swaps.

                     MASTERCARD INTERNATIONAL INCORPORATED

                                 (IN THOUSANDS)

     The notional amounts and estimated fair values of these contracts at December 31 are as follows:

                                                     2000                      1999
                                            ----------------------    ----------------------
                                                        ESTIMATED                 ESTIMATED
                                            NOTIONAL    FAIR VALUE    NOTIONAL    FAIR VALUE
                                            --------    ----------    --------    ----------
Forwards
  Commitments to purchase foreign
     currency.............................  $60,275      $(1,427)     $66,950      $  (641)
  Commitments to sell foreign currency....   43,416          291       27,798         (137)
Interest rate swap........................       --           --       55,000           --
Currency swap.............................       --           --       41,125       (1,454)

     The Company's derivative financial instruments are subject to both credit and market risk. Credit risk is the risk of loss due to failure of a counterparty to perform its obligations in accordance with contractual terms. Market risk is the potential change in an investment's value caused by fluctuations in interest and currency exchange rates, equity and commodity prices, credit spreads or other risk. Credit and market risk related to derivative instruments were not material at December 31, 2000 and 1999. Foreign exchange forward, option and swap contracts are not used for trading purposes.

     The currencies underlying the forward exchange commitments consist primarily of Australian dollars, Japanese yen, Canadian dollars, Singapore dollars, Brazilian real and U.K. pounds sterling. The fair value of off-balance sheet financial instruments generally reflects the estimated amounts that the Company would receive or pay to terminate the contracts at the reporting date, thereby taking into account the current unrealized gains or losses of outstanding forward and option contracts.

     Credit risk is the risk of loss due to the failure of a counterparty to fulfill its contractual obligations. Credit risk is concentrated with members who are principally in the financial services industry and is primarily related to the Company's guarantee of qualifying settlement transactions between its members and of foreign currency forward, option and swap contracts with members as counterparties.

     Settlement credit risk is the legal exposure due to the difference in timing between payments made by and receipts due to MasterCard. A member's settlement credit risk is estimated as the average daily card charges of the member multiplied by the estimated maximum number of days that could elapse between MasterCard's payment to the acquiring bank and receipt of funds from the issuing bank.

     To minimize its exposure to settlement credit risk, the Company has established member risk standards. Members that are not in compliance with established risk standards are required to provide collateral or other security in the form of cash deposits, escrow accounts, letters of credit or bank guarantees. MasterCard held collateral for legal settlement risk of $528,472 and $114,933 and had unlimited guarantees estimated at $597,039 and $460,136 at December 31, 2000 and December 31, 1999, respectively. MasterCard monitors its credit risk portfolio on a regular basis to assess potential concentration risks and to evaluate the adequacy of collateral on hand. MasterCard's member credit exposure at December 31, 2000 and 1999, after consideration of collateral and guarantees, amounted to $7,921,109 and $6,601,427, respectively. MasterCard member credit exposure had concentrations of 58% and 55% in North America and 28% and 32% in Europe at December 31, 2000 and December 31, 1999, respectively. The Company also reviews the credit worthiness of banks to consider the appropriateness of establishing reserves for non-payment.

     A significant portion of the Company's credit risk is concentrated in one MasterCard travelers cheque issuer. MasterCard travelers cheques outstanding issued by that issuer at December 31, 2000 and 1999 was $1,399,663 and $1,487,608, respectively. MasterCard has obtained an unlimited guarantee from a financial institution in order to mitigate its exposure to outstanding travelers cheques for that issuer.

                     MASTERCARD INTERNATIONAL INCORPORATED

                                 (IN THOUSANDS)

     Generally, the Company does not obtain collateral related to forward, option and swap contracts because of the high credit ratings of the counterparties involved. The amount of accounting loss the Company would incur if the counterparties failed completely to perform according to the terms of the contracts is not material.

14. SEGMENT REPORTING

     MasterCard has one reportable segment, "Payment Services." All of the Company's activities are interrelated, and each activity is dependent upon and supportive of the other. Accordingly, all significant operating decisions are based upon analyses of MasterCard as one operating segment. The CEO has been identified as the chief operating decision maker.

     General information required by SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," is disclosed in the consolidated financial statements. There is no single customer that accounted for more than 10 percent of the Company's revenue.

     The following geographic data represents revenues based on the geographic locations of the Company's customers for each years ended:

                                                              DECEMBER 31,
                                                 --------------------------------------
                                                    2000          1999          1998
                                                 ----------    ----------    ----------
United States..................................  $1,050,145    $  933,367    $  815,702
Asia/Pacific...................................     185,564       159,595       127,947
Latin America/Caribbean........................     138,150       119,591       106,307
Europe.........................................     121,129       114,246       103,038
Canada.........................................      44,691        34,047        28,020
Middle East/Africa.............................      31,536        28,309        24,954
                                                 ----------    ----------    ----------
Total Revenue..................................  $1,571,215    $1,389,155    $1,205,968
                                                 ==========    ==========    ==========

MasterCard does not maintain or measure long-lived assets by geographical location.

15. SUBSEQUENT EVENT

     At a meeting on February 8, 2001, the Board of Directors of MasterCard International approved a management recommendation to undertake a transaction to integrate MasterCard and Europay International S.A. into a single global entity. At the same meeting, the MasterCard Board authorized management to negotiate with Europay and take all steps necessary to implement the integration transaction.

                     MASTERCARD INTERNATIONAL INCORPORATED

              UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

                 AS OF JUNE 30, 2001 AND DECEMBER 31, 2000 AND

                FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000

                     MASTERCARD INTERNATIONAL INCORPORATED

                   CONSOLIDATED INTERIM STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                2001        2000
                                                              --------    --------
                                                                 (IN THOUSANDS)
REVENUE.....................................................  $855,622    $744,913

OPERATING EXPENSES
General and administrative..................................   394,116     360,992
Advertising and market development..........................   274,345     202,153
Depreciation................................................    17,557      16,527
Amortization................................................    14,613      10,053
                                                              --------    --------
  Total operating expenses..................................   700,631     589,725
                                                              --------    --------
  Operating income..........................................   154,991     155,188

OTHER INCOME AND EXPENSE
Investment income...........................................    11,533      10,246
Interest expense............................................    (4,889)     (3,783)
Minority interest...........................................     1,424         802
                                                              --------    --------
  Total other income and expense............................     8,068       7,265
                                                              --------    --------
Income before taxes.........................................   163,059     162,453
Income tax expense..........................................    63,912      67,388
                                                              --------    --------
NET INCOME..................................................  $ 99,147    $ 95,065
                                                              ========    ========

   The accompanying notes are an integral part of these consolidated interim financial statements.

                     MASTERCARD INTERNATIONAL INCORPORATED

                      CONSOLIDATED INTERIM BALANCE SHEETS
                                  (UNAUDITED)

                                                               JUNE 30,     DECEMBER 31,
                                                                 2001           2000
                                                              ----------    ------------
                                                                    (IN THOUSANDS)
ASSETS
Cash and cash equivalents...................................  $  215,511     $  193,304
Investment securities, at fair value:
  Available-for-sale........................................     319,829        316,507
  Trading...................................................      55,334         54,958
Accounts receivable.........................................     199,742        218,882
Prepaid expenses and other current assets...................      67,231         61,005
                                                              ----------     ----------
     TOTAL CURRENT ASSETS...................................     857,647        844,656
Property, plant and equipment, at cost (less accumulated
  depreciation and amortization of $301,205 and $273,479)...     237,457        206,196
Deferred income taxes.......................................      65,674         59,975
Intangible assets, net......................................      12,134         13,427
Other assets................................................      62,923         57,533
                                                              ----------     ----------
TOTAL ASSETS................................................  $1,235,835     $1,181,787
                                                              ==========     ==========
LIABILITIES AND MEMBERS' EQUITY

LIABILITIES
Accounts payable............................................  $  127,825     $  196,221
Accrued expenses and other current liabilities..............     288,071        285,950
                                                              ----------     ----------
     TOTAL CURRENT LIABILITIES..............................     415,896        482,171

Other liabilities...........................................     173,450        152,344
Long-term debt..............................................      82,517         82,992
                                                              ----------     ----------
     TOTAL LIABILITIES......................................     671,863        717,507

Minority interest...........................................         256          1,872

Commitments and contingencies (Note 3)

MEMBERS' EQUITY
Retained earnings...........................................     559,810        460,663
Accumulated other comprehensive income, net of tax:
  Cumulative translation adjustment.........................        (594)          (345)
  Net unrealized gain on investment securities
     available-for-sale.....................................       4,500          2,090
                                                              ----------     ----------
Total accumulated other comprehensive income................       3,906          1,745
                                                              ----------     ----------
     TOTAL MEMBERS' EQUITY..................................     563,716        462,408
                                                              ----------     ----------
TOTAL LIABILITIES AND MEMBERS' EQUITY.......................  $1,235,835     $1,181,787
                                                              ==========     ==========

   The accompanying notes are an integral part of these consolidated interim financial statements.

                     MASTERCARD INTERNATIONAL INCORPORATED

                 CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              ---------------------
                                                                2001        2000
                                                              --------    ---------
                                                                 (IN THOUSANDS)
OPERATING ACTIVITIES
  Net income................................................  $ 99,147    $  95,065
  Adjustments to reconcile net income to net cash provided
     by operating activities:
  Depreciation..............................................    17,557       16,527
  Amortization..............................................    14,613       10,053
  Other adjustments to net income...........................      (317)         (80)
  Changes in operating assets and liabilities:
     Accounts receivable....................................    19,140       23,360
     Prepaid expenses and other current assets..............   (10,050)     (18,651)
     Deferred income tax....................................    (3,832)     (26,002)
     Accounts payable.......................................   (68,396)     (50,607)
     Accrued expenses.......................................     5,049       88,482
     Net change in other assets and liabilities.............    11,328        9,859
                                                              --------    ---------
Net cash provided by operating activities...................    84,239      148,006

INVESTING ACTIVITIES
  Purchases of property, plant and equipment................   (62,055)    (102,121)
  Purchases of investment securities available-for-sale.....   (70,290)    (184,194)
  Proceeds from sales of investment securities
     available-for-sale.....................................    67,934       69,906
  Other investing activities................................     2,379        3,248
                                                              --------    ---------
Net cash used in investing activities.......................   (62,032)    (213,161)
                                                              --------    ---------
Net increase (decrease) in cash and cash equivalents........    22,207      (65,155)
Cash and cash equivalents -- beginning of year..............   193,304      261,244
                                                              --------    ---------
Cash and cash equivalents -- end of period..................  $215,511    $ 196,089
                                                              ========    =========

   The accompanying notes are an integral part of these consolidated interim financial statements.

                     MASTERCARD INTERNATIONAL INCORPORATED

            CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE INCOME
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2001       2000
                                                              --------    -------
                                                                (IN THOUSANDS)
NET INCOME..................................................  $ 99,147    $95,065
Other comprehensive income, net of tax:
  Foreign currency translation adjustments..................      (249)       (83)

  Unrealized gain on investment securities
     available-for-sale, net................................     2,410        364
                                                              --------    -------
  Other comprehensive income................................     2,161        281
                                                              --------    -------

COMPREHENSIVE INCOME........................................  $101,308    $95,346
                                                              ========    =======

                     MASTERCARD INTERNATIONAL INCORPORATED

         CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN MEMBERS' EQUITY
                                  (UNAUDITED)

                                                           ACCUMULATED
                                                              OTHER
                                                          COMPREHENSIVE     RETAINED
                                                          INCOME (LOSS)     EARNINGS     TOTAL
                                                          --------------    --------    --------
                                                                      (IN THOUSANDS)
BALANCE AT JANUARY 1, 2000..............................      $ (994)       $342,514    $341,520
Net income..............................................          --          95,065      95,065
Other comprehensive income..............................         281              --         281
                                                              ------        --------    --------
BALANCE AT JUNE 30, 2000................................      $ (713)       $437,579    $436,866
                                                              ======        ========    ========
BALANCE AT JANUARY 1, 2001..............................      $1,745        $460,663    $462,408
Net income..............................................          --          99,147      99,147
Other comprehensive income..............................       2,161              --       2,161
                                                              ------        --------    --------
BALANCE AT JUNE 30, 2001................................      $3,906        $559,810    $563,716
                                                              ======        ========    ========

   The accompanying notes are an integral part of these consolidated interim financial statements.

                     MASTERCARD INTERNATIONAL INCORPORATED

               NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements for the six months ended June 30, 2001 should be read in conjunction with the consolidated financial statements of MasterCard International Incorporated ("MasterCard" or "the Company") for the year ended December 31, 2000. Significant accounting policies disclosed therein have not changed.

     The consolidated financial statements for the six months ended June 30, 2001 and 2000 and as of June 30, 2001 are unaudited but in the opinion of management include all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair statement of the Company's results of operations and financial positions for the periods and dates presented. The results of operations for the six months ended June 30, 2001 are not necessarily indicative of the results to be expected for the full year. The year end balance sheet is unaudited but has been derived from the Company's audited financial statements.

     All intercompany accounts and transactions have been eliminated in consolidation.

     Certain prior year amounts have been reclassified to conform to the current year presentation.

     New accounting standards -- On June 29, 2001, the Financial Accounting Standards Board ("FASB") unanimously approved Statements of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations," and No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets."

     SFAS 141 supercedes Accounting Principles Board Opinion ("APB") No. 16, "Business Combinations." SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and establishes specific criteria for the recognition of intangible assets separately from goodwill. The new standard also requires unallocated negative goodwill to be written off immediately as an extraordinary gain (instead of being deferred and amortized).

     SFAS 142 supercedes APB No. 17, "Intangible Assets." SFAS 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition (i.e., the post-acquisition accounting). The provisions of SFAS 142 will generally be effective for fiscal years beginning after December 15, 2001. SFAS 142 establishes that goodwill and indefinite lived intangible assets will no longer be amortized and that goodwill should be tested for impairment at least annually at the reporting unit level. The new standard also requires that intangible assets deemed to have an indefinite life should be tested for impairment at least annually, and the amortization period of intangible assets with finite lives will no longer be limited to forty years. In accordance with this standard, goodwill, acquired in a business combination for which the acquisition date is after June 30, 2001, will not be amortized. SFAS 142 is not expected to have a material impact on the Company's consolidated financial statements in relation to goodwill and other intangible assets recorded as of June 30, 2001.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended in June 1999 by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," and in June 2000, by SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133" (collectively, "SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts. The statement requires that all derivatives be recognized in the balance sheet, as either assets or as liabilities, and measured at fair value. Additionally, changes in a derivative's fair value will be recognized in current earnings unless specific hedge accounting criteria are met. For the Company, SFAS No. 133 was effective January 1, 2001. The adoption of SFAS No. 133 had no significant effect on the Company's consolidated financial statements.

                     MASTERCARD INTERNATIONAL INCORPORATED

                                  (UNAUDITED)
                                 (IN THOUSANDS)

2. INVESTMENT SECURITIES

     The amortized cost and fair value of investment securities available-for-sale are as follows:

                                                            GROSS UNREALIZED
                                               AMORTIZED    ----------------
JUNE 30, 2001                                    COST       GAINS     LOSSES    FAIR VALUE
-------------                                  ---------    ------    ------    ----------
Municipal bonds..............................  $312,328     $7,544     $(43)     $319,829
                                               ========     ======     ====      ========

                                                           GROSS UNREALIZED
                                              AMORTIZED    ----------------
DECEMBER 31, 2000                               COST       GAINS     LOSSES    FAIR VALUE
-----------------                             ---------    ------    ------    ----------
Municipal bonds.............................  $307,952     $3,681    $(217)     $311,416
Corporate securities........................     5,000         91       --         5,091
                                              --------     ------    -----      --------
                                              $312,952     $3,772    $(217)     $316,507
                                              ========     ======    =====      ========

     The maturity distribution based on contractual terms of investment securities available-for-sale at June 30, 2001, is as follows:

                                                              AMORTIZED
                                                                COST       FAIR VALUE
                                                              ---------    ----------
Due within 1 year...........................................  $    916      $    929
Due 1 year through 5 years..................................   280,054       287,083
Due 5 years through 10 years................................    31,358        31,817
                                                              --------      --------
                                                              $312,328      $319,829
                                                              ========      ========

     The Company holds a 5.25 percent Missouri Development Bond, due August 1, 2009 as an investment security held-to-maturity. The amortized cost of this security was $7,693 and $8,050 at June 30, 2001 and December 31, 2000, respectively. Principal and interest payments are received on a semi-annual basis with a final maturity date of August 1, 2009. The fair value of this security approximates amortized cost.

3. COMMITMENTS AND CONTINGENCIES

     On August 31, 1999, the Company entered into a ten-year operating lease agreement for a global technology and operations center that is being constructed in O'Fallon, Missouri. The lease may be extended for one ten-year term for annual payments of $100 per year subject to the repayment of the principal on the senior secured notes described below. Certain areas of the facility have been occupied upon completion. The Company plans to fully occupy the facility at the anticipated completion date in the fourth quarter of 2001. In conjunction with the lease agreement, the owner of the property leased the land to the MCI O'Fallon 1999 Trust (the "Trust"). The Trust financed the operations center through a combination of an equity investment and the issuance of 7.36 percent Series A Senior Secured Notes in the amount of $149,380. In the event that additional financing is needed to complete the facility, the Trust may issue its Series B Senior Secured Notes in an aggregate amount not to exceed $5,000. Rent is payable in amounts equal to interest payments on the Notes plus a return of 2.75 percent. The lease agreement permits the Company to purchase the facility upon 180 days notice at a purchase price equal to the aggregate outstanding principal amount of the Series A Senior Secured Notes, including any accrued and unpaid interest and investor equity, along with any accrued and unpaid amounts due to the investor under the lease agreement. In conjunction with the lease agreement, the Company executed a guarantee of 85.73 percent of the Series A Senior Secured Notes outstanding. Additionally, upon the occurrence of specific events of default, the Company will guarantee repayment of the total outstanding principal and interest on the Series A Senior Secured Notes.

                     MASTERCARD INTERNATIONAL INCORPORATED

                                  (UNAUDITED)
                                 (IN THOUSANDS)

     On March 6, 1996, the Company entered into an agreement whereby a vendor will design and monitor a virtual private network to support the Company's data networking needs. At June 30, 2001, the remaining cost associated with this agreement was approximately $32,497 to be paid over six years, subject to certain termination provisions. Additionally, the agreement calls for certain variable costs to be paid annually. The vendor provides telecommunication services on a monthly basis. These services are cancelable without penalty upon 30 days notice.

     MasterCard has guaranteed the payment of settlement obligations between members should a member institution fail to settle their transactions. See Note 6 for a description of settlement credit risk.

     MasterCard has also guaranteed the payment of MasterCard branded travelers cheques outstanding. MasterCard had outstanding travelers cheques of $1,532,830 and $1,480,279 at June 30, 2001 and December 31, 2000, respectively. MasterCard has obtained an unlimited guarantee in the amount of $1,458,514 and $1,399,663 at June 30, 2001 and December 31, 2000, respectively, from a financial institution in order to cover most of the exposure of outstanding travelers cheques.

4. LEGAL PROCEEDINGS

     MasterCard is a party to litigation with respect to a variety of matters in the ordinary course of business. Except as described below, MasterCard does not believe that any litigation to which it is a party will have a material impact on the Company's business or prospects.

     As of the date of this proxy statement-prospectus, judgment in the DOJ antitrust litigation remains outstanding. The parties are awaiting a decision of the U.S. District Court judge.

     A hearing before the Second Circuit Court of Appeals was held in February 2001 with respect to the appeal of the grant of class certification in the merchant antitrust litigation. As of the date of this proxy statement-prospectus, the parties are awaiting a decision of the Second Circuit.

     Subsequent to December 31, 2000, there have been a number of developments in certain litigations relating to MasterCard's currency conversion practices. MasterCard, together with Visa U.S.A., Inc. and Visa International Corp., are defendants in two lawsuits that allege that MasterCard and Visa wrongfully imposed an asserted one percent currency conversion "fee" on every credit card transaction by U.S. MasterCard and Visa cardholders involving the purchase of goods or services in a foreign country, and that such "fee" is an unfair, unlawful and deceptive business practice. The first of these actions, Schwartz
v. Visa Int'l Corp., et al., was brought in the Superior Court of California in February 2000, purportedly on behalf of the general public. The second action, Senequier v. Visa Int'l Corp., et al. was commenced in January 2001 in the Supreme Court of the State of New York and is a purported class action. A trial date of March 18, 2002 has been set for the Schwartz matter. No trial date has been set for the Senequier matter. Both these actions claim that the alleged "fee" grossly exceeds any costs the defendants might incur in connection with currency conversions relating to credit card transactions made in non-U.S. countries and is not properly disclosed to cardholders; the Senequier action further claims that the alleged "fee" is part of an unreasonable restraint on trade. Plaintiffs seek to prevent the defendants from continuing to engage in, use or employ the alleged practice of charging and collecting the assessed one percent currency conversion "fee" and from charging any type of purported currency conversion "fee" without providing a clear, obvious and comprehensive notice that a fee will be charged. Plaintiffs also request an order (1) requiring defendants to fund a corrective advertising campaign; (2) awarding restitution of the monies allegedly wrongfully acquired by imposing the purported currency conversion "fee"; and (3) requiring disgorgement of monies allegedly wrongfully obtained. The complaint asserts that, during the four-year period that preceded the lawsuit, MasterCard collected approximately $200

                     MASTERCARD INTERNATIONAL INCORPORATED

                                  (UNAUDITED)
                                 (IN THOUSANDS)

million as a result of allegedly imposing the claimed one percent currency conversion "fee." MasterCard denies these allegations.

     MasterCard, Visa U.S.A., Inc., Visa International Corp., several member banks including Citibank, Chase Manhattan Bank and Bank of America, and Diners Club are defendants in a number of federal putative class actions that allege, among other things, violations of federal antitrust laws based on the asserted one percent currency conversion "fee." The complaints also allege violations of the Truth-In-Lending Act against the member banks. Six of the actions, Ross, et al. v. Visa U.S.A., Inc., et al., Kune v. Visa U.S.A., Inc., et al., Chatham v. Visa U.S.A., Inc., et al., Steinlauf v. Visa U.S.A., Inc., et al., Finkelman v. Visa U.S.A. Inc., et al., and Lipner v. Visa U.S.A., Inc., et al., were brought in United States District Court for the Eastern District of Pennsylvania in 2001. Five other actions, Cooper v. Visa U.S.A., Inc., et al., Ramsey v. Visa U.S.A., Inc., et al., La Place v. Visa U.S.A., Inc., et al., Salvagio v. Visa U.S.A., Inc., et al. and Javier, et al. v. Visa U.S.A., Inc. et al., were brought in the United States District Court for the Northern District of California in 2001. Five class actions, Wood v. Visa U.S.A., Inc., et al., Oshry
v. Visa U.S.A., Inc., et al., Inducon Park Assocs. Inc. v. Visa U.S.A., Inc., et al., Matthews v. Visa U.S.A., Inc., et al. and Silberman et al. v. Visa U.S.A., Inc. were recently brought in the United States District Court for the Southern District of New York. The plaintiffs in the Javier action have made a motion before the judicial panel on multidistrict litigation to transfer the Javier and Ross cases to a single district court and to consolidate those pending federal actions. As against MasterCard, the plaintiffs seek damages for an alleged conspiracy to fix and maintain prices in violation of the Sherman Antitrust Act. The complaints allege that MasterCard's and Visa's system of dual governance inhibits competition between the associations and provides each association with the ability and incentive to collude and fix the asserted currency conversion "fee" in violation of antitrust laws. The Silberman action also alleges violations of the Truth-in-Lending Act against MasterCard. MasterCard denies these allegations.

     MasterCard believes that it is not currently possible to estimate the impact, if any, that the ultimate resolution of these matters will have on its results of operations, financial position or cash flows.

5. SEGMENT REPORTING

     In accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," MasterCard has one reportable segment, "Payment Services." All of the Company's activities are interrelated, and each activity is dependent upon and supportive of the other. Accordingly, all significant operating decisions are based upon analysis of MasterCard as one operating segment. The CEO has been identified as the chief operating decision-maker.

     There is no single customer that accounted for more than 10 percent of the Company's revenue. Revenue generated in the United States contributed approximately 66% of the Company's total revenue for the six months ended June 30, 2001 and June 30, 2000. The Company estimates that no other individual country contributed a significant portion to the Company's revenue for the six months ended June 30, 2001 or June 30, 2000.

     MasterCard does not maintain or measure long-lived assets by geographic location.

6. RISK MANAGEMENT

     MasterCard held collateral for legal settlement risk of $504,781 and $528,472 and had unlimited guarantees estimated at $705,227 and $597,039 at June 30, 2001 and December 31, 2000, respectively. MasterCard monitors its credit risk portfolio on a regular basis to assess potential concentration risks and to evaluate the adequacy of collateral on hand. MasterCard's settlement exposure at June 30, 2001 and December 31, 2000, after consideration of collateral and guarantees, amounted to $7,431,217 and $7,921,109,

                     MASTERCARD INTERNATIONAL INCORPORATED

                                  (UNAUDITED)
                                 (IN THOUSANDS)

respectively. MasterCard settlement exposure had concentrations of 65% and 55% in North America and 19% and 32% in Europe at June 30, 2001 and December 31, 2000, respectively. The Company also reviews the credit worthiness of financial institutions to consider the appropriateness of establishing reserves for non-payment.

     A significant portion of the Company's credit risk is concentrated in one MasterCard travelers cheque issuer. See Note 3 for a description of exposure of outstanding travelers cheques.

     Generally, the Company does not obtain collateral related to forward, option and swap contracts because of the high credit ratings of the counter-parties involved. The amount of accounting loss the Company would incur if the counter-parties failed to perform according to the terms of the contracts is not considered material.

7. MONDEX

     On June 29, 2001 the Company purchased all the outstanding minority shares of Mondex International, Ltd. ("MXI") that it did not previously own. As a result of assuming full ownership of MXI, MasterCard now directly controls all of MXI's operations and management. Accordingly, MasterCard is no longer responsible for MXI assessments. This transaction did not have a material impact on the financial statements of MasterCard International.

                           EUROPAY INTERNATIONAL S.A.

                       CONSOLIDATED FINANCIAL STATEMENTS

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Europay International S.A.:

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of income and cash flows present fairly, in all material respects, the financial position of Europay International S.A. and its subsidiaries at December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the Belgium, expressed in euros. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     Accounting principles generally accepted in Belgium vary in certain significant respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of consolidated net income for the year ended December 31, 2000 and the determination of consolidated shareholders' equity and consolidated financial position at December 31, 2000 to the extent summarized in Note 22 to the consolidated financial statements.

PricewaterhouseCoopers Reviseurs d'Entreprises, represented by

Yves Vandenplas

May 22, 2001
Except for Note 21 as to which the date is July 31, 2001

                           EUROPAY INTERNATIONAL S.A.

                          CONSOLIDATED BALANCE SHEETS
                                (IN E THOUSANDS)

                                                                          AS OF DECEMBER 31,
                                                                        ----------------------
                                                              NOTES      2000         1999
                                                              ------    -------    -----------
                                                                                   (UNAUDITED)
ASSETS
NON CURRENT ASSETS
Intangible assets...........................................    5         8,825        2,559
Fixed assets................................................    6        34,133       29,076
Financial assets............................................    7         2,029        2,138
                                                                        -------      -------
  Total Non Current Assets..................................             44,987       33,773
                                                                        -------      -------
CURRENT ASSETS
Amounts receivable within one year
  Trade debtors.............................................             45,915       40,519
  Other amounts receivable..................................    9        46,619       13,458
                                                                        -------      -------
     Total amounts receivable within one year...............             92,534       53,977
Investments and deposits....................................    10        1,852        6,951
Cash at bank and in hand....................................    11      112,117       33,244
Deferred charges and accrued income.........................              2,679       10,951
                                                                        -------      -------
  Total Current Assets......................................            209,182      105,123
                                                                        -------      -------
          TOTAL ASSETS......................................            254,169      138,896
                                                                        =======      =======
CAPITAL AND RESERVES AND LIABILITIES
CAPITAL AND RESERVES
Issued capital..............................................             17,611       17,611
Consolidated reserves.......................................    8        23,628       14,375
Consolidation difference....................................    7           383           --
Cumulative translation adjustment...........................                235           --
                                                                        -------      -------
  Total Capital and Reserves................................             41,857       31,986
                                                                        -------      -------
MINORITY INTEREST...........................................    12        2,619        2,366
                                                                        -------      -------
PROVISION FOR LIABILITIES AND CHARGES.......................  10, 17      2,301          240
                                                                        -------      -------
DEFERRED TAX................................................    18        2,792           --
                                                                        -------      -------
CREDITORS
Amounts payable within one year
  Bank overdrafts...........................................    11       37,789          737
  Suppliers.................................................             63,587       62,465
  Taxes.....................................................              2,150        2,363
  Remuneration and social security..........................              9,932        7,382
  Other amounts payable.....................................    14       89,749       25,309
                                                                        -------      -------
     Total amounts payable within one year..................            203,207       98,256
Accrued charges and deferred income.........................              1,149        3,515
Amounts payable after one year..............................    15          244        2,533
                                                                        -------      -------
  Total Creditors...........................................            204,600      104,304
                                                                        -------      -------
TOTAL CAPITAL AND RESERVES AND LIABILITIES..................            254,169      138,896
                                                                        =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           EUROPAY INTERNATIONAL S.A.

                       CONSOLIDATED STATEMENTS OF INCOME
                                (IN E THOUSANDS)

                                                                   FOR THE YEARS ENDED DECEMBER 31,
                                                                  -----------------------------------
                                                          NOTES    2000        1999          1998
                                                          -----   -------   -----------   -----------
                                                                            (UNAUDITED)   (UNAUDITED)
OPERATING INCOME
Revenue.................................................   19     364,806     298,206       245,506
Capitalization of intangible assets.....................   5        7,822          --           860
Other operating income..................................            3,041       1,041        11,202
                                                                  -------     -------       -------
  Total operating income................................          375,669     299,247       257,568
                                                                  -------     -------       -------
OPERATING EXPENSES
Services and other goods................................   19     282,387     226,776       198,777
Remuneration, social security and pension costs.........   17      58,902      50,741        41,017
Depreciation and amortization expense...................  5, 6     11,143       9,275         8,261
Bad debt expense........................................               29         270            86
Increase in provisions for liabilities and charges......   17         127          --            --
Other operating expenses................................            4,858       4,864         4,389
                                                                  -------     -------       -------
  Total operating expenses..............................          357,446     291,926       252,530
                                                                  -------     -------       -------
OPERATING PROFIT........................................           18,223       7,321         5,038
FINANCIAL INCOME/(EXPENSE)
Interest income.........................................            1,072       1,131           450
Net other financial income/(expense)....................   10        (543)      6,855           (60)
Interest expense........................................             (172)       (280)         (336)
                                                                  -------     -------       -------
  Net financial income..................................              357       7,706            54
                                                                  -------     -------       -------
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION...........           18,580      15,027         5,092
EXTRAORDINARY INCOME/(CHARGES)
Adjustments to amounts written off financial assets.....   7          184          --            --
Net gain/(loss) on disposal of fixed assets.............             (300)       (411)            6
Impairment of fixed asset...............................   6           --          --        (3,063)
Provisions for liabilities and charges..................   17      (1,353)         --            --
                                                                  -------     -------       -------
  Net extraordinary income/(charges)....................           (1,469)       (411)       (3,057)
                                                                  -------     -------       -------
PROFIT FOR THE FINANCIAL PERIOD BEFORE TAXATION.........           17,111      14,616         2,035
INCOME TAXES............................................   18      (7,447)     (6,721)       (1,747)
                                                                  -------     -------       -------
NET INCOME..............................................            9,664       7,895           288
NET LOSS FROM EQUITY INVESTEES, NET OF TAX..............   7         (158)         --            --
MINORITY INTEREST, NET OF TAX...........................   12        (253)       (254)          (10)
                                                                  -------     -------       -------
NET INCOME ATTRIBUTABLE TO THE GROUP....................            9,253       7,641           278
                                                                  =======     =======       =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           EUROPAY INTERNATIONAL S.A.

                            SUPPLEMENTAL DISCLOSURE
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN E THOUSANDS)

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                            -------------------------------------
                                                             2000         1999           1998
                                                            -------    -----------    -----------
                                                                       (UNAUDITED)    (UNAUDITED)
OPERATING ACTIVITIES
Profit for the financial period before taxation...........   17,111       14,616          2,035
Adjustments to reconcile profit for the financial period
  before taxation to net cash provided by/(used in)
  operating activities:
  Adjustments for non-cash (income)/expense:
     Adjustments to amounts written off financial
       assets.............................................     (184)          --             --
     Depreciation and amortization expense................   11,143        9,275          8,261
     Net (gain)/loss on disposals of fixed assets.........      300          411             (6)
     Impairment of fixed asset............................       --           --          3,063
  Changes in operating assets and liabilities:
     Trade debtors........................................   (5,396)       7,986        (27,681)
     Other amounts receivable.............................  (33,161)      (6,932)        (1,389)
     Deferred charges and accrued income..................    8,272          761         (9,551)
     Security deposits....................................    1,028         (169)           (83)
     Suppliers............................................    1,122        8,706         24,194
     Taxes paid...........................................   (4,868)      (5,911)        (1,611)
     Remuneration and social security.....................    2,550        1,389            468
     Other amounts payable................................   64,440       10,910          1,498
     Accrued charges and deferred income..................   (2,366)       2,651            127
     Provision for liabilities and charges................    2,061           --             --
                                                            -------      -------        -------
Net cash provided by/(used in) operating activities.......   62,052       43,693           (675)
                                                            -------      -------        -------
INVESTING ACTIVITIES
  Acquisitions of intangible assets.......................   (2,001)      (3,698)        (2,248)
  Capitalization of intangible assets.....................   (7,822)          --           (860)
  Acquisitions of fixed assets............................  (13,761)      (9,839)       (10,048)
  Proceeds from sales of fixed assets.....................      548        3,805              6
  Investment in affiliates................................       (5)         (92)            --
  Investment in short term cash deposit...................       --       (6,951)            --
  Proceeds from maturity of short term cash deposit.......    6,951           --             --
  Investment in foreign currency option...................   (1,852)          --             --
                                                            -------      -------        -------
Net cash used in investing activities.....................  (17,942)     (16,775)       (13,150)
                                                            -------      -------        -------
FINANCING ACTIVITIES
  Net change in bank overdrafts...........................   37,052          469           (559)
  Proceeds from short term bank loan......................       --           --         19,831
  Payment of short term bank loan.........................       --      (19,831)            --
  Net change in amounts payable after one year............   (2,289)          --             --
                                                            -------      -------        -------
Net cash provided by/(used in) financing activities.......   34,763      (19,362)        19,272
                                                            -------      -------        -------
Net increase in cash at bank and in hand..................   78,873        7,556          5,447
Cash at bank and in hand at beginning of year.............   33,244       25,688         20,241
                                                            -------      -------        -------
Cash at bank and in hand at end of year...................  112,117       33,244         25,688
                                                            =======      =======        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           EUROPAY INTERNATIONAL S.A.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (IN E THOUSANDS)

1. ORGANIZATION

     Europay International S.A., incorporated in Belgium, manages and licenses banks and banking organizations in Europe for payment systems trademarks such as eurocheque, Eurocard-MasterCard, Maestro, Cirrus and Clip. Services provided also include processing services such as authorization, clearing and settlement of transactions carried out under the above mentioned trademarks. Europay also engages in a variety of marketing activities designed to maintain and enhance the value of the brands, and plays a leading role in the development of new technologies aimed at facilitating and expanding electronic and mobile commerce.

2. LIST OF CONSOLIDATED ENTERPRISES AND ENTERPRISES INCLUDED USING THE EQUITY METHOD

     The financial statements include the accounts of Europay and also the accounts of the subsidiaries listed below.

                                                                                                CHANGE OF
                                                                                              PERCENTAGE OF
                                                                               PROPORTION     CAPITAL HELD
                                                                  METHOD       OF CAPITAL     (AS COMPARED
NAME, FULL ADDRESS OF REGISTERED OFFICE AND FOR ENTERPRISES        USED         HELD IN      TO THE PREVIOUS
GOVERNED BY BELGIAN LAW, THE VAT NUMBER OR THE NATIONAL NUMBER  (SEE BELOW)     PERCENT          PERIOD)
--------------------------------------------------------------  -----------    ----------    ---------------
MAESTRO INTERNATIONAL, INC..................................      E1              50.00           0.00
  Corporate Trust Center
  1209 Orange Street
  19801 Wilmington, Delaware
  UNITED STATES OF AMERICA
EUROPEAN PAYMENT SYSTEM SERVICES S.A........................      F               85.00           0.00
  Chaussee de Tervuren 198a
  1410 Waterloo
  BELGIUM
  BE 427.503.348
EUROTRAVELLERS CHEQUE INTERNATIONAL S.A.....................      F              100.00           0.00
  Chaussee de Tervuren 198a
  1410 Waterloo
  BELGIUM
  BE 421.611.290
EUROCARD LIMITED (Dormant)..................................      F              100.00           0.00
  UNITED KINGDOM
EUROCARD U.S.A., INC........................................      F              100.00           0.00
  Fifth Avenue 500
  10110 New York, New York
  UNITED STATES OF AMERICA

E1 -- Associated enterprise accounted for using the equity method
F  -- Full consolidation

                           EUROPAY INTERNATIONAL S.A.

                                (IN E THOUSANDS)

3. CHANGES IN FINANCIAL STATEMENT PRESENTATION

     The Consolidated Financial Statements for the years ended December 31, 1999 and 1998 have been amended in order to reflect the following changes and improvements in presentation:

Consolidated Balance Sheets:        Certain reclassifications have been made in the December
                                    31, 1999 Consolidated Balance Sheet to conform to the
                                    classifications used in the December 31, 2000 Consolidated
                                    Balance Sheet.
Consolidated Statements of Income:  Following the 1999 introduction of the new single European currency, the euro, in the Economic and Monetary Union
                                    (EMU), Europay changed its functional currency from the
                                    Belgian Franc to the euro (E). Accordingly, the 1998
                                    Consolidated Statement of Income and accompanying
                                    supplemental disclosures and notes have been converted into euros at the fixed exchange rate of E1 = BEF 40.3399.
Reporting Currency:                 The informative value and trends presented for 1998 are
                                    consistent with those of the financial statements had the
                                    conversion from Belgian Franc to euro not been applied. The
                                    1998 financial statements are not comparable to financial
                                    statements of other companies that report in euros and that restate amounts from currencies other than the Belgian
                                    Franc.

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The significant accounting policies used in the preparation of these financial statements are set out below.

CONSOLIDATION

     Europay follows accounting principles and reporting requirements generally accepted in Belgium ("Belgian GAAP"). Assets and liabilities are recorded under the accrual method of accounting and valued at historical cost less any amounts provided for possible reduction in value.

     The consolidated financial statements include the accounts of Europay and its majority-owned subsidiaries. All significant intercompany transactions are eliminated in consolidation. Investments in entities for which the equity method of accounting is appropriate are reported as financial assets on the balance sheet. Europay's share of net earnings of these entities is included in the consolidated statements of income. Investments in entities for which the equity method is not appropriate are accounted for using historical cost. All investments are evaluated for impairment on an ongoing basis.

REVENUES

     Revenues are recognized when services are performed. The main operating revenues arise from the following fees.

     Operations fees -- consists of authorization, clearing and settlement fees charged to issuers/acquirers based on transaction volumes either through settlement or through invoices. This also includes fees for other member services that are collected based on monthly invoices.

     Assessment fees -- consists of assessment fees charged to issuers and acquirers for costs associated with the overall management of the payments system, and currency conversion fees charged to issuers, which are charged daily and quarterly based on transaction volumes. These fees are recognized as revenue when

                           EUROPAY INTERNATIONAL S.A.

                                (IN E THOUSANDS)

collected through direct debit or upon invoicing of customers. Assessment fees also include card fees charged to issuers that are recognized as revenue upon invoicing of customers.

FOREIGN CURRENCY TRANSLATION

     The euro is the functional currency for the majority of Europay's businesses except its Eurocard U.S.A. operations, where the local currency is the functional currency. Transactions arising from EMU countries in foreign currencies are translated at their EMU fixed rate. Bank movements generated by Europay's centralized processing system, known as European Common Clearing & Settlement System (ECCSS), are translated at the transaction date. All other transactions arising in foreign currencies are translated to and recorded in euros at the rate prevailing at the end of the month that precedes the month the transaction takes place, which is not significantly different from the rate at the respective transaction date. Current assets and liabilities expressed in foreign currencies are translated at the spot rate on the balance sheet date. Profits and losses arising from the translation of foreign currencies are reflected in the statements of income. For businesses where the local currency is the functional currency, translation to euros is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate for the period. Resulting translation adjustments are reported as cumulative translation adjustments in the consolidated balance sheets.

DEFERRED TAXES

     Deferred tax liabilities on consolidation entries are recorded when it is probable that a tax charge will effectively be incurred in the foreseeable future.

INTANGIBLE ASSETS

     Intangible assets are recorded at historical cost and amortized over their estimated useful lives using the straight-line method between three and five years.

PROPERTY, PLANT AND EQUIPMENT

     Land and buildings, plant and equipment, and office furniture and equipment are recorded at historical cost, including ancillary expenses. Depreciation is provided on buildings, plant and equipment and office furniture and equipment, at the following rates calculated to amortize the cost of the assets over their estimated useful lives, using the straight-line method.

Buildings...................................................  10 to 33 years
Installations and equipment.................................   5 to 10 years
Office furniture and equipment..............................   5 to 10 years
Other fixed assets..........................................         5 years
Computer hardware...........................................    3 to 4 years
Personal computer equipment.................................         3 years
Automobiles.................................................    3 to 4 years

     Property, plant and equipment are depreciated for a full year in the year of acquisition.

PENSIONS

     Europay has a defined benefit pension plan providing retirement and death benefits to employees, which is funded by a group insurance contract. Premiums charged by the insurance company are expensed as

                           EUROPAY INTERNATIONAL S.A.

                                (IN E THOUSANDS)

retirement benefits as incurred, on the assumption that the amount of the premium constitutes an appropriate measure of the economic cost of pension obligations for the period.

RESEARCH & DEVELOPMENT

     It is Europay's policy to expense the costs of research and development, such as chip card research and development, in the year in which they are incurred.

5. INTANGIBLE ASSETS

                                                                               CONCESSIONS,
                                                              SOFTWARE AND       PATENTS,
                                                                KNOW HOW      LICENSES, ETC.
                                                              ------------    --------------
ACQUISITION COST
As at December 31, 1999 (unaudited).........................     17,560           1,823
Movements during the period:
  Acquisitions, including fixed assets, own production......      9,823              --
  Contribution to joint venture.............................       (269)             --
                                                                 ------           -----
As at December 31, 2000.....................................     27,114           1,823
                                                                 ------           -----
ACCUMULATED AMORTIZATION AND AMOUNTS WRITTEN DOWN
As at December 31, 1999 (unaudited).........................     15,001           1,823
Movements during the period:
  Amortization expense......................................      3,288              --
                                                                 ------           -----
As at December 31, 2000.....................................     18,289           1,823
                                                                 ------           -----
NET CARRYING VALUE AT DECEMBER 31, 2000.....................      8,825              --
                                                                 ======           =====

     Europay capitalized work completed on the EMV (Europay, MasterCard, Visa) integrated circuit card, terminal and card application specifications for payment systems and related documents as intellectual property for estimated costs of E269 and E860 in 2000 and 1998, respectively, and in doing so recognized income for the same amounts, which is included in the 2000 and 1998 Consolidated Statements of Income under capitalization of intangible asset. The EMV intangible assets have been contributed in their entirety as part of a capital contribution to a joint venture as described in Note 7 below.

     Starting in 1999 and continuing in 2000 Europay put in place systems and procedures in order to assess the criteria in respect of capitalization of internally developed software, which resulted in the effective capitalization of costs incurred as of January 1, 2000. Accordingly, eligible direct internal and external costs related to the application development and testing stages are capitalized and, upon completion of the project, are amortized using the straight-line method over a three year estimated useful life.

     Capitalized software amounting to E1,192 and related amortization expense of E9 should have been recognized in the consolidated accounts for the year ended December 31, 1999. Under Belgian GAAP it is not permitted to restate opening retained earnings or to account for this non-capitalization in the following year.

     Europay capitalized internally developed software amounting to E7,553 in the year ended December 31, 2000. Amortization expense related to this capitalized software amounted to E602 in 2000.

                           EUROPAY INTERNATIONAL S.A.

                                (IN E THOUSANDS)

6. FIXED ASSETS

                                         LAND        COMPUTER      FURNITURE    OTHER        ASSETS
                                          AND       EQUIPMENT &       AND      TANGIBLE      UNDER
                                       BUILDINGS   INSTALLATIONS   VEHICLES     ASSETS    CONSTRUCTION   TOTAL
                                       ---------   -------------   ---------   --------   ------------   ------
ACQUISITION COST
As at December 31, 1999
  (unaudited)........................   30,060         23,666        4,034      7,340         3,136      68,236
Movements during the period:
  Acquisitions, including fixed
     assets, own construction........    7,039          4,962          907        852             1      13,761
  Sales and disposals................       --           (611)        (717)        --            --      (1,328)
  Transfers..........................    2,655             --           --         --        (2,655)         --
                                        ------         ------        -----      -----        ------      ------
As at December 31, 2000..............   39,754         28,017        4,224      8,192           482      80,669
                                        ------         ------        -----      -----        ------      ------
ACCUMULATED DEPRECIATION AND AMOUNTS
  WRITTEN DOWN
As at December 31, 1999
  (unaudited)........................   13,082         17,796        2,435      5,847            --      39,160
Movements during the period:
  Expense............................    2,907          4,038          612        298            --       7,855
  Written down after sales and
     disposals.......................       --           (206)        (273)        --            --        (479)
                                        ------         ------        -----      -----        ------      ------
As at December 31, 2000..............   15,989         21,628        2,774      6,145            --      46,536
                                        ------         ------        -----      -----        ------      ------
NET CARRYING VALUE AT DECEMBER 31,
  2000...............................   23,765          6,389        1,450      2,047           482      34,133
                                        ======         ======        =====      =====        ======      ======

     In July 1999 Europay sold a building, which it formerly occupied, for a sales price of E3,718. Europay realized a loss of E124 on the sale. In 1998, based on an independent valuation made of the building in July 1998 Europay recorded an impairment of E3,063 to reflect a permanent diminution in value.

     In 1998 Europay began a process of expanding and renovating its Waterloo premises in order to accommodate current and future organizational and operational requirements. Assets under construction in relation to this effort amounting to E482 and E3,136 are included in the Consolidated Balance Sheets at December 31, 2000 and 1999, respectively. During 2000 assets under construction amounting to E2,655 were put into use and as such transferred to buildings.

     Europay rents network computer equipment required for network operations under an operating lease agreement. The value of the computer equipment rented under this lease agreement totaled E24,313 and E20,878 at December 31, 2000 and 1999, respectively. Rent expense related to this lease amounted to E4,717, E5,231 and E5,868 in 2000, 1999 and 1998, respectively.

     During 1999 and 1998 Europay rented personal computer equipment required for its activities under operating lease agreements. Rent expense related to these lease agreements amounted to E1,717 and E2,064 in 1999 and 1998, respectively. In December 1999 Europay bought out the operating lease agreements. Under the terms of the transaction Europay acquired personal computer equipment at a cost of E632 and incurred a cancellation fee of E2,169, which was expensed.

     Europay provides cars to certain levels of management under 4 year operating lease agreements. Total expense related to these lease agreements, including insurance, fuel and maintenance, amounted to E2,634, E2,185 and E2,055 in 2000, 1999 and 1998, respectively.

     Europay also rents office buildings and equipment under operating lease agreements. Total rents related to these lease agreements amounted to E4,774, E5,614 and E5,038 in 2000, 1999 and 1998, respectively.

                           EUROPAY INTERNATIONAL S.A.

                                (IN E THOUSANDS)

     Future scheduled operating lease payments are summarized below. Computer equipment includes lease payments plus related computer hardware and software maintenance and service contract costs.

                                                                        OFFICE
                                          COMPUTER                    BUILDINGS &
YEAR                                      EQUIPMENT    AUTOMOBILES     EQUIPMENT     TOTAL
----                                      ---------    -----------    -----------    ------
2001....................................   11,710         1,816          1,530       15,056
2002....................................    9,189         1,325          1,526       12,040
2003....................................    7,350           791          1,526        9,667
2004....................................       --           243          1,331        1,574
2005 & after............................       --            --          4,529        4,529
                                           ------         -----         ------       ------
          Total.........................   28,249         4,175         10,442       42,866
                                           ======         =====         ======       ======

     In 2000 and 1999 Europay concluded a physical observation of fixed assets and reconciled the results to its books of account. Adjustments were made in order to equate the books of account to the physical observation. As a result of these adjustments Europay recognized net losses of E295 and E394 in 2000 and 1999, respectively, which are included in fixed asset disposals.

7. FINANCIAL ASSETS

                                                                   ENTERPRISES
                                                                    ACCOUNTED
                                                                    FOR USING
                                                                   THE EQUITY
                                                                     METHOD       OTHER     TOTAL
                                                                   -----------    ------    ------
1.   INVESTMENTS IN AFFILIATES
     ACQUISITION COST
     As of December 31, 1999 (unaudited).........................     1,136           --     1,136
     Movements during the period:
     Acquisitions................................................       274           --       274
     Translation differences.....................................       230           --       230
                                                                      -----       ------    ------
     As at December 31, 2000.....................................     1,640           --     1,640
                                                                      -----       ------    ------
     AMOUNTS WRITTEN DOWN
     As at December 31, 1999 (unaudited).........................       184           --       184
     Movements during the period:
     Reversal of prior loss provisions...........................      (184)          --      (184)
                                                                      -----       ------    ------
     As at December 31, 2000.....................................        --           --        --
                                                                      -----       ------    ------
     MOVEMENTS IN THE CAPITAL AND RESERVES OF THE ENTERPRISES
     Share in the result for the financial period................      (158)          --      (158)
     Other movements in the capital and reserves.................       389           --       389
                                                                      -----       ------    ------
     Total Movements.............................................       231           --       231
                                                                      -----       ------    ------
     NET CARRYING VALUE AT DECEMBER 31, 2000.....................     1,871           --     1,871
                                                                      -----       ------    ------

                           EUROPAY INTERNATIONAL S.A.

                                (IN E THOUSANDS)

                                                                   ENTERPRISES
                                                                    ACCOUNTED
                                                                    FOR USING
                                                                   THE EQUITY
                                                                     METHOD       OTHER     TOTAL
                                                                   -----------    ------    ------
2.   SECURITY DEPOSIT
     NET CARRYING VALUE AT THE END OF THE YEAR
     As at December 31, 1999 (unaudited).........................        --        1,186     1,186
     Movements during the period:
     Reimbursements..............................................        --       (1,028)   (1,028)
                                                                      -----       ------    ------
     As at December 31, 2000.....................................        --          158       158
                                                                      -----       ------    ------
     TOTAL.......................................................     1,871          158     2,029
                                                                      =====       ======    ======

     In 1999 Europay assigned the rights to intellectual property described in
Note 5 to EMVCo, LLC ("EMVCo"), a Delaware (U.S.) limited liability company. EMVCo was established as a joint venture under equal ownership by Europay, MasterCard and Visa to manage, maintain and enhance the EMV Integrated Circuit Card Specifications for Payment Systems as technology advances and the implementation of chip card programs become more prevalent. This assignment, amounting to the full E860 value of the intellectual property and a cash payment of E92, represents Europay's capital contribution for its one-third interest in EMVCo. In 2000 Europay's interest in EMVCo was increased by the contribution of additional intellectual property valued at E269 (see also Note 5). The full capital contribution is accounted for as an investment in EMVCo on an equity basis.

     Europay also has a 50% interest in a joint venture company, Maestro International Incorporated. ("Maestro"), of which the remaining 50% interest is held by MasterCard. At December 31, 1999 the net value of the investment in the joint venture was nil as the original investment of E184 was fully offset by loss provisions from previous years.

     In 2000 Europay reversed the loss provision of E184 and recognized a consolidation adjustment of E383 for the equity share of Maestro's undistributed 1999 net earnings. The reversal of the provision resulted from a change in the joint venture's profitability. Furthermore, the E383 income from the joint venture was recognized subsequent to 1999 or the period earned, and is reflected in the following required disclosure of consolidation differences:

Net carrying value at December 31, 1999 (unaudited).........   --
Movements during the period:
  Adjustments as described above............................  383
                                                              ---
Net carrying value at December 31, 2000.....................  383
                                                              ===

The Consolidated Balance Sheets include receivables from Maestro of E345 and E890 and payables to Maestro of E1,874 and E1,513 at December 31, 2000 and 1999, respectively. The income statements include amounts of E4,878, E4,128 and E3,978 representing Europay's share of the net costs incurred by Maestro in 2000, 1999 and 1998, respectively.

                           EUROPAY INTERNATIONAL S.A.

                                (IN E THOUSANDS)

8. CONSOLIDATED RESERVES

                                                                 AT DECEMBER 31,
                                                              ---------------------
                                                               2000        1999
                                                              ------    -----------
                                                                        (UNAUDITED)
Consolidated reserves at beginning of year..................  14,375       6,734
Movements during the period:
  Net income attributable to the Group......................   9,253       7,641
                                                              ------      ------
Consolidated reserves at end of year........................  23,628      14,375
                                                              ======      ======

9. OTHER AMOUNTS RECEIVABLE

     Other amounts receivable consists of the following.

                                                                  AT DECEMBER 31,
                                                              -----------------------
                                                               2000         1999
                                                              ------    -------------
                                                                         (UNAUDITED)
Recoverable VAT.............................................   5,282       12,647
Settlement accounts receivable..............................  39,303           --
Income tax refund receivable................................   1,314          245
Other.......................................................     720          566
                                                              ------       ------
          Total other amounts receivable....................  46,619       13,458
                                                              ======       ======

     At December 31, 1999 Europay had recoverable value added tax, or VAT, for the third and fourth quarters of 1999, whereas at December 31, 2000 only the recoverable VAT for the fourth quarter of 2000 was receivable.

     In 2000 a same day settlement service called "Euro D0" for euro-currency transactions was implemented. This new service results in settlement receivables and payables arising from the two-day delay in the settlement of issued and acquired transactions between euro-currency members that settle on a same-day basis and non-euro currency members that settle two days later. See Note 14 for Euro D0 settlement payables.

10. INVESTMENTS AND DEPOSITS

     Europay had a short-term deposit at December 31, 1999 of E6,951 ($7,000) at 5.35% that matured on January 4, 2000.

     The E1,852 investment at December 31, 2000 consists of foreign currency option premiums paid to cover future cash flows denominated in U.S. dollars. Option premium payments are recorded as short-term investments whereas option premiums received are recorded as deferred income.

     At December 31, 2000 Europay made a loss provision for E583 on a written option for the difference between the strike price of the option and the closing U.S. dollar exchange rate. This loss provision is included in provisions for liabilities and charges in the Consolidated Balance Sheet at December 31, 2000 and in net other financial income/(expense) in the Consolidated Statement of Income for the year then ended.

     In January 1999 Europay bought a 12-month forward exchange contract for the purchase of U.S. dollars, which matured in December 1999. A gain of E5,509 realized on this contract is included in net other financial income/(expense) in the Consolidated Statement of Income for the year ended December 31, 1999.

                           EUROPAY INTERNATIONAL S.A.

                                (IN E THOUSANDS)

     The notional and estimated fair values of the outstanding derivative contracts at December 31, 2000 and 1999 are as follows:

                                              AT DECEMBER 31, 2000      AT DECEMBER 31, 1999
                                             ----------------------    ----------------------
                                             NOTIONAL    FAIR VALUE    NOTIONAL    FAIR VALUE
                                             --------    ----------    --------    ----------
                                                                            (UNAUDITED)
Options
  Written put U.S. dollar..................   53,333       2,271         --           --
  Written call U.S. dollar.................   18,824          33
  Purchased call U.S. dollar...............   44,735         359         --           --
Forwards...................................       --          --         --           --

11. CASH AT BANK AND IN HAND AND BANK OVERDRAFTS

     Cash at bank and in hand consists of the following:

                                                                 AT DECEMBER 31,
                                                              ----------------------
                                                               2000         1999
                                                              -------    -----------
                                                                         (UNAUDITED)
Cash........................................................   73,234       8,381
Member security deposits....................................   38,883      24,863
                                                              -------      ------
          Total cash at bank and on hand....................  112,117      33,244
                                                              =======      ======

     Cash includes E47,210 of cash on Europay's settlement bank accounts from Euro D0 (described in Note 9 above) and other new settlement service operations that commenced in 2000.

     Europay requires and holds security deposits from certain members in order to ensure proper settlement of their transactions. The deposits are in euros or U.S. dollars and are placed on-call at market interest rates. At December 31, 2000 the applicable interest rates were 4.33% on euro deposits and 5.99% on U.S. dollar deposits. These amounts are fully offset by corresponding liabilities included in other amounts payable in the Consolidated Balance Sheets (see Note
14). The 1999 to 2000 increase is primarily due to the addition of new members in Eastern Europe.

     The bank overdrafts consist of the following:

                                                                 AT DECEMBER 31,
                                                              ---------------------
                                                               2000        1999
                                                              ------    -----------
                                                                        (UNAUDITED)
Overdraft on corporate bank accounts........................       2        737
Overdraft on settlement bank accounts.......................  37,787         --
                                                              ------        ---
          Total bank overdrafts.............................  37,789        737
                                                              ======        ===

     The overdraft on settlement bank accounts is due to Euro D0 (described in Note 9 above) and other new settlement service operations that commenced in 2000. Overdrafts on corporate bank accounts are subject to an interest rate of the Euro OverNight Index Average (Eonia) + 0.5% p.a.

                           EUROPAY INTERNATIONAL S.A.

                                (IN E THOUSANDS)

12. MINORITY INTEREST

     MasterCard has a 15% shareholding in European Payment Systems Services ("EPSS"), Europay's transaction processing subsidiary, for which a minority interest in Europay is determined as follows:

                                                                AT DECEMBER 31,
                                                              --------------------
                                                              2000        1999
                                                              -----    -----------
                                                                       (UNAUDITED)
15% interest in the capital of EPSS.........................  1,562       1,562
Minority share in the profits of EPSS
  Accumulated results.......................................    804         550
  Result for the year.......................................    253         254
                                                              -----       -----
          Total minority interest...........................  2,619       2,366
                                                              =====       =====

13. CREDIT LINES

     Europay has credit lines available amounting to E35,000 at December 31, 2000 (E24,789 at December 31, 1999) with the following interest rate conditions, which are based on the Euro Interbank Offered Rate (Eribor):


Straight loans for periods up to 6 months:       Euribor + 0.0625% p.a.
Straight loans for periods from 6 to 12 months:  Euribor + 0.125%

     Europay had no borrowings on these credit lines at December 31, 2000.

14. OTHER AMOUNTS PAYABLE

     Other amounts payable consists of the following.

                                                                 AT DECEMBER 31,
                                                              ---------------------
                                                               2000        1999
                                                              ------    -----------
                                                                        (UNAUDITED)
Settlement accounts payable, see Note 9.....................  47,577          --
Liability for member security deposits, see Note 10.........  38,883      24,863
Loans from members, see Note 15.............................   2,533          --
Other.......................................................     756         446
                                                              ------      ------
          Total other amounts payable.......................  89,749      25,309
                                                              ======      ======

15. LONG TERM LIABILITIES

     At December 31, 1999 Europay had long-term loans outstanding from members amounting to E2,533 which are interest free with no fixed repayment date. Europay will repay these loans in 2001; consequently, the loans have been reclassified as current and are included in other amounts payable in the Consolidated Balance Sheet at December 31, 2000 (see Note 14).

     The balance of E244 at December 31, 2000 represents an invoice for a sponsorship campaign that is payable in 2002.

                           EUROPAY INTERNATIONAL S.A.

                                (IN E THOUSANDS)

16. COMMITMENTS

     In addition to the future lease payments summarized in Note 6, Europay has entered into other contractual obligations, which are estimated to be payable in the following years:

YEAR                                                     SPONSORSHIP    OTHER    TOTAL
----                                                     -----------    -----    ------
2001...................................................    18,147       1,703    19,850
2002...................................................    20,426          --    20,426
2003...................................................    10,907          --    10,907
                                                           ------       -----    ------
          Total........................................    49,480       1,703    51,183
                                                           ======       =====    ======

17. AVERAGE NUMBER OF PERSONS EMPLOYED AND PERSONNEL CHARGES

                                                           YEARS ENDED DECEMBER 31,
                                                     ------------------------------------
                                                      2000        1999           1998
                                                     ------    -----------    -----------
                                                               (UNAUDITED)    (UNAUDITED)
PERSONNEL BY CATEGORY
Employees..........................................     560         526            466
Management personnel...............................       8           8              7
                                                     ------      ------         ------
  Average number of persons employed...............     568         534            473
                                                     ======      ======         ======
REMUNERATION, SOCIAL SECURITY AND PENSIONS.........  58,902      50,741         41,017
                                                     ======      ======         ======

     Management personnel consist of the directors of Europay and all other staff are included in the employees category.

     In 2000 Europay provided E1,479 for obligations arising from severance agreements with employees, of which E127 is included in operating expenses and E1,353 is included in extraordinary income/(charges) in the Consolidated Statement of Income for the year ended December 31, 2000. The liability for these obligations is included as part of the provisions for liabilities and charges in the Consolidated Balance Sheet at December 31, 2000.

18. TAXATION

     The reconciliation of the 2000, 1999 and 1998 income tax charges compared to the statutory rate of 40.17% is as follows:

                                                           YEARS ENDED DECEMBER 31,
                                                     ------------------------------------
                                                      2000        1999           1998
                                                     ------    -----------    -----------
                                                               (UNAUDITED)    (UNAUDITED)
Consolidated profit for year before taxation.......  17,111      14,616          2,035
                                                     ======      ======          =====
Taxes at statutory rate of 40.17%..................   6,873       5,871            817
Adjusted for the tax effect of:
  Disallowed expenses..............................     656         735            940
  Penalties for insufficient tax prepayments.......       1         115             --
  Non-taxable reversal of investment loss
     provision.....................................     (74)         --             --
  Non-taxable loss in consolidated subsidiary......       5          --             --
  Tax adjustments..................................     (13)         --             53
  Tax surplus for prior years......................      (1)         --            (63)
                                                     ------      ------          -----
Tax charge for the year............................   7,447       6,721          1,747
                                                     ======      ======          =====
Effective tax rate.................................    43.5%       46.0%          85.8%
                                                     ======      ======          =====

                           EUROPAY INTERNATIONAL S.A.

                                (IN E THOUSANDS)

     Included in the consolidated tax charge for the year ended December 31, 2000 is deferred tax amounting to E2,792 related to the capitalization of internally developed software, net of related amortization expense for the year.

19. ALLIANCE AGREEMENT WITH MASTERCARD INTERNATIONAL INCORPORATED

     On November 14, 1996, Europay entered into an Alliance Agreement with MasterCard pursuant to which Europay has been granted exclusive licensing rights for the MasterCard brand in Europe and is responsible for the overall management of the MasterCard brand within the European region. In accordance with this agreement:

     (a) Europay took over from MasterCard the billing of European members for inter-regional credit program and service transactions as from January 1, 1998 and for inter-regional debit program and service transactions as from January 1, 1999. The Consolidated Statements of Income include revenues generated from these transactions amounting to E126,606, E111,925 and E74,186 in 2000, 1999 and 1998, respectively.

     (b) Europay is responsible for funding MasterCard's Europe region costs plus an agreed profit margin. Total MasterCard Europe region charges of E103,868, E83,172 and E65,099 in 2000, 1999 and 1998, respectively, are included in services and other goods.

     (c) European members were required to migrate to a new Eurocard/MasterCard acceptance brand over the three-year period from 1997 to 1999, and MasterCard compensated the European members for their brand migration efforts through a Country Migration Fund over the same time period. Europay incurred E4,558 and E7,557 in advertising and marketing costs related to European members' brand migration activities in 1999 and 1998, respectively. These costs are included in services and other goods in the Consolidated Statements of Income. Europay re-billed MasterCard and recorded related revenues for the full amount of these costs. These revenues, as well as other revenues and income received from MasterCard are included in the Consolidated Statements of Income as follows:

                                                             YEARS ENDED DECEMBER 31,
                                                        ----------------------------------
                                                        2000       1999           1998
                                                        ----    -----------    -----------
                                                                (UNAUDITED)    (UNAUDITED)
Revenue
  Country Migration Fund..............................   --        4,558          7,557
  MasterCard Strategy Fund............................   --            5          2,135
                                                        ---        -----         ------
          Total revenue from MasterCard...............   --        4,563          9,692
                                                        ---        -----         ------
Other operating income
  Debit switch cost sharing...........................   --           --          4,544
  Chip program cost sharing...........................   --           --          1,847
  Marketing funds.....................................   --           --          1,480
  Office rent and services............................  245          118            118
                                                        ---        -----         ------
          Total other operating income from
            MasterCard................................  245          118          7,989
                                                        ---        -----         ------
  Total...............................................  245        4,681         17,681
                                                        ===        =====         ======

     The Consolidated Balance Sheets include receivables from MasterCard of E2,401 and E4,284 and payables to MasterCard of E11,955 and E4,194 at December 31, 2000 and 1999, respectively.

                           EUROPAY INTERNATIONAL S.A.

                                (IN E THOUSANDS)

20. SUBSEQUENT EVENT, PROPOSED INTEGRATION WITH MASTERCARD INCORPORATED

     Europay is considering entering into an integration agreement with MasterCard Incorporated and MasterCard International that provides for MasterCard Incorporated to acquire all of Europay's capital stock in exchange for class A and class B common stock of MasterCard Incorporated (the "integration").

     The integration is conditioned upon the merger of MasterCard International with a subsidiary of MasterCard Incorporated and the exchange of existing principal and association memberships in MasterCard International for new class A membership interests in MasterCard International and shares of class A and class B common stock of MasterCard Incorporated (the "conversion"), the approval of Europay's shareholders, and other customary closing conditions. Upon completion of the conversion and integration, the European principal members of MasterCard International will own 33 1/3% of the outstanding capital stock of MasterCard Incorporated and the non-European members will own 66 2/3%.

     Following the completion of the conversion and integration, the Alliance Agreement between Europay and MasterCard described in Note 19 above will be terminated.

     As of May 22, 2001 the conversion and integration have not occurred.

21. SUBSEQUENT EVENT, TAX NOTICE

     In April 1999 the Belgian tax authorities initiated an investigation of Europay's tax returns for 1997 and 1998. In June 2001, Europay received a notice from the Belgian tax authorities challenging Europay's deduction of certain card-based incentive program costs totaling E10.4 million in 1997 and E13.4 million in 1998. The aggregate tax liability claimed in the notice approximates E16.3 million, including possible penalties and interest accrued to December 31, 2000. Based on the methodology and assertions used by the Belgian tax authorities in determining the possible tax liability for 1997 and 1998, Europay has estimated the possible impact for 1999 and 2000 to be a further additional tax liability of up to approximately E9.5 million, including possible penalties. Interest will accrue on any additional amounts to be paid at a per annum rate of 7% until settlement. Interest on additional amounts will begin to accrue on July 1 of the second fiscal year following the fiscal year in which the deduction to which the additional amount relates was made.

     Europay is required to respond to the notice by August 27, 2001 prior to any assessment being levied by the tax authorities. Europay believes that it has reasonable and meritorious arguments in favor of its characterization of these deductions and intends to respond vigorously to the notice.

     In the event that Europay is unsuccessful in appealing the findings of the Belgian tax authorities in their investigation, under certain circumstances MasterCard International could, under its bylaws, levy an assessment upon its European members for the additional tax liability to the extent that it, together with other losses and liabilities arising out of the representations and warranties of Europay in the draft integration agreement, exceeds $7 million in the aggregate.

     Europay cannot predict the outcome of this matter or any additional matters that may be raised by the Belgian tax authorities. Europay believes that it is not currently possible to estimate the impact, if any, that the ultimate resolution of these matters will have on its financial position or results of operations.

22. SUMMARY OF DIFFERENCES BETWEEN BELGIUM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The accompanying consolidated financial statements have been prepared in accordance with Belgian GAAP, which differ in certain material respects from accounting principles generally accepted in the United States of America ("U.S. GAAP"). These differences involve methods for measuring the amounts shown in the financial statements, as well as additional disclosures required by U.S. GAAP.

                           EUROPAY INTERNATIONAL S.A.

                                (IN E THOUSANDS)

     U.S. GAAP RECONCILING ITEMS TO CONSOLIDATED NET INCOME AND TOTAL SHAREHOLDERS' EQUITY.

     The following is a summary of the material adjustments to profit on ordinary activities after taxation and shareholders' equity that would have been required in applying the significant differences between Belgian and U.S. GAAP.

            RECONCILIATION OF CONSOLIDATED PROFIT AND LOSS ACCOUNTS
                   (IN E THOUSANDS EXCEPT EARNINGS PER SHARE)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                              NOTES     2000        1999
                                                              -----    ------    -----------
                                                                                 (UNAUDITED)
Profit on ordinary activities after taxation as reported
  under Belgian GAAP........................................            9,253       7,641
U.S. GAAP adjustments:
  Pensions..................................................   (a)       (558)        328
  Capitalization of borrowing costs, net....................   (c)        (35)        (64)
  Depreciation of fixed assets..............................   (d)        508         577
  Internally developed software costs, net..................   (e)       (227)      1,183
  Financial instruments.....................................   (f)     (1,600)         --
  Leases, net...............................................   (g)        691        (418)
  Capitalization of intangible assets.......................   (h)        513          --
  Financial assets..........................................   (i)        255         (56)
  Licensing fee revenue recognition.........................   (j)       (845)         --
                                                                       ------       -----
Net U.S. GAAP adjustments before deferred taxes.............           (1,298)      1,550
  Deferred taxes: effects of differences in methodology and
     adjustments............................................   (b)        802        (645)
                                                                       ------       -----
  Net income under U.S. GAAP before cumulative effect of
     change in accounting principle.........................            8,757       8,546
  Cumulative effect of change in accounting principle, net
     of tax.................................................   (j)     (3,100)         --
                                                                       ------       -----
Net income under U.S. GAAP..................................            5,657       8,546
                                                                       ======       =====
Earnings per share in accordance with U.S. GAAP:............   (k)
  Basic and diluted.........................................               57          85
Weighted average number of shares outstanding (in thousands
  of shares):
  Basic and diluted.........................................              100         100

Net income per U.S. GAAP....................................            5,657       8,546
Other Comprehensive income, net of tax:
  Translation adjustment....................................               15          --
                                                                       ------       -----
  Total other comprehensive income..........................               15          --
                                                                       ------       -----
Comprehensive income under U.S. GAAP........................   (l)      5,672       8,546
                                                                       ======       =====

                           EUROPAY INTERNATIONAL S.A.

                                (IN E THOUSANDS)

              RECONCILIATION OF CONSOLIDATED SHAREHOLDER'S EQUITY

                                                                            YEARS ENDED
                                                                           DECEMBER 31,
                                                                       ---------------------
                                                              NOTES     2000        1999
                                                              -----    ------    -----------
                                                                                 (UNAUDITED)
Total shareholders' equity reported under Belgian GAAP......           41,857      31,986
U.S. GAAP adjustments:
  Pensions..................................................   (a)        297         855
  Deferred taxes............................................   (b)     (4,696)     (5,498)
  Capitalization of borrowing costs, net....................   (c)      2,414       2,449
  Depreciation of fixed assets..............................   (d)      6,568       6,060
  Internally developed software costs, net..................   (e)        956       1,183
  Financial instruments.....................................   (f)     (1,600)         --
  Leases, net...............................................   (g)      3,830       3,139
  Capitalization of intangible assets.......................   (h)       (567)       (860)
  Financial assets..........................................   (i)       (184)        (56)
  Licensing fee revenue recognition.........................   (j)       (845)         --
                                                                       ------      ------
Net U.S. GAAP adjustments before cumulative effect of change
  in accounting principle...................................            6,173       7,272
                                                                       ------      ------
Shareholders' equity under U.S. GAAP before cumulative
  effect of change in accounting principle..................           48,030      39,258
Cumulative effect of change in accounting principle, net of
  tax.......................................................   (j)     (3,100)         --
                                                                       ------      ------
Shareholders' equity under U.S. GAAP........................           44,930      39,258
                                                                       ======      ======

         MOVEMENTS IN SHAREHOLDERS' EQUITY IN ACCORDANCE WITH U.S. GAAP

                                                                   YEARS ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                               2000        1999
                                                              ------    -----------
                                                                        (UNAUDITED)
Balance, beginning of year..................................  39,258      30,712
Net income..................................................   5,657       8,546
Other comprehensive income..................................      15          --
                                                              ------      ------
Balance, end of year........................................  44,930      39,258
                                                              ======      ======

     A summary of the principal differences and additional disclosures applicable to Europay are set out below:

  (a) Pensions

     Under Belgian GAAP, enterprises are required to make provision for their obligations relating to retirement or survivors' pensions, early-retirement and other similar pensions or allowances. However, enterprises are also bound by law to fund their pension obligations with an independent pension fund or insurance company. Consequently, the practice in Belgium is to expense as incurred the premium charged by the insurance company or pension fund, on the assumption that the amount of the premium constitutes an appropriate measure of the economic cost of their pension obligations for the period concerned.

                           EUROPAY INTERNATIONAL S.A.

                                (IN E THOUSANDS)

     Under U.S. GAAP, the annual pension cost comprises the estimated cost of benefits accruing in the period as determined in accordance with Statement of Financial Accounting Standards (SFAS) No. 87, which requires readjustment of the significant actuarial assumptions annually to reflect current market and economic conditions. Under SFAS No. 87, a pension asset representing the excess plan assets over benefit obligations is recognized in the balance sheet. The pension benefit obligation is calculated by using a projected unit credit method. Actuarial gains or losses within a 10% "corridor" are recognized. In addition, in cases where the accumulated benefit obligation exceeds the unamortized prior service cost, Europay has recorded the excess as a separate component of shareholders' equity.

     The net periodic pension cost under U.S. GAAP for Europay's defined benefit pension plan is as follows:

                     COMPONENTS OF NET PERIOD BENEFIT COST

                                                                  YEARS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              2000        1999
                                                              -----    -----------
                                                                       (UNAUDITED)
Service cost................................................  1,963       1,675
Interest cost...............................................    482         404
Expected return on plan assets..............................   (551)       (437)
Amortization of transition obligation.......................    117         117
Amortization of net (gain)/loss.............................   (179)       (150)
Amortization of prior service cost..........................     92          92
                                                              -----       -----
Net periodic benefit cost...................................  1,924       1,701
                                                              =====       =====

     Changes in the projected benefit obligation and plan assets during the year were as follows:

                    CHANGES IN PROJECTED BENEFIT OBLIGATION

                                                                   YEARS ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                               2000        1999
                                                              ------    -----------
                                                                        (UNAUDITED)
Benefit obligation at beginning of year.....................   9,228       8,487
Service cost................................................   1,963       1,675
Interest cost...............................................     482         404
Actuarial (gains)/losses....................................     205        (206)
Benefits paid...............................................    (964)     (1,132)
                                                              ------      ------
Benefits obligation at end of year..........................  10,914       9,228
                                                              ======      ======

                           EUROPAY INTERNATIONAL S.A.

                                (IN E THOUSANDS)

                             CHANGES IN PLAN ASSETS

                                                                   YEARS ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                               2000        1999
                                                              ------    -----------
                                                                        (UNAUDITED)
Fair value of plan assets at beginning year.................  10,437       8,761
Actual return on plan assets................................     758         779
Employer contributions......................................   1,366       2,029
Benefits paid...............................................    (964)     (1,132)
                                                              ------      ------
Fair value of plan assets, end of year......................  11,597      10,437
                                                              ======      ======

     The funded status under U.S. GAAP for Europay's defined benefit pension plan is as follows:

                                 FUNDED STATUS

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                2000          1999
                                                              --------    ------------
                                                                          (UNAUDITED)
Fair value of plan assets...................................   11,597        10,437
Projected benefit obligation................................  (10,914)       (9,228)
                                                              -------        ------
Funded status...............................................      683         1,209
Unrecognized net actuarial (gain) loss......................   (2,342)       (2,518)
Unrecognized prior service cost.............................      510           601
Unrecognized transition amount..............................    1,446         1,563
                                                              -------        ------
Prepaid (accrued) benefit cost..............................      297           855
                                                              =======        ======

     The weighted-average assumptions used to determine pension cost for Europay's defined benefit pension plan were as follows:

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                              2000       1999
                                                              ----    -----------
                                                                      (UNAUDITED)
Discount rate...............................................  5.50%      5.00%
Expected rate of return of plan assets: on financing
  funds.....................................................  5.50%      5.00%
Expected rate of return of plan assets: on mathematical
  reserves..................................................  4.75%      4.75%
Expected rate of compensation increase......................  4.50%      4.50%
                                                              ====       ====

  (b) Deferred Tax

     Under Belgian GAAP, deferred tax liabilities on consolidation entries should be recorded when it is probable that a tax charge will effectively be incurred in the foreseeable future.

     Under U.S. GAAP, deferred tax is provided for on a full liability basis. Under the full liability method, deferred tax assets or liabilities are recognized for differences between the financial and tax basis of assets and liabilities and for tax loss carry forwards at the statutory rate at each reporting date. A valuation allowance is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                           EUROPAY INTERNATIONAL S.A.

                                (IN E THOUSANDS)

  (c) Capitalization of Borrowing Costs

     Under Belgian GAAP, an entity may choose between capitalizing or not capitalizing interest on specific borrowings to finance the construction of individual qualifying assets. Europay does not capitalize interest cost as part of the historical cost of its qualifying construction projects.

     Under U.S. GAAP, interest recognized on borrowings and other obligations must be capitalized for assets that are produced under a discrete project and require a substantial period of time to get ready for their intended use or sale. The amount of interest eligible for capitalization is determined as either the actual cost incurred on a specific borrowing or the weighted average of the rates applicable for all the general borrowings outstanding during the period. The total amount of interest cost capitalized in each period is limited to the total amount of interest cost incurred in that period.

     The adjustment to net income under U.S. GAAP reflects the decrease in interest expense for the period as well as the increase in depreciation expense on the constructed assets. The adjustment to shareholders' equity under U.S. GAAP reflects the amount of interest capitalized on constructed assets, net of depreciation.

  (d) Depreciation of Fixed Assets

     Under Belgian GAAP, Europay depreciates its fixed assets for a full year in the year of acquisition under the straight-line basis. Further, Europay may depreciate an asset during the period of its construction or development regardless of whether the asset is substantially ready for its intended use. Prior to 1999 Europay depreciated assets during the period of construction regardless of when the asset was substantially ready for its intended use.

     Under U.S. GAAP, fixed assets are depreciated from the date of acquisition on a straight-line basis. Constructed assets are depreciated on a straight-line basis when substantially complete. For purposes of the U.S. GAAP reconciliation, Europay has applied the half-year convention method whereby a half-year of depreciation is taken in the year of acquisition and in the year of disposal. Additionally, an asset is depreciated when it is substantially ready for its intended use.

  (e) Internally Developed Software Costs

     Under Belgian GAAP, costs relating to internally developed software are capitalized when it can be demonstrated that:

     - The product or process is useful;

     - The product or process is clearly defined;

     - Costs related to the project are clearly identified,

     - The project is technically feasible; and

     - Financial resources are available to complete the project.

     Under U.S. GAAP, certain costs to develop or obtain internal-use software should be capitalized when the preliminary project stage is completed, management implicitly or explicitly authorizes and commits to funding a computer software project and it is probable that the project will be completed. Costs of computer software developed or obtained for internal use that can be capitalized include external direct material and service costs, payroll and payroll-related costs for employees who devote time to the internal-use computer software project and interest costs incurred while developing internal-use computer software. Capitalized costs are amortized under a straight-line basis over the expected useful life of the software.

                           EUROPAY INTERNATIONAL S.A.

                                (IN E THOUSANDS)

  (f) Financial Instruments

     Under Belgian GAAP, premiums paid and received on option contracts intended to reduce (hedge) foreign exchange risk on future U.S. dollar payments are deferred. Option contracts that do not qualify as risk reducing (non-hedge) are accounted for using the lower of cost or market approach.

     Under U.S. GAAP, gains and losses related to derivative instruments that satisfy the criteria for hedge accounting are recognized in the same period as gains and losses on the hedged item. Upon termination of the derivative, any gains and losses are deferred and amortized to profit and loss over the remaining life of the hedged item. Derivatives that do not qualify for hedge accounting are recorded on the balance sheet at fair value with gains and losses immediately included in earnings.

     The adjustment to net income under U.S. GAAP reflects the fact that certain contracts accounted for by Europay as hedges do not meet the criteria for hedge accounting under U.S. GAAP. In addition, premiums paid for hedge contracts are carried at cost by Europay, whereas they are amortized over the life of the derivative contract under U.S. GAAP.

  (g) Leases

     Under Belgian GAAP, a capital lease is deemed to exist when the sum of the minimum lease payments is equal to or greater than the lessor's investment in the leased asset, including related interest and other transaction costs.

     Under U.S. GAAP, a capital lease is deemed to exist when any of the following criteria are met:

     - The present value of the minimum lease payments is equal to 90% of the fair value of the asset at the inception of the lease, or

     - The length of the lease period is greater or equal to 75% of the asset's estimated useful economic life, or

     - The transfer of ownership of the asset to the lessee by the end of the lease term, or

     - The existence of a bargain purchase option.

     The adjustment to net income under U.S. GAAP reflects a decrease in rental expense and an increase in depreciation expense related to the capitalized leased assets. The adjustment to shareholders' equity under U.S. GAAP reflects the capitalization of the net present value of the minimum lease payments using the interest rate implicit in the lease.

  (h) Capitalization of Intangible Assets

     Europay recognized the initial contributions to a joint venture at fair value of the assets contributed. As such, any contribution of "know how" is recognized at fair value by both Europay and the joint venture. Further, Europay recognizes its proportionate share of expenses associated with the amortization of "know how" recorded by the joint venture. See Note 5 for additional information.

     Under U.S. GAAP, initial contributions to a joint venture should generally be recorded at cost, i.e., the amount of cash contributed or net book value of non-cash assets contributed.

  (i) Financial Assets

     Under Belgian GAAP, Europay recorded a loss in value of an investment accounted for under the equity method. Losses must be subsequently reversed. Dividends to be received from an equity investee are accrued as income when declared. See Note 7 for additional information.

                           EUROPAY INTERNATIONAL S.A.

                                (IN E THOUSANDS)

     Under U.S. GAAP, a loss in value of an investment, accounted for under the equity method, which is other than temporary should be recognized. Recognized losses are not subsequently reversed based on subsequent events or economic developments. Dividends from an investee accounted for under the equity method are recognized when declared as a reduction in the carrying amount of the investment. Europay's share of earnings or losses from equity investees is recognized as an adjustment to the carrying amount of the investment.

  (j) Licensing Fee Revenue Recognition

     Under Belgian GAAP, revenue from licensing fees is recognised immediately upon invoicing of customers.

     Under U.S. GAAP, licensing fees are earned as services are delivered and performed over the term of the arrangement or the expected period of performance and generally should be deferred and recognised systematically over the periods that the fees are earned.

     The adjustment to net income and stockholders' equity under U.S. GAAP reflects the deferral and recognition of licensing revenue over the life of the licensing arrangement for the current year.

     The cumulative effect adjustment to net income and shareholders' equity under U.S. GAAP reflects the cumulative adjustment, net of tax effects, related to the deferral and proportionate recognition of licensing revenue upon adoption of SAB 101.

  (k) Earnings Per Share

     Belgian GAAP does not require the presentation of earnings per share (EPS).

     Under U.S. GAAP, basic and diluted earnings per share must be disclosed for companies that file public reports under the U.S. federal securities laws. Basic EPS is calculated as profit available to common shareholders, divided by the weighted average number of shares in issue during the period. To calculate diluted EPS, earnings are adjusted for the after-tax amount of dividends and interest recognized in the period in respect of the dilutive potential ordinary shares and for any other changes in income or expense that would result from the conversion of the dilutive potential ordinary shares. The conversion is deemed to have occurred at the beginning of the period or, if later, the date of the issue of potential ordinary shares.

  (l) Comprehensive Income

     Belgian GAAP does not require the presentation of comprehensive income.

     U.S. GAAP requires disclosure of the components of total comprehensive income in the period in which they are recognized in the financial statements. Comprehensive income is defined as the change in equity (net assets) of a business enterprise arising from transactions and other events and circumstances from non-owner sources. It includes all changes in shareholders' equity during the reporting period except those resulting from investments by owners and distributions to owners.

Revenue Recognition

     Under Belgian GAAP, revenue earned and related cost of sales incurred while acting as an agent may be presented on a gross basis in the statement of income.

     Under U.S. GAAP, revenue and related cost of sales should be presented gross if Europay acts as a principal in the transactions and has the risk and rewards of ownership. Europay acts as an agent on behalf of MasterCard International for the billing and collection of inter-regional transactions with members. Europay

                           EUROPAY INTERNATIONAL S.A.

                                (IN E THOUSANDS)

does not bear the risk and rewards of ownership related to these transactions and therefore revenue and related costs should be reported net under U.S. GAAP. The impact would be a reduction in revenue of E126,606 and E111,925, net of a reduction in MasterCard costs included in services and other goods of E103,868 and E83,172 for the years ended December 31, 2000 and 1999, respectively.

Extraordinary Items

     Items classified as extraordinary under Belgian GAAP do not meet the definition of "extraordinary" under U.S. GAAP and, accordingly, are classified as operating expenses under U.S. GAAP.

Cash Flow Information

     Under Belgian GAAP, a presentation of cash flows is considered voluntary. The statement of cash flows presented in the financial statements has been prepared in accordance with IAS 7. This presentation is acceptable under Belgian GAAP.

     Under U.S. GAAP a statement of cash flows is required to be present in accordance with SFAS No. 95. Interest paid and received and dividends received are shown as operating activity cash flows, while dividends paid are shown as financing cash flows.

     A summary of Europay's operating, investing and financing activities, classified in accordance with U.S. GAAP are as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                2000          1999
                                                              --------    ------------
                                                                          (UNAUDITED)
Net cash provided by operating activities...................   65,234        49,216
Net cash provided by (used in) investing activities.........  (22,321)      (21,720)
Net cash provided by (used in) financing activities.........   35,960       (19,940)
                                                              -------       -------
Net increase in cash and cash equivalents...................   78,873         7,556
Cash and cash equivalents under U.S. GAAP, beginning of
  year......................................................   33,244        25,688
                                                              -------       -------
Cash and cash equivalents under U.S. GAAP, end of year......  112,117        33,244
                                                              =======       =======

Recently Issued Accounting Standards

     United States

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." Europay has reviewed the effect of the implementation of SFAS 133, as amended by SFAS 138 and related implementation guidance. This statement requires Europay to recognize all derivatives in the consolidated balance sheet measuring these derivatives at fair value. The recognition of the change in the fair value of a derivative depends on a number of factors, including the intended use of the derivative and the extent to which it is effective as part of a hedge transaction. SFAS 133 is effective for Europay for the fiscal year commencing January 1, 2001. Europay intends to continue to pursue hedge accounting under SFAS 133.

     Europay estimates that it will record a net-of-tax cumulative-effect-type adjustment of E548 (loss) in earnings to recognize at fair value all derivative instruments that will be designated as cash flow hedging instruments upon adoption of SFAS 133.

                                    PART II:

ITEM 20:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director, officer, employee or an agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprises. That indemnity may be against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

     Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprises, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, that person is fairly and reasonably entitled to be indemnified for these expenses which the Court of Chancery or such other court shall deem proper.

     Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprises, against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against that liability under the provisions of the law.

     Article XII of the registrant's bylaws requires indemnification to the fullest extent permitted under Delaware law of any person who is or was a director, officer, employee or agent of the registrant who is or was involved or threatened to be made so involved in any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer, employee or agent of the registrant or was serving at the request of the registrant as a director, officer, employee or agent of any other enterprise. The registrant has also obtained officer's and directors' liability insurance which insures against liabilities that officers and directors of the registrant in these capacities, may incur.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which include intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law (certain illegal distributions), or (iv) for any transaction from which the director derives an improper personal benefit. Article Tenth of the registrant's certificate of incorporation includes such a provision.

     The foregoing statements are subject to the detailed provisions of Sections 145 and 102(b)(7) of the Delaware Corporation Law and Article XII of the bylaws and Article Tenth of the certificate of incorporation of the registrant.

ITEM 21:  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 EXHIBIT
 NUMBER    EXHIBIT DESCRIPTION
 -------   -------------------
   2.1     Share Exchange and Integration Agreement dated as of
                       , 2001 by and among MasterCard Incorporated,
           MasterCard International Incorporated and Europay
           International S.A.
   2.2     Form of Share Exchange Agreement to be entered among
           MasterCard Incorporated, MasterCard International
           Incorporated and each shareholder of Europay International
           S.A.
   2.3     Agreement and Plan of Merger dated as of             , 2001
           by and among MasterCard International Incorporated,
           MasterCard Incorporated and MasterCard Merger Sub, Inc.
  *2.4     Share Exchange Agreement dated as of             , 2001 to
           be entered among MasterCard Incorporated, MasterCard
           International Incorporated and each shareholder of
           MasterCard/Europay U.K. Limited
  *2.5     Trust Deed dated as of             , 2001 relating to the
           Class B Common Stock of MasterCard Incorporated
   3.1(a)  Amended and Restated Certificate of Incorporation of
           MasterCard Incorporated.
   3.1(b)  Amended and Restated Bylaws of MasterCard Incorporated.
   3.2(a)  Amended and Restated Certificate of Incorporation of
           MasterCard International Incorporated.
   3.2(b)  Amended and Restated Bylaws of MasterCard International
           Incorporated.
  *4       Form of MasterCard International Incorporated Note Purchase
           Agreement, dated as of June 30, 1998, regarding $80,000,000 of 6.67% Subordinated Notes due June 30, 2008.
  *5       Opinion of Simpson Thacher & Bartlett as to the legality of the securities being registered.
  *8       Opinion of Pillsbury Winthrop LLP regarding certain U.S. tax matters.
 *10.1     $1,000,000,000 Credit Agreement, dated as of June 6, 2000, among MasterCard International Incorporated, the several
           lenders, Salomon Smith Barney, as Arranger, and Citibank,
           N.A., as Administrative Agent.
 *10.2     $1,200,000,000 Amended and Restated Credit Agreement, dated as of June 5, 2001, among MasterCard International
           Incorporated, the several lenders, Salomon Smith Barney, as
           Arranger, and Citibank, N.A., as Administrative Agent.
 *10.3     Lease, dated as of August 31, 1999 between MCI O'Fallon 1999
           Trust and MasterCard International Incorporated, relating to
           $149,380,000 7.36% Series A Senior Secured Notes due
           September 1, 2009 of MCI O'Fallon 1999 Trust and up to
           $5,000,000 Series B Senior Secured Notes due September 1,
           2009 of MCI O'Fallon 1999 Trust.
 *10.4     Guarantee, dated as of August 31, 1999, made by MasterCard
           International Incorporated in favor of State Street Bank and
           Trust Company of Missouri, N.A., as Indenture Trustee for
           the Noteholders under the Indenture, dated as of August 31,
           1999 between MCI O'Fallon 1999 Trust and the Indenture
           Trustee.
*+10.5     Agreement, dated as of March 1, 1999, by and among
           MasterCard International Incorporated, Citibank, N.A., et
           al.
*+10.6     Agreement, dated as of July 1, 1999, by and between
           MasterCard International Incorporated and The Chase
           Manhattan Bank.

 EXHIBIT
 NUMBER    EXHIBIT DESCRIPTION
 -------   -------------------
 *10.7     Employment Agreement between MasterCard International
           Incorporated and Robert W. Selander.
 *10.8     MasterCard International Incorporated Executive Incentive
           Plan.
 *10.9     MasterCard International Incorporated Rabbi Trust.
 *10.10    MasterCard International Incorporated Supplemental Executive
           Retirement Plan.
 *10.11    MasterCard International Incorporated Change-in-Control
           Agreement.
 *11       Statement regarding computation of per share earnings.
 *12       Statements regarding computation of ratios.
 *15       Letter regarding unaudited interim financial information.
 *21       List of Subsidiaries of MasterCard Incorporated.
  23.1     Consent of PricewaterhouseCoopers LLP regarding the
           financial statements of MasterCard International.
  23.2     Consent of PricewaterhouseCoopers Reviseurs d'Entreprises
           regarding the financial statements of Europay International.
 *23.3     Consent of Simpson Thacher & Bartlett (contained in Exhibit
           5).
 *23.4     Consent of Pillsbury Winthrop LLP (contained in Exhibit 8).
 *24       Power of Attorney (included on signature page on page II-4).

+ The registrant has applied for confidential treatment of portions of this exhibit. Accordingly, portions have been omitted and filed separately with the Securities and Exchange Commission.

* To be filed by amendment.

ITEM 22:  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred, or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of the form, within one business day of receipt of the request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Purchase, State of New York, on August 14, 2001.

                                          MASTERCARD INCORPORATED

                                          By:    /s/ ROBERT W. SELANDER
                                            ------------------------------------
                                                     ROBERT W. SELANDER
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned, being an officer or director, or both, of MasterCard Incorporated (the "Registrant"), in his capacity as set forth below, hereby constitutes and appoints, Robert W. Selander, Denise K. Fletcher, Noah J. Hanft and Spencer Schwartz, and each of them, his true and lawful attorney and agent, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the Registrant to comply with the Securities Act of 1933, as amended (the "Act"), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Act of the class A and class B common stock of the Registrant (the "Securities"), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below on the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission with respect to such Securities, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462 under the Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED ON AUGUST 14, 2001 BY OR ON BEHALF OF THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED WITH THE REGISTRANT.

                    SIGNATURES                                             TITLE
                    ----------                                             -----
              /s/ ROBERT W. SELANDER                 President and Chief Executive Officer (principal
---------------------------------------------------    executive officer)
                Robert W. Selander

              /s/ DENISE K. FLETCHER                 Executive Vice President and Chief Financial
---------------------------------------------------    Officer (principal financial officer)
                Denise K. Fletcher

               /s/ SPENCER SCHWARTZ                  Senior Vice President and Controller (principal
---------------------------------------------------    accounting officer)
                 Spencer Schwartz

              /s/ WILLIAM F. ALDINGER                Director
---------------------------------------------------
                William F. Aldinger

                    SIGNATURES                                             TITLE
                    ----------                                             -----

                 /s/ HIROSHI ARAI                    Director
---------------------------------------------------
                   Hiroshi Arai

              /s/ DONALD L. BOUDREAU                 Chairman Emeritus
---------------------------------------------------
                Donald L. Boudreau

               /s/ DAVID A. COULTER                  Director
---------------------------------------------------
                 David A. Coulter

              /s/ WILLIAM R.P. DALTON                Director
---------------------------------------------------
                William R.P. Dalton

                                                     Director
---------------------------------------------------
            Augusto M. Escalante Juanes

          /s/ BALDOMERO FALCONES JAQUOTOT            Vice Chairman of the Board; Director
---------------------------------------------------
            Baldomero Falcones Jaquotot

               /s/ JAN A.M. HENDRIKX                 Director
---------------------------------------------------
                 Jan A.M. Hendrikx

               /s/ JEAN-PIERRE LEDRU                 Director
---------------------------------------------------
                 Jean-Pierre Ledru

              /s/ NORMAN C. MCLUSKIE                 Director
---------------------------------------------------
                Norman C. McLuskie

             /s/ JOHN FRANCIS MULCAHY                Director
---------------------------------------------------
               John Francis Mulcahy

               /s/ ROBERT W. PEARCE                  Director
---------------------------------------------------
                 Robert W. Pearce

                /s/ LANCE L. WEAVER                  Chairman of the Board; Director
---------------------------------------------------
                  Lance L. Weaver

             /s/ ROBERT B. WILLUMSTAD                Director
---------------------------------------------------
               Robert B. Willumstad

                /s/ MARK H. WRIGHT                   Director
---------------------------------------------------
                  Mark H. Wright

               /s/ RONALD N. ZEBECK                  Director
---------------------------------------------------
                 Ronald N. Zebeck

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER    EXHIBIT DESCRIPTION
 -------   -------------------
   2.1     Share Exchange and Integration Agreement dated as of
                       , 2001 by and among MasterCard Incorporated,
           MasterCard International Incorporated and Europay
           International S.A.
   2.2     Form of Share Exchange Agreement to be entered among
           MasterCard Incorporated, MasterCard International
           Incorporated and each shareholder of Europay International
           S.A.
   2.3     Agreement and Plan of Merger dated as of             , 2001
           by and among MasterCard International Incorporated,
           MasterCard Incorporated and MasterCard Merger Sub, Inc.
  *2.4     Share Exchange Agreement dated as of             , 2001 to
           be entered among MasterCard Incorporated, MasterCard
           International Incorporated and each shareholder of
           MasterCard/Europay U.K. Limited
  *2.5     Trust Deed dated as of             , 2001 relating to the
           Class B Common Stock of MasterCard Incorporated
   3.1(a)  Amended and Restated Certificate of Incorporation of
           MasterCard Incorporated.
   3.1(b)  Amended and Restated Bylaws of MasterCard Incorporated.
   3.2(a)  Amended and Restated Certificate of Incorporation of
           MasterCard International Incorporated.
   3.2(b)  Amended and Restated Bylaws of MasterCard International
           Incorporated.
  *4       Form of MasterCard International Incorporated Note Purchase
           Agreement, dated as of June 30, 1998, regarding $80,000,000 of 6.67% Subordinated Notes due June 30, 2008.
  *5       Opinion of Simpson Thacher & Bartlett as to the legality of the securities being registered.
  *8       Opinion of Pillsbury Winthrop LLP regarding certain U.S. tax matters.
 *10.1     $1,000,000,000 Credit Agreement, dated as of June 6, 2000, among MasterCard International Incorporated, the several
           lenders, Salomon Smith Barney, as Arranger, and Citibank,
           N.A., as Administrative Agent.
 *10.2     $1,200,000,000 Amended and Restated Credit Agreement, dated as of June 5, 2001, among MasterCard International
           Incorporated, the several lenders, Salomon Smith Barney, as
           Arranger, and Citibank, N.A., as Administrative Agent.
 *10.3     Lease, dated as of August 31, 1999 between MCI O'Fallon 1999
           Trust and MasterCard International Incorporated, relating to
           $149,380,000 7.36% Series A Senior Secured Notes due
           September 1, 2009 of MCI O'Fallon 1999 Trust and up to
           $5,000,000 Series B Senior Secured Notes due September 1,
           2009 of MCI O'Fallon 1999 Trust.
 *10.4     Guarantee, dated as of August 31, 1999, made by MasterCard
           International Incorporated in favor of State Street Bank and
           Trust Company of Missouri, N.A., as Indenture Trustee for
           the Noteholders under the Indenture, dated as of August 31,
           1999 between MCI O'Fallon 1999 Trust and the Indenture
           Trustee.
*+10.5     Agreement, dated as of March 1, 1999, by and among
           MasterCard International Incorporated, Citibank, N.A., et
           al.
*+10.6     Agreement, dated as of July 1, 1999, by and between
           MasterCard International Incorporated and The Chase
           Manhattan Bank.
 *10.7     Employment Agreement between MasterCard International
           Incorporated and Robert W. Selander.
 *10.8     MasterCard International Incorporated Executive Incentive
           Plan.
 *10.9     MasterCard International Incorporated Rabbi Trust.
 *10.10    MasterCard International Incorporated Supplemental Executive
           Retirement Plan.

 EXHIBIT
 NUMBER    EXHIBIT DESCRIPTION
 -------   -------------------
 *10.11    MasterCard International Incorporated Change-in-Control
           Agreement.
 *11       Statement regarding computation of per share earnings.
 *12       Statements regarding computation of ratios.
 *15       Letter regarding unaudited interim financial information.
 *21       List of Subsidiaries of MasterCard Incorporated.
  23.1     Consent of PricewaterhouseCoopers LLP regarding the
           financial statements of MasterCard International.
  23.2     Consent of PricewaterhouseCoopers Reviseurs d'Entreprises
           regarding the financial statements of Europay International.
 *23.3     Consent of Simpson Thacher & Bartlett (contained in Exhibit
           5).
 *23.4     Consent of Pillsbury Winthrop LLP (contained in Exhibit 8).
 *24       Power of Attorney (included on signature page on page II-4).

+ The registrant has applied for confidential treatment of portions of this exhibit. Accordingly, portions have been omitted and filed separately with the Securities and Exchange Commission.

* To be filed by amendment.